UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 2)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12
COLUMBUS ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.0001 per share, of Columbus Acquisition Corp. (“Columbus Common Stock”).

(2)	Aggregate number of securities to which transaction applies: 25,685,786 shares of Columbus Common Stock (pursuant to the Agreement and Plan of Merger, dated as of December 15, 2008, the number of shares is based on the trust value per share, which is the value per share issued in Columbus’s initial public offering of the proceeds held in the Columbus trust account as of two business days prior to closing, which is assumed for this purpose to be $8.02 per share (the trust value per share as of September 30, 2008)).

(3)	Per share price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $7.61 per share (representing the average of the high and low prices for the common stock of Columbus Acquisition Corp. on December 10, 2008).

(4)	Proposed maximum aggregate value of transaction: $238,468,832 (representing the sum of (i) $195,468,832, which is the value of 25,685,786 shares of Columbus Common Stock at $7.61 per share, plus (ii) $43,000,000 in cash).

(5)	Total fee paid: $9,372
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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(2)	Form, Schedule or Registration Statement No.:

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Preliminary Proxy Statement — Subject to Completion, dated February 26, 2009
Columbus Acquisition Corp.
153 E. 53rd Street, 58th Floor
New York, New York 10022
, 2009
Dear Columbus Acquisition Corp. Stockholder:
          We are pleased to announce that the boards of directors of Columbus Acquisition Corp., which we refer to as Columbus, and Integrated Drilling Equipment Company, which we refer to as IDE, have each unanimously approved the acquisition of IDE by Columbus under the terms of an agreement and plan of merger, dated as of December 15, 2008. We are sending you this document to ask for your vote for the approval of the acquisition, as well as for the approval of several related proposals, and to elect a class of directors to the Columbus board of directors.
          Under the merger agreement, IDE will merge with and into IDE Acquisition, LLC, a wholly owned subsidiary of Columbus, and IDE Acquisition, LLC will continue to exist as the surviving entity and wholly owned subsidiary of Columbus. In the merger, all of the outstanding shares of capital stock of IDE will be acquired by Columbus in exchange for:
•	$43 million in cash;

•	shares of Columbus common stock having a value (based on the value per share of the funds held in the Columbus trust account as of the second business day prior to the closing date) of $50 million; and

•	additional shares of Columbus common stock having a value (based on the value per share of the funds held in the Columbus trust account as of the second business day prior to the closing date) of up to $156 million, subject to Columbus equaling or exceeding certain performance targets following the merger and subject to certain adjustments based on the net debt and net working capital of IDE at closing. Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock.
          Upon completion of the merger, Columbus stockholders and warrant and unit holders will continue to own their existing common stock, warrants and units, and we will change our name to “Integrated Drilling Equipment Company”. Immediately following the completion of the merger, the former stockholders of IDE are expected to own between 26.3% and 32.1% of the outstanding shares of Columbus common stock (or between 59.5% and 66.1% if the additional consideration described above is paid in full in shares of Columbus common stock), depending on the number of Columbus stockholders that exercise their right to have their shares converted into cash. Such percentages do not include amounts that may be purchased by IDE stockholders from third parties at or prior to the closing of the merger. Columbus intends to use the cash on its balance sheet following completion of the transaction (after accounting for shareholders that demand a cash conversion of their shares, for taxes owing and for transaction expenses) to finance its operations and grow in the future and provide capital for acquisitions.
          If stockholders do not approve the merger proposal and certain of the other proposals described in the accompanying proxy statement, Columbus will not be able to consummate the merger and, assuming Columbus is not able to consummate another business combination by May 18, 2009, we will be forced to liquidate our assets and the per-share liquidation distribution may be less than the initial public offering price per unit because of the underwriting commissions and expenses related to our initial public offering, our general and administrative expenses and the costs of seeking a business combination.
          Our common stock, warrants and units are listed on the NYSE Alternext US LLC under the symbols BUS, BUS-WS and BUS-U, respectively. On February 19, 2009, the closing prices of our common stock, warrants and units were $7.88, $0.05 and $7.75, respectively. Columbus has agreed to change its trading symbols following closing of the merger to be more representative of the corporate name and business of IDE.
          If you return your proxy card without an indication of how you desire to vote, you will not be eligible to have your shares converted into a pro rata portion of the trust account in which a substantial portion of the net proceeds from our initial public offering are held. If you wish to exercise your cash conversion rights, you must affirmatively vote against the merger proposal and demand that we convert your shares into cash no later than the vote on the merger proposal. In order to convert your shares, you must also present our stock transfer agent with your physical stock certificate at or prior to the annual meeting. See “The Annual Meeting — Conversion Rights” for more specific instructions.
          We encourage you to read this entire proxy statement, including the section entitled “Risk Factors” beginning on page 28.
          Columbus has scheduled an annual meeting of its stockholders to be held at      , at      a.m. Eastern time, on      , 2009 in connection with obtaining the respective votes required to complete the merger and approving certain other matters related thereto. The notice of meeting and proxy card are enclosed with the accompanying proxy statement. The Columbus board of directors unanimously recommends that Columbus stockholders vote “FOR” approval of the merger proposal as well as the other proposals described in the accompanying proxy statement. Your vote is very important. Whether or not you plan to attend the annual meeting of stockholders, please take the time to vote by marking your vote on your proxy card, signing and dating the proxy card, and returning it in the enclosed envelope.
Sincerely,
Andrew Intrater
Chairman of the Board and
Chief Executive Officer
Columbus Acquisition Corp.
          This proxy statement is dated            , 2009 and is first being mailed to Columbus stockholders on or about            , 2009.

Preliminary Proxy Statement — Subject to Completion, dated February 26, 2009
COLUMBUS ACQUISITION CORP.
153 East 53rd Street, 58th Floor
New York, New York 10022
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON            , 2009
TO THE STOCKHOLDERS OF COLUMBUS ACQUISITION CORP.:
          NOTICE IS HEREBY GIVEN that an annual meeting of stockholders of Columbus Acquisition Corp., a Delaware corporation (“Columbus”, “we”, “us” or “our”), relating to the proposed acquisition of all of the issued and outstanding stock of Integrated Drilling Equipment Company, a Delaware corporation (“IDE”), and certain related matters, will be held at            a.m. Eastern time, on      , 2009 at   .
          At the annual meeting, you will be asked to consider and vote upon the following:

(1)	the Merger Proposal — the acquisition of IDE by Columbus pursuant to the Agreement and Plan of Merger, dated as of December 15, 2008, as amended (the “merger agreement”), by and among Columbus, IDE Acquisition, LLC, a wholly owned subsidiary of Columbus (“IDE Acquisition”), IDE, and, for limited purposes, Stephen D. Cope, as escrow representative, pursuant to which IDE will be merged with and into IDE Acquisition, with IDE Acquisition as the surviving entity in the merger (the “merger”), including the issuance of shares of Columbus common stock pursuant to the merger agreement, as more fully described in the accompanying proxy statement (“Proposal 1” or the “Merger Proposal”);

(2)	the First Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus (the “First Certificate of Incorporation Amendment”) to increase the number of authorized shares of Columbus common stock from 39,000,000 to 200,000,000 (“Proposal 2” or the “First Amendment Proposal”);

(3)	the Second Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus (the “Second Certificate of Incorporation Amendment”) to remove certain provisions containing procedural and approval requirements applicable to Columbus prior to the consummation of the merger that will no longer be operative after the consummation of the merger (“Proposal 3” or the “Second Amendment Proposal”);

(4)	the Third Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus (the “Third Certificate of Incorporation Amendment”) to maintain our current classified board structure following the merger (“Proposal 4” or the Third Amendment Proposal”);

(5)	the Fourth Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus (the “Fourth Certificate of Incorporation Amendment”) to change the name of Columbus to “Integrated Drilling Equipment Company” (“Proposal 5” or the “Fourth Amendment Proposal”);

(6)	the Equity and Incentive Plan Proposal — the adoption of the 2009 Equity and Incentive Plan (the “Equity and Incentive Plan”), pursuant to which Columbus may issue up to 10,000,000 shares of Columbus common stock (“Proposal 6” or the “Incentive Plan Proposal”);

(7)	the Director Proposal — to elect two (2) directors to the board of directors of Columbus to hold office until the annual meeting of stockholders in 2012 or until their successors are elected and qualified (“Proposal 7” or the “Director Proposal”);

(8)	the Adjournment Proposal — the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies (“Proposal 8” or the “Adjournment Proposal”); and

(9)	such other business as may properly come before the meeting or any adjournment or postponement thereof.

          These proposals are described in the accompanying proxy statement, which Columbus urges you to read in its entirety before voting.
          The board of directors of Columbus has fixed the close of business on      , 2009 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment thereof. A list of the stockholders as of the Record Date entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten calendar days before the annual meeting at the offices of Columbus, 153 East 53rd Street, 58th Floor, New York, NY 10022, telephone number of (212) 418-9600, Attn: Michael Sloan, and at the time and place of the meeting during the duration of the meeting.
          The Merger Proposal is conditioned upon the approval of the First Amendment Proposal and the Second Amendment Proposal. In the event that either of the First Amendment Proposal or the Second Amendment Proposal does not receive the necessary vote to approve it, then Columbus will not effect the transactions contemplated by the Merger Proposal. Each of the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal and the Incentive Plan Proposal is conditioned upon the approval of the Merger Proposal. In the event that the Merger Proposal does not receive the necessary vote to approve it, then Columbus will not complete any of the transactions identified in the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal or the Incentive Plan Proposal.
          Columbus will not transact any other business at the annual meeting, except for business properly brought before the annual meeting, or any adjournment or postponement thereof, by the board of directors of Columbus.
          Upon completion of the merger, the former stockholders of IDE are expected to own, directly or indirectly, between 26.3% and 32.1% of the outstanding shares of Columbus common stock (or between 59.5% and 66.1% if all of the additional consideration is paid in full in shares of Columbus common stock), depending on the number of Columbus stockholders that exercise their right to have their shares converted into cash. Such percentages do not include amounts that may be purchased by IDE stockholders from third parties at or prior to the closing.
          Your vote is very important. Please sign, date and return your proxy card as soon as possible to make sure that your shares are represented at the annual meeting. If you are a stockholder of record of Columbus common stock, you may also cast your vote in person at the annual meeting. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares.
          Under the requirements of the NYSE Alternext US LLC (“NYSEAlternextUS”) and our amended and restated certificate of incorporation, approval of the Merger Proposal will require: (i) the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting, (ii) the affirmative vote of a majority of the shares of Columbus common stock issued in our initial public offering (“IPO”) that are present and entitled to vote at the annual meeting, and (iii) that fewer than 30% of the shares of Columbus common stock issued in our IPO vote against the Merger Proposal and demand a cash conversion of their shares. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote the shares of common stock owned or acquired by them prior to the IPO, representing an aggregate of approximately 17.9% of the outstanding shares of our common stock, in accordance with the majority of the shares of Columbus common stock voted by our public stockholders.
          The affirmative vote of a majority of Columbus’s issued and outstanding common stock as of the Record Date is required to approve the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal. The affirmative vote of a majority of the shares of Columbus common stock that are present in person or by proxy and entitled to vote at the annual meeting is required to approve the Incentive Plan Proposal and the Adjournment Proposal. The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the Director Proposal.
          Each stockholder of Columbus who holds shares of common stock issued in our IPO or purchased following the IPO in the open market has the right to vote against the Merger Proposal and, at the same time, demand that Columbus convert such stockholder’s shares into cash equal to a pro rata portion of the proceeds in the Columbus trust account, including interest not previously released to us for working capital requirements, as of two business days prior to the proposed consummation of a business combination divided by the number of shares of common stock underlying the units sold in our IPO, which as of December 31, 2008, before amounts to be withdrawn for working capital and taxes, was equal to $8.01 per share (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). If the holders of 4,312,500 or more shares of our common stock, an amount equal to 30% or more of the total number of shares issued in the IPO, vote against the Merger Proposal and elect conversion of their shares into a pro rata portion of the trust account, then we will not be able to consummate the merger.
          YOUR VOTE IS VERY IMPORTANT. WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING OR NOT, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE IN THE ENVELOPE PROVIDED. IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU DESIRE TO VOTE, SINCE IT IS NOT AN AFFIRMATIVE VOTE IN FAVOR OF A RESPECTIVE PROPOSAL, IT: (I) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER PROPOSAL, BUT WILL NOT HAVE THE EFFECT OF CONVERTING YOUR SHARES INTO A PRO RATA PORTION OF THE TRUST ACCOUNT IN WHICH A SUBSTANTIAL PORTION OF THE NET PROCEEDS OF OUR IPO ARE HELD (IN ORDER FOR A STOCKHOLDER TO CONVERT HIS OR HER SHARES, HE OR SHE MUST CAST AN AFFIRMATIVE VOTE AGAINST THE MERGER PROPOSAL AND MAKE AN AFFIRMATIVE ELECTION ON THE PROXY CARD TO CONVERT SUCH SHARES OF COMMON STOCK); (II) WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE FIRST AMENDMENT PROPOSAL, THE SECOND AMENDMENT PROPOSAL, THE THIRD AMENDMENT PROPOSAL, AND THE FOURTH AMENDMENT PROPOSAL; (III) IN THE CASE OF AN ABSTENTION, THE SAME EFFECT AS A VOTE AGAINST THE INCENTIVE PLAN PROPOSAL AND THE ADJOURNMENT PROPOSAL AND, IN THE CASE OF A FAILURE TO VOTE, ASSUMING THE PRESENCE OF A QUORUM, NO EFFECT ON THE OUTCOME OF THE INCENTIVE PLAN PROPOSAL OR THE ADJOURNMENT PROPOSAL; AND (IV) WILL HAVE NO EFFECT ON THE DIRECTOR PROPOSAL.
           SEE THE SECTION ENTITLED “RISK FACTORS” BEGINNING ON PAGE 28 OF THE ACCOMPANYING PROXY STATEMENT FOR A DISCUSSION OF VARIOUS FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH THE MERGER.
          We are soliciting proxies on behalf of the board of directors of Columbus, and we will pay all costs of preparing, assembling and mailing the proxy materials. In addition to mailing out proxy materials, our officers may solicit proxies by telephone or fax, without receiving any additional compensation for their services. We have engaged the services of a professional proxy solicitation agent. We have requested brokers, banks and other fiduciaries to forward proxy materials to the beneficial owners of our common stock.

The Solicitation Agent for the Annual Meeting is:
Morrow & Co., LLC
You may obtain information regarding the Annual Meeting
from the Solicitation Agent as follows:
470 West Avenue — 3rd Floor
Stamford, CT 06902
Banks and Brokerage Firms, please call (203) 658-9400
Stockholders, please call (800) 607-0088
          The board of directors of Columbus unanimously recommends that you vote “FOR” each of the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal, the Incentive Plan Proposal, the Director Proposal and, if necessary, the Adjournment Proposal.

By Order of the Board of Directors,
/s/ Andrew Intrater
Chairman of the Board and
Chief Executive Officer

i

v

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
          The following questions and answers briefly address some commonly asked questions about the merger and the other proposals being voted upon at the annual meeting of the stockholders of Columbus. As used in this proxy statement, “Columbus”, “we,” “us,” or “our” refers to Columbus Acquisition Corp., “IDE Acquisition” refers to IDE Acquisition, LLC, a wholly owned subsidiary of Columbus, and “IDE” refers to Integrated Drilling Equipment Company. In this proxy statement, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information.
Who is Columbus?
          Columbus is a blank check company formed specifically to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with one or more operating businesses that we believe have significant growth potential, and that have, at the time of such business combination, a fair market value of at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s initial public offering (“IPO”) proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
Who is IDE?
          IDE, through its subsidiaries, is an established participant in the business of manufacturing new and refurbishing existing land-based drilling rigs, rig components and rig electrical systems and providing related services to the oil and gas drilling equipment industry on a global basis. The principal customers for IDE’s products and services are land-based drilling contractors in North America, South America, Central America, the Middle East, Africa, Eurasia and Russia. IDE’s product and service lines are organized into two business segments: drilling rig products and services and rig-related electrical products and services.
Why am I receiving this proxy statement?
          Columbus and IDE have agreed to a business combination under the terms of the Agreement and Plan of Merger, dated as of December 15, 2008 (the “merger agreement”), by and among Columbus, IDE Acquisition, IDE, and, for limited purposes, Stephen D. Cope, as escrow representative, pursuant to which Columbus, through a merger of IDE with and into IDE Acquisition, will acquire IDE.
          In order to consummate the merger, a majority of the votes cast by holders of our common stock entitled to vote at the annual meeting, and a majority of the shares of Columbus common stock issued in our IPO that are present and entitled to vote at the meeting, is required to approve the Merger Proposal. Approval of the Merger Proposal also requires that fewer than 30% of the shares of Columbus common stock issued in our IPO vote against the merger and demand to convert their shares into cash equal to a pro rata portion of the trust account established with the proceeds of our IPO.
          Columbus will hold an annual meeting of its stockholders to obtain this approval. This proxy statement contains important information about the proposed merger, the proposed First Certificate of Incorporation Amendment, the proposed Second Certificate of Incorporation Amendment, the proposed Third Certificate of Incorporation Amendment, the proposed Fourth Certificate of Incorporation Amendment, the proposed Equity and Incentive Plan and the proposed election of directors. You should read this proxy statement carefully, including the section entitled “Risk Factors.”
          Your vote is important. We encourage you to vote as soon as possible after carefully reviewing this proxy statement.

What is being voted on at the Columbus annual meeting?
          There are eight proposals on which you are being asked to vote.
          The first proposal is to approve the acquisition of IDE by Columbus pursuant to the merger agreement whereby IDE will be merged with and into IDE Acquisition, with IDE Acquisition as the surviving entity in the merger (the “merger”), including the issuance of shares of Columbus common stock pursuant to the merger agreement, as more fully described in the proxy statement (“Proposal 1” or the “Merger Proposal”); As further described herein, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE, provide total consideration comprised of $43 million in cash and shares of Columbus common stock having a value (based on the Trust Value Per Share, as defined below) of $50 million and additional shares of Columbus common stock having a value (based on the Trust Value Per Share) of up to $156 million, subject to Columbus achieving certain performance targets following the merger and subject to certain adjustments based on the net debt and net working capital of IDE at closing of the transaction. Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (based on the Trust Value Per Share of such shares). The “Trust Value Per Share” is equal to the quotient of (i) the aggregate amount in the Columbus trust account, inclusive of any interest thereon, as of two business days prior to the closing date of the merger, divided by (ii) the number of shares of Columbus common stock issued as part of Columbus’s IPO. We refer to this proposal as the Merger Proposal. See “Agreement and Plan of Merger” beginning on page 82.
          The second proposal is to approve the amendment to the amended and restated certificate of incorporation of Columbus (“First Certificate of Incorporation Amendment”) to increase our authorized shares of common stock from 39,000,000 to 200,000,000 (“Proposal 2” or the “First Amendment Proposal”).
          The third proposal is to approve the amendment to the amended and restated certificate of incorporation of Columbus (the “Second Certificate of Incorporation Amendment”) to remove certain provisions that are specific to blank check companies (“Proposal 3” or the “Second Amendment Proposal”). Article Seventh of the amended and restated certificate of incorporation of Columbus contains restrictions on certain activities of Columbus from the consummation of the IPO until the closing of a business combination, including, restrictions on use of the funds in the trust account, the vote required to consummate a business combination, and the election of stockholders to convert their shares of Columbus into a pro rata portion of the trust account. This proposal is conditioned upon approval of the Merger Proposal.
          The fourth proposal is to approve the amendment to the amended and restated certificate of incorporation of Columbus (the “Third Certificate of Incorporation Amendment”) to maintain our current classified board structure following the merger (“Proposal 4” or the Third Amendment Proposal”).
          The fifth proposal is to approve the amendment to the amended and restated certificate of incorporation of Columbus (the “Fourth Certificate of Incorporation Amendment”) to change our name to “Integrated Drilling Equipment Company” (“Proposal 5” or the “Fourth Amendment Proposal”).
           The sixth proposal is to adopt the 2009 Equity and Incentive Plan (the “Equity and Incentive Plan”), pursuant to which Columbus may issue up to 10,000,000 shares of Columbus common stock (“Proposal 6” or the “Incentive Plan Proposal”).
          The seventh proposal is to elect Columbus’s directors. We have nominated the Class A directors (consisting of Messrs. Rolf Zimmerman and Jason Lustig) for election. Pursuant to the Shareholders’ Agreement, dated as of December 15, 2008 (the “shareholders agreement”), among Columbus, Mr. Cope, as escrow representative, Columbus’s initial stockholders prior to the IPO (the “Founders”) and IDE’s stockholders (the “IDE Shareholders”), upon completion of the merger, the Founders will designate one member to the board of directors of Columbus (the “Founder Director”), the IDE Shareholders will designate two members to the board of directors of Columbus (the “IDE Shareholder Directors”) and four members of the board of directors of Columbus will be “independent” under the rules of the NYSE Alternext US LLC (“NYSEAlternextUS”) (the “Independent Directors”), of which the Founders will designate two members and the IDE Shareholders will designate two members (“Proposal 7” or the “Director Proposal”). Upon completion of the merger, Messrs. Zimmerman and Lustig will resign from the board of directors if they are not designated by the Founders or the IDE Shareholders to serve as directors of Columbus following the merger.
          The eighth proposal is to approve the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the annual meeting, Columbus would not have been authorized to consummate the merger (“Proposal 8” or the “Adjournment Proposal”).
          In the event the Merger Proposal does not receive the necessary vote to approve such proposal, then Columbus will not consummate the other proposals. In the event that either of the First Amendment Proposal or the Second Amendment Proposal does not receive the necessary vote to approve such proposal, then Columbus will not consummate the Merger Proposal.

Why is Columbus proposing the merger?
          We and our affiliates have significant experience in the international oil and gas industry. We are optimistic regarding the long-term secular trends for the development of oil and gas reserves by the world’s largest oil and gas producers and the related need for new drilling rigs and rig refurbishment services. Based on this view, we identified companies that we believe are well positioned to capitalize on these trends within the oil and gas services industry, have significant growth potential, are operated by a superior management team, and that have, at the time of such business combination, a fair market value of at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). In the course of our search for a business combination partner, we were introduced to IDE, a company that our board of directors believes has significant potential for growth and represents an excellent candidate for an acquisition by us in light of, among other things, the attractive markets in which IDE operates, the strong growth prospects of IDE’s business, particularly in the international markets, the access to capital that the transaction will provide to IDE, enabling growth through acquisitions, the experience and expertise of IDE’s management team, and the ability to generate additional business opportunities through the oil and gas contacts and relationships of Columbus and our affiliates and IDE’s relationships in the Middle East. As a result, we believe that the merger with IDE will provide our stockholders with an opportunity to participate in the value creation of a company with an attractive business and strong growth potential.
What vote is required in order to approve the Merger Proposal?
          The approval of the Merger Proposal will require the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting and the affirmative vote of a majority of the shares of Columbus common stock issued in our IPO that are present and entitled to vote at the annual meeting. We issued 12,500,000 units, and an additional 1,875,000 units relating to the full exercise of the underwriters’ over-allotment option as part of our IPO. Each unit consists of one share of Columbus common stock and one warrant to purchase one share of Columbus common stock. In addition, the approval of the Merger Proposal requires that fewer than 30% of the shares of Columbus common stock issued in our IPO (or 4,312,500 shares) vote against the Merger Proposal and demand to convert their shares into their pro rata portion of the cash from the trust account. Abstentions or broker non-votes are counted for the purpose of determining the presence of a quorum, but will have the same effect as vote “against” the Merger Proposal. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote the shares of common stock owned or acquired by them prior to the IPO in accordance with the majority of the shares of Columbus common stock voted by our public stockholders. Adoption of the Merger Proposal is conditioned upon the approval of the First Amendment Proposal and the Second Amendment Proposal.

Will Columbus warrant holders have any voting rights in connection with the annual meeting?
          Our warrant holders are not entitled to voting rights with respect to their warrants at the annual meeting.
Did Columbus’s board of directors obtain any opinions in connection with its approval of the merger agreement?
          Yes. Our board of directors obtained from TM Capital Corp., an established and independent financial advisor (“TM Capital”), (i) an opinion that the fair market value of IDE is in excess of 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO) and (ii) an opinion that the consideration payable by us under the terms of the merger agreement is fair, from a financial point of view. The details of each opinion are described below, under “The Merger Proposal — Opinion of TM Capital.”
What happens if I vote against the Merger Proposal?
          Each stockholder who holds shares of common stock issued in our IPO or purchased following such offering in the open market has the right to vote against the Merger Proposal and, at the same time, demand that we convert such stockholder’s shares into cash equal to a pro rata portion of the trust account. These shares will be converted into cash only if the merger is consummated. Based upon the amount of cash held in the trust account as of December 31, 2008, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, stockholders who vote against the Merger Proposal and demand to convert such stockholder’s shares as described above will be entitled to convert each share of common stock that such stockholder holds into approximately $8.01 per share (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). However, if the holders of 4,312,500 or more shares of common stock issued in the IPO (an amount equal to 30% or more of the total number of shares issued in the IPO) vote against the Merger Proposal and demand conversion of their shares into a pro rata portion of the trust account, then Columbus will not be able to consummate the merger and, assuming Columbus is not able to consummate another business combination by May 18, 2009, stockholders will only receive cash upon the liquidation of Columbus.
          If, following the date of this proxy statement, it is anticipated that the Merger Proposal may not receive sufficient votes at the annual meeting for the merger to be approved, our officers and directors and/or their affiliates (other than Columbus), or IDE or its officers and directors and/or their affiliates, for their own individual accounts and not on behalf of Columbus, may enter into negotiations of one or more transactions with existing stockholders or other third parties that would be designed to incentivize stockholders who have indicated, or are believed to have indicated, an intention to vote against the Merger Proposal to either vote in favor of, or to sell their shares to one or more parties who would vote in favor of, the Merger Proposal. Columbus will not compensate or provide financing or reimbursement to any such persons in connection with such purchases. In this regard, Stephen D. Cope, IDE’s Chairman, Chief Executive Officer, President and Secretary, and certain other IDE shareholders have agreed, upon the request of Columbus to the extent that Columbus, in its sole discretion, determines that the Merger Proposal may not receive sufficient votes at the annual meeting, to purchase shares of Columbus common stock (with the payment for such shares not being required to be made until the consummation of the merger) at or prior to the consummation of the merger through privately negotiated transactions with one or more third parties who are institutions or other sophisticated investors that are identified by Columbus as having voted against or indicated an intention to vote against the Merger Proposal at the annual meeting. Notwithstanding the foregoing, Mr. Cope and certain other IDE shareholders will not be required to purchase shares for proceeds of more than $10,000,000 and $4,500,000, respectively, provided that none of Mr. Cope or such other IDE shareholders will be required to make such purchases if the price per share of any such purchases exceeds the Trust Value Per Share. There can be no certainty that any such transactions would in fact be sought to be negotiated or, if negotiations are commenced, would be consummated. If any such transactions are entered into or consummated by our officers and directors and/or their affiliates, or IDE or its officers and directors and/or their affiliates, the applicable party will promptly disclose such transactions to the extent required by, and in accordance with, applicable law. Any purchases will in all cases be made in compliance with all applicable laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder.
How is management of Columbus voting?
          Our initial stockholders, including all of our directors and officers, who purchased or received shares of common stock prior to our IPO, presently, together with their affiliates, own an aggregate of approximately 17.9% of the outstanding shares of Columbus common stock (an aggregate of 3,125,000 shares). All of these persons have agreed to vote all of these shares which were acquired prior to the IPO in accordance with the vote of the majority of all other voting stockholders on the Merger Proposal. Moreover, all of these persons have indicated that they intend to vote all of their shares which were acquired in or following the IPO in favor of the Merger Proposal. Management will also vote “FOR” proposals 2, 3, 4, 5, 6, 7 and 8.

Why is Columbus proposing the First Amendment to its Certificate of Incorporation?
          At present, Columbus is authorized to issue up to 39,000,000 shares of Columbus common stock. Currently, there are 17,500,000 shares of Columbus common stock outstanding and 19,275,000 shares of Columbus common stock issuable upon the exercise of outstanding warrants and the underwriters’ unit purchase option. In order to have sufficient authorized shares of Columbus common stock to provide for the Columbus common stock issuable pursuant to the merger and the Equity and Incentive Plan and for general corporate purposes, Columbus will need to increase its authorized common stock if the merger is approved.
Why is Columbus proposing the Second Amendment to its Certificate of Incorporation?
          Currently, our amended and restated certificate of incorporation contains provisions specific to blank check companies. Specifically, Articles Sixth and Seventh of the amended and restated certificate of incorporation of Columbus contain provisions that will not be applicable after the consummation of the merger. Article Seventh limits the powers and privileges conferred upon Columbus to dissolving and liquidating in the event a business combination is not consummated on or prior to May 18, 2009. Article Seventh of the amended and restated certificate of incorporation of Columbus contains restrictions on certain activities of Columbus from the consummation of the IPO until the closing of a business combination, including restrictions on use of the funds in the trust account, the vote required to consummate a business combination, and the election of stockholders to convert their shares of Columbus into a pro rata portion of the trust account. Article Sixth provides that the corporate existence of Columbus will terminate on May 18, 2009 and states that an amendment to that article allowing continued corporate existence may only be effective upon the consummation of a business combination. Assuming the merger is consummated, such provisions will no longer be applicable to Columbus, and Columbus will amend its amended certificate of incorporation to extend the corporate life of Columbus beyond May 18, 2009.
Why is Columbus proposing the Third Amendment to its Certificate of Incorporation?
          Our amended and restated certificate of incorporation currently provides that our classified board structure will terminate on the consummation of any business combination. The Third Amendment Proposal, if approved by stockholders, would permit our board of directors to continue to be divided in three classes, with each class elected for staggered three-year terms expiring in successive years, following consummation of the merger. The Columbus board of directors believes that a classified board structure will help to assure the continuity and stability of the board of directors and Columbus’s business strategies and policies as determined by the board of directors, because a majority of the directors at any given time will have prior experience on the board of directors.
Why is Columbus proposing the Fourth Amendment to its Certificate of Incorporation?
          If the merger is consummated, Columbus intends to change its name to “Integrated Drilling Equipment Company,” because it will better reflect Columbus’s operating business upon completion of the merger.
What vote is required in order to approve the First, Second, Third and Fourth Amendment Proposals?
          The Delaware General Corporation Law (“DGCL”) requires that the amendments to the amended and restated certificate of incorporation of Columbus removing the provisions specific to blank check companies, maintaining the classified board structure, increasing the amount of its authorized shares of common stock and changing Columbus’s corporate name must be approved by the holders of a majority of Columbus’s issued and outstanding shares of common stock as of the close of business on       , 2009 (the “Record Date”). Adoption of each of the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal is conditioned upon the approval of the Merger Proposal.
Why is Columbus proposing the Equity and Incentive Plan?
          The Equity and Incentive Plan is designed to attract and retain officers and employees, to encourage the sense of proprietorship of such officers and employees, to stimulate the active interest of such persons in the development and financial success of Columbus following the merger, and to further align the interests of Columbus’s management with the interests of all stockholders of Columbus. These objectives are to be accomplished by making awards under the plan, thereby providing participants with a proprietary interest in Columbus’s growth and performance.

What vote is required in order to approve the Equity and Incentive Plan?
          Approval of the Equity and Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Columbus common stock represented in person or by proxy and entitled to vote at the annual meeting. Assuming the presence of a quorum of more than 50% of the shares of Columbus common stock, the failure to vote will have no effect on the outcome of the vote.
What vote is required in order to approve the Director Proposal?
           The election of directors in the Director Proposal requires the affirmative vote of a plurality of the votes cast on the election of directors. The election of directors in the Director Proposal is not conditioned upon the adoption of any of the other proposals.
What vote is required to adjourn the annual meeting?
           Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Columbus common stock represented in person or by proxy and entitled to vote thereon at the annual meeting.
If I am not going to attend the annual meeting of stockholders in person, should I return my proxy card instead?
          Yes. After carefully reading and considering the information contained in this proxy statement, please complete and sign your proxy card. Then return the enclosed proxy card in the return envelope provided herewith as soon as possible, so that your shares may be represented at the Columbus annual meeting.
What will happen if I abstain from voting or fail to vote at the Columbus annual meeting?
          Columbus will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote, because it is not an affirmative vote in favor of a respective proposal (i) will have the same effect as a vote against the Merger Proposal, but will not have the effect of converting your shares into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Columbus’s IPO are held, unless an affirmative election voting against the Merger Proposal and an affirmative election to convert such shares of common stock is made on the proxy card, (ii) will have the same effect as a vote against the First Amendment Proposal, Second Amendment Proposal, Third Amendment Proposal and Fourth Amendment Proposal, (iii) will, in the case of an abstention, have the same effect as a vote against the Incentive Plan Proposal and the Adjournment Proposal and, in the case of a failure to vote, assuming the presence of a quorum, have no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal and (iv) will have no effect on the outcome of the Director Proposal.
What do I do if I want to revoke or change my vote prior to the Columbus annual meeting?
          If you are a record holder and you wish to change your vote, please send a later-dated signed proxy card to Michael Sloan, our Senior Vice President and Chief Financial Officer, at Columbus prior to the date of the annual meeting or attend the annual meeting and vote in person. You also may revoke your proxy by sending a notice of revocation to Michael Sloan at the address of Columbus’s corporate headquarters, provided such revocation is received prior to the annual meeting. If your shares are held in “street name,” you should contact your broker on how to revoke or change your vote.
If my shares of Columbus are held in “street name” by my broker, will my broker vote my shares for me?
          If your broker holds your shares in its name and you do not give the broker voting instructions, under the applicable stock exchange rules, your broker may not vote your shares on the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal and the Incentive Plan Proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Broker non-votes, if any, are counted for purposes of determining the presence of a quorum and will have the same effect as votes “AGAINST” the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal and the Third Amendment

Proposal, but will not be counted toward the vote total for the Incentive Plan Proposal, the Director Proposal and the Adjournment Proposal.
What will Columbus stockholders receive in the merger?
          If you vote your shares for the Merger Proposal and the merger is completed, you will continue to hold the Columbus securities that you currently own. If the merger is completed but you hold shares of common stock issued in Columbus’s IPO, or purchased following such offering in the open market, and have properly voted your shares against the Merger Proposal and have demanded a cash conversion instead, your Columbus shares will be cancelled and you will receive cash equal to a pro rata portion of the trust account, which, as of December 31, 2008, before amounts to be withdrawn for working capital and taxes, was equal to approximately $8.01 per share (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO).
What will IDE stockholders receive in the merger?
          The consideration issuable to the holders of outstanding IDE capital stock is set forth below under the heading “Proposal 1 — Merger Proposal.”
What percentage of Columbus’s voting interests will existing Columbus stockholders own after the completion of the merger?
          After completion of the merger, through the issuance of Columbus shares to IDE stockholders, Columbus’s existing stockholders’ voting interest, based on basic shares outstanding and exclusive of the additional consideration provisions, will be diluted from 100% to between approximately 73.7% of Columbus’s voting interests, assuming no Columbus stockholders convert their shares into a portion of the trust account, and approximately 67.9% of Columbus’s voting interests, assuming holders of 29.99% of Columbus shares so convert. If all of the additional consideration is earned in full and paid in additional shares of Columbus common stock, Columbus’s existing stockholders voting interest, based on basic shares outstanding and exclusive of the additional consideration provisions, will be diluted from 100% to between approximately 40.5% of Columbus’s voting interests, assuming no Columbus stockholders convert their shares into a portion of the trust account, and approximately 33.9% of Columbus’s voting interests, assuming holders of 29.99% of Columbus shares so convert. The above figures are based on the outstanding common stock of Columbus on December 31, 2008 and assume no IDE stockholders exercise appraisal rights.
How is Columbus paying for the merger?
          Columbus will use its common stock, and a portion of the cash held in the trust account from its IPO, as consideration in the merger, to pay transaction expenses and provide cash on the balance sheet to be used for potential future acquisitions, working capital and other general corporate purposes.
Did any of Columbus’s officers or directors purchase securities in or after its IPO?
          No. However, in light of the current market environment, we believe that our officers and directors and/or their affiliates (other than Columbus), for their own individual accounts and not on behalf of Columbus, may purchase Columbus common stock or warrants in open market purchases or privately negotiated purchases. Columbus will not compensate or provide financing or reimbursement to any such persons in connection with such purchases. Any such purchases will be made during a period when they are not aware of any material nonpublic information regarding Columbus, and in compliance with the insider trading provisions of Columbus’s Insider Trading Policy. Any such purchases will comply with applicable securities laws.

          The reference to current market environment above includes the decline of virtually all major U.S. stock indices, the deterioration of the credit markets and the increased level of redemptions being requested and anticipated from hedge funds in these types of transactions. All of these factors have negatively impacted Columbus’s current and prospective investor base. The purchase of these securities would be made with the intent of voting such shares in favor of the Merger Proposal and other proposals to be presented at the annual meeting.
Do Columbus stockholders have conversion rights? If so, how do they exercise them?
          If you hold shares of common stock issued in our IPO or purchased following such offering in the open market, then you have the right to vote against the Merger Proposal and to demand that we convert your shares of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of our IPO are held. Our initial stockholders will not have such conversion rights with respect to any shares of Columbus common stock owned by them, directly or indirectly, whether included in their initial shares or underlying units purchased by them in Columbus’s IPO or purchased by them following the IPO. These rights to vote against the Merger Proposal and demand conversion of your shares into a pro rata portion of the trust account are sometimes referred to herein as conversion rights. The merger can only be consummated if the other closing conditions are satisfied and holders of fewer than 30% of such shares of Columbus common stock elect to exercise their conversion rights.
          If you wish to exercise your conversion rights, you must vote against the Merger Proposal and, at the same time, properly demand that Columbus convert your shares into cash. If, notwithstanding your vote, the merger is completed, you will be entitled to receive a pro rata share of the trust account in which a substantial portion of the net proceeds of Columbus’s IPO are held, including any interest earned thereon through the date of the annual meeting. Based on the amount of cash held in the trust account as of December 31, 2008, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, you would be entitled to convert each share of common stock that you hold into approximately $8.01 (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). If you exercise your conversion rights, then you will be exchanging your shares of Columbus common stock for cash and will no longer own these shares of common stock. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Columbus’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attention: Mark Zimkind, telephone 212-509-4000. Inquiries regarding conversion may be addressed to Continental Stock Transfer & Trust Company. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then your shares will not be converted to cash, even if you so elected. See “Columbus Annual Meeting — Conversion Rights”.
          If you elect conversion of your shares and later decide that you do not want to convert such shares, your bank or broker must make arrangements with Continental Stock Transfer & Trust Company, at the telephone number stated above, to withdraw the conversion. To be effective, withdrawals of shares previously submitted for conversion must be completed prior to the commencement of the annual meeting.
Do Columbus stockholders have appraisal rights?
          Columbus stockholders do not have appraisal or dissenters rights under the DGCL in connection with the merger.
Do IDE stockholders have appraisal rights?
          Holders of IDE common stock have appraisal rights under the DGCL. Any such holder who has not voted in favor of the merger and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the merger consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the consummation of the merger, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the consummation of the merger into a right to receive the merger consideration. Columbus may terminate the merger agreement in the event that holders of more than 10% of the outstanding IDE shares exercise their appraisal rights. The merger was approved by 100% of the stockholders of IDE, and as a result, the holders of IDE common and preferred stock will not be entitled to exercise appraisal rights. See “Proposal 1 - The Merger Proposal — Appraisal Rights”.
What happens to the funds deposited in the trust account after completion of the merger?
          After consummation of the merger, Columbus stockholders who properly exercise their conversion rights will receive their pro rata portion of the funds in the trust account. The balance of the funds in the trust account will be released to Columbus and used by Columbus to pay the merger consideration to IDE’s shareholders and the expenses Columbus incurred in pursuing its business combination, including costs associated with the merger with any remaining balance to be available to Columbus for working capital and other corporate purposes.
          Andrew Intrater, our Chairman and Chief Executive Officer, has personally agreed that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of our IPO not held in the trust account; however, there is no guarantee that the assets of Mr. Intrater will be sufficient to satisfy our dissolution and/or liquidation expenses.
Who will manage Columbus upon completion of the merger?
          Upon completion of the merger, IDE will be merged with and into IDE Acquisition, a wholly owned subsidiary of Columbus, with IDE Acquisition remaining as the surviving entity. It is anticipated that Columbus will be managed by the following persons:

Name	Position
Stephen D. Cope	Chairman, Chief Executive Officer, President and Secretary of IDE
Stephen Goodland	Chief Financial Officer and Treasurer of IDE
Eric Storm	Senior Vice President of Finance for IDE, IEC Systems, L.P. and Advanced Rig Services, LLC
Richard Dodson	Executive Vice President of Operations & Business Development of IDE
Edward Adams	Vice President of Sales & Marketing of IDE
Michael Pilkinton	President of IEC-Systems, L.P.
Christopher Naquin	President of Advanced Rig Services, LLC
Who will serve as the members of our board of directors upon completion of the merger?
           Pursuant to the shareholders’ agreement, upon completion of the merger, the Founders will designate one Founder Director, the IDE Shareholders will designate two IDE Shareholder Directors, and four members of the board of directors of Columbus will be Independent Directors, of which the Founders will designate two members and the IDE Shareholders will designate two members. It is anticipated that, after the consummation of the merger, Andrew Intrater will serve as the initial Founder Director, and Stephen D. Cope and Stephen Goodland will serve as the initial IDE Shareholder Directors.

          The Founder Director and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s third annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders, one of the Independent Directors designated by IDE and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s second annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders and one of the Independent Directors designated by IDE will be appointed to the class of directors with a term expiring on Columbus’s first annual meeting of stockholders after consummation of the merger.
What will the name of Columbus be after the merger?
          If the Fourth Amendment Proposal is approved and the merger is completed, Columbus will change its name to “Integrated Drilling Equipment Company”.
Where will Columbus’s common stock be listed?
          Columbus common stock, warrants and units are listed on NYSEAlternextUS under the symbols, BUS, BUS-WS and BUS-U, respectively. Upon completion of the merger, we intend to continue listing our common stock, warrants and units on NYSEAlternextUS. However, we must reapply to list our securities on NYSEAlternextUS and must satisfy NYSEAlternextUS’s initial listing requirements, rather than its continued listing requirements. Upon completion of the merger, we have agreed to change our symbols to be more representative of the corporate name and business of IDE. We also have agreed to use our reasonable best efforts to list the common stock to be issued as merger consideration with NYSEAlternextUS.
What happens to Columbus if the merger is not consummated?
          If the merger is not consummated, Columbus’s amended and restated certificate of incorporation will not be amended and restated, and Columbus will continue to search for a business to acquire. Columbus will be liquidated if it does not consummate a business combination by May 18, 2009. Our public stockholders will be entitled to receive funds from the trust account only in the event of the expiration of our corporate existence and our liquidation or if they seek to convert their respective shares into cash upon a business combination that the stockholder voted against and which is completed by us.
By what date must the merger be consummated?
          Pursuant to the terms of the merger agreement, the merger must be consummated no later than May 18, 2009. If the merger is not consummated by such date, either party will have the right to terminate the merger agreement.
When do you expect the merger to be completed?
          Assuming Columbus stockholders approve the merger, it is currently anticipated that the merger will be completed as promptly as practicable following the annual meeting of stockholders.
Who can help answer my questions?
          If you are a Columbus stockholder and have questions about the transactions discussed in this proxy statement, you may call Columbus’s proxy solicitor, Morrow & Co., LLC at (800) 607-0088.

Who will pay for this proxy solicitation?
          Columbus has retained Morrow & Co., LLC to aid in the solicitation of proxies. Morrow & Co., LLC will receive a fee of approximately $25,000, as well as reimbursement for certain costs and out-of-pocket expenses incurred by them in connection with their services, all of which will be paid by Columbus. In addition, officers and directors of Columbus may solicit proxies by mail, telephone, facsimile, and personal interview, for which no additional compensation will be paid, though they may be reimbursed for their out-of-pocket expenses. Columbus will bear the cost of preparing, assembling and mailing the enclosed form of proxy, this proxy statement and other material which may be sent to stockholders in connection with this solicitation. Columbus may reimburse brokerage firms and other nominee holders for their reasonable expenses in sending proxies and proxy material to the beneficial owners of our shares.

SUMMARY
          This summary highlights the material information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement, including the Annexes, and the other documents to which this proxy statement refers you. See “Where You Can Find More Information” on page 198 and “Risk Factors” beginning on page 28.
Merger Proposal — Acquisition of Integrated Drilling Equipment Company
The Parties (Pages 118 and 159)
Columbus Acquisition Corp.
          Columbus is a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition, or other similar business combination, an operating business.
          The principal executive office of Columbus is located at 153 East 53rd Street, 58th Floor, New York, NY 10022.
IDE Acquisition, LLC
          IDE Acquisition, a wholly owned subsidiary of Columbus, was formed by Columbus to enter into the merger agreement with IDE. IDE Acquisition will continue as the surviving entity after the consummation of the merger.
Integrated Drilling Equipment Company
          IDE, through its subsidiaries, is an established participant in the business of manufacturing new and refurbishing existing land-based drilling rigs, rig components and rig electrical systems and providing related services to the oil and gas drilling equipment industry on a global basis. The principal customers for IDE’s products and services are land-based drilling contractors in North America, South America, Central America, the Middle East, Africa, Eurasia and Russia. IDE’s product and service lines are organized into two business segments: drilling rig products and services and rig-related electrical products and services.
          The principal executive office of IDE is located at 18 Augusta Pines Dr., Suite 240, Spring TX 77389, which will be our headquarters after the merger.
The Merger (Page 57)
          The merger agreement provides for the acquisition by Columbus of all of the outstanding capital stock of IDE through the merger of IDE with and into IDE Acquisition, with IDE Acquisition remaining as the surviving entity and a wholly owned subsidiary of Columbus. The merger agreement was executed on December 15, 2008. Following completion of the merger, the business and assets of IDE and its subsidiaries will be Columbus’s only operations.
          Pursuant to the merger agreement, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE:
•	pay $43 million in cash;

•	issue shares of Columbus common stock having a value (based on the Trust Value Per Share) equal to $50 million;

•	issue additional shares of Columbus common stock having a value (based on the Trust Value Per Share) of up to $156 million (the “Earnout Shares”), subject to certain adjustments based on the net debt and net working capital of IDE at closing, divided into two tranches, the first of which will consist of $50 million divided by the Trust Value Per Share of the total Earnout Shares (the “First Tranche”) and the second of which will consist of $106 million divided by the Trust Value Per Share of the total Earnout Shares (the “Second Tranche”) (each, a “Tranche”), subject to the following:
•	if Columbus’s Earnout EBITDA (as defined in the merger agreement) for the year ended December 31, 2009 is equal to or greater than $55,000,000 (the achievement of the foregoing, the “First Target”), then Columbus will issue the First Tranche of the Earnout Shares (the “First Target Shares”);

•	in addition to the foregoing, if Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2009 is greater than $55,000,000, then for every dollar by which such Earnout EBITDA exceeds $55,000,000 up to a maximum of $80,000,000 of such Earnout EBITDA, Columbus shall issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share (the “Additional First Tranche Earnout Shares”);

•	if Columbus’s Earnout EBITDA for the year ended December 31, 2010 is equal to or greater than $78,000,000 (the achievement of the foregoing, the “Second Target”), then Columbus will issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued) (the “Second Target Shares”); and

•	notwithstanding the foregoing, if the First Target is not met and if Columbus has cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010, as calculated above, equal to or greater than $133,000,000, Columbus will issue the First Target Shares, which shares will be allocated among the former holders of IDE preferred stock and IDE common stock as of the effective time.
          Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (using a value per share equal to the Trust Value Per Share).
          Concurrent with the closing of the merger, shares of Columbus common stock having a value of $12,500,000 (based on the Trust Value Per Share) of the shares to be received by IDE stockholders as merger consideration at the closing of the merger will be placed in escrow until ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009 to provide for the payment of any indemnification claims that may be made against IDE stockholders under the merger agreement. Escrowed securities represent the sole recourse for Columbus against IDE and its stockholders for indemnification under the merger agreement.
          The merger agreement is attached hereto as Annex A to this proxy statement. We encourage you to read the merger agreement in its entirety. See “Agreement and Plan of Merger” beginning on page 82.
          On May 23, 2007, we completed our IPO of 12,500,000 units, and an additional 1,875,000 units relating to the full exercise of the underwriters’ over-allotment option. Each unit consists of one share of our common stock and one warrant. Each warrant entitles the holder to purchase one share of our common stock from us at a price of $6.00 commencing on the date that we complete a business combination with an operating company. At the closing of our IPO, we paid $4,600,000 in underwriting discounts and approximately $600,000 for offering-related costs and expenses, and the balance of $3,450,000 of underwriting discounts and commissions was deferred and placed in the trust account. Columbus common stock, warrants and units are listed on NYSEAlternextUS under the symbols BUS, BUS-WS and BUS-U, respectively. If Columbus does not consummate a business combination by May 18, 2009, then Columbus must take all actions necessary to dissolve and liquidate as soon as reasonably practicable.
          Columbus will use the amount currently held in the trust account, approximately $115.1 million as of December 31, 2008, as follows:
•	The Columbus stockholders electing to exercise their conversion rights will receive their pro rata portion of the funds deposited in the trust account; and

•	The remaining funds in the trust account after the distributions described above will be used to fund the acquisition of IDE as well as to pay transaction expenses, the deferred commission payable to the underwriters of Columbus’s IPO and provide cash on the balance sheet to be used for potential future acquisitions, working capital and other general corporate purposes.
Approval by IDE’s Stockholders
           The approval of the merger required the affirmative vote of a majority of the outstanding shares of IDE common stock and IDE preferred stock voting as a single class. The merger was approved by 100% of the shareholders of IDE.
Conversion Rights (Page 54)
          Pursuant to Columbus’s amended and restated certificate of incorporation, as currently in effect, a holder of shares of Columbus common stock issued in the IPO or purchased following such offering in the open market may, if the stockholder votes against the merger, demand that Columbus convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the Merger Proposal. If properly demanded, upon consummation of the merger, Columbus will convert each share of common stock as to which such demand has been made into a pro rata portion of the trust account which consists of approximately $115.1 million as of December 31, 2008. If you exercise your conversion rights, then you will be exchanging your shares of Columbus common stock for cash and will no longer own these shares. Based on the amount of cash held in the trust account as of December 31, 2008, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $8.01 (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Columbus’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attention: Mark Zimkind, telephone 212-509-4000. Inquiries regarding conversion may be addressed to Continental Stock Transfer & Trust Company. If you convert your shares of common stock, you will still have the right to exercise the warrants received as part of the units in accordance with the terms thereof. If the merger is not completed, then these shares will not be converted into cash. If the merger is not completed, then your shares will not be converted to cash, even if you so elected.

          The merger will not be completed if holders of 4,312,500 or more shares of common stock issued in Columbus’s IPO, an amount equal to 30% or more of such shares, vote against the Merger Proposal and exercise their conversion rights.
Shareholders’ Agreement (Page 97)
          Concurrent with the execution of the merger agreement, Columbus, IDE Acquisition, the Founders and substantially all of the IDE Shareholders entered into the shareholders’ agreement. Under the shareholders’ agreement, the IDE stockholders agree not to transfer any shares of Columbus common stock issued to them in the merger and the Founders agree not to transfer any shares of Columbus common stock held by them at the closing of the merger, or received by them upon conversion of their warrants, for a period of one year after the closing of the merger, with certain limited exceptions for private transfers (e.g., to family members and affiliates) if the transferee agrees to be bound by the terms of the lock-up exceptions. In addition, the agreement provides for registration rights for the Founders and IDE Shareholders.
          Pursuant to the shareholders’ agreement, upon the closing of the merger, the Founders will designate one Founder Director, the IDE Shareholders will designate two IDE Shareholder Directors, and four  members of the board of directors of Columbus will be Independent Directors, of which the Founders will designate two members and the IDE Shareholders will designate two members. It is anticipated that after the consummation of the merger Andrew Intrater will serve as the initial Founder Director and Stephen D. Cope and Stephen Goodland will serve as the initial IDE Shareholder Directors.
          The Founder Director and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s third annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders, one of the Independent Directors designated by IDE and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s second annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders and one of the Independent Directors designated by IDE will be appointed to the class of directors with a term expiring on Columbus’s first annual meeting of stockholders after consummation of the merger.
No Appraisal Rights of Columbus Stockholders
          No appraisal rights or dissenters’ rights are available under the DGCL for the stockholders of Columbus in connection with the Merger Proposal.
Appraisal Rights of IDE Stockholders (Page 73)
          Holders of record of IDE capital stock who do not vote in favor of adopting the merger, and who otherwise comply with the applicable provisions of Section 262 of DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL. The merger was approved by 100% of the stockholders of IDE, and as a result, the holders of IDE common and preferred stock will not be entitled to exercise appraisal rights.
Stock Ownership of Columbus (Page 55)
          Columbus Acquisition Holdings LLC (“Columbus Holdings”), an affiliate of Columbus’s officers and directors, purchased shares of common stock prior to Columbus’s IPO, owned an aggregate of approximately 17.9% of the shares of Columbus common stock outstanding on December 31, 2008, and has agreed to vote the shares acquired prior to the public offering in accordance with the affirmative vote of the majority of the shares of Columbus common stock voted by Columbus’s public stockholders on the

Merger Proposal. See “The Annual Meeting — Stock Ownership” beginning on page 55 for a list of stockholders who, as of February 19, 2009, beneficially owned greater than 5% of Columbus’s issued and outstanding common stock, as such amounts and percentages are reflected in the public filing of such stockholder.
Stock Ownership of IDE (Page 188)
          The following table sets forth information regarding the beneficial ownership of the common stock of IDE as of February 19, 2009, by:
•	each person known by IDE to be the beneficial owner of more than 5% of its outstanding shares of common stock;

•	each of IDE’s executive officers and directors; and

•	all of IDE’s executive officers and directors as a group.
          Unless otherwise indicated, IDE believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them or trusts controlled by them. As of February 19, 2009, there were 40,618,906 shares of IDE common stock and 24,371,345 shares of IDE preferred stock issued and outstanding. IDE’s preferred stock and common stock vote together as a single class and are otherwise substantially identical, except with respect to the liquidation preference of the preferred stock.

				Percent of
			Total	Outstanding
			Number	Shares of
		Number of	of Shares of	Common
	Number of	Shares of	Common	Stock and
	Shares of	Preferred	Stock and	Preferred
Name and Address of Beneficial Owner(1)	Common Stock	Stock	Preferred Stock	Stock(2)
Stephen Cope(3)	21,324,925	15,232,091	36,557,016	56.25%
Stephen Goodland(4)	0	0	0	—
Eric Storm(5)	3,115,145	2,225,104	5,340,249	8.22%
Richard Dodson(6)	0	0	0	—
Edward Adams(7)	0	0	0	—
Michael Pilkinton(8)	0	0	0	—
Christopher Naquin(9)	3,582,588	2,558,991	6,141,579	9.45%
Ronald Moreau(10)	4,691,484	3,351,060	8,042,544	12.38%
All directors and executive officers as a group (8 persons)	32,714,142	23,367,246	56,081,388	86.30%

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Integrated Drilling Equipment Company, 18 Augusta Pines, Spring, TX 77389.

(2)	Based on 64,990,251 shares of IDE’s common stock and preferred stock outstanding on December 4, 2008.

(3)	Mr. Cope is the Chairman of IDE’s board of directors and IDE’s Chairman, Chief Executive Officer, President and Secretary. Mr. Cope also is the Chief Executive Officer of IEC and ARS. Includes shares owned by SDC Management, LLC, a Texas limited liability company, which is solely owned by Mr. Cope.

(4)	Mr. Goodland is IDE’s Chief Financial Officer and Treasurer.

(5)	Mr. Storm is the Senior Vice President of Finance of IDE, IEC and ARS.

(6)	Mr. Dodson is Executive Vice President of Operations & Business Development of IDE.

(7)	Mr. Adams is Vice President of Sales & Marketing of IDE.

(8)	Mr. Pilkinton is the President of IEC.

(9)	Mr. Naquin is the President of ARS.

(10)	Mr. Moreau is the Vice President of Sales of IEC.
Interests of Directors and Officers of Columbus in the Merger (Page 74)
          When you consider the recommendation of Columbus’s board of directors that you vote in favor of the Merger Proposal, you should keep in mind that certain of Columbus’s directors and officers have interests in the merger that are different from, or in addition to, your interests as a stockholder.
          Columbus Holdings and certain of our officers and directors own shares of our common stock that were issued prior to our IPO. In August 2006, Columbus Holdings purchased 3,125,000 shares of our common stock. Andrew Intrater, our Chairman and Chief Executive Officer, controls Columbus Holdings in his capacity as its sole managing member. Mr. Intrater, Jason Epstein, Paul F. Lipari and Michael Sloan, each of whom is a member of our management team, as well as Jay M. Haft and Marceau Schlumberger, are each members of Columbus Holdings. Columbus Holdings subsequently transferred 30,000 of these shares to each of Barry J. Rourke, Eric Zachs, Rolf Zimmermann and Jason Lustig, each of whom is a member of our board of directors, and 312,500 of these shares to Michael W. Ernestus, who is also a member of our board of directors and serves as our President. Messrs. Intrater, Epstein, Lipari, Haft and Sloan, through their respective ownership of the Series A membership interests in Columbus Holdings, may be deemed to beneficially own 2,692,500, 437,500, 437,500, 281,250 and 376,111 shares of our common stock, respectively. Columbus Holdings also purchased 3,650,000 warrants on a private placement basis simultaneously with the consummation of our IPO. Columbus Holdings is not able to exercise its insider warrants if investors in our IPO are not able to exercise their warrants. The insider warrants are identical to warrants underlying the units sold in our IPO, except that if we call the warrants for redemption, the insider warrants are exercisable on a cashless basis so long as they are still held by Columbus Holdings. Messrs. Intrater, Epstein, Lipari, Haft and Sloan, through their respective ownership of the Series B membership interests in Columbus Holdings, may be deemed to beneficially own 1,456,350, 653,350, 653,350, 467,200 and 419,750 insider warrants, respectively, and the same number of additional shares of our common stock underlying these insider warrants. Columbus Holdings and our officers and directors have waived their right to receive distributions with respect to their initial shares upon our liquidation if we are unable to consummate a business combination. Accordingly, the common shares acquired prior to our IPO, as well as the insider warrants, and any warrants purchased by our officers or directors in the open market following our IPO, will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. Consequently, our directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in the best interests of all of our stockholders.
          It is anticipated that after the consummation of the merger Andrew Intrater will serve as the initial founder director to the board of directors of Columbus. See “Other Agreements Related to the Merger — Shareholders’ Agreement” beginning on page 97.
          As stated in Columbus’s final prospectus dated May 18, 2007 for its IPO, subject to certain exceptions, no compensation or fees have been paid or will be paid to Columbus’s existing stockholders, officers and directors or to any of their respective affiliates prior to or with respect to the business combination, except for a $7,500 per-month administrative fee and reimbursable out-of-pocket expenses payable to Renova U.S. Management LLC, an affiliate controlled by Andrew Intrater.
Interests of Directors and Officers of IDE in the Merger (Page 75)
          You should understand that some of the current directors and officers of IDE also have interests in the merger that are different from, or in addition to, your interests as a stockholder. In particular, Mr. Cope is expected to become a director of Columbus and Columbus’s Chairman, Chief Executive Officer and President; Stephen Goodland, IDE’s Chief Financial Officer and Treasurer, is expected to become the Chief Financial Officer and Treasurer of Columbus; and Eric Storm, IDE’s Senior Vice President of Finance, is expected to become Columbus’s Senior Vice President of Finance. Each of Messrs. Cope, Goodland and Storm entered into employment agreements with IDE that will, upon the consummation of the merger, become employment agreements with Columbus. These agreements provide for an annual base salary of $450,000, $225,000 and $254,688 for Messrs. Cope, Goodland and Storm, respectively. Additionally, Messrs. Cope, Goodland and Storm will be eligible for an incentive bonus equal to the product of an amount equal to a percentage between 75% and 100% of their base salary and the percentage obtained by dividing the EBITDA achieved by Columbus by the projected EBITDA of Columbus; provided, however, they will not be entitled to a bonus if actual EBITDA is less than 75% of projected EBITDA and the annual bonus cannot exceed 125% of the employee’s base salary. These employees will also be entitled to receive incentive stock options, such options to be granted at an option price equal to the stock price at issuance. The term of the employment agreements are for two years. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 96. In addition, pursuant to the merger agreement, IDE has designated Stephen D. Cope to act as a representative of the stockholders of IDE in connection with certain post-merger obligations. It is possible that potential conflicts of interest may arise with respect to Mr. Cope’s obligations as a director and an executive officer of Columbus following the merger and his interests as representative of the former IDE stockholders and individually as a former IDE stockholder.
          It is anticipated that, after the consummation of the merger, Stephen D. Cope and Stephen Goodland will serve as the initial IDE Shareholder Directors. See “Other Agreements Related to the Merger — Shareholders’ Agreement”.
Conditions to the Completion of the Merger (Page 90)
          The obligations of Columbus, IDE and the stockholders of IDE to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:
•	the absence of any order or injunction preventing consummation of the merger;

•	all waiting periods, if any, applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the “HSR Act”, shall have terminated or expired, and all approvals or consents of a governmental entity which are required to be obtained in connection with the merger shall have been obtained;

•	the receipt of the Columbus stockholder approval, including that fewer than 30% of the shares of Columbus common stock issued in our IPO vote against the merger and properly elect to convert their shares into cash pursuant to their conversion rights; and

•	the board of directors of Columbus shall have determined that the fair market value of IDE immediately prior to the consummation of the merger is at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
          The obligation of Columbus to complete the merger is further subject to the following conditions:

•	certain of IDE’s representations and warranties shall be true and correct in all material respects, in each case both when made and at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date) and all other IDE representations and warranties set forth in the merger agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”, as defined in the merger agreement) at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), except as would not have a Company Material Adverse Effect;

•	IDE must have performed or complied with in all material respects all obligations required to be performed by or complied with it under the terms of the merger agreement;

•	there must not have occurred since the date of the merger agreement any Company Material Adverse Effect;

•	IDE shall have obtained and delivered to Columbus executed counterparts of all necessary consents or similar items necessary for the continuation of any contract, except those consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect;

•	the escrow agreement shall have been executed by the escrow representative and the escrow agent; and the shareholders’ agreement shall been executed by certain parties thereto;

•	the holders of not more than 10% of the outstanding capital stock of IDE shall have exercised or have continuing rights to exercise dissenters’ rights under the DGCL;

•	Columbus shall have received a legal opinion from counsel to IDE in an agreed upon form;

•	employment agreements shall have been executed by Stephen D. Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin in agreed upon forms; and

•	Columbus shall have received acceptable results from the environmental reports performed pursuant to the merger agreement.
The obligation of IDE to complete the merger is further subject to the following conditions:
•	certain of Columbus’s representations and warranties shall be true and correct in all material respects at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), and all other representations and warranties of Columbus shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”, as defined in the merger agreement) at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect;

•	Columbus must have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by it under the terms of the merger agreement;

•	there must not have occurred since the date of the merger agreement any Parent Material Adverse Effect;

•	IDE shall have received a legal opinion from counsel to Columbus in an agreed upon form;

•	Columbus shall have made appropriate arrangements to have funds contained in the trust fund dispersed to Columbus promptly following the closing;

•	each of the escrow agreement and the shareholders agreement shall have been executed by Columbus; and

•	certain individuals shall have been elected to the board of directors of Columbus.
          If permitted under applicable law, either Columbus or IDE may waive conditions for its own benefit and consummate the merger, even though one or more of these conditions have not been met. We cannot assure you that all of the conditions will be satisfied or waived or that the merger will occur. Action by the boards of directors of either party seeking to terminate the merger agreement pursuant to the foregoing provisions will be sufficient authority by the party to take such action.
Termination (Page 93)
          The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger:
•	by mutual written agreement of IDE, Columbus and IDE Acquisition;

•	by either Columbus or IDE if the closing date has not occurred by May 18, 2009;

•	by written notice by Columbus to IDE or by IDE to Columbus, if there shall be any law or injunction that makes illegal, permanently restrains, enjoins or otherwise prohibits consummation of the transaction;

•	by written notice by Columbus to IDE, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of IDE or any of its subsidiaries set forth in the merger agreement, or if any representation or warranty of IDE or any of its subsidiaries set forth in the merger agreement shall have become untrue, in any such case such that the applicable conditions would not be satisfied;

•	by written notice by IDE to Columbus, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Columbus set forth in the merger agreement, or if any representation or warranty of Columbus shall have become untrue, in any such case such that the applicable conditions would not be satisfied;

•	by written notice by IDE to Columbus if the board of directors of Columbus effects a Change in Recommendation (as defined in the merger agreement);

•	by written notice by Columbus to IDE, at any time prior to receipt of Columbus stockholder approval, to accept a Superior Proposal (as defined in the merger agreement), provided that Columbus has provided IDE with not less than three (3) business days’ notice prior to such termination and Columbus has complied in all material respects with the no solicitation provision as described above;

•	by written notice by IDE to Columbus or by written notice by Columbus to IDE, if Columbus stockholder approval is not obtained at the Columbus stockholders’ meeting (as the same may be adjourned or postponed from time to time, but not later than the termination date); or

•	by written notice by Columbus to IDE, if IDE shall have failed to deliver audited financial statements for the year ended December 31, 2008 by February 28, 2009.
Regulatory Matters (Page 80)
          We believe the merger and the transactions contemplated by the merger agreement will not require pre-merger filings pursuant to the HSR Act, or other antitrust or competition law filings, nor any other federal, state or local regulatory filings or approvals, except that there will be filings necessary to effectuate the transactions contemplated by the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal with the Secretary of State of the State of Delaware and filings under the securities laws.
Closing of the Merger (Page 84)
          Subject to the provisions of the merger agreement, the closing of the merger will take place as soon as practicable but no later than two business days after all the conditions described below under “Agreement and Plan of Merger — Conditions to the Completion of the Merger” have been satisfied or waived, unless Columbus and IDE agree to another date.
Fair Market Value of IDE (Page 159)
          The fair market value of IDE was determined by the board of directors of Columbus to be in excess of 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). In reaching such decision, our board considered, among other things, the opinion of TM Capital that the fair market value of IDE is equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
Opinion of TM Capital Corp. (Page 67)
          On December 12, 2008, TM Capital delivered to Columbus’s board of directors its opinion that, as of that date and based upon and subject to the factors, limitations and assumptions described in the opinion, the consideration to be paid by Columbus pursuant to the merger agreement was fair from a financial point of view to the holders of Columbus common stock. TM Capital also delivered its opinion that the fair market value of IDE is equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). See “ Proposal 1 — The Merger Proposal — Opinion of TM Capital.”

Recommendation of Columbus Board of Directors (Page 80)
          After careful consideration, Columbus’s board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Columbus and its stockholders.
          Accordingly, Columbus’s board of directors has unanimously approved and declared advisable the merger agreement, the amendments to the certificate of incorporation and the Equity and Incentive Plan and unanimously recommends that you vote or instruct your vote to be cast “FOR” the approval of the Merger Proposal, “FOR” the approval of the First Amendment Proposal, “FOR” the approval of the Second Amendment Proposal, “FOR” the approval of the Third Amendment Proposal, “FOR” the approval of the Fourth Amendment Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Proposal and, if necessary, “FOR” approval of the Adjournment Proposal.
Material U.S. Federal Income Tax Consequences of the Merger (Page 78)
          A stockholder of Columbus that does not exercise its conversion right is not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the merger.
          If a U.S. holder (as defined below) votes against the merger proposal, properly demands that Columbus convert all its shares of Columbus common stock into a pro rata portion of the trust account and, upon the consummation of the merger, terminates its interest in Columbus in exchange for cash, such U.S. holder will be required to recognize gain or loss upon the exchange of the shares of Columbus common stock for cash. See “The Merger Proposal — Material United States Federal Income Tax Consequences of the Merger” beginning on page 78.
IDE History and Structure
          IDE was organized under the laws of the State of Delaware in January 2008 to acquire the businesses of IEC and ARS, which were affiliated companies in the business of designing, manufacturing, installing and servicing oil and gas drilling equipment.
          On December 1, 2008, each of the owners of Queststar Investments, LLC, a Nevada corporation and the sole owner of ARS (“Queststar”), IEC and Integrated Drilling Equipment, LLC, a Delaware limited liability company (“IDE LLC”), restructured their ownership by contributing all of their equity interests in Queststar, IEC and IDE LLC to Integrated Drilling Equipment Company Holdings, Inc., a Delaware corporation (“IDE Holdings”), or IDE Holdings GP, LLC, a Delaware limited liability company and wholly owned subsidiary of IDE Holdings (“IDE GP”), in exchange for all of the equity of IDE Holdings.
          On December 3, 2008, IDE acquired IDE Holdings by merging a wholly owned subsidiary of IDE with and into IDE Holdings, with IDE Holdings as the surviving entity. As a result of these transactions, IDE Holdings, Queststar, ARS, IEC, IDE LLC and IDE GP became IDE’s direct and indirect wholly owned subsidiaries.
          The following organizational chart illustrates the structure of IDE after giving effect to the restructuring transactions described above.

SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION
          We are providing the following financial information to assist you in your analysis of the financial aspects of the merger. This information is only a summary and should be read in conjunction with each company’s respective management’s discussion and analysis of financial condition and results of operations and historical financial statements and related notes contained elsewhere herein. The historical results included below and elsewhere in this document are not indicative of the future performance of IDE, Columbus or the combined company.
Columbus Selected Historical Financial Data
          The following tables set forth selected historical financial data of Columbus. The information presented below was derived from Columbus’s audited financial statements for the period August 1, 2006 (inception) to December 31, 2006, for the year ended December 31, 2007 and for the year ended December 31, 2008. This information is only a summary. You should read it together with Columbus’s management’s discussion and analysis of financial condition and results of operations and historical financial statements and accompanying notes appearing elsewhere in this proxy statement.

			August 1, 2006	August 1, 2006
	For the year	For the year	(inception) through	(inception) through
Statement of operations information:	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008
Interest income	$2,268,452	$3,434,578	$—	$5,703,030
Expenses	(2,470,422)	(432,000)	(1,453)	(2,903,875)

Net (loss) income before income taxes	(201,970)	3,002,578	—	2,799,155
Provision for income taxes	(171,000)	(1,438,000)	—	(1,609,000)

Net (loss) income	$(372,970)	$1,564,578	(1,453)	$1,190,155

Net (loss) income per share basic and diluted	$(0.02)	$0.13	$(0.00)	$0.09

Weighted average shares outstanding	17,500,000	12,065,068	3,125,000	13,231,975

	As of	As of
Balance sheet information:	December 31, 2008	December 31, 2007
Working capital	$110,039,398	$111,428,368

Total assets	116,431,625	116,713,426

Total liabilities	5,232,227	5,141,058
Common stock, subject to possible conversion	32,979,628	32,979,628

Stockholders’ equity	$78,219,770	$78,592,740

IDE Selected Historical Financial Data
          The following table sets forth selected historical financial data of IDE on a consolidated basis. The information presented below is only a summary. You should read it together with IDE’s management’s discussion and analysis of financial condition and results of operations and historical financial statements and accompanying notes appearing elsewhere in this proxy statement.
IDE

	For the Year Ended
	December 31,
	2008	2007	2006	2005	2004
	(in thousands, except earnings per share data)

Statement of operations data:
Revenues	$177,932	$94,844	$57,255	$16,712	$10,893
Cost of goods sold	135,173	68,208	41,214	10,937	6,938
Gross profit	42,759	26,636	16,041	5,775	3,955
Selling, general and administrative expense	15,204	9,102	8,777	4,888	3,662
Depreciation and amortization expense	625	490	205	21	5
Interest expense	4,638	623	168	25	2
Interest income	(174)	(126)	(44)	—	—
Loss on modification of long-term debt	12,576	—	—	—	—

Income from continuing operations before income taxes	9,890	16,547	6,935	841	286
Income tax (benefit) expense	(5,323)	379	85	—	—
Income (loss) of variable interest entities	—	179	(42)	—	—

Net income	$15,213	$15,989	$6,892	$841	$286

Basic and fully diluted earnings per share from continuing operations	$0.39	$0.42	$0.18	$0.02	$0.01

Basic and fully diluted weighted-average number of common shares outstanding	39,052	38,354	39,221	39,221	39,221

Other data:
Cash flows provided by (used in) operating activities	$12,114	$17,710	$3,806	$656	$178
Cash flows provided by (used in) investing activities	(1,984)	(334)	(3,226)	(222)	(43)
Cash flows provided by (used in) financing activities	(12,224)	(9,553)	1,664	(268)	(14)

Balance sheet data (end of period):
Working capital	$19,126	$10,995	$5,673	$228	$271
Property, equipment and improvements, net	2,574	1,215	4,109	1,088	38
Total assets	70,021	37,237	29,047	8,082	1,006
Long-term debt	36,155	25,493	2,817	670	—
Stockholders’ equity (deficit)	(5,597)	(10,522)	7,001	720	322

Selected Unaudited Pro Forma Condensed Consolidated Financial Information
          The following unaudited pro forma condensed consolidated financial information as of December 31, 2008 and for the year ended December 31, 2008 reflect the historical results of IDE and Columbus, adjusted to give effect to the merger. The summary unaudited pro forma condensed combined financial information set forth below is derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this proxy statement.
           “Maximum Conversion” in the table set forth below assumes that public stockholders owning 29.99% of the shares underlying the units sold in our IPO exercise their right to convert their shares into a pro rata portion of the proceeds held in the Columbus trust account. This represents the maximum number of shares that may be converted into cash if the merger is to be consummated.

	Year Ended
	December 31, 2008
	Assuming	Assuming
	No	Maximum
	Conversion	Conversion
Statement of operations data:
Total revenues	$177,932	$177,932
Operating expenses	153,472	153,472

Income (loss) from operations	24,460	24,460
Interest expense, net	4,638	4,638
Other (income) expense, net	(1,527)	(877)
Loss on modification of long-term debt	12,576	12,576

Income before income taxes	8,773	8,123
Provision for income taxes	(5,472)	(5,700)
Income (loss) of variable interest entities	—	—

Net income	$14,245	$13,823

Pro Forma Earnings Per Share
- Basic	$0.60	$0.71

- Diluted	$0.52	$0.60

	As of
	December 31, 2008
	Assuming	Assuming
	No	Maximum
	Conversion	Conversion
Balance sheet data
Cash	$69,967	$38,505
Total assets	$133,103	$101,641
Current liabilities	$44,377	$44,377
Long-term debt	$32,337	$32,337
Stockholders’ equity	$56,164	$24,702

PER SHARE MARKET PRICE INFORMATION
          Columbus common stock, warrants and units are listed on NYSEAlternextUS under the symbols BUS, BUS-WS and BUS-U, respectively. The closing prices per share of common stock, warrant and unit of Columbus on February 19, 2009 were $7.88, $0.05 and $7.75, respectively. Each unit of Columbus consists of one share of Columbus common stock and one warrant to purchase Columbus common stock. The Columbus warrants will expire at 5:00 p.m., New York City time, on May 18, 2011, or earlier upon redemption. Prior to May 23, 2007, there was no established public trading market for Columbus common stock, warrants or units.
          There is no established public trading market for the securities of IDE.
          The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing prices of Columbus common stock, warrants and units as reported on NYSEAlternextUS since Columbus’s IPO on May 23, 2007.

	Common Stock		Units		Warrants
	High	Low	High	Low	High	Low
YEAR ENDED DECEMBER 31, 2007
Second Quarter (since May 23, 2007)	$7.45	$7.30	$8.27	$8.01	$0.90	$0.80
Third Quarter	$7.61	$7.30	$8.32	$8.00	$0.90	$0.64
Fourth Quarter	$7.50	$7.35	$8.20	$7.93	$0.82	$0.58

YEAR ENDED DECEMBER 31, 2008
First Quarter	$7.58	$7.40	$8.10	$7.71	$0.63	$0.20
Second Quarter	$7.70	$7.48	$8.75	$7.80	$0.44	$0.21
Third Quarter	$7.78	$7.46	$8.13	$7.70	$0.25	$0.15
Fourth Quarter	$7.69	$7.20	$7.60	$7.25	$0.21	$0.04

YEAR ENDED DECEMBER 31, 2009
First Quarter (through February 19, 2009)	$7.88	$7.63	$7.75	$7.75	$0.09	$0.02
          On February 19, 2009, the closing prices of Columbus common stock, warrants and units were $7.88, $0.05 and $7.75 respectively.
          As of February 19, 2009, there were 7 holders of record of Columbus’s common stock, 2 holders of record of Columbus’s warrants and 1 holder of record of Columbus’s units.
          Dividends
          We have not paid any dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues, earnings (if any) capital requirements, and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the merger will be within the discretion of our then board of directors.

RISK FACTORS
          You should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before you decide whether you will vote to approve the Merger Proposal. As Columbus’s operations will include those of IDE upon completion of the merger, a number of the following risk factors relate to the business and operations of IDE.
Risks related to IDE’s Business
IDE has a limited operating history and, therefore, it may be difficult for you to evaluate IDE’s business.
          IDE’s operating history is limited, so it may be difficult for you to evaluate IDE’s business in making a decision on the Merger Proposal.
          IDE was incorporated in January 2008 as a holding company and commenced operations in its current lines of business in December 2008 when it acquired IEC and ARS. IEC is a company that commenced operations through a predecessor company in 1991. ARS is a company that commenced operations in 2005. In addition, IDE’s subsidiaries have been engaged in the manufacture and refurbishment of drilling rigs since only 2006 and their focus has been primarily on rig refurbishment. To date, IDE has constructed 28 rigs, 2 of which were complete rigs and 26 of which were rig refurbishments. IDE is still in the early stages of its development, which makes the evaluation of IDE’s business operations and prospects difficult. IDE is subject to the risks and difficulties frequently encountered by early stage companies. These risks and difficulties, as they apply to IDE in particular, include:
•	potential fluctuations in operating results and uncertain growth rates;

•	limited history of IDE selling fully integrated rig products;

•	concentration of IDE’s revenues in a limited number of predominantly international markets;

•	availability of candidate rigs that require refurbishment;

•	IDE’s dependence on the oil and gas industry for all of its revenue;

•	IDE’s need to manage rapidly expanding operations; and

•	IDE’s need to attract, train and retain qualified personnel.
IDE’s international business exposes it to instability and changes in economic and political conditions and other risks inherent to international business, which could have a material adverse effect on its operations or financial condition.
          IDE has significant international business, with approximately 81%, 41.7% and 12.6% of IDE’s revenues derived from foreign sales in each of 2008, 2007 and 2006, respectively, based on the location to which IDE’s products are shipped or IDE has been informed will be shipped or at which IDE’s services are performed. IDE markets its products and services in all of the significant oil and gas producing areas in the world and is, therefore, subject to the risks customarily attendant to international operations and investments in foreign countries. Risks associated with IDE’s international operations include:

•	volatility in general economic, social and political conditions;

•	terrorist acts, war and civil disturbances;

•	expropriation or nationalization of assets;

•	renegotiation or nullification of existing contracts;

•	foreign taxation, including changes in law or interpretation of existing law;

•	assaults on property or personnel;

•	restrictive action by local governments;

•	foreign and domestic monetary policies;

•	limitations on repatriation of earnings;

•	travel limitations or operational problems caused by public health threats; and

•	changes in currency exchange rates.
          Any of these risks could have an adverse effect on the demand for IDE’s products and services in some locations. To date, IDE has not experienced any significant problems in foreign countries arising from local government actions or political instability, but there is no assurance that such problems will not arise in the future. Interruption of IDE’s international operations could have a material adverse effect on IDE’s overall operations.
IDE does business in international jurisdictions whose regulatory environments and compliance regimes differ from those in the United States. IDE’s business may suffer because its efforts to comply with United States laws and regulations could restrict its ability to do business in international jurisdictions, relative to IDE’s competitors who are not subject to United States laws and regulations.
          IDE’s international business operations include projects in countries where governmental corruption has been known to exist and where IDE’s competitors who are not subject to United States laws and regulations, such as the U.S. Foreign Corrupt Practices Act, can gain competitive advantages over IDE by securing business awards, licenses or other preferential treatment in those jurisdictions using methods that United States law and regulations prohibit IDE from using. For example, IDE’s non-U.S. competitors may not be subject to the anti-bribery restrictions of the U.S. Foreign Corrupt Practices Act, which make it illegal to give anything of value to foreign officials or employees or agents of nationally owned oil companies in order to obtain or retain any business or other advantage. IDE may be subject to competitive disadvantages to the extent that IDE’s competitors are able to secure business, licenses or other preferential treatment by making payments to government officials and others in positions of influence.
          While IDE and its subsidiaries are committed to conducting business in a legal and ethical manner, there is a risk of violating the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption regulations that generally prohibit the making of improper payments to foreign officials for the purpose of obtaining or retaining business. Violations of these laws could result in monetary penalties against IDE or its subsidiaries and could damage IDE’s reputation and, therefore, its ability to do business.

IDE’s inability to deliver its backlog on time could affect its future sales and profitability and its relationships with its customers.
          At December 31, 2008, IDE’s backlog was approximately $35.5 million. The ability to meet customer delivery schedules for this backlog is dependent on a number of factors including, but not limited to:
•	access to the raw materials required for production;

•	an adequately trained and capable workforce;

•	project engineering expertise for certain large projects;

•	sufficient manufacturing plant capacity; and

•	appropriate planning and scheduling of manufacturing and personnel resources.
          IDE’s failure to deliver in accordance with customer expectations may result in damage to existing customer relationships and result in the loss of future business. Failure to deliver backlog in accordance with expectations could negatively impact its financial performance. In addition, the cancellation by IDE’s customers of existing backlog orders, as a result of an economic downturn or otherwise, could adversely affect IDE’s business.
If IDE is not able to manage its anticipated future growth successfully, IDE may not be able to maintain or increase its revenues and profitability, and IDE’s business reputation could be materially adversely affected.
          Managing its growth may be one of IDE’s greatest challenges. Between 2004 and 2008, IDE’s annual revenue increased from $10.9 million to $177.9 million. During this same period, IDE’s total worldwide headcount increased from 48 employees at January 1, 2004 to 462 employees (including contract employees) at February 23, 2009.
          Past and future growth will continue to place significant demands on IDE’s management, financial and accounting systems, information technology systems, real estate and other components of IDE’s infrastructure. To meet IDE’s growth and related demands, IDE continues to invest in enhanced or new systems, including enhancements to its accounting, billing and information technology systems. IDE may acquire or lease additional real estate to increase the number of rigs pads it has available. In addition, IDE may also need to hire additional personnel, particularly in IDE’s sales, marketing, professional services, finance, administrative and information technology groups. IDE’s success will depend in part upon the activities of IDE’s current management team, including IDE’s Chief Executive Officer and IDE’s Chief Financial Officer, to effectively manage this growth and transition to being part of a publicly traded company. IDE’s management will be required to devote considerable time to this process, which will reduce the time its management will have to implement its business and expansion plans.
          If IDE does not correctly anticipate its needs as it grows, if IDE fails to successfully implement its enhanced or new systems and other infrastructure improvements effectively and timely or if IDE encounters delays or unexpected costs in hiring, integrating, training and guiding its new employees, IDE may be unable to maintain or increase its revenues and profitability and its business reputation could be materially adversely affected. Furthermore, if IDE is unable to effectively manage its growth, IDE’s expenses may increase more than expected, its revenues could decline or grow more slowly than expected and IDE may be unable to implement its business strategy.

If IDE does not develop and commercialize new competitive products and expand IDE’s service offerings, IDE’s revenues may decline.
          To remain competitive in the market for oil field products and services, IDE must continue to develop and commercialize new products and expand IDE’s service offerings. If IDE is not able to develop commercially competitive products in a timely manner or expand its service offerings in response to industry demands, IDE’s business and revenues will be adversely affected. IDE’s future ability to develop new products and expand services depends on its ability to:
•	design and commercially produce products that meet the needs of its customers;

•	incorporate and implement services that meet the needs of its customers;

•	expand into new facilities and expand existing infrastructure;

•	successfully market new products and services; and

•	protect its proprietary designs from its competitors.
          IDE may encounter resource constraints or technical or other difficulties that could delay introduction of new products and services. IDE’s competitors may introduce new products and services before IDE does and achieve a competitive advantage. Additionally, the time and expense invested in product development may not result in commercial products or provide revenues. Moreover, IDE may experience operating losses after new products are introduced and commercialized because of high start-up costs, unexpected manufacturing costs or problems, lack of demand, or increased costs, including materials, labor and overhead.
IDE plans to pursue acquisitions and joint ventures that by their nature present risks and that may not be successful.
          Acquisition Strategy. IDE’s growth strategy includes the acquisition of, and formation of joint ventures with, additional manufacturers of drilling rigs, oilfield products and providers of services to the oil and gas industry, both domestically and internationally. IDE’s ability to accomplish its acquisition strategy will depend upon a number of factors, including, among others, its ability to:
•	identify acceptable acquisition and joint venture candidates;

•	consummate the acquisition of or joint venture with such businesses on terms that IDE finds acceptable;

•	retain, hire and train professional management and sales personnel at each such business; and

•	promptly and profitably integrate the acquired business operations into IDE’s then-existing business.
          No assurance can be given that IDE will be successful with respect to such factors or that any acquired operations will be profitable or be successfully integrated into IDE’s then-existing business without substantial costs, delays or other problems. In addition, to the extent that consolidation becomes more prevalent in the oilfield products and services industry, the prices for attractive acquisition candidates may increase. In any event, there can be no assurance that businesses acquired in the future will achieve sales and profitability levels that justify the investments IDE makes therein. Acquisitions also could result in the accumulation of substantial goodwill and intangible assets, which may result in substantial impairment charges that could reduce IDE’s reported earnings.
          Capital Requirements of Acquisitions. Acquiring additional businesses in the oil and gas products and services industries will require additional capital and may have a significant impact on IDE’s financial position. If the merger is completed, IDE may finance future acquisitions by using Columbus common stock for all or a portion of the consideration to be paid. In the event Columbus’s common stock does not maintain sufficient value, or potential acquisition candidates are unwilling to accept Columbus’s common stock as consideration for the sale of their businesses, IDE may be required to utilize more of its cash resources, if available, in order to continue its acquisition program. If IDE does not have sufficient cash resources, IDE’s growth could be limited unless it is able to obtain capital through the issuance of additional debt or the issuance of one or more series or classes of its equity securities, which could have a dilutive effect on its then-outstanding capital stock. IDE does not currently have a line of credit or other lending arrangement with a lending financial institution that can be utilized for acquisitions, and there can be no assurance that IDE will be able to obtain such an arrangement on terms it finds acceptable or sufficient for its needs, if at all, should it determine to do so.
          Environmental Risks Associated with Acquisitions. Although IDE intends to perform a detailed investigation of each business that IDE acquires, there may nevertheless be liabilities that IDE fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which IDE, as a successor owner, may be responsible. IDE will seek to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller that may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amount or duration, the financial limitations of the indemnitor or warrantor, or other reasons.
IDE’s failure to comply with restrictive covenants under their credit facilities could trigger prepayment obligations.
          At December 31, 2008, IDE was in compliance under the credit facility with Prospect Capital Corporation (“Prospect”). IDE’s or its subsidiaries’ failure to comply with the restrictive covenants under its credit facilities in the future could result in an event of default under such facilities, which, if not cured or waived, would give Prospect the right to declare the debt due and payable. If this occurs and IDE or its subsidiaries are forced to refinance their borrowings, IDE’s results of operations and financial condition could be adversely affected by increased debt, costs and interest rates.
IDE may lose money on fixed-price contracts.
          A significant portion of IDE’s business consists of designing, manufacturing, selling and installing equipment for major projects pursuant to competitive bids, and is performed on a fixed-price basis. Under these contracts, IDE is typically responsible for all cost overruns, other than the amount of any cost overruns resulting from requested changes in order specifications. IDE’s actual costs and any gross profit realized on these fixed-price contracts will often vary from the estimated amounts on which these contracts were originally based. This may occur for various reasons, including:
•	errors in estimates or bidding;

•	changes in availability and cost of labor and materials; and

•	variations in productivity from IDE’s original estimates.
          These variations and the risks inherent in IDE’s projects may result in reduced profitability or losses on projects. Depending on the size of a project, variations from estimated contract performance could have a material adverse impact on IDE’s operating results.
IDE may experience fluctuations in its quarterly operating results.
          IDE’s quarterly operating results may fluctuate significantly in the future. Significant annual and quarterly fluctuations in IDE’s results of operations may be caused by, among other factors:
•	the volume of revenues IDE has generated;

•	the timing of IDE’s announcements for the distribution of new products, and any such announcements by IDE’s competitors;

•	the acceptance of the products IDE manufactures and sells in the oil and gas equipment and services marketplace; and

•	general economic conditions.
          There can be no assurance that the level of revenues and profits, if any, achieved by IDE in any particular fiscal period will not be significantly lower than in other, including comparable, fiscal periods. IDE believes quarter-to-quarter comparisons of its revenues and operating results are not necessarily meaningful and should not be relied on as indicators of future performance. Operating expenses are based on management’s expectations of future revenues and are relatively fixed in the short term. IDE plans to increase operating expenses to:
•	expand its product line;

•	expand its sales and marketing operations;

•	increase its services and support capabilities; and

•	improve its operational and financial systems.
          If IDE’s revenues do not increase along with these expenses, IDE’s business could be seriously harmed and net profits, if any, in a given quarter may be smaller than expected. This could cause a reduction in the price of Columbus’s common stock following the merger.
IDE derives a significant portion of its revenues from a small number of customers and a loss of any of its major customers may cause significant declines in IDE’s revenues.
          IDE derives a significant portion of its revenues from a small number of customers, and IDE may be unable to maintain and expand IDE’s current customer relationships. For the years ended 2008, 2007 and 2006, IDE’s four largest customers in each such period represented approximately 75%, 71% and 58% of IDE’s total revenues, respectively, while IDE’s largest customer represented approximately 40%, 53% and 28% of its total revenues, respectively. IDE’s customers that represented 10% or more of IDE’s consolidated revenues were Nabors Industries and Petrex S.A. for 2008; Nabors Industries for 2007; Mountain Drilling Company, Nabors Industries, Inc. and Pioneer Drilling Company for 2006. While IDE expects to expand its client base in the future, in the near term IDE expects it will continue to depend on a relatively small number of customers for a significant portion of its sales volume and revenues. If IDE loses any of its major customers for any reason, including, for example, if IDE’s reputation declines, a customer materially reduces its orders from them, IDE’s relationship with one or more of its major customers deteriorates, or a major customer becomes insolvent or otherwise unable to pay for IDE’s products, IDE’s business and results of operations may be materially and adversely affected.
IDE’s ability to finance its business activities will require it to generate substantial cash flow.
          IDE’s business activities require substantial capital. IDE intends to finance its operations and growth in the future through cash flows from operations (including customer deposits), cash on the balance sheet, proceeds from warrant exercises, the incurrence of additional indebtedness and/or the issuance of additional equity securities. IDE cannot be sure that its business will continue to generate cash flow at or about current levels.
          If IDE is unable to generate sufficient cash to fund its business and service its debt, IDE may have to obtain additional financing through the issuance of debt and/or equity. IDE cannot be sure that any additional financing will be available to it on acceptable terms. Issuing equity securities to satisfy IDE’s financing requirements could cause substantial dilution to IDE’s existing stockholders.
          If IDE’s revenues were to decrease due to lower demand for its products and services as a result of lower oil and nature gas prices or for other reasons, and if IDE could not obtain capital through its revolving credit facility or otherwise, IDE’s ability to operate and grow its business could be materially adversely affected.
IDE has in the past borrowed money to make a one-time distribution, and may in the future borrow money under a new loan facility to fund its operations and growth, which exposes IDE to certain risks that may materially impact its operations.
          As of February 19, 2009, IDE had $35.5 million outstanding under credit facilities with Prospect. The proceeds were used to make a one-time distribution to the members and partners of IEC and ARS and to pay fees and expenses related to closing the loan. This indebtedness matures on November 20, 2012 and is secured and guaranteed by ARS and IEC. The annual cost to service this indebtedness is, based upon current rates, approximately $5.2 million of cash interest costs and approximately $3.8 million of annual required principal repayments. IDE is also required to make certain prepayments of this indebtedness in the event that IDE issues or incurs additional indebtedness or sells specified assets. Unless waived by Prospect, consummation of the merger would be an event of default which would give Prospect the right to declare the debt due and payable. If this is the case, we will finance our activities using cash on our balance sheet and/or seek alternative financing for the combined company. We may also in the future seek to borrow money under a new loan facility to fund our operations and growth. Given the recent credit crisis, there is no assurance that we will be able to obtain such financing, or, if obtained, that the terms of such financing will be as favorable to us.
          IDE’s ability to meet its debt obligations and to reduce its level of debt depends on its future performance, which is affected by general economic conditions and financial, business and other factors. Many of these factors are beyond IDE’s control. IDE’s level of debt affects its operations in several important ways, including the following:
•	a significant portion of IDE’s cash flow from operations must be used to pay interest on borrowings and is therefore not available to re-invest in IDE’s business;

•	the covenants contained in the agreements governing IDE’s debt limit its ability to borrow additional funds, pay dividends, make capital expenditures, dispose of assets and issue shares of preferred stock and otherwise may affect IDE’s flexibility in planning for, and reacting to, changes in business conditions;

•	a high level of debt may impair IDE’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate or other purposes;

•	a highly-leveraged financial position would make IDE more vulnerable to economic downturns and could limit its ability to withstand competitive pressures; and

•	any debt that IDE incurs under its term credit facility will be at variable rates, which makes it vulnerable to increases in interest rates.
IDE may be required to recognize a charge against current earnings because of percentage-of-completion accounting.
          Revenues and profits on long-term project contracts are recognized on a percentage-of-completion method based on the ratio of costs incurred to the total estimated costs. Accordingly, purchase order price and cost estimates are reviewed periodically as the work progresses, and adjustments proportionate to the percentage complete are reflected in the period when such estimates are revised. To the extent that these adjustments result in a reduction or elimination of previously reported profits, IDE would have to recognize a charge against current earnings, which could be significant depending on the size of the project or the adjustment.
IDE’s businesses and IDE’s customers’ businesses are subject to environmental laws and regulations that may increase IDE’s costs, limit the demand for IDE’s products and services or restrict IDE’s operations.
          IDE’s operations and the operations of IDE’s customers are also subject to federal, state and local and foreign laws and regulations relating to the protection of the environment. These environmental laws and regulations affect the products and services IDE designs, markets and sells, as well as the facilities where IDE manufactures its products. In addition, environmental laws and regulations could limit IDE’s customers’ exploration and production activities. IDE is required to invest financial and managerial resources to comply with environmental laws and regulations and anticipates that it will continue to be required to do so in the future. These laws and regulations change frequently, which makes it impossible for IDE to predict its cost or impact on its future operations. The modification of existing laws or regulations or the adoption of new laws or regulations imposing more stringent environmental restrictions could adversely affect IDE’s operations.
          These laws may provide for “strict liability” for damages to natural resources or threats to public health and safety, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties, and criminal prosecution. Some environmental laws and regulations provide for joint and several strict liability for remediation of spills and releases of hazardous substances. In addition, IDE may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances, as well as damage to natural resources. These laws and regulations also may expose IDE to liability for the conduct of or conditions caused by others, or for IDE’s acts that were in compliance with all applicable laws and regulations at the time such acts were performed. Any of these laws and regulations could result in claims, fines or expenditures that could be material to IDE’s earnings, financial condition or cash flow.
Uninsured or underinsured claims or litigation or an increase in IDE’s insurance premiums could adversely impact IDE’s results.
          IDE maintains insurance to cover potential claims and losses, including claims for personal injury or death resulting from the use of IDE’s products. IDE carries comprehensive insurance, including business interruption insurance, subject to deductibles, at levels IDE believes are sufficient to cover existing and future claims. It is possible an unexpected judgment could be rendered against IDE in cases in which IDE could be uninsured or underinsured and beyond the amounts IDE currently has reserved or anticipate incurring. Significant increases in the cost of insurance and more restrictive coverage may have an adverse impact on IDE’s results of operations. In addition, IDE may not be able to maintain adequate insurance coverage at rates IDE believes are reasonable.
IDE could be subject to substantial liability claims that could harm its financial condition.
          IDE’s operations involve hazardous activities that involve an extraordinarily high degree of risk. Hazardous operations are subject to accidents resulting in personal injury and the loss of life or property, environmental mishaps and mechanical failures, and litigation arising from such events may result in IDE being named a defendant in lawsuits asserting large claims. IDE may be held liable in certain circumstances, including if IDE fails to exercise reasonable care in connection with its activities, and IDE may also be liable for injuries to agents, employees and contractors who are acting within the course and scope of their duties. IDE currently maintains liability insurance coverage with aggregate policy limits that IDE believes to be adequate for its operations. However:

•	IDE may not be able to continue to obtain insurance on commercially reasonable terms;

•	IDE may be faced with types of liabilities that will not be covered by IDE’s insurance, such as damages from environmental contamination; and

•	the dollar amount of any liabilities may exceed IDE’s policy limits.
          A successful claim for which IDE is not fully insured could have a material adverse effect on IDE. No assurance can be given that IDE will not be subject to future claims in excess of the amount of insurance coverage that IDE deems appropriate to maintain.
IDE may be faced with product liability claims.
          Most of IDE’s products are used in hazardous drilling and production applications in which an accident or a failure of a product can cause personal injury, loss of life, damage to property, equipment or the environment or suspension of operations. Despite IDE’s quality assurance measures, defects may occur in IDE’s products. Any defects could give rise to liability for damages, including consequential damages, and could impair the market’s acceptance of IDE’s products. IDE generally attempts to contractually disclaim responsibility for consequential damages, but IDE’s disclaimers may not be effective. IDE carries product liability insurance as a part of IDE’s commercial general liability coverage of $2 million per occurrence with a $5 million general aggregate annual limit. Additional coverage may also be available under IDE’s umbrella policy. IDE’s insurance may not adequately cover IDE’s costs arising from defects in IDE’s products or otherwise.
The loss of the services or one or more of IDE’s executive officers or key employees could harm IDE’s business. IDE is a small and rapidly-growing company that relies upon a few key employees to ensure its business operates efficiently.
          IDE’s success will be dependent to a significant degree upon the business expertise and continued contributions of IDE’s senior management team, including in particular the efforts of Stephen Cope, IDE’s Chairman, Chief Executive Officer, President and Secretary. Because IDE is a small and rapidly growing company, IDE believes the loss of key personnel would be more disruptive to it than it would be to a large, multinational manufacturer. While IDE currently has employment agreements with its senior executives, many of its employees could with little or no prior notice, voluntarily terminate their employment with IDE at any time. IDE does not maintain key person life insurance on the life of any of its employees. The loss of the services of Mr. Cope or any of IDE’s other senior officers, or an inability to attract and retain other qualified personnel, may adversely affect IDE’s business and prospects.
          In addition, IDE’s senior management team may not be able to successfully manage IDE’s company as it grows larger. If they are unable to handle these increased responsibilities and IDE is unable to identify, hire and integrate new personnel, IDE’s business, results of operations and financial condition would suffer. Even if IDE is able to identify new personnel, the integration of new personnel into IDE’s business will inevitably occur over an extended period of time. During that time, the lack of sufficient senior management personnel would cause IDE’s results of operations to suffer.
Being a public company could place a strain on IDE’s management.
          The requirements associated with being part of a public company could place a strain on IDE’s senior management team. IDE may hire additional persons to assist with investor relations, or outsource this function, either of which will increase Columbus’s costs. Further, management’s attention may be diverted from other business concerns, which could adversely affect Columbus’s business. IDE has made, and will continue to make, changes to IDE’s corporate governance standards, disclosure controls and financial reporting and accounting systems to meet its reporting obligations. However, the measures IDE takes may not be sufficient to satisfy Columbus’s obligations as a public company. Any failure to provide reliable financial reports or prevent fraud would harm Columbus’s business and operating results and cause Columbus to fail to meet Columbus’s reporting obligations which would cause Columbus’s stock price to suffer.
Risks Relating to IDE’s Industry
Recent worldwide financial and credit crisis could have a negative effect on our operating results and financial condition.
          Recent events have paralyzed credit markets and resulted in a significant downturn in the global banking industry. Most economists foresee a slow and uncertain recovery of credit markets, and an emerging global recession. A slowdown in worldwide economic activity has reduced demand for energy and resulted in lower oil and natural gas prices. Any prolonged reduction in oil and natural gas prices may reduce oil and natural gas drilling and production activity from certain customers and may result in a corresponding decline from these customers in the demand for IDE’s products and services, which could adversely impact IDE’s operating results and financial condition.
          Furthermore, many of IDE’s customers and competitors who rely on the credit markets may not have access to financing for their oil and natural gas drilling and production activity. If the recent crisis reduces the availability of credit to certain of IDE’s customers, they may reduce their drilling and production expenditures, thereby decreasing demand for IDE’s products and services. Any such reduction in spending by IDE’s customers could adversely impact IDE’s operating results and financial condition.
Demand for IDE’s products and services depends on oil and natural gas industry activity and expenditure levels that are directly affected by trends in oil and natural gas prices.
          Demand for IDE’s products and services is particularly sensitive to the level of exploration, development and production activity of, and the corresponding capital spending by, oil and natural gas companies, including national oil companies. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of, and demand for, oil and natural gas, market uncertainty and speculation, and a variety of other factors that are beyond IDE’s control. The equity, credit and commodity markets have seen significant volality in 2008 and early 2009. The price of West Texas Intermediate (“WTI”) crude oil has fluctuated from a high of $145 per barrel in July 2008 to a low of about $35 per barrel in February 2009. Since mid-2008, the natural gas markets have been similarly volatile. While the Henry Hub spot price for liquefied natural gas averaged $8.79 per mmBtu in 2008, the developing recession in the latter part of 2008 led to lower industrial demand for natural gas in the developed economies, which adversely affected pricing, particularly in the fourth quarter of 2008 and to date in 2009. At February 24, 2009, the Henry Hub spot price had fallen to $4.24 per mmBtu. The price of oil and gas may continue to fluctuate in the near- and long-term. Any prolonged reduction in oil and natural gas prices may depress the immediate levels of exploration, development and production activity. Perceptions of longer-term lower oil and natural gas prices by oil and gas companies may result in the reduction or deferral of major expenditures given the long-term nature of many large-scale development projects. Lower levels of activity may result in a corresponding decline in the demand for IDE’s products and services that could have a material adverse effect on IDE’s revenue and profitability. Many factors affect the supply and demand for oil and natural gas and therefore influence the demand for IDE’s products and services, including:
•	the level of production;

•	the levels of oil and natural gas inventories;

•	domestic and worldwide demand for oil and natural gas;

•	the expected cost of developing new reserves;

•	the actual cost of finding and producing oil and natural gas;

•	the availability of attractive oil and gas field prospects, which may be affected by governmental actions and regulations or environmental activists;

•	the availability of transportation infrastructure and refining capacity;

•	the level of drilling activity;

•	global weather conditions and natural disasters;

•	worldwide political, military and economic conditions and economic activity, including growth in underdeveloped countries;

•	national government political objectives, including the ability of the Organization of Petroleum Exporting Countries (OPEC) to set and maintain production levels and prices for oil;

•	the cost and timing of the development of alternate energy sources; and

•	tax policies.
          If demand for drilling services or drilling rig utilization rates decrease significantly, demand for IDE’s products and services may decrease, which could affect IDE’s result of operations.
The oil and gas industry is undergoing continuing consolidation that may impact IDE’s results of operations.
          The oil and gas industry is rapidly consolidating and, as a result, some of IDE’s largest customers have consolidated and are using their size and purchasing power to seek economies of scale and pricing concessions. This consolidation may result in reduced capital spending by some of IDE’s customers or the acquisition of one or more of IDE’s primary customers, which may lead to decreased demand for IDE’s products and services. IDE cannot assure you that it will be able to maintain its level of sales to a customer that has consolidated or replace that revenue with increased business activity with other customers. As a result, the acquisition of one or more of IDE’s primary customers may have a significant negative impact on IDE’s results of operations or IDE’s financial condition. IDE is unable to predict what effect consolidations in the industry may have on price, capital spending by its customers, its selling strategies, its competitive position, its ability to retain customers or its ability to negotiate favorable agreements with its customers.
IDE must successfully compete for the services of highly-trained technical or trade personnel.
          Many of the services that IDE provides are complex and require a high level of expertise and often must be performed in harsh conditions. IDE’s success depends in part upon its ability to employ and retain technical personnel with the ability to produce and enhance these services. In addition, IDE’s ability to expand IDE’s operations depends in part on IDE’s ability to increase IDE’s skilled labor force. The demand for skilled workers in IDE’s industry is high and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of IDE’s skilled labor force, increases in the wage rates that IDE must pay, or both. If these events were to occur, IDE’s cost structure could increase, IDE’s margins could decrease, and IDE’s growth potential could be impaired.

The intense competition in IDE’s industry could result in IDE’s reduced profitability and loss of market share.
          In all of IDE’s business segments, IDE competes with the energy industry’s largest equipment and service providers, including, in particular, National Oilwell Varco, which is by far the largest manufacturer in the industry and has reported revenues in 2007 of nearly $10 billion. Some of these companies have substantially greater financial resources and larger operations than IDE does. In addition, some of these companies may be better able to compete because of their broader geographic dispersion or their product and service diversity. As a result, IDE could lose customers and market share to those competitors. These companies may also be better positioned than IDE is to successfully endure downturns in the energy industry. IDE’s operations may be adversely affected if IDE’s current competitors or new market entrants introduce new products or services with better prices, features, performance or other competitive characteristics than IDE’s products and services. Competitive pressures or other factors also may result in significant price competition that could harm IDE’s revenue and IDE’s business. Additionally, IDE may face competition in its efforts to acquire other businesses.
The high cost or unavailability of materials, equipment, supplies and personnel could adversely affect IDE’s ability to execute IDE’s operations on a timely basis.
          IDE’s manufacturing operations are dependent on having sufficient raw materials, component parts and manufacturing capacity available to meet its manufacturing plans at a reasonable cost while minimizing inventories. IDE’s ability to effectively manage its manufacturing operations and meet these goals can have an impact on IDE’s business, including IDE’s ability to meet its manufacturing plans and revenue goals, control costs and avoid shortages of raw materials and component parts. Raw materials, component parts and equipment of particular concern include steel, copper, engine generator sets, drill pipe and electronic components. A lack of manufacturing capacity could result in increased backlog, which may limit IDE’s ability to respond to short lead-time orders or opportunities.
          People are a key resource to developing, manufacturing and delivering IDE’s products and services to IDE’s customers around the world. IDE’s ability to manage the recruiting, training and retention of the highly-skilled workforce required by IDE’s plans and to manage the associated costs could impact IDE’s business. A well-trained, motivated work force has a positive impact on IDE’s ability to attract and retain business. Rapid growth presents a challenge to IDE and its industry to recruit, train and retain its employees while managing the impact of wage inflation and potential lack of available qualified labor in its market. Labor-related actions, including strikes, work slowdowns and facility occupations, can also have a negative impact on IDE’s business.
IDE depends on third-party suppliers for timely deliveries of raw materials at a reasonable cost, and IDE’s results of operations could be adversely affected if IDE is unable to obtain adequate supplies in a timely manner.
          IDE’s manufacturing operations depend upon obtaining adequate supplies of raw materials from third parties. The ability of these third parties to deliver raw materials may be affected by events beyond IDE’s control. Any interruption in the supply or increase in the prices of raw materials needed to manufacture IDE’s products could adversely affect IDE’s business, results of operations and reputation with its customers. Fluctuations in commodity prices may affect IDE’s margins and its earnings.
If IDE’s arrangements with its suppliers were to be adversely affected, its equipment sales and parts and service businesses may suffer.
          IDE currently depends on a limited number of suppliers for certain important components for its products. IDE’s purchases from most of these suppliers are not made pursuant to long-term contracts and its arrangements with these suppliers may be terminated, in the case of certain arrangements, upon certain notifications and, otherwise, upon the occurrence of certain events, many of which may be beyond IDE’s control. The loss of any of these suppliers could have a material adverse effect on IDE’s business, financial condition and results of operations.
          IDE’s business may be adversely affected by severe weather.
          IDE’s operations are located in Houston, Texas and are directly affected by seasonal differences in weather due to hurricanes and other storms prevalent in the region. Repercussions of severe weather conditions may include:
•	evacuation of personnel and curtailment of services;

•	weather-related conditions resulting in suspension of operations;

•	weather-related damage to IDE’s facilities;

•	increase in insurance cost and reduction in its availability;

•	inability to receive or delays in receiving required equipment or materials at IDE’s facilities; and

•	loss of productivity.
Risks Related to the Merger
If 30% or more of the holders of Columbus’s common stock issued in its initial public offering decide to vote against the proposed acquisition, Columbus may be forced to liquidate, stockholders may receive less than $8.01 per share and the warrants will expire worthless.
          Under the terms of Columbus’s amended and restated certificate of incorporation, if 30% or more of the shares issued in Columbus’s IPO decide to vote against the proposed merger and demand to convert their shares to cash, Columbus cannot close the merger with IDE and may ultimately be forced to liquidate. While Columbus would continue to search to acquire another operating company, if it does not consummate a business combination by May 18, 2009, it will be forced to liquidate. Our public stockholders will be entitled to receive funds from the trust account only in the event of the expiration of our corporate existence and our liquidation or if they seek to convert their respective shares into cash upon a business combination that the stockholder voted against and which is completed by us. If Columbus is forced to liquidate its assets, the per-share liquidation will be the amount deposited in the trust account at the time of the IPO, plus interest accrued thereon, less any amounts released for working capital or other expense requirements, until the date of any liquidation. As of December 31, 2008, before remaining amounts to be withdrawn for working capital and taxes, there was approximately $8.01 per share (which does not take into account our warrants or any shares of stock acquired by our initial stockholders at or prior to our IPO) in the trust account. Furthermore, there will be no distribution with respect to Columbus’s outstanding warrants and, accordingly, the warrants will expire worthless.

Columbus’s working capital could be reduced, and Columbus stockholders could own less than 67.9 % of our outstanding common stock (or 33.9% if the additional consideration is paid in full in shares of Columbus common stock), if Columbus stockholders exercise their right to convert their shares into cash.
          Pursuant to Columbus’s amended and restated certificate of incorporation, holders of shares issued in Columbus’s IPO may vote against the merger and demand that Columbus convert their shares into cash. Columbus and IDE will not consummate the merger if holders of 30% or more of the shares of common stock issued in Columbus’s IPO exercise these conversion rights. To the extent the merger is consummated and holders of less than 30% of Columbus’s common stock issued in its IPO have demanded to convert their shares, there will be a corresponding reduction in the amount of funds available to Columbus following the merger and a reduction in the aggregate percentage of Columbus that is owned by Columbus’s stockholders after the merger. Additionally, if holders demand to convert their shares, there may be a corresponding reduction in the value of each share of common stock held in Columbus. As of December 31, 2008, assuming the Merger Proposal is adopted, the maximum amount of funds that could be disbursed to Columbus’s stockholders upon the exercise of their conversion rights is approximately $34.5 million, or approximately 29.99% of the funds currently held in trust after accounting for taxes owing and Columbus’s working capital draw. Assuming no Columbus stockholders convert their shares into a portion of the trust account and as a result no funds are disbursed to Columbus stockholders, the percentage of our common stock that would be owned by Columbus stockholders will be approximately 73.7% excluding any potential issuance based on 2009 or 2010 performance targets. If the maximum amount of funds are disbursed, the percentage of Columbus’s common stock that will be owned by Columbus stockholders who do not exercise their conversion right will be approximately 67.9% excluding any potential issuance based on 2009 or 2010 performance targets.
A substantial number of Columbus’s shares will become eligible for future resale in the public market after the merger which could result in dilution and an adverse effect on the market price of those shares.
          If the merger is consummated, warrants to purchase 18,650,000 shares of common stock issued in connection with Columbus’s IPO will become exercisable on the date the merger is consummated, as described under “Description of Columbus Securities — Warrants.” Additionally, 3,125,000 shares of Columbus common stock purchased by stockholders prior to Columbus’s initial public offering will be held in escrow until the first anniversary of the consummation of the merger, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Moreover, shares having a value of $12,500,000 (based on a value per share equal to the Trust Value Per Share) of the Columbus common shares to be received by IDE stockholders as merger consideration at the closing of the merger will be will be held in escrow until two business days following ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Consequently, at various times after completion of the merger, a substantial number of additional shares of Columbus common stock will be eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of such shares and of the warrants.
Columbus’s existing stockholders will incur immediate and substantial dilution of their ownership and voting interests upon completion of the merger.
          After completion of the merger through the issuance of additional shares of Columbus common stock to the stockholders of IDE, Columbus’s existing stockholders’ voting interest will be diluted from 100% to approximately 73.7% of our voting interests assuming maximum approval (or 40.5% if all of the additional consideration is paid in full in additional shares of Columbus common stock), and approximately 67.9% of our voting interests assuming minimum approval (or 33.9% if all of the additional consideration is paid in full in additional shares of Columbus common stock).
If the merger’s benefits do not meet the expectations of financial or industry analysts, the market price of Columbus’s common stock may decline.
          The market price of Columbus’s common stock may decline as a result of the merger if:
•	Columbus does not achieve the perceived benefits of the merger as rapidly, or to the extent anticipated by, financial or industry analysts; or

•	the effect of the merger on Columbus’s financial results is not consistent with the expectations of financial or industry analysts.
          Accordingly, investors may experience a loss as a result of a decline in the market price of Columbus’s common stock. In addition, a decline in the market price of Columbus’s common stock could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
If you do not vote your shares at the Columbus annual meeting or give instructions to your broker to vote or abstain from voting you will not be eligible to convert your shares of Columbus common stock into cash and receive a portion of the trust account upon consummation of the merger.
          Pursuant to Columbus’s amended and restated certificate of incorporation, a holder of shares of Columbus’s common stock issued in its IPO may, if the stockholder votes against the merger, demand that Columbus convert such shares into cash. This demand must be made on the proxy card at the same time that the stockholder votes against the Merger Proposal. If so demanded, Columbus will convert each share of common stock into a pro rata portion of the trust account in which a substantial portion of the net proceeds of Columbus’s IPO are held, plus interest earned thereon to the extent not released to cover working capital expenses. If you exercise your conversion rights, then you will be exchanging your shares of Columbus common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Columbus’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attention: Mark Zimkind, telephone 212-509-4000. Inquiries regarding conversion may be addressed to Continental Stock Transfer & Trust Company. If the merger is not completed, then these shares will not be converted into cash and Columbus will need to liquidate if it does not consummate a business combination by May 18, 2009. Shares that are not voted or are broker “non-voted” or where the stockholder abstains from voting shall not in any event be eligible to be converted into cash upon completion of the merger.
Failure to complete the merger could negatively impact the market price of Columbus’s common stock and may make it more difficult for Columbus to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, causing investors to experience a loss of their investment.
          If the merger is not completed for any reason, Columbus may be subject to a number of material risks, including:
•	the market price of Columbus’s common stock may substantially decline;

•	costs related to the merger, such as legal and accounting fees and certain costs related to the fairness opinion, must be paid even if the merger is not completed; and

•	charges will be made against earnings for transaction-related expenses, which could be higher than expected.
          Such decreased market price and added costs and charges of the failed merger, together with the history of failure in consummating a merger, may make it more difficult for Columbus to attract another acquisition candidate, resulting, ultimately, in the disbursement of the trust proceeds, which may result in investors experiencing a loss of their investment.
In connection with the merger, Columbus will be required to submit a new listing application to NYSEAlternextUS, which will subject it to NYSEAlternextUS’s initial listing requirements. Columbus’s securities may also be delisted from trading on its exchange, which could limit investors’ ability to effect transactions in our securities and subject us to additional trading restrictions.
          Columbus’s securities are listed on NYSEAlternextUS, a national securities exchange. We cannot guarantee that our securities will continue to be listed on NYSEAlternextUS in the future. In addition, in connection with the merger, Columbus will be required to file a new listing application and satisfy NYSEAlternextUS’s initial listing requirements, as opposed to its more lenient continued listing requirements. We cannot guarantee that Columbus will be able to meet those initial listing requirements at the time of the closing of the merger.
          If NYSEAlternextUS delists our securities from trading in the future, we could face significant material adverse consequences, including:
•	a limited availability of market quotations for our securities;

•	determination that our common stock is a “penny stock,” which would require brokers trading in our common stock to adhere to more stringent rules and possibly resulting in a reduced level of trading activity in the secondary trading market for our common stock;

•	more limited amount of news and analyst coverage for us;

•	decreased ability to issue additional securities or obtain additional financing in the future; and

•	decreased ability of our security holders to sell their securities in certain states.
If Columbus does not consummate the merger with IDE and it is unable to consummate any business combination by May 18, 2009, and is forced to dissolve and liquidate, payments from the trust account to Columbus’s public stockholders may be delayed.
          If Columbus does not consummate the business combination with IDE and it does not consummate a business combination by May 18, 2009, Columbus will dissolve and liquidate.
          Columbus currently expects that the costs associated with the implementation and completion of the plan of dissolution and liquidation would not be more than approximately $50,000. Andrew Intrater has personally agreed that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of our IPO not held in the trust account; however, there is no guarantee that the assets of Mr. Intrater will be sufficient to satisfy our dissolution and/or liquidation expenses.

          Columbus’s amended and restated certificate of incorporation also provides that our corporate existence will cease on May 18, 2009 except for the purposes of winding up our affairs and liquidating pursuant to Section 278 of the DGCL. This has the same effect as if the Columbus board of directors and stockholders had formally voted to approve our dissolution pursuant to Section 275 of the DGCL. Accordingly, limiting our corporate existence to a specified date as permitted by Section 102(b)(5) of the DGCL removes the necessity to comply with the formal procedures set forth in Section 275 (which would have required our stockholders to formally vote to approve our dissolution and liquidation). We view this provision terminating our corporate life by May 18, 2009 as an obligation to our stockholders.
          Accordingly, the foregoing procedures may result in substantial delays in our liquidation and the distribution to public stockholders of the funds in the trust account and any remaining net assets as part of the plan of dissolution and liquidation. In addition, even though our amended and restated certificate of incorporation requires Columbus’s corporate existence to cease on May 18, 2009, the liquidation and dissolution will occur after May 18, 2009.
Columbus may not be able to identify and consummate an acquisition with another company prior to May 18, 2009.
           If Columbus does not consummate a business combination by May 18, 2009, it will be forced to dissolve and liquidate. If the merger with IDE is not consummated, Columbus will attempt to identify and consummate another business combination, but given the limited amount of time available, the possibilities of finding and consummating another business combination prior to May 18, 2009 are limited.
Columbus stockholders may be held liable for claims by third parties against it to the extent of distributions received by them.
          If Columbus is unable to complete the merger with IDE and it does not consummate a business combination by May 18, 2009, Columbus will promptly adopt a plan of dissolution and initiate procedures for a dissolution and liquidation. Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. If we complied with certain procedures set forth in Section 280 of the DGCL intended to ensure that we make reasonable provision for all claims against us, including a 60-day notice period during which any third-party claims can be brought against us, a 90-day period during which we may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of a stockholder with respect to a liquidating distribution would be limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to make liquidating distributions to our stockholders as soon as reasonably possible after dissolution and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them in a dissolution and any such liability of our stockholders will likely extend beyond the third anniversary of such dissolution. Accordingly, we cannot assure you that third parties will not seek to recover from our public stockholders amounts owed to them by us.
          Andrew Intrater has personally agreed that, if we liquidate prior to the consummation of a business combination, he will be personally liable to pay debts and obligations to target businesses or vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us in excess of the net proceeds of our IPO not held in the trust account; however, there is no guarantee that the assets of Mr. Intrater will be sufficient to satisfy our dissolution and/or liquidation expenses. Despite this agreement by Mr. Intrater, the amounts in trust could be reduced by claims by Columbus’s directors and officers for indemnification under the amended and restated certificate of incorporation and their indemnification agreements with Columbus.
          Additionally, if Columbus is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against it which is not dismissed, any distributions received by stockholders in the dissolution could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by the stockholders in the dissolution.
Escrowed securities represent the sole recourse for Columbus against IDE and its stockholders for indemnification under the merger agreement.
           Except in the case of fraud, willful misrepresentation, or intentional breach, the escrowed securities represent the sole recourse for Columbus against IDE and its stockholders for indemnification under the merger agreement. As a result, it is possible that Columbus may not be fully indemnified for the losses that it may incur in respect of breaches by IDE or other items that are subject to indemnification under the merger agreement.

If third parties bring claims against us or if IDE has breached any of its representations, warranties or covenants set forth in the merger agreement, we may not be adequately indemnified for any losses arising therefrom.
          Shares having a value of $12,500,000 (based on a value per share equal to the Trust Value Per Share) of the shares of Columbus common stock to be received by IDE stockholders as merger consideration at the closing of the merger will be placed in escrow to secure the indemnity obligations of IDE under the merger agreement. The merger agreement provides that IDE stockholders will indemnify Columbus for losses arising from:
•	an inaccuracy or breach of its representations and warranties;

•	the non-fulfillment or breach of any covenant or agreement by IDE;

•	certain pre-closing taxes of IDE and its subsidiaries and taxes of other persons for which IDE or its subsidiaries may be liable under tax law, as a transferee or successor, by contact or otherwise;

•	certain taxes of IDE, Columbus or their respective subsidiaries resulting from a failure of the merger and certain other transactions to qualify for tax-free treatment; and

•	any amounts paid pursuant to any judgment or settlement entered in connection with certain pre-existing litigation.
          Such indemnification is limited to the aggregate amount of the value of the escrow in excess of specified thresholds and deductibles. In addition, the survival period for any claims under the merger agreement is ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009 and we will have no indemnification for claims arising after ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009.
Certain officers and directors of IDE and Columbus may have different interests in the merger than the Columbus stockholders.
          Columbus’s board of directors considered the fact that certain officers and directors of IDE and Columbus may have interests in the merger that are different from, or are in addition to, the interests of Columbus stockholders generally, including the matters described under “Interests of Directors and Officers of Columbus in the Merger” above. However, this fact would exist with respect to a merger with any target company.
          The purchases of common stock by Columbus’s officers and directors and/or their affiliates (other than Columbus), or IDE or its officers and directors and/or their affiliates, for their own individual accounts and not on behalf of Columbus, could impact the stockholder vote in favor of the Merger Proposal. Columbus will not compensate or provide financing or reimbursement to any such persons in connection with such purchases. In open market purchases, Columbus’s officers and directors and/or their affiliates (other than Columbus), or IDE or its officers and directors and/or their affiliates, may be purchasing common stock from stockholders who (unknown to such purchasers) may have otherwise voted against the Merger Proposal. In private transactions with large block holders, Columbus’s officers and directors and/or their affiliates (other than Columbus), or IDE or its officers and directors and/or their affiliates, may be purchasing common stock from stockholders who may have intended to vote against the Merger Proposal. Further, these block holders may, together, own more than 30% of the outstanding shares of Columbus common stock issued in the IPO or open market shares. Accordingly, such purchases, if made, may make it more likely – but not assured – that: (i) a majority of shares will be voted in favor of the Merger Proposal, and (ii) that the 30% threshold of stockholders that must exercise their conversion rights in order to defeat the Merger Proposal and cause the liquidation of Columbus would not be reached.

Risks Relating to Owning Columbus Securities
We may issue additional equity securities which may dilute your interest in us.
          In order to expand our business, we may consider offering and issuing additional equity-linked securities. Holders of our securities may experience a dilution in the net tangible book value per share held by them if this occurs. The number of shares that we may issue for cash without shareholder approval will be limited by the rules of the exchange on which our securities are listed. However, there are generally exceptions which allow companies to issue a limited number of equity securities which would dilute your ownership.
The value of our common stock, warrants and units may be adversely affected by market volatility.
          Even if an active trading market develops, the market price of our shares, warrants and units may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our shares, warrants and units may fluctuate and cause significant price variations to occur. If the market prices of our shares, warrants and units decline significantly, you may be unable to resell your shares, warrants and units at or above your purchase price, if at all. We cannot assure you that the market price of our shares, warrants and units will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our shares, warrants and units or result in fluctuations in the price or trading volume of our shares and warrants include:
•	variations in our quarterly operating results or dividends;

•	failure to meet analysts’ earnings estimates or failure to meet, or the lowering of, our own earnings guidance;

•	departure of key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

•	changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market and economic conditions.
Failure of our internal control over financial reporting could harm its business and financial results.
          Following the merger, we are obligated to establish and maintain adequate internal control over financial reporting. Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of financial reporting in accordance with generally accepted accounting principles (“GAAP”). Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect Columbus’s transactions and dispositions of assets, providing reasonable assurance that transactions are recorded as necessary for preparation of the financial statements in accordance with GAAP, providing reasonable assurance that receipts and expenditures of Columbus’s are made only in accordance with management authorization and providing reasonable assurance that unauthorized acquisition, use or disposition of Columbus’s assets that could have a material effect on the financial statements would be prevented or detected on a timely basis. IDE’s growth and entry into new markets will place significant additional pressure on its system of internal control over financial reporting. Any failure to maintain an effective system of internal control over financial reporting could limit Columbus’s ability to report financial results accurately and timely or to detect and prevent fraud, which in turn would harm its business and financial results.
An impairment of goodwill could reduce Columbus’s earnings.
          Columbus may record goodwill on its consolidated balance sheet to the extent it consummates acquisitions after the merger. Goodwill is recorded when the purchase price of a business exceeds the fair market value of the tangible and separately measurable intangible net assets. GAAP requires Columbus to test goodwill for impairment on an annual basis or when events or circumstances occur indicating that goodwill might be impaired. If Columbus were to determine that any of its remaining balance of goodwill was impaired, Columbus would record an immediate charge to earnings with a corresponding reduction in stockholders’ equity and increase in balance sheet leverage as measured by debt to total capitalization.
We may choose to redeem our outstanding warrants at a time that is disadvantageous to warrant holders.
          Redemption of the warrants could force the warrant holders (i) to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants, or (iii) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants. We expect most purchasers of warrants will hold their securities through one or more intermediaries and consequently you may not receive notice directly from us that the warrants are being redeemed. If you fail to receive notice of redemption from a third party and your warrants are redeemed for nominal value, you will not have recourse to Columbus.
Persons who were stockholders prior to our initial public offering, including our officers and directors, control a substantial interest in us and thus may influence certain actions requiring stockholder vote.
          Persons who were stockholders prior to our initial public offering (including all of our officers and directors) collectively own 3,125,000 shares of our common stock, representing an aggregate of approximately 17.9% of the outstanding shares of Columbus common stock. Our officers and directors, or their designees, also purchased $3,650,000 of warrants directly from us concurrently with the closing of the initial public offering at a price per warrant of $1.00. The purchase of the founder warrants, together with any other acquisitions of our shares (or warrants which are subsequently exercised), could allow the persons who were stockholders prior to the initial public offering to influence the outcome of matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions after completion of the merger. These warrants cannot be sold until after consummation of the merger; however, they may be able to transfer such warrants in certain limited circumstances such as by will in the event of their death, but the transferees receiving such warrants will be subject to the same sale restrictions imposed on our officers and directors and their designees.
The founding director warrants are non-redeemable provided they are held by the initial purchasers or their permitted transferees, which could provide such purchasers the ability to realize a larger gain than our public warrant holders.
          The warrants held by our public warrant holders may be called for redemption at any time after the warrants become exercisable in whole and not in part, at a price of $0.01 per warrant upon 90 days’

notice after the warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given to warrant holders.
          As a result of the founding director warrants not being subject to the redemption features that the publicly-held warrants are subject to, holders of the founding director warrants, or their permitted transferees, could realize a larger gain than holders of publicly-held warrants.
The NYSEAlternextUS may delist our securities from trading on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.
          Columbus common stock and warrants are listed on the NYSEAlternextUS, a national securities exchange. On February 10, 2009, we received notification from the NYSEAlternextUS that we did not hold an annual meeting of stockholders during 2008 in accordance with Section 704 of the NYSEAlternextUS Company Guide (“Section 704”). The NYSEAlternextUS has requested us to submit a plan of compliance by March 10, 2009 (the “Plan”) in order for us to be in compliance with Section 704 by August 11, 2009. We intend to submit a Plan advising the NYSEAlternextUS that the upcoming meeting of stockholders to vote on the merger will also serve as our annual meeting of stockholders, at which a class of directors will be subject to election. If this Plan is accepted by the NYSEAlternextUS, we expect that we will be able to continue our listing on the Exchange. If this Plan is not accepted, we could be subject to delisting. We cannot assure you that our securities will continue to be listed on the NYSEAlternextUS in the future. If the NYSEAlternextUS delists our securities from trading on its exchange and we are unable to list our securities on another exchange, or to have them quoted on NASDAQ, our securities could be quoted on the OTC Bulletin Board or “pink sheets”. As a result, investors could face significant material adverse consequences including but not limited to the following:
•	a limited availability of market quotations for our securities;

•	a determination that Columbus common stock is a “penny stock” which will require brokers trading in Columbus common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market;

•	a limited amount of news coverage;

•	a limited amount of financial analyst coverage;

•	a decreased ability to obtain new financing or issue new securities on favorable terms in the future; and/or

•	a decreased ability to issue additional securities or obtain additional financing in the future.
          The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since we are listed on the NYSEAlternextUS, our securities are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate a company if there is a suspicion of fraud. If there is a finding of fraudulent activity the states may regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies generally, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states.

FORWARD-LOOKING STATEMENTS
          We believe that some of the information in this proxy statement constitutes forward-looking statements. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. You should read statements that contain these words carefully because they:
•	discuss future expectations;

•	contain projections of future results of operations or financial condition; and

•	state other “forward-looking” information.
          Columbus believes it is important to communicate its expectations to its stockholders. However, there may be events in the future that Columbus is not able to accurately predict or over which Columbus has no control. The risk factors and cautionary language discussed in this proxy statement provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Columbus in its forward-looking statements, including among other things:
•	changing interpretations of GAAP;

•	the general volatility of the market price of our securities;

•	the availability of qualified personnel;

•	the ability of Columbus to consummate the merger and related transactions within the expected timeframe;

•	changes in interest rates or the debt securities markets;

•	outcomes of government reviews, inquiries, investigations and related litigation;

•	continued compliance with government regulations;

•	legislation or regulatory environments, requirements or changes adversely affecting the businesses in which IDE is engaged;

•	statements about industry trends;

•	general economic conditions; and

•	geopolitical events and regulatory changes.
          You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement.
          All forward-looking statements included herein attributable to Columbus, IDE or any person acting on either party’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Columbus undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

          Before you grant your proxy or instruct how your vote should be cast or vote you should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this proxy statement could have a material adverse effect on Columbus or IDE upon completion of the merger.

THE ANNUAL MEETING
The Columbus Annual Meeting
          Columbus is furnishing this proxy statement to you as part of the solicitation of proxies by the Columbus board of directors for use at the Columbus annual meeting of stockholders in connection with the approval of the Merger Proposal, First Amendment Proposal, Second Amendment Proposal, Third Amendment Proposal, Fourth Amendment Proposal, Incentive Plan Proposal, Director Proposal and Adjournment Proposal. This proxy statement provides you with the information you need to be able to vote or instruct your vote to be cast at the Columbus annual meeting.
Date, Time and Place
          Columbus has scheduled a special meeting of its stockholders to be held at , at      a.m. Eastern Time, on     , 2009 in connection with obtaining the respective votes required to complete the merger and approving certain other matters related thereto.
Purpose of the Annual Meeting
          At the annual meeting, the holders of Columbus common stock are being asked to consider and vote upon the following proposals:
(1)	the Merger Proposal — the acquisition of IDE by Columbus pursuant to the merger agreement, whereby IDE will be merged with and into IDE Acquisition, with IDE Acquisition as the surviving entity in the merger, including the issuance of shares of Columbus common stock pursuant to the merger agreement, as more fully described in the accompanying proxy statement;

(2)	the First Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus to increase the number of authorized shares of Columbus common stock from 39,000,000 to 200,000,000;

(3)	the Second Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus to remove certain provisions containing procedural and approval requirements applicable to Columbus prior to the consummation of the merger that will no longer be operative after the consummation of the merger;

(4)	the Third Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus to maintain our current classified board structure following the merger;

(5)	the Fourth Amendment Proposal — the amendment to the amended and restated certificate of incorporation of Columbus to change the name of Columbus to “Integrated Drilling Equipment Company”;

(6)	the Incentive Plan Proposal — the adoption of the Equity and Incentive Plan, pursuant to which Columbus may issue up to 10,000,000 shares of Columbus common stock;

(7)	the Director Proposal — the election of directors to the Columbus board of directors to hold office until the annual meeting of stockholders in 2012 or until their successors are elected and qualify;

(8)	the Adjournment Proposal — the adjournment of the annual meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies; and

(9)	such other business as may properly come before the meeting or any adjournment or postponement thereof.

          The Columbus board of directors:
•	has unanimously determined that the merger agreement, the amendments to the certificate of incorporation and the Equity and Incentive Plan are fair to, and in the best interests of, Columbus and its stockholders;

•	has determined that the fair market value of IDE is equal to or greater than 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO);

•	has unanimously approved and declared advisable the merger agreement, the amendments to the certificate of incorporation and the approval of the Equity and Incentive Plan; and

•	unanimously recommends that the holders of Columbus common stock vote or instruct their vote to be cast “FOR” the approval of the Merger Proposal, “FOR” the approval of the First Amendment Proposal, “FOR” the approval of the Second Amendment Proposal, “FOR” the approval of the Third Amendment Proposal, “FOR” the approval of the Fourth Amendment Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Proposal and if necessary, “FOR” the approval of the Adjournment Proposal.

Record Date; Who is Entitled to Vote
          The Record Date for the annual meeting is      , 2009. Record holders of Columbus common stock at the close of business on the Record Date are entitled to vote or have their votes cast at the annual meeting. On the Record Date, there were            outstanding shares of Columbus common stock. Each share of Columbus common stock is entitled to one vote per share at the annual meeting. Any shares of Columbus common stock purchased prior to the IPO by our initial stockholders will be voted in accordance with the majority of the shares of Columbus common stock voted by our public stockholders at the annual meeting. The holders of common stock acquired in Columbus’s public offering or afterwards are free to vote such shares as they see fit. Columbus’s issued and outstanding units and warrants do not have voting rights and record holders of Columbus units and warrants will not be entitled to vote at the annual meeting.
Quorum
          The presence, in person or by proxy, of a majority of the issued and outstanding shares of Columbus common stock entitled to vote constitutes a quorum at the Columbus annual meeting. Abstentions and broker “non-votes” will be counted as present for purposes of determining if there is a quorum present.
Voting Your Shares
          Each share of Columbus common stock that you own entitles you to one vote.
          There are two ways to vote your shares of Columbus common stock at the annual meeting:

•	You can vote by signing and returning the enclosed proxy card. If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card, but do not give instructions on how to vote your shares, your shares will be voted, as recommended by the Columbus board, “FOR” the approval of the Merger Proposal, “FOR” the approval of the First Amendment Proposal, “FOR” the approval of the Second Amendment Proposal and “FOR” the approval of the Third Amendment Proposal, “FOR” the approval of the Fourth Amendment Proposal, “FOR” the approval of the Incentive Plan Proposal, “FOR” the approval of the Director Proposal and “FOR” the Adjournment Proposal, if necessary.

•	You can attend the annual meeting and vote in person. Columbus will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or another nominee, you must get a proxy from the broker, bank or other nominee. That is the only way Columbus can be sure that the broker, bank or nominee has not already voted your shares.

          If you do not vote your shares of Columbus common stock in either of the ways described above, it will have (i) the same effect as a vote against the Merger Proposal, but will not have the effect of a demand of conversion of your shares into a pro rata share of the trust account in which a substantial portion the proceeds of Columbus’s IPO are held, (ii) the same effect as a vote against the First, Second, Third and Fourth Amendment Proposals, (iii) in the case of an abstention, the same effect as a vote against the Incentive Plan Proposal and the Adjournment Proposal and, in the case of a failure to vote, assuming the presence of a quorum, no effect on the outcome of the Incentive Plan Proposal or the Adjournment Proposal and (iv) no effect on the Director Proposal.
Who Can Answer Your Questions About Voting Your Shares
          If you have any questions about how to vote or direct a vote in respect of your Columbus common stock, you may call Morrow & Co., LLC at (800) 658-9400.
No Additional Matters May Be Presented at the Annual Meeting
          This annual meeting has been called only to consider the approval of the merger, the certificate amendment and the Equity and Incentive Plan. Under Columbus’s bylaws, other than procedural matters incident to the conduct of the meeting, no other matters may be considered at the annual meeting if they are not included in the notice of the meeting.
Revoking Your Proxy
          If you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:
•	You may send another signed proxy card with a later date;

•	You may notify Michael Sloan, addressed to Columbus, in writing before the annual meeting that you have revoked your proxy, or

•	You may attend the annual meeting, revoke your proxy and vote in person.

Vote Required
          Under the requirements of the NYSEAlternextUS and our amended and restated certificate of incorporation, approval of the Merger Proposal will require: (i) the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting, (ii) the affirmative vote of a majority of the shares of our common stock issued in our IPO that are present and entitled to vote at the annual meeting, and (iii) that fewer than 30% of the shares of our common stock issued in our IPO vote against the Merger Proposal and demand a cash conversion of their shares. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote the shares of common stock owned or acquired by them prior to the IPO, representing an aggregate of approximately 17.9% of the outstanding shares of our common stock, in accordance with the majority of the shares of Columbus common stock voted by our public stockholders.
          The affirmative vote of a majority of Columbus’s issued and outstanding common stock as of the Record Date is required to approve the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal. The affirmative vote of a majority of the shares of Columbus common stock that are present in person or by proxy and entitled to vote at the annual meeting is required to approve the Incentive Plan Proposal and the Adjournment Proposal. The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the Director Proposal.
Abstentions and Broker Non-Votes
          If your broker holds your shares in its name and you do not give the broker voting instructions, under the rules of the Financial Industry Regulatory Authority, or FINRA, your broker may not vote your shares on the Merger Proposal or the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal or the Incentive Plan Proposal. If you do not give your broker voting instructions and the broker does not vote your shares, this is referred to as a “broker non-vote.” Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.
Conversion Rights
          Any stockholder of Columbus holding shares of common stock issued in Columbus’s IPO who votes against the Merger Proposal may, at the same time, demand that Columbus convert his shares into a pro rata portion of the trust account. If so demanded, Columbus will convert these shares into a pro rata portion of the approximately $115.1 million held in a trust account as of December 31, 2008, after accounting for taxes owing and Columbus’s working capital draw, plus interest earned thereon after such date, if the merger is consummated. If the holders of 30%, or 4,312,500, or more shares of common stock issued in Columbus’s IPO vote against the Merger Proposal and demand conversion of their shares into a pro rata portion of the trust account, Columbus will not be able to consummate the merger. Based on the amount of cash held in the trust account as of December 31, 2008, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, you will be entitled to convert each share of common stock that you hold into approximately $8.01 (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). If the merger is not consummated, Columbus will continue to search for a business combination. However, Columbus will be liquidated if it does not consummate a business combination by May 18, 2009. Our public stockholders will be entitled to receive funds from the trust account only in the event of the expiration of our corporate existence and our liquidation or if they seek to convert their respective shares into cash upon a business combination which the stockholder voted against and which is completed by us.
          If you exercise your conversion rights, then you will be exchanging your shares of Columbus common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if you continue to hold these shares through the closing date of the merger and then tender your stock certificate to Columbus’s transfer agent, Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, NY 10004, Attention: Mark Zimkind, telephone 212-509-4000. Inquiries regarding conversion may be addressed to Continental Stock Transfer & Trust Company. On

February 19, 2009, the closing price of Columbus common stock was $7.88. On December 31, 2008, the amount of cash held in the trust account was approximately $115.1 million. If a Columbus stockholder had elected to exercise his conversion rights on such date, then, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, he would have been entitled to receive approximately $8.01 per share (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO). Prior to exercising conversion rights, Columbus stockholders should verify the market price of Columbus common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their conversion rights. The closing price of $7.88 per share as of February 19, 2009, was lower than the amount which would be received upon conversion.
Stock Ownership
          Columbus’s founding stockholder, Columbus Holdings, an affiliate of Columbus’s officers and directors, which purchased 3,125,000 shares of common stock prior to Columbus’s IPO, owns an aggregate of approximately 17.9% of the shares of Columbus common stock outstanding on February 19, 2009, and has agreed to vote the shares acquired prior to the public offering in accordance with the majority of the shares of Columbus common stock voted by Columbus’s public stockholders on the Merger Proposal. Based solely upon information contained in public filings, as of February 19, 2009, the following stockholders beneficially owned greater than 5% of Columbus’s issued and outstanding common stock as such amounts and percentages are reflected in the public filing of such stockholder and our officers and directors beneficially own that number of shares of Columbus common stock set forth opposite their respective names:

		Percentage
Name of Beneficial Owner(1)	Number of Shares(2)	of Class
Columbus Acquisition Holdings LLC(3)	2,692,500	15.4%

HBK Investments L.P. (4)	1,668,149	9.5%

QVT Financial LP(5)	1,652,390	9.4%

Citigroup Global Markets Inc. (6)	1,584,888	8.8%

Polar Securities Inc.(7)	1,144,350	6.5%

Andrew Intrater(8)	2,692,500	15.4%

Michael W. Ernestus	312,500	1.8%

Barry J. Rourke	30,000	*

Eric Zachs	30,000	*

Rolf Zimmermann	30,000	*

Jason Lustig	30,000	*

Paul F. Lipari(9)	437,500	2.5%

Jason Epstein(10)	437,500	2.5%

Michael Sloan(11)	376,111	2.1%

All directors and executive officers as a group (nine individuals)	3,125,000	17.9%

*	Less than 1.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Columbus Acquisition Holdings LLC, 153 East 53rd Street, 58th Floor, New York, NY 10022.

(2)	Does not reflect 3,650,000 shares of common stock issuable upon exercise of warrants held by Columbus Acquisition Holdings LLC, which are not exercisable until the later of our completion of a business combination and May 18, 2008.

(3)	The principal business address of Columbus Acquisition Holdings LLC is 153 East 53 rd Street, 58th Floor, NY, NY 10022.

(4)	Based on information contained in a Schedule 13G (Amendment No. 2) filed on January 28, 2009 by HBK Investments L.P., HBK Services LLC, HBK New York LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities. The principal business address of each of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Master Fund L.P. and HBK Management LLC is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. The principal business address for HBK New York LLC is 350 Park Avenue, 20th Floor, New York, New York 10022.

(5)	Based upon information contained in a Schedule 13G (Amendment No. 1) filed on February 1, 2008 by QVT Financial LP (“QVT Financial”), QVT Financial GP LLC, QVT Fund LP (the “Fund”) and QVT Associates GP, LLC. QVT Financial is the investment manager for the Fund, which beneficially owns 1,316,418 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 147,546 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 188,426 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,652,390 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,463,964 shares of common stock. The Fund and the Separate Account also own warrants to purchase additional shares of common stock, which are not exercisable until the later of the Columbus’s completion of a business combination and May 18, 2008.

Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of common stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.

The principal business address of QVT Financial, QVT Financial GP LLC, and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor New York, New York 10036. The principal business address of the Fund is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands.

(6)	Based upon information contained in a Schedule 13G (Amendment No. 1) filed on January 29, 2009 by Citigroup Global Markets Inc. (“CGM”), Citigroup Financial Products Inc. (“CFP”), Citigroup Global Markets Holdings Inc. (“CGM Holdings”) and Citigroup Inc. (“Citigroup”). The principal business address of each of CGM, CFP and CGM Holdings is 388 Greenwich Street, New York, NY 10013. The principal business address of Citigroup is 399 Park Avenue, New York, NY 10043.

(7)	Based upon information contained in a Schedule 13G (Amendment No. 2) filed on February 17, 2009 by Polar Securities, Inc. (“Polar Securities”) and North Pole Capital Master Fund (“North Pole”). Polar Securities serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the shares of common stock. Each of Polar Securities and North Pole disclaims any beneficial ownership of any such shares. The principal business address of each of Polar Securities and North Pole is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

(8)	Mr. Intrater is our Chairman of the board of directors and Chief Executive Officer. Columbus Acquisition Holdings LLC is the record holder of 2,692,500 shares of our common stock. Columbus Acquisition Holdings LLC is controlled by Mr. Intrater, who holds sole voting and investment power with respect to the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. As a result, Mr. Intrater may be deemed to beneficially own all the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. Mr. Intrater holds 36.2% of the Series A membership interests of Columbus Acquisition Holdings LLC.

(9)	Mr. Lipari is our Senior Vice President. Reflects the ownership by Mr. Lipari of 16.2% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Lipari may be deemed to own 437,500 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

(10)	Mr. Epstein is our Senior Vice President. Reflects the ownership by Mr. Epstein of 16.2% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Epstein may be deemed to own 437,500 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

(11)	Mr. Sloan is our Senior Vice President and Chief Financial Officer. Reflects the ownership by Mr. Sloan of 14% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Sloan may be deemed to own 376,111 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

PROPOSAL 1 – THE MERGER PROPOSAL
          The discussion in this proxy statement of the merger and the principal terms of the merger agreement is subject to and qualified in its entirety by reference to the merger agreement attached as Annex A to this proxy statement and incorporated in this proxy statement by reference.
General Description of the Merger
          Pursuant to the merger agreement, Columbus will acquire 100% of the issued and outstanding securities of IDE. IDE will merge with and into IDE Acquisition, a wholly owned subsidiary of Columbus, with IDE Acquisition remaining as the surviving entity and a wholly owned subsidiary of Columbus.
          Pursuant to the merger agreement, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE:
•	pay $43 million in cash;

•	issue shares of Columbus common stock having a value (based on the Trust Value Per Share) equal to $50 million; and

•	issue additional shares of Columbus common stock having a value (based on the Trust Value Per Share) of up to $156 million, subject to certain adjustments based on the net debt and net working capital of IDE at closing, divided into two Tranches, the first of which will consist of $50 million divided by the Trust Value Per Share of the total Earnout Shares and the second of which will consist of $106 million divided by the Trust Value Per Share of the total Earnout Shares, subject to the following:
•	if Columbus’s Earnout EBITDA for the year ended December 31, 2009 is equal to or greater than $55,000,000, then Columbus will issue the First Tranche of the Earnout Shares;

•	in addition to the foregoing, if Columbus’s Earnout EBITDA for the year ended December 31, 2009 is greater than $55,000,000, then for every dollar by which such Earnout EBITDA exceeds $55,000,000 up to a maximum of $80,000,000 of such Earnout EBITDA, Columbus shall issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share;

•	if both Columbus’s Earnout EBITDA for the year ended December 31, 2010 is equal to or greater than $78,000,000 (the achievement of the foregoing, the “Second Target”), then Columbus will issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued); and

•	notwithstanding the foregoing, if the First Target is not met and if Columbus has cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010, as calculated above, equal to or greater than $133,000,000, Columbus will issue the First Target Shares, which shares will be allocated among the former holders of IDE preferred stock and IDE common stock as of the effective time.

          Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (using a value per share equal to the Trust Value Per Share). Pursuant to the merger agreement, from and after the closing, any determination whether to offer cash in lieu of a portion of the additional shares of Columbus common stock will be made by Mr. Intrater, in his capacity as a member of the board of directors of Columbus, or a replacement director designated by a majority-in-interest of the Founders (or, if there is no such person on the board of directors of Columbus at such time, then an “independent” director as defined in the applicable stock exchange rules). The IDE Shareholder Directors will not participate in any such decision.
          Concurrent with the closing of the merger, shares having a value of $12,500,000 (based on a value per share equal to the Trust Value Per Share) of the Columbus common shares to be received by IDE stockholders as merger consideration at the closing of the merger will be placed in escrow to provide for the payment of any indemnification claims that may be made against IDE stockholders under the merger agreement. Escrowed securities represent the sole recourse for Columbus against IDE and its stockholders for indemnification under the merger agreement.
          Upon completion of the merger, Columbus stockholders, warrant and unit holders will continue to own their existing shares of Columbus common stock, warrants and units and Columbus will change its name to “Integrated Drilling Equipment Company”. Immediately following the completion of the merger, the former stockholders of IDE are expected to own between 26.3% and 32.1% of the outstanding common stock of Columbus (or between 59.5% and 66.1% if the additional consideration is paid in full in shares of Columbus common stock), depending on the number of Columbus stockholders that exercise their right to have their shares converted into cash. Such percentages do not include any earnout shares or any amounts that may be purchased by IDE stockholders from third parties at or prior to the closing.
Background of the Merger
Columbus
          The terms of the merger agreement are the result of arm’s-length negotiations between representatives of Columbus and IDE. The following is a brief discussion of the background of these negotiations, the merger and related transactions.
          Columbus was incorporated in Delaware on August 1, 2006 as a blank check company formed to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or similar business combination with one or more operating businesses that we believe has significant growth potential, and whose net assets are at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
          Pursuant to Columbus’s amended and restated certificate of incorporation, Columbus must identify a target and consummate a business combination on or before May 18, 2009 or liquidate.
          During the period immediately subsequent to the IPO on May 23, 2007 through December 12, 2008, we were involved in identifying and evaluating prospective businesses regarding potential business combinations. On May 24, 2007, the day after the consummation of our IPO, we convened our management to discuss and begin implementing our overall plan for identifying, evaluating and, where appropriate, pursuing potential acquisition opportunities. After discussing the most effective means for us to cooperatively solicit opportunities, we determined that we should plan regular face-to-face meetings or telephonic conferences with our board, management and representatives to discuss and update our progress. Given our commitment to source, review and negotiate a transaction within the prescribed timeframe, we agreed to immediately identify and begin the process of making contact with various prospective sources of deal flow, including business contacts and relationships we have established to encourage them to contact us with ideas or specific acquisition opportunities that they might have for us to consider and explore.
          Columbus was able to source opportunities both proactively and reactively, and given the mandate to find a suitable business combination partner, did not limit itself to any one transaction structure (e.g., cash vs. stock issued to potential seller, straight merger, corporate spin-out or management buy-out). Columbus has not limited itself to particular industries and/or types of businesses that may provide such opportunities. Proactive sourcing involved Columbus management, among other things:
•	Initiating conversations with third-party companies which they believed could make attractive combination partners;

•	Attending conferences or industry events to meet prospective business combination partners;

•	Contacting professional service providers (lawyers, accountants, consultants and bankers);

•	Utilizing their own network of business associates and former colleagues for leads;

•	Working with third-party intermediaries, including investment bankers; and

•	Inquiring of business owners, including private equity firms, of their interest in selling their business.
          Reactive sourcing involved fielding inquiries or responding to solicitations by either (i) companies looking for capital or investment alternatives or (ii) investment bankers or other similar professionals who represented a company engaged in a sale or fund-raising process. Columbus considered numerous companies in various industries.
          In considering potential targets for a business combination, Columbus’s management considered the following factors as being material to their decision:
•	financial condition and results of operations;

•	cash flow potential;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	competitive position;

•	regulatory or technical barriers to entry;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	contributions Columbus could make to the potential target’s business;

•	relative valuation to comparable companies;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

          The evaluation relating to the merits of a particular business combination were based, to the extent relevant, on the above factors. In evaluating a prospective business target, Columbus’s management conducted an extensive due diligence review which encompassed, among other things, business, financial and industry analysis, meetings with management, and, where applicable, inspection of facilities as well as review of financial and other information which were available.
          As a result of these efforts, Columbus initiated contact, either directly or through a third party intermediary, with over 100 potential targets. Columbus signed non-disclosure agreements relating to approximately 80 of these potential business combination opportunities. In addition, Columbus received business plans, financial summaries or presentation books of at least 75 potential target companies. Columbus also had discussions with several target companies with which a non-disclosure agreement was not signed. With respect to several business combination opportunities, discussions among Columbus’s management and the targets included financial disclosures, reviews of potential transaction structures, preliminary estimates of transaction values and discussions of management objectives, business plans and projections. Discussions, including introductory meetings attended by some combination of Messrs. Intrater and Ernestus and other designated individuals on behalf of Mr. Intrater occurred with potential targets on a regular basis during the period from June 2007 through December 2008. Our board of directors’ initial review and analysis determined that a transaction with many of the potential target companies would not be successful based on purchase price, valuation, industry, conditions and market concerns.
          Based on their experience in investigating investment opportunities, Columbus’s management assessed the competition for quality companies that could be a potential target for a business combination and determined that a company that Columbus’s management identified as a suitable potential business combination partner would typically have several alternatives to any potential business combination with Columbus, including remaining independent or selling itself to another third party, as well as obtaining capital either privately or publicly. Additionally, in many cases, Columbus’s management had to spend time educating a prospective business combination partner about “blank check” companies and explaining, from Columbus management’s perspective, the benefits of a combination with Columbus over other alternatives that it may have been considering. The reasons varied for why Columbus did not reach agreement with any of these other potential business combination partners. With respect to certain targets, the Columbus management team did not feel sufficiently comfortable with the target company’s forecasted financial performance in the likelihood that management could reach such forecasted performance. Some of the other alternatives, although attractive, did not involve a target business with a level of familiarity with blank check companies equal to the seller’s experience in such matters. Columbus believed the merger with IDE provided the most attractive option for a business combination, and the choice of the merger proposed herein over other alternatives was less a rejection of such alternatives and more a prioritization among alternatives.
          On June 18, 2008, Columbus engaged Ladenburg Thalmann & Co. Inc. (“Ladenburg”) as its financial advisor.
          The first direct contact between IDE and Columbus occurred on July 29, 2008 when John Steinmetz, a representative of European American Equities, Inc. (“European”), retained by IDE to assist it in attracting capital, contacted Mr. Marceau Schlumberger, a member of Columbus Holdings, to discuss a potential transaction between Columbus and IDE. There are no direct business relationships between any of the officers, directors or principal stockholders of Columbus and any of the officers, directors or principal stockholders of IDE.
          On August 5, 2008, Steven Kaplan, a representative of Ladenburg contacted Gregory Prata, a representative of Columbus, also to discuss a potential transaction between Columbus and IDE. Mr. Kaplan then forwarded a draft non-

disclosure agreement to Mr. Prata from Mr. Robert Stephenson, a representative of Roth Capital Partners (“Roth”).
          On August 11, 2008, Mr. Prata sent Mr. Stephenson a non-disclosure agreement signed by Mr. Andrew Intrater.
          On August 13, 2008, Mr. Stephenson provided Columbus with IDE’s business plan.
          On August 18, 2008, Kipp Mohr, a representative of European, provided Mr. Ernestus with access to IDE’s dataroom.
          On August 20, 2008, Stephen Cope, Stephen Goodland and Richard Dodson from IDE traveled to the offices of Columbus in New York to present IDE’s business plan and discuss a potential transaction with Steven Flyer, David Benyaminy, Gregory Prata and Kyce Chihi and Michael Ernestus, representatives of Columbus. At the meeting, Columbus also discussed potential synergies between IDE and affiliates and other relationships of Columbus.
          On August 28, 2008, Columbus engaged Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”) to act as legal counsel for a potential transaction.
          On September 3, 2008, Messrs. Flyer, Benyaminy, Prata and Chihi traveled to the offices of IDE in Houston to tour the ARS and IEC facilities, engage in discussions and learn more about the business of IDE.
          On September 13, 2008, Columbus provided IDE with a letter of intent for the merger of the two companies. As part of the letter of intent, Columbus’s management contemplated a deal structure in which Columbus would issue shares of its common stock and pay cash to IDE stockholders. Columbus and IDE engaged in several negotiations over the aggregate value to be paid to IDE stockholders based on Columbus’s valuation of IDE. The proposed structure included an earnout component, which bridged differences of opinion on the valuation of IDE held by Columbus and IDE shareholders, and assured Columbus management that there would be a strong alignment of interests between IDE’s management and Columbus’s stockholders following the closing.
          Between September 13, 2008 and September 18, 2008, the representatives of Columbus and IDE engaged in numerous discussions relating to a non-binding letter of intent for a transaction between IDE and Columbus.
          On September 18, 2008, IDE and Columbus signed a non-binding letter of intent setting forth the principal terms of the proposed acquisition of IDE by Columbus, which included an exclusivity provision pursuant to which IDE agreed not to solicit third parties for alternative transactions until November 17, 2008. A summary of the principal terms of the non-binding letter of intent appear below:
•	Merger Consideration – $307.2 million comprised of $232.2 million of initial consideration at closing of the transaction and additional consideration of up to $75 million upon achieving certain benchmarks;

•	Lock-up – IDE’s existing stockholders will agree to customary restrictions upon the sale, pledge or other transfer of shares of common stock that they receive;

•	Senior Management – Management of Columbus following the acquisition to include Stephen Cope as Chief Executive Officer and Stephen Goodland as Chief Financial Officer;

•	Board of Directors – The board of Columbus following the acquisition to initially consist of members designated by IDE and Columbus as well as independent members as required by law and stock exchange rules; and

•	Exclusivity – 60 calendar days exclusivity period.
          Formal and intensive due diligence began on September 19, 2008. The Columbus due diligence team included Messrs. Flyer, Benyaminy, Prata and Chihi and representatives of Skadden, Arps. Additionally, Columbus retained the services of several third parties to conduct evaluations of specific portions of IDE’s business.
          From September 19 through December 12, 2008, Columbus conducted thorough due diligence of IDE’s business. The due diligence process consisted of a detailed request of information from IDE on all aspects of the business. IDE created a virtual data room to house all of the information and track what information had been provided. During this time period, Messrs. Flyer, Benyaminy, Prata and Chihi made several trips to IDE’s facilities in Houston to meet with other members of the IDE management team, attend sales meetings with potential customers and attend meetings with potential “tuck-in” acquisition targets (smaller target entities that could potentially be acquired by IDE to broaden its product offerings or that are complementary in nature to its current product offerings).
          On September 22, 2008, IDE and Columbus held an organizational meeting at the offices of Skadden, Arps to update the IDE and Columbus investment bankers, attorneys and auditors on the potential transaction. At the meeting (or telephonically) were representatives from the following firms:
•	Skadden, Arps, counsel to Columbus;

•	Pryor Cashman LLP (“Pryor Cashman”), counsel to IDE;

•	Ladenburg and Lazard Capital Markets LLC (“Lazard Capital Markets”), underwriters of Columbus’s IPO;

•	Solebury Capital Group LLC (“Solebury”), capital markets advisor to Columbus;

•	M1 Capital, Roth and European, financial advisors to IDE; and

•	Stonefield Josephson, Inc. (“Stonefield Josephson”), auditors for IDE.
At the meeting representatives from Columbus and IDE discussed the transaction value and structure, merits of the merger and timeline for completing the transaction.
          During the week of September 29, 2008, IDE and Columbus interviewed several investment banks with the intention of engaging one additional investment advisory firm to act as capital markets advisor.
          On October 8, 2008, Columbus provided a draft merger agreement to IDE and Pryor Cashman.
          Also, on October 8, 2008, Columbus engaged Solebury to act as capital markets advisor for a potential transaction.
          On October 14, 2008, Columbus held a board meeting, where it updated the board of directors on certain matters relating to the IDE transaction including the status of due diligence, valuation of IDE relative to market comparables, performance of the business and timing of the transaction. The board of directors indicated an interest in continuing to pursue a potential transaction with IDE.

          On October 18, 2008, Columbus and Skadden, Arps had a conference call with IDE and Pryor Cashman to discuss the material issues relating to the draft merger agreement.
          From October 29 through October 31, 2008, representatives from Columbus and IDE attended the 2008 Society of Petroleum Engineers Russian Oil and Gas Technical Conference and Exhibition in Moscow, Russia, where Columbus introduced IDE to several of its relationships in the oil and gas industry.
          On November 4, 2008, Columbus provided IDE with a revised letter of intent which lowered the proposed merger consideration. The lower purchase price was based on market valuations for IDE’s public comparables.
          Between November 4, 2008 and November 12, 2008, representatives of Columbus and IDE engaged in numerous discussions relating to the revised non-binding letter of intent.
          On November 12, 2008, IDE and Columbus signed a revised non-binding letter of intent setting forth the principal terms of the proposed acquisition of IDE by Columbus, which extended the exclusivity provision pursuant to which IDE agreed not to solicit third parties for alternative transactions until January 11, 2009, and lowered the purchase price based on the valuation of public comparable companies which had declined significantly during 2008. A summary of the principal terms of the revised non-binding letter of intent appear below:
•	Merger Consideration – $249 million comprised of $99 million of initial consideration at closing of the transaction and additional consideration of up to $150 million upon achieving certain benchmarks;

•	Lock-up – IDE’s existing shareholders will agree to customary restrictions upon the sale, pledge or other transfer of shares of common stock that they receive;

•	Senior Management – Management of Columbus following the acquisition to include Stephen Cope as Chief Executive Officer and Stephen Goodland as Chief Financial Officer and Christopher Naquin as ARS’s Chief Operating Officer;

•	Board of Directors – Board of Columbus following the acquisition to initially consist of members elected by IDE and Columbus as well as independent members as required by law, with IDE having the right to designate a majority of the independent board members; and

•	Exclusivity – 60 calendar days exclusivity period.
          At the time that the revised non-binding letter of intent was executed, although Columbus anticipated entering into employment agreements with other members of management of IDE, the execution of the merger agreement was not conditioned upon additional members of management, including Messrs. Storm and Pilkinton, executing such agreements. In addition, while the revised non-binding letter of intent specified that Mr. Cope would serve as Chief Executive Officer, his role with IDE was expanded to include Chairman of the Board prior to execution of the definitive merger agreement. Similarly, while the letter of intent specified that Mr. Goodland would serve as Chief Financial Officer, his role with IDE was expanded to include Treasurer prior to execution of the definitive merger agreement.
          On November 21, 2008, IDE and Columbus discussed a modification to the revised non-binding letter of intent that altered the merger consideration to consist of $93 million of initial consideration at closing of the transaction and additional consideration of up to $156 million upon achieving certain benchmarks.
          On November 25, 2008, Columbus engaged Citigroup Global Markets, Inc. (“Citigroup”) to act as capital markets advisor.

          Between October 2008 and December 2008, representatives of Columbus and IDE, and their counsel, negotiated the terms of the merger agreement, the proposed employment agreements for IDE’s senior executives, the Equity and Incentive Plan, the shareholders’ agreement and the escrow agreement.
          Under Columbus’s amended and restated certificate of incorporation, Columbus’s initial business combination must have a fair market value equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO) at the time of such acquisition. Columbus’s board of directors engaged TM Capital to assist the board of directors in evaluating whether the merger would satisfy that requirement and whether the consideration to be paid by Columbus pursuant to the merger agreement is fair, from a financial point of view, to the holders of Columbus common stock pursuant to an engagement letter dated December 1, 2008. During the following weeks, Columbus provided TM Capital with information concerning IDE and representatives from TM Capital spoke with representatives of IDE.
          On December 8, 2008, at a meeting of Columbus’s board of directors, Columbus management reviewed the principal terms of the proposed transaction with IDE and the status of the negotiations regarding the merger agreement and related documentation. Representatives of TM Capital presented their financial analysis of the transaction and indicated that they were prepared to deliver their opinion with respect to (i) the fairness, from a financial point of view, of the consideration to be paid and (ii) the fair market value of IDE being equal to at least 80% of our net assets, including the funds held in the trust account that holds our IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). Following a full discussion, Columbus’s board of directors unanimously authorized Columbus to continue to negotiate and finalize a merger agreement and related agreements with respect to a potential transaction with IDE, provided that final approval by the board of all such agreements was required prior to execution thereof.
          Between December 8 and December 12, 2008, representatives of Columbus and IDE continued to negotiate the terms of the merger agreement and related documents.
          In the afternoon of December 12, 2008, TM Capital issued their opinion that (1) the consideration to be paid by us pursuant to the merger agreement was fair, from a financial point of view, to us and the holders of Columbus common stock and (2) IDE has a fair market value equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds our IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). After the close of trading on December 12, 2008, the Columbus board unanimously approved the merger agreement and the transactions contemplated thereby, including the merger.
          Between December 12 and December 15, 2008, representatives of Columbus and IDE continued to finalize the merger agreement and related documentation. Following the close of trading on December 15, 2008, the merger agreement and related documents were executed by the parties thereto and Columbus issued a press release announcing the transaction.
Reasons for the Merger and Recommendation of the Columbus Board of Directors
          The Columbus board of directors has unanimously concluded that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Columbus and its stockholders and unanimously recommends that you vote or instruct your vote to be cast “FOR” the Merger Proposal.
          In arriving at its determination to approve the merger agreement with IDE, the board of directors of Columbus relied on information (including financial information) relating to IDE, industry dynamics, the due diligence reports received from outside advisors and their own experience in building, managing and financing investment management companies.
          The Columbus board of directors also confirmed that the merger with IDE would satisfy the conditions for a merger candidate as set forth in its final prospectus dated May 18, 2007 for its IPO, including the requirement that IDE’s fair market value as the target business equal at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). The fair market value of IDE was determined by the board of directors based on a variety of factors generally accepted by the financial community in valuing companies. The board of directors also received an opinion from TM Capital to the effect that IDE’s fair market value as the target business equals at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). The board of directors considered financial data for selected companies that it deemed similar to IDE in one or more financial, operating or other respects as part of its analysis, as well as similar analyses the board of directors considered in connection with rendering its opinion.
          The Columbus board of directors considered a wide variety of factors in connection with its evaluation of the merger. In light of the complexity of those factors, the board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors. Such factors included, among other things:
•	IDE’s financial condition and results of operations;

•	IDE’s growth potential;

•	the experience, skills and relationships of IDE’s management and the availability of additional personnel;

•	IDE’s competitive position;

•	barriers to entry;

•	the regulatory environment for IDE;

•	the valuation of comparable companies;

•	the valuation of comparable merger and acquisition transactions;

•	the fairness opinion provided by TM Capital, which is more fully described below under “The Merger Proposal — Opinion of TM Capital.”

•	IDE’s industry dynamics, including the competitive landscape;

•	the due diligence reports of outside advisors retained by Columbus;

•	research reports published by third parties on markets and/or companies similar to IDE;

•	future capital requirements;

•	costs associated with effecting the business transaction;

•	the underlying affiliates and components of IDE;

•	Columbus’s management’s experience in building, managing and financing growth companies, including various relationships or strategies that Columbus could bring to bear with IDE to potentially accelerate growth, enter new markets, increase market share, improve profitability and trade at premium multiples relative to its peer group going forward; and

•	the commitment by certain stockholders of IDE to use their best efforts to purchase shares of Columbus common stock at or prior to the closing of the merger through privately negotiated transactions with one or more third parties who are institutions or other sophisticated investors that are identified by Columbus as having voted against or indicated an intention to vote against the Merger Proposal at the annual meeting.

          The analysis of the Columbus board of directors in reaching this conclusion is described in more detail below. In considering the merger, the Columbus board gave considerable weight to the following positive factors:
•	the overall growth prospects associated with the industry;

•	the industry dynamics, including barriers to entry; and

•	the valuation of comparable companies.
          Columbus’s board of directors believes that IDE has the ability to continue its growth because of the opportunities that exist to expand its current business, both organically and through acquisitions.
The experience of IDE’s management
          An important criterion to Columbus’s board of directors in identifying an acquisition target was that the company must have a seasoned management team with specialized knowledge of the markets within which it operates and the ability to lead a growth company. IDE’s management team is led by Stephen Cope, IDE’s founder, who has more than 30 years of experience in the industry. Mr. Cope will be complemented by a management team with relevant experience which includes Stephen Goodland, Eric Storm, Richard Dodson, Edward Adams, Michael Pilkinton, and Christopher Naquin.
Comparable company and comparable transaction valuation metrics
          The Columbus board of directors reviewed valuation metrics for both companies and transactions that they believe were somewhat representative of both IDE and the proposed merger. Comparable companies considered included Baker Hughes Inc., National Oilwell Varco, Incorporated, Smith International Inc., Weatherford International Ltd., Dril-Quip Inc., FMC Technologies, Inc., Rowan Companies Inc., American Electric Technologies, Inc., Gulf Island Fabrication Inc., Honghua Group Ltd., NATCO Group Inc., T-3 Energy Services Inc. and Tesco Corporation.
          The analysis helped the Columbus board of directors to conclude that the $249 million acquisition price of IDE (based on an $8.01 share price for Columbus common stock and including the potential earnout) was within the range of values suggested by comparable companies and comparable transaction valuations.
The terms of the merger agreement
          The terms of the merger agreement, including the closing conditions, the restrictions on IDE’s ability to respond to competing proposals, the ability of Columbus, in certain circumstances, to respond to competing proposals, and the indemnification and termination provisions, are customary and reasonable. It was important to Columbus’s board of directors that the merger agreement include customary terms and conditions as it believed that such terms and conditions would allow for a more certain and timely closing process. The board of directors of Columbus believes that the earnout provisions in the merger agreement are a good incentive that aligns the interests of Columbus’s management with the interests of the stockholders of Columbus.

          Columbus’s board of directors believes that the above factors strongly supported its determination and recommendation to approve the merger. The Columbus board of directors did, however, consider the following potentially negative factors, among others, including the risk factors included in this proxy statement, in its deliberations concerning the merger.
The risk that Columbus’s public stockholders would vote against the merger and exercise their conversion rights
          Columbus’s board of directors also considered the risk that the current public stockholders of Columbus would vote against the merger and demand to convert their shares for cash upon consummation of the merger, thereby depleting the amount of cash available to Columbus following the merger. For reasons stated below, Columbus’s board of directors deemed this risk to be less with regard to IDE than it would be for other target companies and believes that IDE will still be able to implement its business plan even if the maximum number of public stockholders exercised their conversion rights and Columbus received only approximately 70% of the funds deposited in the trust account.
          Columbus’s board of directors’ belief that a transaction with IDE presented less risk is based on the quantitative and qualitative analysis conducted by the Columbus board. The quantitative analysis focused on IDE’s track record of solid results and IDE management’s projections and expected operating leverage. The qualitative analysis of the investment includes the potential value represented by IDE’s strong management team and excellent industry fundamentals.
Certain officers and directors of Columbus may have different interests in the merger than the Columbus stockholders.
          Columbus’s board of directors considered the fact that certain officers and directors of Columbus may have interests in the merger that are different from, or are in addition to, the interests of Columbus stockholders generally, including the matters described under “Interests of Directors and Officers of Columbus in the Merger” above. However, this fact would exist with respect to a merger with any target company.
The limitations on indemnification set forth in the merger agreement
          Columbus’s board of directors also considered the limitations on indemnification set forth in the merger agreement. See “Agreement and Plan of Merger — Escrow and Indemnification.” The board of directors of Columbus determined that any definitive agreement with any target company would contain similar limitations.
          After deliberation, the Columbus board of directors determined that these potentially negative factors were outweighed by the potential benefits of the merger, including the opportunity for Columbus stockholders to share in IDE’s future possible growth prospects.
Opinion of TM Capital
     We engaged TM Capital to render an opinion to our board of directors as to (1) the fairness, from a financial point of view, to Columbus and the holders of our common stock, of the consideration to be paid by us in the merger, and (2) whether IDE has a fair market value equal to at least 80% of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). TM Capital, a New York, Boston and Atlanta based investment and merchant banking firm, served as financial advisor to our board of directors. As part of its investment and merchant banking business, TM Capital is regularly engaged in performing financial analyses with regard to businesses and their securities in connection with mergers and acquisitions, financings, restructurings, principal investments, valuations, fairness opinions and other financial advisory services. Since its founding in 1989, the firm has assisted numerous boards of directors and special committees in reviewing various transactions and opining as to the fairness of such transactions to certain constituents from a financial point of view.
     On December 12, 2008, TM Capital delivered its written opinion, that, subject to the limitations, exceptions, assumptions and qualifications set forth therein, as of December 12, 2008, (1) the consideration to be paid by us pursuant to the merger agreement was fair, from a financial point of view, to Columbus and the holders of Columbus common stock and (2) IDE has a fair market value equal to at least 80% of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
     TM Capital has consented to the use of its written opinion in our proxy statement. The full text of the written opinion of TM Capital, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Annex E to this proxy statement. Stockholders are urged to read the opinion carefully and in its entirety.
     The opinion of TM Capital is directed to our board of directors and addresses only (1) the fairness, from a financial point of view, to Columbus and the holders of Columbus common stock, of the consideration to be paid by us in the merger, and (2) whether IDE has a fair market value equal to at least 80% of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). The opinion of TM Capital is not a recommendation as to how the board of directors, any stockholder or any other person or entity should vote or act with respect to any matters relating to the merger. Further, the TM Capital opinion does not in any manner address our underlying business decision to engage in the merger or the relative merits of the merger as compared to any alternative business transaction or strategy. The decision as to whether to approve the merger or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which the opinion of TM Capital is based.
     Pursuant to the merger agreement, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE:
•	pay $43 million in cash;

•	issue shares of Columbus common stock having a value (based on the Trust Value Per Share) equal to $50 million; and

•	issue additional shares of Columbus common stock having a value (based on the Trust Value Per Share) of up to $156 million (the “Earnout Shares”), subject to certain adjustments based on the net debt and net working capital of IDE at closing, divided into two tranches, the first of which will consist of $50 million divided by the Trust Value Per Share of the total Earnout Shares (the “First Tranche”) and the second of which will consist of $106 million divided by the Trust Value Per Share of the total Earnout Shares (the “Second Tranche”) (each, a “Tranche”), subject to the following:

•	if Columbus’s EBITDA for the year ended December 31, 2009 is equal to or greater than $55,000,000 (the achievement of the foregoing, the “First Target”), then Columbus will issue the First Tranche of the Earnout Shares (the “First Target Shares”);

•	in addition to the foregoing, if Columbus’s EBITDA for the fiscal year ended December 31, 2009 is greater than $55,000,000, then for every dollar by which such EBITDA exceeds $55,000,000 up to $80,000,000 Columbus shall issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share (the “Additional First Tranche Earnout Shares”); and

•	if Columbus’s EBITDA for the year ended December 31, 2010 is equal to or greater than $78,000,000 (the achievement of the foregoing, the “Second Target”), then Columbus will issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued) (the “Second Target Shares”).
     Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (using a value per share equal to the Trust Value Per Share).
     The following is a summary of the material analyses performed by TM Capital in connection with rendering its opinion. TM Capital noted that the basis and methodology for the opinion have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that TM Capital deemed material in its presentation and opinion to our board of directors, it does not purport to be a comprehensive description of all analyses and factors considered by TM Capital. The opinion is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the opinion of TM Capital.
     In arriving at its opinion, TM Capital did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TM Capital in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by it. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, TM Capital believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TM Capital, therefore, is based on the application of its own experience and judgment to all analyses and factors considered by it, taken as a whole.
     In connection with preparing its opinion, TM Capital made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances, including, but not limited to, the following:
•	a review of the following documents:
•	certain internal financial statements and other financial and operating data concerning IDE, ARS and IEC, which IDE has identified as being the most current financial statements available;

•	certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of IDE, ARS and IEC as prepared by Columbus and IDE management;

•	the Confidential Memorandum on IDE prepared by Roth Capital Partners and European American Equities;

•	certain publicly available financial statements and other business and financial information on Columbus;

•	a draft of Columbus’s preliminary proxy statement related to the merger;

•	the draft merger agreement to be entered into on December 15, 2008;
•	conducted an on-site visit and held discussions with management of Columbus and IDE concerning the business and prospects of IDE;

•	reviewed the historical market prices and trading activity of the common stock of certain publicly traded companies which TM Capital deemed to be relevant;

•	compared the financial position and results of operations of IDE with that of certain publicly traded companies which TM Capital deemed to be relevant;

•	compared the proposed financial terms of the proposed merger with the financial terms of certain other mergers and acquisitions which TM Capital deemed to be relevant; and

•	undertook such other analyses and consideration of such other factors as TM Capital deemed appropriate.
In its review and analysis, and in arriving at its opinion, TM Capital:
•	relied on the accuracy and completeness of all information supplied or otherwise made available to it by Columbus, IDE and their respective advisors;
•	relied upon assurances of the management of Columbus and IDE that they are unaware of any facts that would make the information provided to us incomplete or misleading;

•	did not make any independent appraisal of the assets or liabilities of IDE nor has TM Capital been furnished with any such evaluations or appraisals; and

•	assumed that any material liabilities (contingent or otherwise, known or unknown) of IDE are as set forth in the consolidated financial statements of IDE.
     TM Capital did not make any independent evaluation, forecasts, projections, appraisal or physical inspection of our solvency or of any specific assets or liabilities (contingent or otherwise) or the achievability of any of the forecasts or projections with which it was furnished. TM Capital was not requested to, and did not, (a) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the merger, the assets, businesses or operations of our company or any alternatives to the merger, (b) negotiate the terms of the merger, or (c) advise our board of directors or any other party with respect to alternatives to the merger. In addition, TM Capital is not expressing any opinion as to the market price or value of our common stock after announcement of the merger.
     TM Capital prepared its opinion as of December 12, 2008. The opinion was necessarily based upon market, economic, financial, and other conditions as they existed and could be evaluated as of such date, and TM Capital disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion coming or brought to the attention of TM Capital after the date of the TM Capital opinion.
Summary of Financial Analyses by TM Capital
     The following is a summary of the material financial analyses used by TM Capital in connection with providing its opinion to our board of directors. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by TM Capital, the tables must be read together with the text of each summary. The tables do not constitute a complete description of the financial analyses. Rather, the analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying TM Capital’s opinion.
Comparable Public Company Analysis
     In order to assess how the public market values companies with similar characteristics to IDE, TM Capital reviewed and compared specific financial and operating data relating to IDE with the following 13 selected, then-publicly-traded, companies that TM Capital deemed appropriate:

Baker Hughes Inc.	NATCO Group Inc.
Cameron International Corporation	National Oilwell Varco, Inc.
Dril-Quip Inc.	Smith International Inc.
Flotek Industries Inc.	T-3 Energy Services Inc.
FMC Technologies, Inc.	Tesco Corporation
Gulf Island Fabrication Inc.	Weatherford International Ltd.
Lufkin Industries Inc.

          TM Capital chose these companies based on their general similarity to IDE, noting however that many of these companies are significantly larger than IDE in terms of revenues and assets. These public companies were selected because they all participate in the oil and gas rig manufacturing, assembly and services sector. Due to the inherent differences between the business, operations and prospects of IDE and the business, operations and prospects of each of the companies included in the analysis, TM Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Public Company Analysis. Accordingly, TM Capital also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of IDE and the companies included in the Comparable Public Company Analysis that would affect the public trading values of each. TM Capital used publicly-available historical financial data and Wall Street research estimates as reported by Thomson ONE Analytics and Capital IQ. TM Capital reviewed multiples of enterprise value to sales and earnings before interest, taxes, depreciation and amortization (“EBITDA”). For purposes of determining IDE’s value relative to the selected public companies, TM Capital focused on enterprise value to EBITDA.
          The following table shows for the comparable publicly traded companies and IDE their enterprise value and the multiples of their enterprise value to:
•	Latest twelve month (“LTM”) EBITDA

•	Calendar year 2009 projected EBITDA (based on Capital IQ)

•	Historical average EBITDA (for the latest three fiscal years)

		Enterprise Value to EBITDA Multiples [2]
(USD in millions)	Enterprise	Historical	LTM	Projected
Comparable Company	Value[1]	Average[3]	09/30/08	2009[4]
Baker Hughes Inc.	$8,505.5	3.7	2.9	2.7
Cameron International Corporation	3,762.4	6.2	3.7	3.3
Dril-Quip Inc.	564.3	4.8	3.5	2.9
Flotek Industries Inc.	199.0	8.5	4.1	3.2
FMC Technologies, Inc.	2,882.0	7.4	4.3	4.5
Gulf Island Fabrication Inc.	153.8	3.6	2.1	2.0
Lufkin Industries Inc.	471.1	4.4	3.4	2.8
NATCO Group Inc.	282.2	4.7	4.5	3.1
National Oilwell Varco, Inc.	8,083.6	5.8	2.6	2.1
Smith International Inc.	8,240.5	6.9	4.6	4.0
T-3 Energy Services Inc.	143.0	4.5	2.3	2.0
Tesco Corporation	266.9	4.3	2.5	2.2
Weatherford International Ltd.	11,279.6	6.6	4.3	3.7

Median	564.3	4.8	3.5	2.9

IDE, Pre-Earnout	118.9	13.7	4.0	1.6
IDE, Post-Earnout	274.9	31.7	9.3	3.8

(1)	Enterprise value is calculated as market capitalization plus total debt plus preferred stock plus minority interest less cash

(2)	EBITDA adjusted for non-recurring and unusual items

(3)	Historical average includes the latest three fiscal years, excluding LTM

(4)	Source: Capital IQ

Comparable Transactions Analysis
           TM Capital reviewed publicly available information for seven announced public company merger and acquisition transactions, since the beginning of 2006, in the oil and gas equipment, machinery and services industry. TM Capital selected the transactions used in the Comparable Transactions Analysis based on the general similarity of the target companies in the transactions to IDE. The comparable transactions considered by TM Capital include:
•	Smith International Inc.’s acquisition of W-H Energy Services Inc.

•	National Oilwell Varco Inc.’s acquisition of Grant Prideco Inc.

•	Finning International Inc.’s acquisition of Collicutt Energy Services Ltd.

•	GE Energy’s acquisition of Sondex Plc

•	Tenaris SA’s acquisition of Hydril Co.

•	National Oilwell Varco Inc.’s acquisition of NQL Energy Services Inc.

•	Tenaris SA’s acquisition of Maverick Tube Corp.
           TM Capital noted that the transactions selected involve companies with financial conditions and prospects significantly different from IDE. Due to the inherent differences between the business, operations and prospects of IDE and the business, operations and prospects of each of the companies included in the Comparable Transactions Analysis, TM Capital believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the Comparable Transactions Analysis. Accordingly, TM Capital also made qualitative judgments concerning differences between the financial and operating characteristics and prospects of IDE and the companies included in the analysis that would affect the values of each.
          The following table shows for the comparable transactions and for IDE the enterprise value and the multiples of enterprise value to: (i) LTM EBITDA, and (ii) historical average EBITDA.

		Enterprise Value to EBITDA Multiple[2]
(USD in millions)	Enterprise	Historical	LTM as of
Target Company	Value[1]	Average[3]	09/30/08
W-H Energy Services Inc.	$3,199.0	13.1	9.8
Grant Prideco Inc.	7,435.2	15.4	9.0
Collicutt Energy Services Ltd.	132.0	16.8	16.6
Sondex Plc	594.3	26.7	13.9
Hydril Co.	1,973.0	17.1	13.4
NQL Energy Services Inc.	313.7	25.8	6.7
Maverick Tube Corp.	2,836.7	12.5	8.0

Median	1,973.0	16.8	9.8

IDE, Pre-Earnout	118.9	13.7	4.0
IDE, Post-Earnout	274.9	31.7	9.3

(1)	Enterprise value is calculated as market capitalization plus total debt plus preferred stock plus minority interest less cash

(2)	EBITDA adjusted for non-recurring and unusual items

(3)	Historical average includes the latest three fiscal years, excluding LTM
Discounted Cash Flow Analysis
           A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.
           TM Capital performed a discounted cash flow analysis by adding (1) the present value of projected “free cash flows” for IDE for the fiscal years 2009 through 2012 to (2) the present value of the “terminal value” for IDE as of December 31, 2012. “Free cash flow” is defined as cash that is available to either reinvest or to distribute to security holders and “terminal value” refers to the value of all future cash flows from an asset at a particular point in time. The projected free cash flows that TM Capital used in its analysis were based on financial projections and estimates prepared by the management of IDE.
          The financial projections provided by IDE were prepared by, and are the responsibility of, IDE’s management. The management of IDE believes that the financial projections were prepared on a reasonable basis, reflecting reasonable estimates and judgments. IDE does not, as a matter of course, publicly disclose forward-looking information as to future revenues or other financial information. Projections of this type are based on estimates and assumptions that are inherently subject to significant economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of IDE. Further, since the projections cover four years, uncertainties and contingencies are more likely to significantly affect actual results because such information by its nature becomes less reliable with each successive year. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly lower than projected. In addition, these projections were prepared for internal use and not with a view of complying with the published guidelines of the SEC regarding projections or with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Stonefield Josephson, Inc. has neither examined, compiled nor performed any procedures with respect to such financial projections and, accordingly, does not express an opinion or any other form of assurance with respect thereto. The Stonefield Josephson, Inc. report included elsewhere in this proxy statement relates to IDE’s historical financial information. It does not extend to the projected financial information and should not be read to do so.

          The financial projections set forth below are included in this proxy statement only because they were derived from financial projections furnished by IDE to our management and to TM Capital in connection with the analysis required for the fairness opinion.
          In preparing its discounted cash flow analysis, TM Capital calculated a terminal value for IDE by applying a multiple range of 3.5x to 4.5x to projected 2012 EBITDA. TM Capital believes that the level of such a multiple is supported by trading multiples of publicly-traded companies that TM Capital selected for purposes of its analysis. TM Capital discounted the projected free cash flows and the terminal value of IDE using discount rates ranging from 22.5% to 27.5%.
          TM Capital used the following projections for IDE’s EBITDA for the fiscal years ending December 31, 2009 to 2012 in its discounted cash flow analysis. EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America. TM Capital used EBITDA because TM Capital believes EBITDA is a measure that is generally accepted by the financial community in the valuation of securities.

	For the Fiscal Year Ending December 31, [2]
(USD in millions)	2009P	2010P	2011P	2012P
EBITDA[1]	$72,956.0	$95,693.0	$109,251.0	$125,002.0

(1)	EBITDA adjusted for non-recurring and unusual items

(2)	2009 – 2012 EBITDA projections based on IDE management projection model
The discounted cash flow analysis indicated a range of enterprise values for IDE of $304.9 million to $403.0 million, as evidenced in the table below.
Implied Enterprise Values for IDE

	Terminal Value Multiple of EBITDA
Discount Rate	3.5x	4.0x	4.5x
22.5%	$347,454	$375,209	$402,964
25.0%	$325,165	$350,765	$376,366
27.5%	$304,851	$328,502	$352,153
Summary of Analyses
          TM Capital performed a summary analysis applying the range of results of each valuation methodology to IDE’s results, and compared this with the amount of consideration being paid by us (as implied by the merger on an enterprise value basis).

					IDE Consideration
	IDE				Pre-	Post-
(USD in millions)	Statistic	Low	Median	High	Earnout	Earnout
Comparable Company Analysis

Implied Value — LTM EBITDA	$29.6	$62.2	$103.7	$136.3	$118.9	$274.9
LTM EBITDA Multiple		2.1x	3.5x	4.6x	4.0x	9.3x

Implied Value — Historical Avg. EBITDA	$8.7	$31.2	$41.6	$73.7	$118.9	$274.9
Historical Average EBITDA Multiple		3.6x	4.8x	8.5x	13.7x	31.7x

Implied Value - 2009 Projected EBITDA	$73.0	$145.9	$211.6	$328.3	$118.9	$274.9
2009 Projected EBITDA Multiple		2.0x	2.9x	4.5x	1.6x	3.8x

Comparable Transactions Analysis

Implied Value — LTM EBITDA	$29.6	$198.6	$290.4	$492.0	$118.9	$274.9
LTM EBITDA Multiple		6.7x	9.8x	16.6x	4.0x	9.3x

Implied Value — Historical Avg. EBITDA	$8.7	$108.4	$145.7	$231.6	$118.9	$274.9
Historical Average EBITDA Multiple		12.5x	16.8x	26.7x	13.7x	31.7x

Discounted Cash Flow Analysis

Implied Value		$304.9	$350.8	$403.0	$118.9	$274.9

          The $93.0 million in pre-earnout consideration ($118.9 million on an enterprise value basis) paid by us to acquire IDE was below the median enterprise value implied by TM Capital’s Comparable Transactions valuation methodology and its Discounted Cash Flow Analysis. The pre-earnout consideration being paid by us is also below the median enterprise value implied by TM Capital’s Comparable Public Company analysis on a 2009 projected EBITDA multiple basis. The pre-earnout consideration being paid by us is within the valuation range implied by TM Capital’s Comparable Public Company analysis on a LTM EBITDA multiple basis.
80% Test
          Columbus’s initial business combination must be with a target business whose fair market value is at least equal to 80% of Columbus’s net assets, including the funds held in our trust account (excluding the deferred underwriting discounts and commissions from our IPO) at the time of such acquisition. TM Capital reviewed the balance in our trust account as of September 30, 2008 and compared that to IDE’s indicated enterprise value. TM Capital noted that the fair market value of IDE exceeds 80% of Columbus’s net assets.
          Based on the information and analyses set forth above, TM Capital delivered its written opinion to our board of directors, which stated that, as of December 12, 2008, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, (i) the consideration to be paid by us pursuant to the merger agreement is fair, from a financial point of view, to Columbus and the holders of Columbus common stock, and (ii) IDE has a fair market value equal to at least 80% of Columbus’s net assets, including the funds held in Columbus’s trust account (excluding the deferred underwriting discounts and commissions from Columbus’s IPO).
Fees and Expenses
          The TM Capital engagement letter with us, dated December 1, 2008, provides that, for its services, TM Capital is entitled to receive from us a fee of $140,000, which was paid as follows: $70,000 non-refundable retainer upon execution of the engagement letter and $70,000 upon TM Capital informing us that they were prepared to deliver their opinion. No portion of the fee paid to TM Capital was contingent upon the consummation of the proposed merger. The engagement letter also provides that TM Capital will be paid additional fees at its standard hourly rates for any time incurred should TM Capital be called upon to support its findings subsequent to the delivery of the opinion. In addition, we have agreed to reimburse TM Capital for its reasonable out-of-pocket expenses and to indemnify TM Capital and certain related persons against liabilities arising out of TM Capital’s service as a financial advisor to our board of directors.
          Other than the preparation of the opinion in connection with this merger, during the two years preceding the date of this opinion, TM Capital has not had any material relationship with any party to the proposed transaction for which compensation has been received or is intended to be received, nor is any such material relationship or related compensation mutually understood to be contemplated; except that, as part of its investment banking and financial advisory businesses, TM Capital is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for corporate and other purposes. TM Capital may provide valuation and financial advisory services to us or our board of directors (or any committee thereof) in the future.
Appraisal Rights
          Holders of record of IDE capital stock who do not vote in favor of adopting the merger, and who otherwise comply with the applicable provisions of Section 262 of the DGCL will be entitled to exercise appraisal rights under Section 262 of the DGCL. The merger was approved by 100% of the stockholders of IDE, and as a result, the holders of IDE common and preferred stock will not be entitled to exercise appraisal rights.
Directors and Management of Columbus Following the Merger
          At the completion of the merger, the board of directors, executive officers and significant employees of Columbus will be as set forth below.
          Pursuant to the shareholders’ Agreement, the Founders will designate one Founder Director, the IDE Shareholders will designate two IDE Shareholder Directors, and four members of the board of directors of Columbus will be Independent Directors, of which the Founders will designate two members and the IDE Shareholders will designate two members. It is anticipated that after the consummation of the merger Andrew Intrater will serve as the initial Founder Director and Stephen D. Cope and Stephen Goodland will serve as the initial IDE Shareholder Directors.
          The Founder Director and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s third annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders, one of the Independent Directors designated by IDE and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s second annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders and one of the Independent Directors designated by IDE will be appointed to the class of directors with a term expiring on Columbus’s first annual meeting of stockholders after consummation of the merger.

Transactions by Columbus Officers and Directors or Their Affiliates
          Our initial stockholders, including our officers and directors, acquired a total of 3,125,000 shares of Columbus common stock prior to our IPO, or 17.9% of the outstanding shares of Columbus common stock. These stockholders have agreed to vote such shares on the Merger Proposal in accordance with the majority of shares of common stock voted by our public stockholders. In our IPO prospectus, we disclosed that our directors and officers may purchase shares of Columbus common stock as part of the IPO or thereafter in the open market. Our IPO prospectus also disclosed that, if officers or directors did purchase shares, they would be free to vote them on a business combination, such as the Merger Proposal, as they so chose. Our amended and restated certificate of incorporation states that each stockholder who votes against a business combination, such as the Merger Proposal, has the right to demand the conversion of his or her shares into cash equal to a pro rata portion of the trust account upon consummation of such combination, and that, to the extent stockholders holding 30% or more of the total number of shares issued in our IPO exercise such right, Columbus will not consummate the business combination and will liquidate.
          In light of the current market environment, we believe that our officers and directors and/or their affiliates (other than Columbus), for their own individual accounts and not on behalf of Columbus, may purchase Columbus common stock and warrants in open market purchases or privately negotiated purchases. Any such purchases will be made during a period when they are not aware of any material nonpublic information regarding Columbus, and in compliance with the insider trading provisions of Columbus’s Insider Trading Policy. Any such purchases will comply with applicable securities laws. Our officers and directors and/or their affiliates may also agree to sell or transfer some component of the securities they beneficially own or may provide an option to acquire these securities in the event they become aware of third party investors who are interested in making an investment in Columbus through the purchase of a significant number of shares of outstanding Columbus common stock. To date, we are not aware of any such third party investors.
          The reference to current market environment above includes the decline of virtually all major U.S. stock indices, the deterioration of the credit markets and the increased level of redemptions being requested and anticipated from hedge funds in these types of transactions. All of these factors have negatively impacted Columbus’s current and prospective investor base. The purchase of these securities would be made with the intent of voting such shares in favor of the Merger Proposal.
          The intentions of the officers and directors and/or their affiliates in making or inducing the proposed purchases would be to cause or support the approval of the proposed merger. As disclosed elsewhere in this proxy statement, management believes that the proposed merger is fair to, and in the best interests of, Columbus and its stockholders. However, as more fully described under the heading “Interests of Directors and Officers of Columbus in the Merger” below, such purchasers have financial incentives to seek the approval of the merger that are not shared by the public stockholders, including that, without the consummation of the merger, the shares of Columbus common stock acquired by officers and directors prior to the IPO will not be entitled to receive any liquidating distribution and will become worthless, as will their warrants. Further, Mr. Intrater has an additional interest in supporting and causing the consummation of the proposed merger in that he has agreed to indemnify Columbus against any claims by any vendor, prospective target business, or other entities that are owed money from us for services rendered or products sold to us that would reduce the amount of the funds in the trust account in the event of liquidation. As of December 31, 2008, Columbus’s accounts payable and accrued expenses were approximately $1.3 million.
          Our officers and directors and/or their affiliates have not yet approached any specific stockholders with the intention of purchasing or arranging for the purchase of their shares. However, they may approach stockholders who they have identified as having sizable positions, either through their public filings, direct inquiry or otherwise, beginning with those with the largest positions and, time permitting, those with smaller positions, and who have voted against or indicated an intention to vote against the Merger Proposal, concentrating on those large block stockholders who have voted against, or threatened to vote against, business combinations in unrelated but similar special purpose acquisition company transactions, with the intention to purchase their shares and vote them in favor of the Merger Proposal. The motivation behind approaching specific stockholders would be to cause or support the approval of the proposed merger by purchasing shares that may vote against the merger and demand conversion and voting the purchased shares in favor of the merger. Our officers and directors and/or their affiliates may also be approached by stockholders who have voted against or indicated an intention to vote against the merger who may be seeking to have their shares purchased by our officers and directors and/or their affiliates. In either case, our officers and directors and/or their affiliates (other than Columbus) may privately negotiate the purchase of such shares. Columbus will not compensate or provide financing or reimbursement to any such persons in connection with such purchases. Any shares of common stock so purchased may be made at a premium to the market price and, if after the Record Date, may be conditioned upon obtaining from the selling stockholder: (a) a proxy to vote the shares at the annual meeting, or (b) if the seller has already voted the shares against the Merger Proposal, a new proxy card changing seller’s vote to one in favor of the Merger Proposal. To the extent that a selling stockholder holds its shares in ‘‘street name’’ and has already voted its shares against the Merger Proposal, the purchase may be conditioned upon the seller providing directions to its bank, broker or nominee to change its voting instructions with respect to such shares. Each of our officers and directors have advised that they would, and would cause their affiliates to, vote any shares so purchased in favor of the merger and the other proposals to be presented at the annual meeting. Further, Columbus has been advised that any actual purchases made by affiliates will be promptly disclosed through the Form 4 filing mechanism. Any such purchases will in all cases comply with applicable securities laws, including Section 10(b) the Securities Exchange Act of 1934, and Rule 10b-5 thereunder.
Interests of Directors and Officers of IDE in the Merger
          You should understand that some of the current directors and officers of IDE also have interests in the merger that are different from, or in addition to, your interests as a stockholder. In particular, Stephen D. Cope is expected to become a director of Columbus and Columbus’s Chief Executive Officer and Chairman of the Board; Stephen Goodland, IDE’s Chief Financial Officer and Treasurer, is expected to become the Chief Financial Officer of Columbus; and Eric Storm, IDE’s Senior Vice President of Finance, is expected to become Columbus’s Senior Vice President of Finance. Each of Messrs. Cope, Goodland and Storm entered into employment agreements with IDE that will, upon the consummation of the merger, become employment agreements with Columbus. These agreements provide for an annual base salary of $450,000, $225,000 and $254,688 for Messrs. Cope, Goodland and Storm, respectively. Additionally, Messrs. Cope, Goodland and Storm will be eligible for an incentive bonus equal to the product of an amount equal to a percentage between 75% and 100% of their base salary and the percentage obtained by dividing the EBITDA achieved by Columbus by the projected EBITDA of Columbus; provided, however, they will not be entitled to a bonus if actual EBITDA is less than 75% of projected EBITDA and the annual bonus cannot exceed 125% of the employee’s base salary. These employees will also be entitled to receive incentive stock options, such options to be granted at an option price equal to the stock price at issuance. The term of the employment agreements are for two years. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 96. In addition, pursuant to the merger agreement, IDE has designated Stephen D. Cope to act as a representative of the stockholders of IDE in connection with certain post-merger obligations. It is possible that potential conflicts of interest may arise with respect to Mr. Cope’s obligations as a director and an executive officer of Columbus and his interests as representative of the former IDE stockholders and individually as a former IDE stockholder. Certain IDE shareholders have agreed, upon the request of Columbus to the extent that Columbus, in its sole discretion, determines that the Merger Proposal may not receive sufficient votes at the annual meeting, to purchase shares of Columbus common stock (with payment for such shares not being required to be made until the consummation of the merger) at or prior to the consummation of the merger through privately negotiated transactions with one or more third parties who are institutions or other sophisticated investors that are identified by Columbus as having voted against or indicated an intention to vote against the

Merger Proposal at the annual meeting. See “Other Agreements Related to the Merger — Letter Agreements” beginning on page 99.
Post-Merger Employment Agreements
          As a condition to closing the merger, IDE is required to deliver employment agreements executed by Messrs. Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin. These agreements, entered into by IDE in December 2008, govern the terms and conditions of the executives’ employment after the merger. Below is a summary of the terms of the employment agreements.
          In December 2008, IDE entered into employment agreements with Messrs. Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton and Christopher Naquin. These agreements govern the terms and conditions of the executives’ employment, including their employment after the merger. Below is a summary of the terms of the employment agreements. See “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 96 for a description of the employment agreements. The Compensation Committee of Columbus may adopt compensation programs in addition to those set out in the employment agreements.
          Scope and Term of Employment. The employment agreements provide that, Mr. Cope will serve as the Chief Executive Officer and Mr. Goodland will serve as the Chief Financial Officer of IDE, Mr. Storm will serve as the Senior Vice President of Finance of each of IDE, ARS and IEC, Mr. Pilkinton will serve as the President of IEC and Mr. Naquin will serve as the President of ARS. The employment agreements provide that upon the completion of the merger, without further action by any party, Columbus will replace IDE as the employer under the employment agreements of Messrs. Cope, Goodland and Storm.
          Messrs. Cope, Goodland, Storm, Pilkinton and Naquin are collectively sometimes referred to as the employees. Other than these differences in title and other differences in terms of cash and non-cash compensation, the employment agreements for Messrs. Cope, Goodland and Storm are substantially similar and the employment agreements for Messrs. Pilkinton and Naquin are substantially similar. The term of the employment agreements is for two years from the date of the employment agreement, unless otherwise terminated in accordance with their respective terms.
          Compensation. Each employee:
•	will be entitled to an annual base salary, which shall be $450,000 for Mr. Cope, $225,000 for Mr. Goodland, $254,688 for Mr. Storm, $200,000 for Mr. Pilkinton and $225,000 for Mr. Naquin, which salary will be subject to increase at the discretion of the respective employers, provided that in the case of Messrs. Cope, Goodland and Storm, the increase shall not be less than four percent (4%) per annum;

•	will be eligible for an annual bonus equal to the product of (x) an amount equal to a percentage between 75% and 100% of the base salary of the employee and (y) the percentage obtained by dividing (i) the EBITDA actually achieved by the IDE (or IEC in the case of Mr. Pilkinton and ARS in the case of Mr. Naquin) in the applicable year, calculated on a consolidated and calendar year-end basis (“Actual EBITDA”), by (ii) the projected EBITDA of IDE (or IEC in the case of Mr. Pilkinton and ARS in the case of Mr. Naquin) for such calendar year (“Projected EBITDA”), provided however, that the employee shall not be eligible for the annual bonus if the Actual EBITDA is less than 75% of the Projected EBITDA; provided, further, in no event shall the annual bonus exceed 125% of the employee’s base salary; and

•	will be entitled to receive incentive stock option grants annually as determined by the board of directors, and in each case such grant shall have an exercise price equal to fair market value on the grant date.
Fringe Benefits, Reimbursement of Expenses
          Each employee will be entitled to, among other things:
•	participate in any retirement plan, expense reimbursement plan, deferred compensation plan and any other benefit plan which the employer may from time to time have in effect for all or most of its employees;

•	participate in health insurance benefit plans, disability income plans, accident and life insurance plans, on such terms as the board of directors shall determine in establishing such benefit programs;

•	reimbursement for reasonable and necessary business-related out of pocket expenses incurred by the employee in furtherance of the employee’s duties, upon submission by the employee of expense statements or vouchers and such other supporting information as each employer may reasonably request, and in the case of Messrs. Cope, Goodland and Storm, the payment by each employer of all professional fees and dues for professional associations and memberships related to such employee’s position, as approved by the board of directors;

•	a monthly automobile allowance of $2,000 for Mr. Cope, $1,500 for Mr. Goodland; $1,530 for Mr. Storm; and $1,500 for Mr. Naquin;

•	in the case of Messrs. Cope and Naquin, payment by their employer of annual country club fees of $5,084 for Mr. Cope and $2,623 for Mr. Naquin and reasonable increases to such amounts at the discretion of the board of directors; and

•	paid vacation of five weeks in the case of Mr. Cope, three weeks for Messrs. Goodland and Pilkinton and four weeks for Messrs. Storm and Naquin.
Termination of Employment
          If the employment of any of Messrs. Cope, Goodland or Storm is terminated by their employer without cause or by such employee for good reason, as such terms are defined in the employment agreements, or because of a breach of such employee’s employment agreement by his employer, each terminated employee is entitled to receive (i) his base salary for a period of 24 months after termination; (ii) the highest annual bonus he received over the preceding three years; (iii) three times Columbus’s contributions, if any, on his behalf to the combined company’s 401K plan; (iv) three years participation in the combined company’s welfare and medical benefit plans; and (v) in the case of Messrs. Cope, Goodland and Storm, all unvested stock options owned by such employee will immediately vest and the employee shall have one year from the termination date to exercise the options.
          If the employment of either Messrs. Pilkinton or Naquin is terminated by their employer without cause or by such employee for good reason, or because of a breach of the employment agreements by their employer the terminated employee would instead receive (i) his base salary for a period of 12 months after termination; (ii) fifty percent of the highest annual bonus he received over the preceding three years; (iii) one times the employer’s contributions, if any, on behalf of the employer to the combined company’s 401K plan; (iv) one years participation in the combined company’s welfare and medical benefit plans; and (v) all unvested stock options owned by such employee will immediately vest and the employee shall have one year from the termination date to exercise the options.

          If the employment of Messrs. Cope, Goodland or Storm is terminated as a result of a change of control, as such term is defined in the employment agreements, such employee shall be entitled to (i) receive the same benefits as he would if his employment was terminated without cause or by such employee for good reason, or because of a breach of the employment agreements by his employer; (ii) full vesting of any unvested stock awards; and (iii) in the event that any payment would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, and tax is imposed, the employer shall make an additional payment to such employee so that on a net after-tax basis the employee shall receive the same amount as if no tax had been imposed.
          If any employee becomes disabled, his employer may change his responsibilities or reassign such employee, however, the employee shall continue to receive his full base salary, less any disability pay or benefits, for a period of 24 months, in the case of Messrs. Cope, Goodland and Storm, and for a period of 12 months, in the case of Messrs. Naquin and Pilkinton.
Exchange of Certificates
          As soon as reasonably practicable after the effective time of the merger, Columbus will mail appropriate transmittal materials to each record holder of IDE common stock for use in effecting the surrender and cancellation of those certificates in exchange for Columbus common stock.
          Columbus stockholders will not be required to exchange certificates representing their shares of Columbus common stock or otherwise take any action after the merger is completed.
Anticipated Accounting Treatment
          The merger will be accounted for as a reverse merger, a capital transaction in substance, as more fully described in the “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page 153.
Material United States Federal Income Tax Consequences of the Merger
          The following discussion is a general summary of the material U.S. federal income tax consequences that may be relevant to U.S. holders (as defined below) of holding shares of Columbus common stock or exercising their conversion rights. This summary is based upon the provisions of the Internal Revenue Code of 1986 (the “Code”), Treasury regulations promulgated under the Code, administrative rulings and judicial decisions as of the date hereof, all of which may change, possibly with retroactive effect, resulting in U.S. federal income tax consequences different from those discussed below.
          This summary assumes the shares of Columbus common stock are held as capital assets within the meaning of Section 1221 of the Code. This summary does not address tax consequences arising under the laws of any foreign, state or local jurisdiction and does not address U.S. federal tax consequences other than income taxation. In addition, this summary does not address all tax consequences that may be applicable to a U.S. holder’s particular circumstances or to a U.S. holder that may be subject to special tax rules, including, without limitation: (i) U.S. holders subject to the alternative minimum tax; (ii) banks, insurance companies, or other financial institutions; (iii) tax-exempt organizations; (iv) dealers in securities or commodities; (v) regulated investment companies or real estate investment trusts; (vi) partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members); (vii) traders in securities that elect to use a mark-to-market method of accounting for their securities holdings; (viii) U.S. holders whose “functional currency” is not the U.S. dollar; (ix) persons holding shares of Columbus common stock as a position in a hedging transaction, “straddle”, “conversion transaction”, “constructive sale transaction” or other risk reduction transaction; (x) persons who acquired shares of Columbus common stock in connection with employment or other performance of services; or (xi) U.S. expatriates. If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of Columbus common stock, the tax treatment of a U.S. holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their tax advisors regarding the tax consequences of holding shares of Columbus common stock or exercising their conversion rights.
          This summary of certain U.S. federal income tax consequences is for general information only and is not tax advice. U.S. holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.
          For purposes of the discussion below, a “U.S. holder” is a beneficial owner of shares of Columbus common stock, other than a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes), that is for U.S. federal income tax consequences:
(i)	An individual citizen or resident of the United States;

(ii)	a corporation (or other entity properly classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state or political subdivision thereof (including the District of Columbia);

(iii)	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv)	a trust, if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or (b) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
          A stockholder of Columbus that does not exercise its conversion right is not receiving any consideration or exchanging or otherwise disposing of any of its outstanding shares of Columbus common stock in connection with the merger and, therefore, is not expected to recognize gain or loss for U.S. federal income tax purposes as a result of the merger. If a U.S. holder votes against the Merger Proposal, properly demands that Columbus convert all its shares of Columbus common stock into a pro rata portion of the trust account and, upon the consummation of the merger, terminates its interest in Columbus in exchange for cash, such U.S. holder will be required to recognize gain or loss upon the exchange of the shares of Columbus common stock for cash in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the holder’s adjusted tax basis in such shares. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the effective time of the merger the shares were held for more than one year. Long-term capital gains recognized by individual and certain other non-corporate U.S. holders are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

          The tax consequences to a U.S. holder that properly demands that Columbus convert less than all of its shares of Columbus common stock may be different, and such a holder should consult its tax advisors regarding the consequences of such an election.
Regulatory Matters
          We believe the merger and the transactions contemplated by the merger agreement will not require pre-merger filings pursuant to the HSR Act, or other antitrust or competition law filings, nor any other federal, state or local regulatory filings or approvals, except that there will be filings necessary to effectuate the transactions contemplated by the Merger Proposal, the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal with the Secretary of State of the State of Delaware and filings under the securities laws.
Consequences if Merger Proposal is Not Approved
          If the Merger Proposal is not approved by Columbus’s stockholders, IDE will not merge with IDE Acquisition and Columbus will continue to seek other potential business combinations. In addition, Columbus would not adopt the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal, the Fourth Amendment Proposal or the Incentive Plan Proposal.
Required Vote
          Under the requirements of the NYSEAlternextUS and our amended and restated certificate of incorporation, approval of the Merger Proposal will require: (i) the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting, (ii) a majority of the shares of Columbus common stock issued in our IPO that are present and entitled to vote at the annual meeting, and (iii) 30% or more of the shares of Columbus common stock issued in our IPO not voting against the Merger Proposal and electing a cash conversion of their shares. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote their shares of common stock owned or acquired by them prior to the IPO, representing an aggregate of approximately 17.9% of the outstanding shares of our common stock, in accordance with the vote cast by a majority of Columbus’s shares issued in the IPO.
          The affirmative vote of the majority of Columbus’s issued and outstanding common stock as of the Record Date is required to approve the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal. The affirmative vote of a majority of the shares of Columbus common stock that are present in person or by proxy and entitled to vote is required to approve the Incentive Plan Proposal and the Adjournment Proposal. The affirmative vote of a plurality of the votes cast at the annual meeting is required to approve the Director Proposal.
Abstentions and Broker Non-Votes
          Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote “against” the Merger Proposal. Abstentions, broker non-votes and shares that are not voted are not eligible to be converted into cash upon the completion of the merger.
Recommendation
          After careful consideration, Columbus’s board of directors has determined unanimously that the Merger Proposal is fair to, and in the best interests of, Columbus and its stockholders. Columbus’s board of directors has unanimously approved and declared advisable the Merger Proposal and unanimously recommends that you vote or give instructions to vote “FOR” the Merger Proposal.

          The foregoing discussion of the information and factors considered by the Columbus board of directors is not meant to be exhaustive, but includes the material information and factors considered by the Columbus board of directors.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE MERGER PROPOSAL.

AGREEMENT AND PLAN OF MERGER
          The following summary of the material provisions of the merger agreement is qualified by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated herein by reference. All stockholders are encouraged to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger.
Structure of the Merger
          At the effective time of the merger, IDE will be merged with and into IDE Acquisition, a wholly owned subsidiary of Columbus, with IDE Acquisition remaining as the surviving entity and a wholly owned subsidiary of Columbus.
Merger Consideration
          Pursuant to the merger agreement, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE:
•	pay in cash $43,000,000, where:
•	each share of IDE preferred stock will be entitled to receive the quotient of (A) the product of (I) 78.19767% multiplied by (II) $43,000,000 divided by (B) the aggregate number of shares of IDE preferred stock outstanding immediately prior to the effective time of the merger; and

•	each share of IDE common stock will be entitled to receive the quotient of (A) the product of (I) 21.80233% multiplied by (II) $43,000,000 divided by (B) the aggregate number of shares of IDE common stock outstanding immediately prior to the effective time of the merger;
•	issue shares of Columbus common stock, where:
•	each share of IDE preferred stock will be entitled to receive shares of Columbus common stock equal to the quotient of (A) the quotient of (I) the product of (x) 2.5% multiplied by (y) $50,000,000 (based on the Trust Value Per Share) divided by (II) the Trust Value Per Share divided by (B) the aggregate number of shares of IDE preferred stock outstanding immediately prior to the effective time; and

•	each share of IDE common stock will be entitled to receive shares of Columbus common stock equal the quotient of (A) the quotient of (I) the product of (x) 97.5% multiplied by (y) $50,000,000 (based on the Trust Value Per Share) divided by (II) the Trust Value Per Share divided by (B) the aggregate number of shares of IDE common stock outstanding immediately prior to the effective time; and

•	issue additional shares of Columbus common stock where each share of IDE preferred stock and IDE common stock will be converted into the right to receive up to (i) $156,000,000 divided by (ii) the Trust Value Per Share, divided into two tranches, the first of which shall consist of $50,000,000 divided by the Trust Value Per Share third of the total Earnout Shares and the second of which shall consist of $106,000,000 divided by the Trust Value Per Share of the total Earnout Shares, issuable to holders of preferred stock and common stock of IDE, subject to the following:
•	not more than ten (10) business days after Columbus has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Columbus will publicly disclose in a Form 8-K filed with the SEC its determination of Columbus’s EBITDA, excluding any expenses incurred in connection with the transactions contemplated by this Agreement and excluding any EBITDA contributions from, and any corresponding costs, including acquisition costs, associated with, any acquisitions consummated by Columbus or any of its Subsidiaries subsequent to the closing date for the fiscal year ended December 31, 2009. If Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2009 is equal to or greater than $55,000,000, then Columbus will issue the First Tranche of the Earnout Shares allocated on a pro rata basis among the former holders of IDE preferred stock and IDE common stock as of the effective time;

•	in addition to the foregoing, if Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2009, as calculated above, is greater than $55,000,000, then for every dollar by which such Earnout EBITDA exceeds $55,000,000 up to a maximum of $80,000,000 of such Earnout EBITDA Columbus will issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share;

•	not more than ten (10) business days after Columbus has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Columbus will publicly disclose in a Form 8-K filed with the SEC its determination of Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2010. If Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2010 is equal to or greater than $78,000,000, then Columbus will issue the Second Tranche (less any Additional First Tranche Earnout Shares (as defined below) issued) of the Earnout Shares allocated on a pro rata basis among the former holders of IDE preferred and common stock as of the effective time;

•	notwithstanding the foregoing, if the First Target is not met and if Columbus has cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010, as calculated above, equal to or greater than $133,000,000, Columbus will issue the First Target Shares, which shares will be allocated among the former holders of IDE preferred stock and IDE common stock as of the effective time.
          The maximum number of Earnout Shares issuable shall be adjusted as follows: (i) for every dollar by which (a) a certain targeted net debt amount exceeds the closing net debt and/or (b) the closing net working capital exceeds a certain targeted net working capital amount, the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, shall be increased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share, and (ii) for every dollar by which (a) the closing net debt exceeds a certain targeted net debt amount and/or (b) a certain targeted net working capital amount exceeds the closing net working capital, the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, shall be decreased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share.

          Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (using a value per share equal to the Trust Value Per Share).
          In the event that Earnout Shares are issuable, holders of IDE preferred stock will be entitled to a number of such Earnout Shares equal to 37.5% multiplied by the number of Earnout Shares, and holders of IDE common stock will be entitled to a number of Earnout Shares equal to the 62.5% multiplied by the number of Earnout Shares.
          Upon completion of the merger, Columbus stockholders will continue to own their existing shares of Columbus common stock and their existing Columbus warrants and units.
          Columbus common stock, warrants and units are listed on NYSEAlternextUS under the symbols BUS, BUS-WS and BUS-U, respectively. On February 19, 2009, the closing prices of Columbus common stock, warrants and units were $7.88, $0.05 and $7.75, respectively. Columbus has agreed, upon completion of the merger, to change its symbols to be more representative of the corporate name and business of IDE.
          Of the 6,250,000 shares of Columbus common stock issuable to the holders of IDE common stock at the closing of the merger, shares having a value of $12,500,000 (based on a value per share equal to the Trust Value Per Share) of the shares of Columbus common stock to be received by IDE stockholders as merger consideration at the closing of the merger will be placed in escrow to secure the indemnity obligations of IDE under the merger agreement. Assuming no Columbus stockholders exercise their conversion rights, the majority of the approximately $115.1 million of cash in the trust account as of December 31, 2008 after accounting for taxes owing and Columbus’s working capital draw that is not used to effect this business combination or used to pay the deferred underwriting fee will be used to provide capital for investments in affiliate managers.
Closing of the Merger
          Subject to the provisions of the merger agreement, the closing of the merger will take place as soon as reasonably practicable but no later than two business days after the satisfaction or waiver of all the conditions described below under “The Agreement and Plan of Merger — Conditions to the Completion of the Merger” unless Columbus and IDE agree to another date.
Representations and Warranties
          The merger agreement contains a number of representations and warranties that each of IDE and Columbus has made to the other. These representations and warranties include and relate to:
•	organization;

•	qualification, subsidiaries (IDE only);

•	authority;

•	capitalization;

•	no conflict;

•	governmental approvals;

•	absence of undisclosed liabilities (Columbus only);

•	financial information (IDE only);

•	absence of certain changes since September 30, 2008 for IDE and since September 30, 2008 for Columbus Acquisition;

•	taxes;

•	proxy statement;

•	SEC reports (Columbus only);

•	real property and assets;

•	contracts;

•	litigation;

•	environmental matters (IDE only);

•	compliance with applicable law;

•	permits;

•	employee matters (IDE only);

•	labor matters (IDE only);

•	insurance (IDE only);

•	transactions with affiliates;

•	key customers and suppliers (IDE only);

•	intellectual property;

•	sufficiency of assets (IDE only);

•	stockholder approval;

•	agreements relating to acquisition of subsidiaries (IDE only);

•	joint ventures (IDE only);

•	trust account (IDE only);

•	no brokers;

•	Section 203 of the DGCL, Texas Law (IDE only);

•	business activities (Columbus only); and

•	trust fund (Columbus only).
Materiality and Material Adverse Effect
          Certain of the representations and warranties are qualified by materiality or material adverse effect. For the purposes of the merger agreement, a “Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of IDE and its subsidiaries, taken as a whole, or (b) would prevent or materially impair or materially delay the ability of IDE to perform its obligations under the merger agreement or to consummate the transactions contemplated thereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect IDE and its subsidiaries, taken as a whole, relative to other participants in the industries in which IDE and its subsidiaries operate; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect IDE and its subsidiaries, taken as a whole, relative to other participants in the industries in which IDE and its subsidiaries operate; and (iii) the effect of any changes in Laws applicable to IDE or its subsidiaries or changes in GAAP.
          A “Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Columbus or IDE Acquisition or (b) would prevent or materially impair or materially delay the ability of Columbus or IDE Acquisition to perform their obligations under the merger agreement or to consummate the transactions contemplated thereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect Columbus; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect Columbus; (iii) the effect of any changes in applicable Laws applicable to Columbus or changes in GAAP; and (iv) changes in the market price or trading volume of the Columbus common stock.
Interim Covenants Relating to Conduct of Business
          Under the merger agreement, IDE has agreed, until completion of the merger, to, and to cause its respective subsidiaries to, operate in the ordinary course consistent with past practice and to use reasonable best efforts to preserve intact relationships, and maintain any contracts, with its customers, suppliers and other persons with which it has business relationships and keep available the services of its present officers and employees. Without limiting the generality of the foregoing, without the written consent of either IDE or Columbus, as the case may be, any request of such consent will not be unreasonably withheld, conditioned or delayed. IDE shall not nor will it cause or permit any of its subsidiaries to do any of the following:
•	propose to adopt any amendments to or amend its organizational documents;

•	authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver equity securities;

•	acquire or redeem, directly or indirectly, or amend any of its securities;

•	make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other equity securities;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;

•	forgive any loans to any of its employees, officers or directors, or any of its affiliates (other than IDE’s subsidiaries);

•	except for borrowings in the ordinary course under the credit facility not in excess of $38 million at any time outstanding, (A) incur or assume any long-term or short-term indebtedness or issue any debt securities, (B) mortgage, pledge, dispose of, grant, abandon, or permit to lapse any of its material assets, tangible or intangible, or create or suffer to exist any lien thereupon (other than permitted liens) or agree to do any of the foregoing; or (C) disclose or agree to disclose to any person, other than representatives of Columbus and IDE Acquisition, any trade secret;

•	make any change in any of the accounting principles or practices used by it except as required by law or GAAP;

•	acquire, sell, lease, license or dispose of any other person or any equity interest therein or any material property or assets in any single transaction or series of related transactions other than sales of rigs in the ordinary course of business consistent with past practice;

•	enter into, renew or amend any transaction or contract between (A) IDE or any of its subsidiaries, on the one hand, and (B) any affiliate of IDE (other than any of IDE’s subsidiaries), on the other hand;

•	other than in the ordinary course of business consistent with past practice (except with respect to certain types of contracts) enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any IDE material contracts;

•	except as required to comply with applicable law, make, change or revoke any material tax election, amend any tax returns, change any tax accounting method or annual tax accounting period, settle or compromise any material tax liability, or consent to the extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	enter into any collective bargaining agreement;

•	hire or terminate the employment services of any employee with the title of Vice President or above; and

•	except as required pursuant to existing written agreements or employee benefit Plans in effect prior to the execution of merger agreement, or as otherwise required by law, (A) other than in the ordinary course of business, consistent with past practice, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, or former employees, or (B) enter into any employment, change of control, severance or retention agreement with any employee of IDE or any subsidiary.

          Columbus shall not do any of the following:
•	propose to adopt any amendments to or amend its organizational documents (other than as provided in the merger agreement);

•	except as required to consummate the transaction and to comply with the merger agreement, authorize for issuance, issue, sell, deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;

•	amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with the exercise of conversion rights by Columbus stockholders pursuant to the Columbus amended and restated certificate of incorporation;

•	propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

•	make any change in any of the accounting principles or practices used by Columbus except as required by changes in GAAP;

•	except as required to comply with applicable law, make, change or revoke any material tax election, amend any tax returns, change any tax accounting method or annual tax accounting period, settle or compromise any material tax liability, or consent to the extension or waiver of the statute of limitations period applicable to any material tax claim or assessment;

•	sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Columbus or IDE Acquisition; or

•	enter into any Columbus material contract, as defined in the merger agreement.
Authorizations
          If any required consent of any third party (excluding any governmental entity) is not obtained prior to the closing, the parties to the merger agreement, each without cost, expense or liability to the other (except as provided in the merger agreement), shall cooperate in good faith to seek, if possible, alternative arrangements to achieve the economic results intended.
No Solicitation by IDE or Columbus
          From the execution of the merger agreement through the earlier of the closing date or termination of the merger agreement, IDE and its affiliates shall not, and shall not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to IDE or any of its subsidiaries or afford access to the business, properties, assets, books or records of IDE or any of its subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a company acquisition proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal. A “Company Acquisition Proposal” means, with respect to IDE, any offer, proposal or inquiry relating to, or any third party indication of interest in (A) any acquisition or purchase, direct or indirect, of any class of equity securities of IDE or its subsidiaries, (B) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, (C) any sale of all or a significant portion of the assets of IDE and its subsidiaries, (D) any transaction with a special purpose acquisition company or (E) any transaction that, if consummated, would result in a change in the composition of the board of directors of IDE. Except with the prior written consent of Columbus in its sole discretion, IDE shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Columbus) that are the subject matter of clause (i) or (ii) above. In the event that IDE or any of IDE’s affiliates shall receive, prior to the effective time or the termination of the merger agreement, any offer, proposal, or request, directly or indirectly, with respect to a company acquisition proposal, or any request for disclosure or access as referenced in clause (i) above, except with the prior written consent of Columbus in its sole discretion, IDE shall immediately (A) suspend any discussions with such offeror or person with regard to such offer, proposal, or request and (B) notify Columbus thereof, including information as to the material terms of the company acquisition proposal and the identity of the person making such company acquisition proposal or request.
          From the execution of the merger agreement through the earlier of the closing date or termination of the merger agreement, Columbus shall not authorize any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any parent acquisition proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Columbus and its representatives may engage in such discussions with a third party and/or furnish confidential information to a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party and (B) the board of directors of Columbus has determined in good faith, after consultation with its legal and financial advisors, that such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal. “Parent Acquisition Proposal” means any offer or proposal by Columbus relating to (A) an acquisition or purchase by Columbus, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or voting securities of a third party, (B) any tender or exchange offer by Columbus for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Columbus. “Superior Proposal” means any bona fide written Parent Acquisition Proposal on terms which the board of directors of Columbus determines in good faith, after consultation with its legal and financial advisors, to be more favorable from a financial point of view to the holders of Columbus common stock than the merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and the merger agreement (including any changes to the terms of the merger agreement proposed by IDE to Columbus in writing in response to such proposal or otherwise).
          IDE and Columbus agreed that irreparable damage would occur in the event that the provisions described above were not performed in accordance with their specific terms or were otherwise breached. IDE and Columbus agreed that Columbus or IDE, as the case may be, will be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions described above.
Access to Information
          Each of IDE and Columbus shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the effective time to all their respective properties, books, contracts, personnel and records and, during such period, each of IDE and Columbus shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged shall be subject to the confidentiality agreement between IDE and Columbus.
Third Party Consents
          Each of the parties to the merger agreement shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the merger and the transaction, including, without limitation, to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all consents of all third parties and governmental entities and related schedules or that are necessary or advisable to consummate the merger or the transaction; provided, however, that (i) no party shall be required to make any payment to obtain any consent from a third party (or governmental entity), and (ii) neither Columbus nor IDE or any of their subsidiaries shall agree orally or in writing to any material amendments to any material contract (whether to have effect prior to or after the closing), in each case, in connection with obtaining any consents from any private third-party or governmental entity without obtaining the prior written consent of the other party. If any required consent of any third party (excluding any governmental entity) is not obtained prior to the closing, the parties to the merger agreement, each without cost, expense or liability to the other, shall cooperate in good faith to seek, if possible, alternative arrangements to achieve the economic results intended.
Fees and Expenses
          Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the merger agreement and the transactions contemplated thereby are the obligation of the respective party incurring such fees and expenses.
Public Announcements
          Columbus and IDE Acquisition, on the one hand, and IDE, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the merger and the transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process.
Listing
          Columbus shall use its commercially reasonable efforts to cause the initial Columbus shares to be approved for listing on the NYSEAlternextUS or such other securities exchange as may be mutually agreed to in writing by Columbus and IDE, subject to official notice of issuance, prior to the effective time. IDE and its subsidiaries shall cooperate fully in completing any listing application to cause the initial Columbus shares to be approved for listing pursuant to the preceding sentence.
Conditions to the Completion of the Merger
          The obligations of Columbus, IDE and the stockholders of IDE to complete the merger are subject to the satisfaction or waiver of specified conditions before completion of the merger, including the following:

•	the absence of any order or injunction preventing consummation of the merger; and

•	all waiting periods (and all extensions thereof), if any, applicable to the consummation of the merger under the HSR Act shall have terminated or expired, and all approvals or consents of a governmental entity which are required to be obtained in connection with the merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect;

•	the receipt of the required Columbus stockholder approval, including that fewer than 30% of the shares of Columbus common stock issued in our IPO properly elect to convert their shares into cash pursuant to their conversion rights; and

•	the board of directors of Columbus shall have determined that the fair market value of IDE immediately prior to the consummation of the merger is at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
          The obligation of Columbus to complete the merger is further subject to the following conditions:
•	IDE’s representations and warranties with respect to qualification, organization, subsidiaries, authority, capitalization, transactions with affiliates, stockholder approval and no brokers, shall be true and correct in all material respects, in each case both when made and at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date) and all other IDE representations and warranties set forth in the merger agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Company Material Adverse Effect. Columbus shall have received a certificate signed by an executive officer of IDE to the foregoing effect;

•	IDE must have performed or complied with in all material respects all obligations required to be performed by or complied with it under the terms of the merger agreement and Columbus shall have received a certificate signed by an executive officer of IDE as to the foregoing effect;

•	there must not have occurred since the date of the merger agreement any Company Material Adverse Effect on IDE and Columbus shall have received a certificate signed by an executive officer of IDE confirming the foregoing;

•	IDE shall have obtained and delivered to Columbus executed counterparts of all necessary consents, waivers, filings, authorizations, licenses, permits, notices, reports or similar items necessary for the continuation of any contract, except those consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect;

•	the escrow agreement shall have been executed by Columbus, the escrow representative and the escrow agent; the Columbus shareholders agreement shall been executed by Columbus and certain individuals thereto; and Columbus shall have received documentation reasonably satisfactory to it and its counsel to the foregoing effect.

•	the holders of not more than 10% of the outstanding capital stock of IDE shall have exercised or have continuing rights to exercise dissenters’ rights under the DGCL;

•	Columbus shall have received a legal opinion from counsel to IDE, in form previously agreed to;

•	the employment agreements shall have been executed by Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin, each in forms previously agreed to, and all such agreements will be in full force and effect; and

•	Columbus shall have received acceptable results from the environmental reports performed pursuant to the merger agreement. The results shall be deemed acceptable if such environmental reports reveal (i) no material environmental contamination that would require any further investigation, remediation and/or corrective action under any applicable environmental law or regulation and (ii) no material environmental risk or liability, including, without limitation, no violation of any applicable environmental law or regulation.
          The obligation of IDE to complete the merger is further subject to the following conditions:
•	Columbus’s representations and warranties with respect to organization, capitalization, required vote of Columbus stockholders, transactions with affiliates, and no brokers shall be true and correct in all material respects at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Columbus shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) at and as of the closing date as if made on the closing date (except to the extent expressly made as of the date of the merger agreement or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect. IDE shall have received a certificate signed by an executive officer of Columbus to the foregoing effect;

•	Columbus must have performed or complied in all material respects all covenants and agreements required to be performed or complied with by it under the terms of the merger agreement and IDE shall have received a certificate signed by an executive officer of Columbus to the foregoing effect;

•	there must not have occurred since the date of the merger agreement any Parent Material Adverse Effect on Columbus and IDE shall have received a certificate signed by an executive officer of Columbus confirming the foregoing;

•	IDE shall have received a legal opinion from counsel to Columbus, in form previously agreed to;

•	Columbus shall have made appropriate arrangements to have funds contained in the trust fund dispersed to Columbus promptly following the closing;

•	Each of the escrow agreement and the shareholders agreement shall have been executed by Columbus; and

•	certain individuals shall be elected to the board of directors of Columbus.

Termination of the Merger Agreement
          The merger agreement may be terminated and the merger abandoned at any time prior to the closing of the merger:
•	by mutual written agreement of IDE, Columbus and IDE Acquisition;

•	by either Columbus or IDE if the closing date has not occurred by May 18, 2009;

•	by written notice by Columbus to IDE or by IDE to Columbus, if there shall be any law or injunction that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the transaction and such law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this agreement shall have used such efforts as may be required to prevent, oppose and remove such law;

•	by written notice by Columbus to IDE, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of IDE or any of its subsidiaries set forth in the merger agreement, or if any representation or warranty of IDE or any of its subsidiaries set forth in the merger agreement shall have become untrue, in any such case such that the conditions, as the case may be, would not be satisfied, provided that if such breach is curable by IDE prior to the termination date through the exercise of IDE’s reasonable best efforts, then for so long as IDE continues to exercise reasonable best efforts to cure the same, Columbus may not terminate the merger agreement prior to the earlier of the termination date or that date which is 30 days following IDE’s receipt of written notice from Columbus of such breach, it being understood that Columbus may not terminate the merger agreement if such breach by IDE is cured within such 30-day period so that the conditions would then be satisfied;

•	by written notice by IDE to Columbus, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Columbus set forth in the merger agreement, or if any representation or warranty of Columbus shall have become untrue, in any such case such that the conditions would not be satisfied, provided that if such breach is curable by Columbus prior to the termination date through the exercise of its reasonable best efforts, then for so long as Columbus continues to exercise such reasonable best efforts to cure the same, IDE may not terminate the merger agreement prior to the earlier of the termination date or that date which is 30 days following Columbus’s receipt of written notice from IDE of such breach, it being understood that IDE may not terminate the merger agreement if such breach by Columbus is cured within such 30-day period so that the conditions would then be satisfied;

•	by written notice by IDE (if IDE is not then in material breach of its obligations under this agreement) if the board of directors of Columbus effects a Change in Recommendation. “Change in Recommendation” means withdrawal of, or modification in a manner adverse to IDE of, the recommendation of the board of directors of Columbus to the Columbus stockholders or the recommendation by the board of directors of Columbus to the Columbus stockholders to vote in favor of any Parent Acquisition Proposal;

•	by written notice by Columbus to IDE, at any time prior to receipt of Columbus stockholder approval, to accept a Superior Proposal, provided that Columbus has provided IDE with not less than three (3) business days’ notice prior to such termination and Columbus has complied in all material respects with the no solicitation provision as described above;

•	by written notice by IDE to Columbus or by written notice by Columbus to IDE if Columbus stockholder approval is not obtained at the Columbus stockholders’ meeting (as the same may be adjourned or postponed from time to time but not later than the termination date); or

•	by written notice by Columbus to IDE, if IDE shall have failed to deliver audited financial statements for the year ended December 31, 2008 by February 28, 2009.
Effect of Termination of the Merger Agreement
          Except as otherwise provided in the merger agreement, in the event of termination by either IDE or Columbus, the merger agreement will become void and have no effect, without any liability or obligation on the part of Columbus or IDE; provided however, that the rights and remedies of any party against another party that has violated or breached any of the representations, warranties, covenants or agreements prior to termination which survive the termination of the merger agreement shall not be void, and that nothing in the merger agreement shall relieve any party from liability for any fraud, willful misrepresentation or intentional breach of the merger agreement.
Escrow and Indemnification
          The escrowed indemnity shares shall be used to indemnify and defend save and hold harmless Columbus, the surviving entity and their respective directors, officers, agents, employees, successors and assigns (“Columbus indemnitees”) from and against all losses asserted against, resulting to, imposed upon, or incurred by any Columbus indemnitee by reason of, arising out of or resulting from:
•	the failure of any of any representation or warranty of IDE or any of its subsidiaries contained in or made pursuant to the merger agreement, any transaction document, any schedule or any certificate delivered by IDE to Columbus pursuant to the merger agreement with respect thereto in connection with the closing to be true and correct in all respects as of the date of the merger agreement and as of closing as if made as of the closing (except in the case of any representation or warranty that speaks only as of a specific date, which representation or warranty shall be true and correct as of such date);

•	the failure of IDE or any of its subsidiaries to fully perform, fulfill or comply with any covenant or agreement of IDE or any of its subsidiaries contained in the merger agreement;

•	certain pre-closing taxes of IDE and its subsidiaries and taxes of other persons for which IDE or its subsidiaries may be liable under tax law, as a transferee or successor, by contract or otherwise; or

•	certain taxes of Columbus, IDE and their respective subsidiaries resulting from the failure of the merger and certain other transactions to qualify for tax-free treatment;

•	any amounts paid pursuant to any judgment or settlement entered in connection with certain scheduled litigation;

•	any taxes imposed by any government entity as a result of Columbus’s failure to withhold pursuant to Section 1445 of the Internal Revenue Code of 1986 and the treasury regulations promulgated thereunder from the cash or shares payable pursuant to the merger agreement payable to any holder of IDE common stock or IDE preferred stock that did not deliver to Columbus a duly executed “Non-Foreign Person Affidavit”; or

•	Columbus’s enforcement of its indemnity rights.
          Subject to the other limitations contained in the merger agreement, the Columbus indemnitees shall be entitled to be indemnified exclusively (other than in the case of fraud, willful misrepresentation or intentional breach) from the escrowed indemnity shares in accordance with the escrow agreement, and such escrowed indemnity shares shall constitute the sole source of recovery for any claims by Columbus indemnitees arising under the merger agreement. Such indemnification is limited to the aggregate amount of the value of the escrow. In addition, the survival period for any claims under the merger agreement is ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009 and, with respect to breach of a representation or warranty, has a $1,000,000 deductible and, with respect to certain scheduled litigation, exceeds a scheduled amount. Accordingly, we will be prevented from seeking indemnification for any claims of breach of a representation or warranty until the aggregate of all such claims exceeds $1,000,000 and then only to the extent of such excess and we will be prevented from seeking indemnification for any claims in connection with certain scheduled litigation until it exceeds a scheduled amount and then including the entire amount of any such loss, provided that to the extent losses with respect to the scheduled litigation are less than the scheduled amount, it shall be counted toward the $1,000,000 deductible, and we will have no indemnification for claims arising after ten (10) business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009, the survival period. Nothing shall preclude or in any way restrict any Columbus indemnitee from seeking additional remedies in respect of losses resulting from fraud, willful misrepresentation or intentional breach. For the purposes of determining the amount of any losses for which Columbus may be entitled to indemnification, any representation or warranty contained in the merger agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
Escrow Representative
          Stephen Cope is designated by IDE and its stockholders to serve as the agent of such stockholders, as the initial escrow representative. The escrow representative (including any successor or successors thereto) shall act as the representative of IDE stockholders, and shall be authorized to act on behalf of IDE stockholders with respect to any claims made by any Columbus indemnitee for indemnification (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The escrow representative shall be the only party entitled to assert the rights of IDE stockholders and shall perform all of the obligations (other than payment) of IDE stockholders.
          IDE stockholders shall be bound by all actions taken by the escrow representative in its capacity as such. The escrow representative shall promptly, and in any event within ten (10) business days, provide written notice to IDE stockholders of any action taken on behalf of them. Neither the escrow representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under the merger agreement, except in the case of its gross negligence or willful misconduct. The escrow representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of the merger agreement.
          The escrow representative shall not be authorized to incur any expense, hire any consultant, advisor or legal counsel, or take any action other than (i) as expressly authorized by the merger agreement or the escrow agreement or (ii) upon the written request of IDE stockholders entitled to a majority of the escrowed indemnity shares. Each IDE stockholder shall jointly and severally indemnify the escrow representative from and against such IDE stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the escrow representative) suffered or incurred by the escrow representative arising out of or resulting from any such action taken or omitted to be taken by the escrow representative in its capacity as escrow representative. The escrow representative shall not be entitled to any compensation for his, her or its services in such capacity.
          In the event that the escrow representative shall resign or be unable to act for any reason, the escrow representative (or his, her or its legal representative) shall select a successor escrow representative to fill such vacancy, and such successor shall be deemed to be the escrow representative for all purposes. Upon the appointment of a successor escrow representative under the merger agreement, such successor escrow representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor escrow representative under the merger agreement, and the predecessor escrow representative will be discharged from such predecessor escrow representative’s duties and obligations under the merger agreement.
Post-Merger Employment Agreements
          As a condition to closing the merger, IDE is required to deliver employment agreements executed by Messrs. Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin. These agreements, entered into by IDE in December 2008, govern the terms and conditions of the executives’ employment after the merger. A summary of the terms of the employment agreements can be found above under the heading “Interests of Directors and Officers of IDE in the Merger - Post-Merger Employment Agreements”.

OTHER AGREEMENTS RELATED TO THE MERGER
Shareholders’ Agreement
          As a condition to closing the merger, Columbus, IDE Acquisition, the Founders and the IDE Shareholders have entered into a shareholders’ agreement, which will be effective upon the closing of the merger.
          Under the shareholders’ agreement, the IDE stockholders agree not to transfer any shares of Columbus common stock issued to them in the merger and the Founders agree not to transfer any shares of Columbus common stock held by them, or issuable upon the exercise of warrants, at or prior the closing of the merger, excluding any shares of Columbus common stock that may be acquired by IDE or the Founders after the signing of the merger agreement, for a period of one year after the closing of the merger, with certain limited exceptions for transfers to Permitted Transferees (as defined below) if the transferee agrees to be bound by the terms of the lock-up exceptions.
          “Permitted Transferees” means, with respect to any shareholder party to the shareholders' agreement, any other shareholder party to the shareholders’ agreement and (i) any affiliate of the shareholder or any general or limited partner, member or equity holder of any shareholder or any employee thereof (collectively, the “Shareholder Affiliates”); (ii) with respect to any shareholder that itself is a Permitted Transferee of a current or past shareholder (an “Original Shareholder”), any Original Shareholder; (iii) any trust, corporation, limited liability company or partnership, the beneficiaries, shareholders, members or general or limited partners of which, include only his or her spouse, members of his or her immediate family or household or his or her lineal descendants; and (iv) any person that acquires Columbus common stock from the shareholder by virtue of the laws of descent and distribution upon death of such shareholder or pursuant to a qualified relations order.
          In addition, the Founders agree that the Columbus common stock and insider warrants owned by them and held in escrow will continue to be subject to the restrictions and other provisions of the Stock Escrow Agreement and Warrant Escrow Agreement, each dated as of May 18, 2007, by and among Columbus, certain of our initial stockholders and Continental Stock Transfer & Trust Company. These shares of Columbus common stock have been placed in escrow until the earliest of (i) one year after consummation of a business combination or (ii) a subsequent consummation of a liquidation, merger, stock exchange or other similar transaction which results in all of Columbus’s stockholders having the right to exchange their shares of common stock for cash, securities or other property. While these shares are held in escrow, the holders of these securities may not transfer their securities, with certain exceptions for private transfers where the transferee agrees to be bound by the terms of the Stock Escrow Agreement. The insider warrants have been placed in escrow and will not be released until 30 days after the completion of a business combination. The initial stockholders have agreed that the insider warrants will not be sold or transferred by them until 30 days after Columbus has completed a business combination.
          Pursuant to the shareholders’ agreement, at the closing, the board will consist of seven directors, of which the Founders will designate one Founder Director, the IDE Shareholders will designate two IDE Shareholder Directors and four members of the board of directors of Columbus will be Independent Directors, of which the Founders will designate two members and the IDE Shareholders will designate two members. It is anticipated that after the consummation of the merger Andrew Intrater will serve as the initial Founder Director and Stephen D. Cope and Stephen Goodland will serve as the initial IDE Shareholder Directors.
          The Founder Director and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s third annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders, one of the Independent Directors designated by IDE and one of the IDE Shareholder Directors will be appointed to the class of directors with a term expiring on Columbus’s second annual meeting of stockholders after consummation of the merger. One of the Independent Directors designated by the Founders and one of the Independent Directors designated by IDE will be appointed to the class of directors with a term expiring on Columbus’s first annual meeting of stockholders after consummation of the merger.
          The shareholders’ agreement will provide for certain registration rights beginning after the expiry of the applicable transfer restrictions. Under the shareholders’ agreement, the IDE Shareholders and the Founders will be afforded demand rights, registration rights and piggyback rights.

          At any time and from time to time after the date that is 12 months following the closing, a majority-in-interest of the IDE Shareholders (or their Permitted Transferees) or of the Founders (or their Permitted Transferees) may make a written demand for registration under the Securities Act of all or part of their registrable securities (a “Shareholder Demand Registration”); provided, however, Columbus will not be obligated to effect (i) more than four Shareholder Demand Registrations requested by the IDE Shareholders or more than two Shareholder Demand Registrations requested by the Founders or (ii) any such registration if the value of the registrable securities that a majority-in-interest of IDE Shareholders or Founders propose to sell in their demand for a Shareholder Demand Registration is less than $15,000,000 or $5,000,000, respectively.
          A majority-in-interest of the IDE Shareholders (or their Permitted Transferees) or the Founders (or their Permitted Transferees) may at any time after the date that is 12 months following the closing demand in writing that Columbus register the resale of any or all of such registrable securities on Form S-3; provided, however, that Columbus will not be obligated to effect such request through an underwritten offering. Columbus will not be obligated to effect any such registration (i) if Form S-3 is not available for such offering or (ii) if the value of the registrable securities that a majority-in-interest of the IDE Shareholders or the Permitted Transferees of the IDE Shareholders or the Founders or the Permitted Transferees of the Founders propose to sell in their demand for a Shareholder Demand Registration is less than $15,000,000 or $5,000,000, respectively.
          In addition, upon the request of any shareholder following the closing, the parties agree that Columbus will, within 180 days following the closing, file a registration statement on Form S-3 (or other registration form if Columbus is not eligible to use Form S-3) with respect to the resale of any of the registrable securities requested by the IDE Shareholders and the Founders to be included in such registration statement, and Columbus will use its reasonable efforts to cause such registration statement to become effective as soon as is practicable; provided, however, that any resales of registrable securities will in all circumstances be subject to the transfer restrictions described above.

          The shareholders’ agreement also contains customary provisions with respect to indemnification and contribution in connection with any registration statement or prospectus filed thereunder.
          The shareholders’ agreement will terminate (a) with respect to the IDE Shareholders, on the date when the IDE Shareholders hold a number of shares of common stock that is less than 25 percent (25%) of (x) the number of outstanding shares of common stock held by the IDE Shareholders at the closing less (y) any shares of common stock purchased, other than pursuant to the merger agreement, by the IDE Shareholders after the date of the shareholders’ agreement and at or prior to the closing and (b) with respect to the Founders, on the date when the Founders hold a number of shares of common stock that is less than 25% of (x) the number of outstanding shares of common stock held by the Founders at the closing less (y) any shares of common stock purchased by the Founders after the date of the shareholders’ agreement and at or prior to the closing, provided, however, that, in either case, (i) the transfer restriction provisions of the shareholders’ agreement will survive any termination, (ii) the rights conferred to the IDE Shareholders in connection with registration rights will survive until the IDE Shareholders no longer own any common stock, (iii) the rights conferred to the Founders in connection with registration rights will survive until the Founders no longer own any common stock or Founder warrants, and (iv) the provisions in connection with indemnification and contribution, and underwriting and distribution will survive any termination.
Letter Agreements
          Stephen D. Cope, IDE’s Chairman, Chief Executive Officer, President and Secretary, and certain other IDE shareholders have agreed, upon the request of Columbus to the extent that Columbus, in its sole discretion, determines that the Merger Proposal may not receive sufficient votes at the annual meeting, to purchase shares of Columbus common stock (with the payment for such shares not being required to be made until the consummation of the merger) at or prior to the consummation of the merger through privately negotiated transactions with one or more third parties who are institutions or other sophisticated investors that are identified by Columbus as having voted against or indicated an intention to vote against the Merger Proposal at the annual meeting. Notwithstanding the foregoing, Mr. Cope and certain other IDE shareholders will not be required to purchase shares for proceeds of more than $10,000,000, and $4,500,000, respectively, provided that none of Mr. Cope or such other IDE shareholders will be required to make such purchases if the price per share of any such purchases exceeds the Trust Value Per Share. Any purchases will in all cases be made in compliance with all applicable laws, including Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. Immediately following closing of the merger, Mr. Cope’s ownership in Columbus will be 13.7% or 32.6% if the additional consideration described above is paid in full in shares of Columbus common stock), excluding any amounts repurchased by him.

Escrow Agreement
          At the closing of the merger, Columbus, Stephen D. Cope, as the Sellers’ Representative (“Sellers’ Representative”), and Continental Stock Transfer & Trust Company, as the Escrow Agent, will enter into an escrow agreement in customary form and substance as reasonably agreed to by Columbus and IDE. The escrow agreement will govern for indemnity purposes the terms of, and limit the transferability of, the escrowed shares. As the owners of the escrowed shares, the IDE stockholders party to the escrow agreement will be entitled to full dividend and voting rights with respect to the escrowed shares.
          On the second business day following 10 business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009, the Escrow Agent will release from the escrow account a number of escrowed shares equal to the excess of the number of the escrowed shares then held in the escrow account over the sum of the aggregate amount of unsatisfied or disputed claims for losses specified in claims notices properly delivered on or prior to 10 business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009 (based on the average of the closing price of Columbus common stock for the 10 consecutive business days immediately prior to 10 business days following the filing of Columbus’s Annual Report on Form 10-K for the year ended December 31, 2009). Upon such release, the released escrowed shares will be delivered to the IDE stockholders, pro rata. Any escrowed shares held with respect to any unsatisfied or disputed claims for indemnification will continue to be held in the escrow account until the final resolution of such claims, and upon such final resolution, will be applied in satisfaction of such claim for indemnification and any amounts in excess of the amounts needed to satisfy such claims for indemnification will be delivered in accordance with the preceding sentence.

PROPOSAL 2 — THE FIRST AMENDMENT PROPOSAL
Proposal
          We are seeking your approval to authorize the board of directors to amend and restate Columbus’s amended and restated certificate of incorporation to increase the number of authorized shares of Columbus common stock from 39,000,000 shares to 200,000,000 shares. The increase in the number of authorized shares of common stock is being undertaken as a result of and in conjunction with the merger with IDE. As a result of the issuance of shares in the merger and the assumption of options and warrants and the adoption of a new Equity and Incentive Plan, as described in the Incentive Plan Proposal, we may require additional shares of common stock to be reserved in our Second Amended and Restated Certificate of Incorporation in order to effect the merger and execute our business plan. Accordingly, this First Amendment Proposal is conditioned upon and subject to the approval of the Merger Proposal.
          Of the 39,000,000 shares of Columbus common stock currently authorized, as of December 31, 2008, 17,500,000 shares were issued and outstanding (which includes 4,311,063 reserved subject to possible conversion as of December 31, 2008). 14,375,000 shares were reserved for issuance upon exercise of Columbus’s currently outstanding publicly traded warrants (including the warrants which have not been separated from Columbus’s currently outstanding publicly traded units), and 1,250,000 shares were reserved for issuance for the shares underlying the underwriter’s purchase option to purchase 625,000 units and 3,650,000 shares were reserved for issuance for the shares underlying the insider warrants. As a result, 21,500,000 shares of common stock are currently available for future issuance. It is anticipated that pursuant to the Merger Proposal Columbus will have to issue up to 6,234,414 (based on a Trust Value Per Share of $8.01 as of December 31, 2008) shares of common stock. Accordingly, following the transaction and approval of the First Amendment Proposal, approximately 176,265,586 shares of common stock will remain available for issuance. The combined company also may need additional shares of common stock from time to time in connection with other potential corporate transactions, none of which is currently contemplated. Accordingly, an increase in the number of authorized shares of common stock is desirable in order to ensure that a sufficient number of shares are available for issuance following completion of the transactions described in Proposal 1. The issuance of additional shares of Columbus common stock as a result of an increase in the number of authorized shares may significantly dilute the equity interests of our current stockholders.
          Our board of directors unanimously has recommended that our stockholders approve the First Amendment Proposal. The proposed Second Amended and Restated Certificate of Incorporation would provide a sufficient number of available shares to enable us to close the transactions discussed in the Merger Proposal and would provide the board of directors of Columbus with the ability to issue additional shares of common stock without requiring stockholder approval of such issuances except as otherwise may be required by applicable law or the rules of any stock exchange on which the securities may be listed, including NYSEAlternextUS. The form of amended and restated certificate of incorporation as expected to be approved and filed after giving effect to this amendment is attached as Annex B. If the Merger Proposal is not approved, the First Amendment Proposal will not be presented at the annual meeting. Other than as disclosed herein, our board of directors does not intend to issue any common stock except on terms that the board of directors of the combined company deems to be in the best interest of the combined company and its stockholders.
Potential Anti-takeover Effects
           The additional shares of common stock that would become available for issuance if the proposal were adopted could also be used by Columbus to oppose an unsolicited takeover attempt or delay or prevent changes in control or management of Columbus. For example, without further stockholder approval, the board of directors of Columbus could approve the sale of shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the current board of directors. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any unsolicited takeover attempt (nor is the board of directors currently aware of any such attempts directed at Columbus), stockholders should be aware that approval of this Proposal 2 could facilitate future efforts by Columbus to deter or prevent changes in control of Columbus, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices. For a discussion of certain other potential anti-takeover effects under Delaware law and in our certificate of incorporation and bylaws, see “Information about Columbus — Description of Columbus Securities — Delaware Anti-Takeover Law” and “Information about Columbus Description of Columbus Securities — Other Anti-Takeover Provisions” on pages 193 and 194.
Required Vote
          Approval of the First Amendment Proposal requires the affirmative vote of holders of at least a majority of the shares of Columbus common stock issued and outstanding as of the Record Date.

Abstentions and Broker Non-Votes
          Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker-non votes will have the same effect as a vote against the First Amendment Proposal.
Recommendation
          The board of directors has determined unanimously that the First Amendment Proposal to increase the number of authorized shares of Columbus common stock as described above is fair to, and in the best interests of, Columbus and its stockholders.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE FIRST AMENDMENT PROPOSAL.

PROPOSAL 3 — THE SECOND AMENDMENT PROPOSAL
Proposal
          Assuming the Merger Proposal is approved by Columbus stockholders, Columbus is proposing, effective after the consummation of the merger, (A) to remove provisions of Article Seventh of Columbus’s amended and restated certificate of incorporation relating to the dissolution and liquidation of Columbus in the event that a business combination is not consummated prior to May 18, 2009, (B) to replace (1) the entirety of Article Sixth of Columbus’s amended and restated certificate of incorporation with a provision providing that Columbus is to have perpetual existence and (2) the entirety of Article Seventh of Columbus’s amended and restated certificate of incorporation with a provision providing that Columbus reserves the right to amend, alter, change or repeal any provision in Columbus’s amended and restated certificate of incorporation in the manner now or hereafter prescribed therein and by the laws of the State of Delaware, all of which relate to the operation of Columbus as a blank check company prior to the consummation of a business combination and (C) amend certain other ministerial provisions of Columbus’s amended and restated certificate of incorporation. Article Seventh of the amended and restated certificate of incorporation of Columbus contains restrictions on certain activities of Columbus from the consummation of the IPO until the closing of a business combination, including, restrictions on use of the funds in the trust account, the vote required to consummate a business combination, and the election of stockholders to convert their shares of Columbus into a pro rata portion of the trust account. The form of amended and restated certificate of incorporation as expected to be approved and filed after giving effect to all of the proposed amendments described in this proxy statement is attached as Annex C. If the Merger Proposal is not approved, the Second Amendment Proposal will not be presented at the annual meeting.
          In the judgment of our board of directors, the Second Amendment Proposal is desirable because the provisions to be amended as described above relate to the operation of Columbus as a blank check company prior to the consummation of a business combination. These sections will not be applicable following consummation of the merger. The provisions that will replace these sections are necessary to adequately address the post-merger needs of Columbus as an operating company.
Required Vote
          Approval of the Second Amendment Proposal requires the affirmative vote of holders of at least a majority of the shares of Columbus common stock issued and outstanding as of the Record Date.
Abstentions and Broker Non-Votes
          Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker-non votes will have the same effect as a vote against the Second Amendment Proposal.
Recommendation
          The board of directors has determined unanimously that the Second Amendment Proposal to remove certain provisions containing procedural and approval requirements applicable to Columbus prior to the consummation of the merger that will no longer be operative after the consummation of the merger is fair to, and in the best interests of, Columbus and its stockholders.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE SECOND AMENDMENT PROPOSAL.

PROPOSAL 4 — THE THIRD AMENDMENT PROPOSAL
Proposal
      Our amended and restated certificate of incorporation currently provides that our classified board structure will terminate on the consummation of any business combination. The Third Amendment Proposal, if approved by stockholders, would permit our board of directors to continue to be divided in three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years, following the merger. The Columbus board of directors believes that a classified board structure will help to assure the continuity and stability of the board of directors and Columbus’s business strategies and policies as determined by the board of directors, because a majority of the directors at any given time will have prior experience on the board of directors. This continuity and stability fosters a greater focus on long-term strategic planning and other areas of oversight, thereby enhancing Columbus’s value to stockholders. Moreover, this continuity helps Columbus attract and retain qualified individuals willing to commit the time and dedication necessary to understand Columbus, its operations and its competitive environment — and who the board of directors believes are therefore better positioned to make decisions that benefit Columbus’s stockholders. In addition, while the classified board could delay or prevent changes in control or management of Columbus, Columbus believes that the classified board would serve to protect Columbus from unfair treatment of Columbus stockholders in takeover situations, by making it more difficult and time-consuming to take control of the board of directors without prior board approval. By preventing third parties from replacing a majority of the board at any given time, and eliminating the threat of abrupt removal, the board can evaluate takeover proposals with the diligence required, appropriately consider alternatives and negotiate effectively, all in the best interests of stockholders. For a discussion of certain other potential anti-takeover effects under Delaware law and in our certificate of incorporation and bylaws, see “Information about Columbus — Description of Columbus Securities — Delaware Anti-Takeover Law” and “Information about Columbus — Description of Columbus Securities — Other Anti-Takeover Provisions” on pages 193 and 194.
Required Vote
     Approval of the Third Amendment Proposal requires the affirmative vote of holders of at least a majority of the shares of Columbus common stock issued and outstanding as of the Record Date.
Abstentions and Broker Non-Votes
     Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as a vote against the Third Amendment Proposal.
Recommendation
     The board of directors had determined unanimously that the Third Amendment Proposal to maintain our current classified board is fair to, and in the best interests of, Columbus and its stockholders.
     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE THIRD AMENDMENT PROPOSAL.

PROPOSAL 5 — THE FOURTH AMENDMENT PROPOSAL
Proposal
          Our current name will not adequately reflect our business operations in the event the merger with IDE is consummated. Accordingly, we believe that changing our name to “Integrated Drilling Equipment Company” in connection with the merger will better reflect our operating business upon completion of the merger. The form of amended and restated certificate of incorporation as expected to be approved and filed after giving effect to all of the proposed amendments is attached as Annex C. If the Merger Proposal is not approved, the Fourth Amendment Proposal will not be presented at the annual meeting.
Required Vote
          Approval of the Fourth Amendment Proposal requires the affirmative vote of holders of at least a majority of the shares of Columbus common stock issued and outstanding as of the Record Date.
Abstentions and Broker Non-Votes
          Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker-non votes will have the same effect as a vote against the Fourth Amendment Proposal.
Recommendation
          The board of directors has determined unanimously that the Fourth Amendment Proposal to change the name of Columbus to “Integrated Drilling Equipment Company” is fair to, and in the best interests of, Columbus and its stockholders.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE FOURTH AMENDMENT PROPOSAL.

PROPOSAL 6 — THE EQUITY AND INCENTIVE PLAN PROPOSAL
Background
          Columbus is requesting that stockholders vote in favor of adopting the Equity and Incentive Plan. The board of directors of Columbus has approved the Equity and Incentive Plan, subject to approval from the stockholders at the annual meeting and consummation of the merger. Upon consummation of the merger, the Equity and Incentive Plan will be utilized by Columbus with respect to the officers, directors and employees of and consultants to Columbus. In the event that this proposal is not approved or the merger is not consummated, then the Equity and Incentive Plan will not be adopted.
          The purposes of the Equity and Incentive Plan are to create incentives designed to motivate employees to contribute significantly toward the growth and profitability of Columbus, to provide executives, directors and other employees, and persons who, by their position, ability and diligence, are able to make important contributions to the growth and profitability of Columbus, with an incentive to assist it in achieving long-term corporate objectives, to attract and retain executives and other employees of outstanding competence, and to provide such persons with an opportunity to acquire an equity interest in Columbus.
          Columbus may grant incentive and non-qualified stock options, stock appreciation rights, restricted stock awards, stock bonus awards, performance awards, other stock-based awards and other cash-based awards, or collectively, awards, to its officers, directors, key employees, consultants and advisors, and those of its subsidiaries. Generally, all classes of employees are eligible to participate in the Equity and Incentive Plan. No options, restricted stock or other awards under the Equity and Incentive Plan have been made or committed to be made as of the date of this joint proxy statement/prospectus.
          The following is a summary of the material provisions of the Equity and Incentive Plan and is qualified in its entirety by reference to the complete text of the Equity and Incentive Plan, a copy of which is attached to this proxy statement as Annex D.
Stock Subject to the 2009 Equity and Incentive Plan
          Columbus has reserved a maximum of 10,000,000 shares for issuance upon the exercise of awards to be granted pursuant to the Equity and Incentive Plan. Each share issued under an option or under a restricted stock award will be counted against this limit. Shares to be delivered at the time a stock option is exercised or at the time a restricted stock award is made may be available from authorized but unissued shares or from stock previously issued but which we have reacquired and hold in our treasury.
     No equity awards under the Equity and Incentive Plan have yet been determined or granted. Any such awards would be determined by the board of directors or Compensation Committee of Columbus following the closing of the merger. The benefits to be derived under the Equity and Incentive Plan by grantees will depend on a number of factors, including the value of the common stock and the number and terms of awards to be granted.
          In the event of any change in outstanding shares by reason of any reorganization, recapitalization, stock split, stock dividend, combination of shares, asset acquisition, consolidation, issuance of rights or other similar transactions, the number of shares which may be issued upon exercise of outstanding options, and the exercise price of options previously granted under the Equity and Incentive Plan, will be proportionally adjusted to prevent any enlargement or dilution of the rights of holders of previously granted options as may be appropriate to reflect any such transaction or event.
Administration
          The board of directors of Columbus will establish a compensation committee that, among other duties, will administer the Equity and Incentive Plan. The Compensation Committee will be composed of two or more members of the board of directors, all of whom will be “non-employee directors” within the meaning of Rule 16b-3(b)(3) of the Securities Exchange Act of 1934, as amended and “outside directors” within the meaning of Section 162(m) of the Code. Members of the compensation committee will serve at the pleasure of the board of directors. In connection with the administration of the Equity and Incentive Plan, the Compensation Committee will have full and final authority and discretion as follows:
•	to select the employees and other persons who will be granted awards under the Equity and Incentive Plan;

•	to grant awards to participants in such combination and in such amounts as it shall determine and to determine the terms and conditions applicable to each such award;

•	to determine the amount, if any, that a participant shall pay for restricted stock, the nature of the restrictions applicable to the restricted stock, and the duration of the restricted period applicable to the restricted stock;

•	to determine the actual amount earned by each participant with respect to such awards, the terms and conditions of all award agreements (which need not be identical) and with the consent of the participant, to amend any such award agreement at any time, among other things, to permit transfers of such awards to the extent permitted by the Equity and Incentive Plan, except that consent of the participant shall not be required for any amendment which (A) does not adversely affect the rights of the participant or (B) is necessary or advisable (as determined by the Committee) to carry out the purpose of the award as a result of any change in applicable law;

•	to determine consistent with the Code whether an option that is granted to a participant is a non-qualified stock option or an incentive stock option, the number of shares to be covered by each such option and the time or times when and the manner in which each option shall be exercisable;

•	to amend any incentive stock option with the consent of the participant so as to make it a non-qualified stock option;

•	to cancel, with the consent of the participant, any outstanding award(s) and to grant new award(s) in substitution therefor;

•	to grant a stock appreciation right in connection with the grant of an option or separately;

•	to accelerate the exercisability (including exercisability within a period of less than one year after the grant date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any award or any group of awards for any reason and at any time, including in connection with a termination of employment or consultancy;

•	subject to the provisions of the Equity and Incentive Plan, to extend the time during which any award or group of awards may be exercised;

•	to treat all or any portion of any period during which a participant is on military leave or on an approved leave of absence from Columbus or a subsidiary as a period of employment or service of such participant by Columbus or any subsidiary for purposes of accrual of his or her rights under his or her awards;

•	to interpret the Equity and Incentive Plan and make all determinations necessary or advisable for the administration of the Equity and Incentive Plan including the establishment, amendment or revocation from time to time of guidelines or regulations for the administration of the Equity and Incentive Plan, to cause appropriate records to be established, and to take all other actions considered necessary or advisable for the administration of the Equity and Incentive Plan; and
•	to take any other action with respect to any matters relating to the Equity and Incentive Plan for which it is responsible.
Types of Awards
          The Equity and Incentive Plan permits the Compensation Committee to grant the following types of awards.
          Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our common stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionees. The exercise price for each stock option granted under our Equity and Incentive Plan will be determined by the board of directors or a committee of the board at the time of the grant, but will not be less than fair market value on the date of the grant. No option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, the Committee may, in its discretion, impose limitations on exercise of all or some options granted under our Equity and Incentive Plan, such as specifying minimum periods of time after grant during which options may not be exercised. Options granted under the Equity and Incentive Plan will vest at rates specified in the option agreement at the time of grant. The Equity and Incentive Plan also contains provisions for the Committee to provide in the participants’ option award agreements for accelerating the right of an individual employee to exercise his or her stock option or restricted stock award in the event of retirement or other termination of employment. No cash consideration is payable to us in exchange for the grant of options.
          The Equity and Incentive Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or Non-Qualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 422 of the Code. Incentive Stock Options may be granted only to Columbus’s employees or employees of its subsidiaries, and must be granted at a per share option price not less than the fair market value of Columbus common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of outstanding stock of all classes representing more that 10% of the total combined voting power of all of the outstanding stock of Columbus of all classes entitled to vote in the election of directors, the per share option price must be not less than 110% of the fair market value of one of the shares on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of shares of Columbus common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.
          The exercise price for Non-Qualified Options may not be less than the fair market value of shares of Columbus common stock on the date the Non-Qualified Option is granted. Non-Qualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. The exercise price of stock options may be paid in cash, in whole shares, in a combination of cash and shares of Columbus common stock, or in such other form of consideration as the board of directors or the committee of the board may determine, equal in value to the exercise price. However, only shares which the option holder has held for at least six months on the date of the exercise may be surrendered in payment of the exercise price for the options. In no event may a stock option be exercised after the expiration of its stated term.

          Stock Appreciation Rights. A stock appreciation right permits the grantee to receive an amount (in cash, common stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the grantee multiplied by the excess of the fair market value of shares of Columbus common stock on the exercise date over the stock appreciation rights’ exercise price. Stock appreciation rights may or may not be granted in connection with the grant of an option. The exercise price of stock appreciation rights granted under the Equity and Incentive Plan will be determined by the Committee; provided, however, that such exercise price cannot be less than the fair market value of a share on a date the stock appreciation right is granted (subject to adjustments). A stock appreciation right may be exercised in whole or in such installments and at such times as determined by the board of directors or a committee of the board.
          Restricted Stock. Restricted shares of Columbus common stock may be granted under the Equity and Incentive Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as the Committee may determine to be appropriate at the time of making the award. In addition, the Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the grantee, be delivered to and held by us until such restrictions lapse. The Committee, in its discretion, may provide in the award agreement for a modification or acceleration of shares of restricted stock in the event of permanent disability, retirement or other termination of employment or business relationship with the grantee.
          Stock Bonus Awards. The Committee may grant stock bonus awards, alone or in tandem with other awards under the Equity and Incentive Plan, subject to such terms and conditions as the Committee may determine and as may be evidenced by the applicable award agreement.
          Performance Awards. The Committee may grant performance awards, alone or in tandem with other awards under the Plan, to acquire shares of Columbus stock or cash in such amounts and subject to such terms and conditions as the Committee may from time to time in its sole discretion determine, subject to the terms of the Equity and Incentive Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Internal Revenue Code, unless the Committee shall determine otherwise, the performance awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the Participant has a legally binding vested right to such award.
          In the event that the Committee grants a performance award (other than a nonqualified option or incentive stock option) that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Code, the following rules will apply: payments under the performance award will be made solely on account of the attainment of one or more objective performance goals. The performance goals must be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the performance award relates (or one third of such period of service, if the service period is less than 90 days). The performance goal(s) to which the performance award relates may be based on one or more of the following business criteria applied to Columbus or, a subsidiary:
•	revenue,

•	economic value added (EVA),

•	net income,

•	operating income,

•	unit volume,

•	return on stockholders’ equity,

•	return on sales,

•	stock price,

•	earnings per share,

•	growth in earnings per share,

•	earnings before interest, taxes, depreciation and amortization (EBITDA),

•	cash flow,

•	sales growth,

•	margin improvement,

•	income before taxes (“IBT”),

•	IBT margin, return on investment,

•	return on capital,

•	return on assets,

•	values of assets,

•	market share,

•	market penetration goals,

•	personnel performance goals,

•	business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities),

•	regulatory compliance goals,

•	customer retention goals,

•	customer satisfaction goals,

•	goals relating to acquisitions or divestitures,

•	gross or operating margins,

•	operating efficiency,

•	working capital performance,

•	expense targets and/or productivity targets or ratios.
          Other Stock or Cash-Based Awards. The Committee is authorized to grant other stock-based awards or other cash-based awards, as deemed by the Committee to be consistent with the purposes of the Equity and Incentive Plan. To the extent necessary to satisfy the short-term deferral exception to Section 409A of the Code, unless the Committee shall determine otherwise, the awards shall provide that payment shall be made within 2 1/2 months after the end of the year in which the participant has a legally binding vested right to such award. With respect to other cash-based awards intended to qualify as performance based compensation under Section 162(m) of the Internal Revenue Code, (i) the maximum value of the aggregate payment that any participant may receive with respect to any such other cash-based award that is an annual incentive award is $750,000 and, (ii) the maximum value of the aggregate payment that any participant may receive with respect to any such award that is a long-term incentive award is the amount set forth in clause (i) above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve. Payments earned hereunder may be decreased or, with respect to any participant who is not a “covered employee” as defined in Section 162(m)(3) of the Code, increased in the sole discretion of the Committee based on such factors as it deems appropriate. No payment shall be made to a “covered employee” as defined in Section 162(m)(3) of Code prior to the certification by the Committee that the performance goals have been attained. The Committee may establish such other rules applicable to the other stock-or cash-based awards to the extent not inconsistent with Section 162(m) of the Code.
Transferability
          Awards are not transferable other than by will or by the laws of descent and distribution. Restricted stock awards are not transferable during the restriction period.

Termination of Employment/Relationship
          Awards granted under the Equity and Incentive Plan that have not vested will generally terminate immediately upon the grantee’s termination of employment or business relationship with Columbus or any of its subsidiaries for any reason other than death. The board of directors or a committee of the board may determine at the time of the grant that an award agreement should contain provisions permitting the grantee to exercise the stock options for any stated period after such termination, or for any period the board of directors or a committee of the board determines to be advisable after the grantee’s employment or business relationship with Columbus terminates by reason of retirement, disability, death or termination without cause. Incentive Stock Options will, however, terminate no more than three months after termination of the optionee’s employment, twelve months after termination of the optionee’s employment due to disability and three years after termination of the optionee’s employment due to death. The board of directors or a committee of the board may permit a deceased optionee’s stock options to be exercised by the optionee’s executor or heirs during a period acceptable to the board of directors or a committee of the board following the date of the optionee’s death but such exercise must occur prior to the expiration date of the stock option.
Dilution; Substitution
          As described above, the Equity and Incentive Plan will provide protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, asset acquisitions, consolidations, reorganizations or similar transactions. New award rights may, but need not, be substituted for the awards granted under the Equity and Incentive Plan, or the obligations of Columbus with respect to awards outstanding under the Equity and Incentive Plan may, but need not, be assumed by another corporation in connection with any asset acquisition, consolidation, acquisition, separation, reorganization, sale or distribution of assets, liquidation or like occurrence in which Columbus is involved. In the event that the Equity and Incentive Plan is assumed, the stock issuable with respect to awards previously granted under the Equity and Incentive Plan shall thereafter include the stock of the corporation granting such new option rights or assuming the obligations of Columbus under the Equity and Incentive Plan.
Amendment of the Equity and Incentive Plan
          The board of directors may amend the Equity and Incentive Plan at any time. However, without stockholder approval, the Equity and Incentive Plan may not be amended in a manner that would:
•	increase the number of shares that may be issued under the Equity and Incentive Plan;

•	materially modify the requirements for eligibility for participation in the Equity and Incentive Plan;

•	materially increase the benefits to participants provided by the Equity and Incentive Plan; or

•	otherwise disqualify the Equity and Incentive Plan for coverage under Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended.
          Awards previously granted under the Equity and Incentive Plan may not be impaired or affected by any amendment of the Equity and Incentive Plan, without the consent of the affected grantees.

Accounting Treatment
          Under GAAP with respect to the financial accounting treatment of stock options used to compensate employees, upon the grant of stock options under our Equity and Incentive Plan, the fair value of the options will be measured on the date of grant and this amount will be recognized as a compensation expense ratably over the vesting period. Stock appreciation rights granted under the Equity and Incentive Plan must be settled in shares. Therefore, stock appreciation rights granted under the Equity and Incentive Plan will receive the same accounting treatment as options. The cash Columbus receives upon the exercise of stock options will be reflected as an increase in capital. No additional compensation expense will be recognized at the time stock options are exercised, although the issuance of shares upon exercise may reduce basic earnings per share, as more shares would then be outstanding.
          When Columbus makes a grant of restricted stock, the fair value of the restricted stock award at the date of grant will be determined and this amount will be recognized over the vesting period of the award. The fair value of a restricted stock award is equal to the fair market value of shares of Columbus common stock on the date of grant.
          Due to consideration of the accounting treatment of stock options and restricted stock awards by various regulatory bodies, it is possible that the present accounting treatment may change.
Tax Treatment
          The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the Equity and Incentive Plan.
          Incentive Stock Options. An optionee will not realize any taxable income upon the grant or the exercise of an Incentive Stock Option. However, the amount by which the fair market value of the shares covered by the Incentive Stock Option (on the date of exercise) exceeds the option price paid will be an item of tax preference to which the alternative minimum tax may apply, depending on each optionee’s individual circumstances. If the optionee does not dispose of our shares acquired by exercising an Incentive Stock Option within two years from the date of the grant of the Incentive Stock Option or within one year after the shares are transferred to the optionee, when the optionee later sells or otherwise disposes of the shares, any amount realized by the optionee in excess of the option price will be taxed as a long-term capital gain and any loss will be recognized as a long-term capital loss. Columbus generally will not be entitled to an income tax deduction with respect to the grant or exercise of an Incentive Stock Option.
          If any shares of Columbus common stock acquired upon exercise of an Incentive Stock Option are resold or disposed of before the expiration of the prescribed holding periods, the optionee would realize ordinary income, instead of capital gain. The amount of the ordinary income realized would be equal to the lesser of (i) the excess of the fair market value of the stock on the exercise date over the option price; or (ii) in the case of a taxable sale or exchange, the amount of the gain realized. Any additional gain would be either long-term or short-term capital gain, depending on whether the applicable capital gain holding period has been satisfied. In the event of a premature disposition of shares of stock acquired by exercising an Incentive Stock Option, we would be entitled to a deduction equal to the amount of ordinary income realized by the optionee.
          Non-Qualified Options. An optionee will not realize any taxable income upon the grant of a Non-Qualified Option. At the time the optionee exercises the Non-Qualified Option, the amount by which the fair market value at the time of exercise of the shares covered by the Non-Qualified Option exceeds the option price paid upon exercise will constitute ordinary income to the optionee in the year of such exercise. Columbus will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the optionee. If the optionee thereafter sells such shares, the difference between any amount realized on the sale and the fair market value of the shares at the time of exercise will be taxed to the optionee as capital gain or loss, short-or long-term depending on the length of time the stock was held by the optionee before sale.
          Stock Appreciation Rights. A participant realizes no taxable income and Columbus is not entitled to a deduction when a stock appreciation right is granted. Upon exercising a stock appreciation right, a participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and Columbus will be entitled to a corresponding deduction. A participant’s tax basis in the shares received upon exercise of a stock appreciation right will be equal to the fair market value of such shares on the exercise date, and the participant’s holding period for such shares will begin at that time. Upon sale of the shares received upon exercise of a stock appreciation right, the participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the participant’s tax basis in such shares.
          Restricted Stock Award. A recipient of restricted stock generally will not recognize any taxable income until the shares of restricted stock become freely transferable or are no longer subject to a substantial risk of forfeiture. At that time, the excess of the fair market value of the restricted stock over the amount, if any, paid for the restricted stock is taxable to the recipient as ordinary income. If a recipient of restricted stock subsequently sells the shares, he or she generally will realize capital gain or loss in the year of such sale in an amount equal to the difference between the net proceeds from the sale and the price paid for the stock, if any, plus the amount previously included in income as ordinary income with respect to such restricted shares.
          A recipient has the opportunity, within certain limits, to fix the amount and timing of the taxable income attributable to a grant of restricted stock. Section 83(b) of the Code permits a recipient of restricted stock, which is not yet required to be included in taxable income, to elect, within 30 days of the award of restricted stock, to include in income immediately the difference between the fair market value of the shares of restricted stock at the date of the award and the amount paid for the restricted stock, if any. The election permits the recipient of restricted stock to fix the amount of income that must be recognized by virtue of the restricted stock grant. Columbus will be entitled to a deduction in the year the recipient is required (or elects) to recognize income by virtue of receipt of restricted stock, equal to the amount of taxable income recognized by the recipient.
          Other Types of Awards. With respect to other awards under the Equity and Incentive Plan, generally when the participant receives payment with respect to an award, the amount of cash and fair market value of any other property received will be ordinary income to the participant, and Columbus generally will be entitled to a tax deduction in the same amount.
          Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1.0 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, our ability to deduct compensation income generated in connection with the exercise of stock options or stock appreciation rights granted under the Equity and Incentive Plan should not be limited by Section 162(m) of the Code. Further, Columbus believes that compensation income generated in connection with performance awards granted under the Equity and Incentive Plan should not be limited by Section 162(m) of the Code. The Equity and Incentive Plan has been designed to provide flexibility with respect to whether restricted stock awards or other awards will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to any such award are based solely upon the satisfaction of one of the performance goals set forth in the Equity and Incentive Plan, then Columbus believes that the compensation expense relating to such an award will be deductible by us if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with us).
          Certain Awards Deferring or Accelerating the Receipt of Compensation. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, imposes certain new requirements applicable to “nonqualified deferred compensation plans.” If a nonqualified deferred compensation plan subject to Section 409A fails to meet, or is not operated in accordance with, these new requirements, then all compensation deferred under the plan may become immediately taxable. Stock appreciation rights and certain other awards which may be granted under the plan may constitute deferred compensation subject to the Section 409A requirements. It is Columbus’s intention that any award agreement governing awards subject to Section 409A will comply with these new rules.
Required Vote
          Approval of the Equity and Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Columbus common stock represented in person or by proxy and entitled to vote at the annual meeting. Assuming the presence of a quorum of more than 50% of the shares of Columbus common stock, the failure to vote will have no effect on the outcome of the vote.
Recommendation
          The board of directors has determined unanimously that the Incentive Plan Proposal is fair to, and in the best interests of, Columbus and its stockholders.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

PROPOSAL 7 – THE DIRECTOR PROPOSAL
Proposal
           Columbus’s board of directors is currently divided into three classes, each of which serves for a term of three years, with only one class of directors being elected in each year. The term of office of the first class of directors, consisting of Rolf Zimmermann and Jason Lustig, will expire at the annual meeting of stockholders. The term of office of the second class of directors, consisting of Michael W. Ernestus and Eric Zachs will expire at the second annual meeting. The term of the third class of directors, consisting of Andrew Intrater and Barry J. Rourke, will expire at the third annual meeting. Columbus’s board of directors will continue to be classified if the Merger Proposal and the Third Amendment Proposal are approved by Columbus stockholders. As a result, two directors will be elected at the annual meeting to hold office for a term expiring at the 2012 annual meeting of stockholders or until their successors are elected and qualified. However, at the closing of the merger, pursuant to the shareholders’ agreement, the board of directors will be reconstituted and the Founders will designate one Founder Director, the IDE Shareholders will designate two IDE Shareholder Directors, and four members of the board of directors of Columbus will be Independent Directors, of which the Founders will designate two members and the IDE Shareholders will designate two members. See “Other Agreements Related to the Merger — Shareholders’ Agreement” beginning on page 97. Upon completion of the merger, Messrs. Zimmerman and Lustig will resign from the board of directors if they are not designated by the Founders or the IDE Shareholders to serve as directors of Columbus following the merger.
          Messrs. Rolf Zimmermann and Jason Lustig have been nominated as candidates for election. The election of the foregoing as directors is not conditional upon the approval of the Merger Proposal. Unless authority is withheld, the proxies solicited by the board of directors will be voted “FOR” the election of these nominees. In case any of the nominees becomes unavailable for election to the board of directors, an event that is not anticipated, the persons named as proxies, or their substitutes, will have full discretion and authority to vote or refrain from voting for any other candidate in accordance with their judgment.
          For biographical summaries of these nominees and additional information about our board of directors and committees thereof, see “Information about Columbus” starting on page 159.
          Assuming the election of the individuals set forth above, the board of directors and management positions of Columbus will be as follows:

Name	Age	Position
Andrew Intrater	46	Chairman of the Board and Chief Executive Officer
Michael W. Ernestus	59	Executive Director and President
Jason Epstein	35	Senior Vice President
Paul F. Lipari	40	Senior Vice President
Michael Sloan	35	Senior Vice President and Chief Financial Officer
Barry J. Rourke	58	Director
Eric Zachs	49	Director
Rolf Zimmermann	62	Director
Jason Lustig	46	Director
Required Vote
          The election of each nominee for director requires the affirmative vote of a plurality of the shares of Columbus common stock cast at the annual meeting. Two (2) directors have been nominated by the board of directors, all of which are incumbent directors to continue to serve as Directors. The board of directors recommends that Messrs Zimmermann and Lustig serve as Class A Directors (Director Proposal). Proxies received by Columbus will be voted FOR the election of these two Directors, unless marked to the contrary. A shareholder who desires to withhold voting of the proxy for all or one or more of the nominees may so indicate on the proxy.
Abstentions and Broker Non-Votes
          Abstentions and broker non-votes are counted for purposes of determining the presence of a quorum. Abstentions and broker non-votes will have no effect on the election of the nominees to the board of directors.
Recommendation
          The board of directors has determined unanimously that the Director Proposal to elect directors of Columbus is in the best interests of Columbus.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE DIRECTOR PROPOSAL.

PROPOSAL 8 — THE ADJOURNMENT PROPOSAL
Proposal
          An adjournment proposal, if presented by Columbus’s board of directors, would allow the annual meeting to be adjourned to a later date or dates, if necessary, to permit further solicitation of proxies in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the consummation of the merger. In no event will Columbus solicit proxies to adjourn the annual meeting or consummate the merger beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law. Our bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the annual meeting and no new record date is fixed for the adjourned meeting. If the adjournment is announced at the meeting and is to a date not greater than 30 days after the original date fixed for the annual meeting and no new record date is fixed, Columbus will issue a press release advising stockholders of the date of the reconvened meeting. If the adjournment is to a date that is greater than 30 days or if a new record date is fixed, written notice will be provided to each stockholder.
Consequences If Adjournment Proposal Is Not Approved
          If an adjournment proposal is presented to the annual meeting and is not approved by the stockholders, Columbus’s board of directors will not be able to adjourn the annual meeting to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the annual meeting to approve the consummation of the merger. In such event, the merger will not be completed and, unless Columbus is able to consummate a business combination with another party no later than May 18, 2009, it will be required to liquidate.
Required Vote
          Approval of the Adjournment Proposal will require the affirmative vote of the holders of a majority of the shares of Columbus common stock represented in person or by proxy and entitled to vote thereon at the annual meeting.
Abstentions and Broker Non-Votes
          Abstentions will have the same effect as a vote against the Adjournment Proposal. Broker non-votes will have no effect on the Adjournment Proposal.
Recommendation
          The board of directors has determined unanimously that the Adjournment Proposal, if necessary, is fair to, and in the best interests of, Columbus and its stockholders.
          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT IDE
Industry Background
          The global energy industry continues to remain under pressure to meet energy demand in the face of worldwide population growth. A June 2008 report from the U.S. Census Bureau estimates that the world’s population will increase by roughly 1.6 billion people by 2030. Accordingly, global oil demand is forecasted by the U.S. Energy Information Administration (“EIA”) to expand by more than 25 million barrels per day, from 86 million barrels per day in 2007 to an estimated 113 million barrels per day in 2030. In addition, oil production is becoming more rig-intensive and expensive.
EIA Demand
Source: Energy Information Administration (EIA), October 2008 International Petroleum Monthly; Douglas Westwood, Energyfiles Ltd.
          In recent years, oil producers have responded to exploration hurdles in part by increasing capital expenditures for equipment and services. According to the 2007 Oilfield Market Report by Spears & Associates, Inc., an independent consulting and market research organization (“Spears” or “Spears & Associates”), spending on upstream oilfield equipment and services was expected to grow at a compounded 19.3% through the five years ending 2008, at which time these expenditures were expected to reach a total of $260 billion. The global rig industry, including products and services, has been a beneficiary of this trend in the worldwide energy markets. In addition, according to Spears, fundamental long-term growth in the global demand for energy, coupled with the requirement for increased drilling to sustain existing production levels, has caused the market for drilling rigs, parts and services to more than double since 2005, reaching $10.8 billion in 2007, and is expected to increase by nearly 40% to over $15.0 billion in 2009.
          While the drilling industry is a global business, it is often segmented into the North American market and the international market. Each of these regions share common exposure to the same macro themes, but also exhibit unique factors that drive the dynamics of their markets. For example, according to an October 2008 Spears Report (the “October 2008 Spears Report”), drilling activity in the North American market is driven by natural gas prices and gas-related drilling accounts for 75%-80% of rig activity. By contrast, the October 2008 Spears Report indicates that oil-related work accounts for 70%-

75% of international rig activity. Likewise, there is a notable distinction between the International Oil Companies (“IOCs”) who are the dominant factor in the North American market and the National Oil Companies (“NOCs”) who are the major force in many of the international markets. NOCs now control more than 70% of the global oil reserves according to the International Energy Agency (“IEA”). While profit and return on investment is a common driver of the decision process by the IOCs, the NOCs have an increased focus on the political and social issues related to their domestic oil economy, economic growth and national interests. The October 2008 Spears Report indicated a revision to earlier forecasts in light of the unexpected depth and duration of the global financial crisis and concluded that while North American market drilling activity is expected to move lower over the coming 12 months, overall rig count outside of North America is expected to continue to increase in 2009.
National Oil Companies
          NOCs are exerting more influence on global resource development. In most of the countries with the largest oil reserves, NOCs dominate the oil and gas industry in their respective countries. Conversely, IOCs are either not allowed to own and develop reserves or are subject to restrictions under prevailing laws and regulations where they operate. According to the IEA, NOCs own and control more than 70% of the world’s 2007 proven reserves and are projected to increase their share of world oil production from 57% in 2007 to 62% in 2030, accounting for 80% of total projected incremental production.

World Oil & Gas Proven Reserves	World Oil & Gas Production
2007	2007

Note: Production shares are based on preliminary data for gas for 2007. The super-majors are ExxonMobil, Shell, BP, Total and Chevron
Source: International Energy Agency 2008 World Energy Outlook, 11/12/08.
          To achieve this projected growth in production, NOCs are increasing their drilling expenditures and, according to the IEA, will account for an increasing percentage of global spending on oilfield services and equipment. Many NOCs possess the financial resources required to develop their reserves, reducing or eliminating the need for capital from IOCs. However, many NOCs also lack the technology and expertise to find, drill and produce these reserves and are turning to western drilling contractors and oilfield services providers, such as IDE, to provide equipment and services and to play a more direct role in resource development. Oilfield equipment and service providers have expanded their focus on the NOCs, and are developing new relationships and investing in local presences in these markets.
          NOCs are less sensitive to short-term fluctuations in commodity prices than IOCs due to their state ownership. NOCs are often expected to serve broader national goals, including ensuring energy security, promoting economic and social development and supporting public policy. Given the longer-term outlook for energy development and the economic importance of that development, IDE believes an economic downturn should have less of an impact on NOCs’ capital investment programs relative to those of privately-funded competitors.
          Drilling Industry Overview
          Most oil and gas operators do not own their own rigs and instead rely on specialized land rig contractors to provide the rig and the crew to do the drilling. Contract drilling is characterized by the high fixed costs of owning and operating the drilling rigs and low variable costs. The industry is highly fragmented and highly dependent on the level of drilling activity and rig utilization. Globally, Nabors Industries, Inc., Patterson-UTI Energy, Inc. and Helmerich & Payne are the top three land drilling contractors by revenues, with reported 2007 revenues of $3.4 billion, $1.75 billion and $1.5 billion, respectively. Despite the fact that there are between 200 and 300 land drilling contractors in North America, the top six contractors account for nearly 50% of the revenues. Internationally, most countries have no more than 5-10 land drilling contractors with equipment in country, not including the in-house drilling contractors of some NOCs that may provide most or all of the drilling requirements of their parent.

Land Contract Drillers	Revenues ($mm)
Company	2006	2007	2008E
Nabors Industries, Inc.	$3,329	$3,411	$3,600
Helmerich & Payne	1,212	1,584	1,900
Patterson-UTI Energy, Inc.	2,169	1,742	1,700
Ensign Resource Service Group, Inc.	1,369	1,222	1,400
Grey Wolf, Inc.	946	907	875
San Antonio	629	735	800
Schlumberger, Ltd.	460	615	700
Unit Corporation	699	628	650
Precisions Drilling Trust	865	629	650
Saipem SPA	300	415	650
Others	9,402	10,302	11,384

Total Market	$21,380	$22,190	$24,309
Source: Spears
          Spears has reported that land contract drilling revenues are expected to continue to grow between 2008 and 2014, particularly in international markets, which are dominated by NOCs.
          The land rig market is highly regionalized, both internationally and in North America, due to the high cost of moving rigs and large variations from region to region in the types of equipment that are required. Although rigs are mobile, their size and weight makes moving them over substantial distances very expensive. The requirements of the various regional rig markets tend to be driven by well types (gas vs. oil), well depth and environment. For example, remote international or frontier locations may require special equipment or features, such as crew quarters, water desalinization equipment, or enclosed and heated drilling floors or even helicopter transportable rigs which are required for extreme remote areas of exploration. Likewise, deep gas wells in the U.S. require powerful rigs, while less powerful rigs may be suitable for shallow oil and gas wells.
          Spears & Associates estimates that in 2008 an average of almost 5,320 land rigs will be actively drilling each day worldwide with the international market representing roughly 57% of the total global fleet. The October 2008 Spears Report predicts that approximately 560 and 575 new onshore rigs will be needed per year in 2009 and 2010, respectively, to sustain projected worldwide drilling activities. The October 2008 Spears Report predicts that over the next five years the active rig count in international markets will grow each year to 3,649 rigs by 2013, an increase of 631 rigs or 21% above 2008 levels. Over the same period, the report expects that North American rig count will decline in 2009 and 2010 before expanding again to a total of 2,464 rigs in 2013, and increase of 162 rigs or 7% over 2008 levels. According to Spears & Associates, global demand is expected to be highest in China, Russia, North America and Latin America. During 2008, the international market has experienced a steady increase in both rig activity and dayrates, while in the North American market, rig activity has risen but day rates have remained flat.
Global Active Average Rig Count — Onshore Rigs

	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009	2010	2012	2013	2014
New Rigs Added	201	209	189	216	231	236	551	771	624	560	575	550	560	570
Rigs Retired	591	601	482	620	500	574	500	464	480	514	517	526	533	539
Net Change in Rig Count	(390)	(392)	(293)	(404)	(269)	(338)	51	307	144	46	58	24	27	31
Source: Spears & Associates Report, October 2008.
          Spears & Associates suggest that suppliers of rig equipment and services to the international market should benefit because international contracts tend to be longer-term and less prone to cancellation due to governmental / NOC involvement. As a result, Spears expects equipment and service prices to rise roughly 10% on average in the coming year outside of the North American market. As shown in the table below, international markets exhibit some of the highest total rig count compound annual growth rates (“CAGR”) from 2008-2014.

	North America	Russia	Latin America	Middle East	Africa	Total

2014	2,565	1,087	324	210	133	4,319
2013	2,464	1,036	312	207	125	4,144
2012	2,361	986	301	203	118	3,969
2011	2,258	939	312	200	111	3,820
2010	2,157	895	307	197	103	3,659
2009	2,137	852	314	193	100	3,596
2008	2,302	811	301	188	94	3,696

CAGR	1.82%	5.00%	1.23%	1.86%	5.95%	2.63%

Source: Spears & Associates Report, October 2008.

Land Rig Equipment Market
          According to Spears & Associates, the projected average global rig equipment market from 2009 through 2014 is expected to exceed $11.9 billion annually, which represents a significant change from the historical average of $5.7 billion annually for the 10-year period preceding 2009.
Global Rig Equipment Market
Source: Spears & Associates Report, October 2008.
          According to the October 2008 Spears Report, global spending on rig equipment has almost tripled since 2005 largely because drilling contractors have increased their rig fleets in order to handle the increase in drilling activity and have undertaken projects to refurbish and reconfigure rigs as they age or are relocated to other regions. Generally, the demand for drilling rigs, rig parts and related services is dependent on specific drivers in the oil and gas industry. Capital expenditures for new drilling rigs and rig refurbishment, including the demand for rig parts and services, are positively correlated with oil and gas prices, rig utilization rates, rig day rates (the rate drilling contractors charge to operate drilling rigs on behalf of well operators) and age of the fleet. Although the current pullback in commodity prices is expected to lead to a slowdown in rig activity, particularly in North America, which is tied more directly to spot gas prices, the international markets are expected to remain relatively steady as these markets are driven more by oil prices and NOCs, whose drilling plans and budgets are longer term in nature, and are based on numerous non-economic objectives such as maintaining domestic employment, enhancing energy security, and increasing petroleum exports.
          The global drilling rig and equipment market typically is driven by the following factors:

          Global demand and the price of oil and gas. The global demand for oil and gas is affected by the level of spending by oil and gas companies for exploration, development and production. These expenditures are driven by the current and expected future prices for oil and gas, as well as the perceived stability and sustainability of those current and expected prices. IDE believes the following two economic factors will principally affect its industry in the coming years:
•	Expanding demand for oil and natural gas in developed and developing countries around the world, especially Latin America, Russia, China and India; and

•	Supply constraints relating both to diminishing supplies and limitations on transportation infrastructure.
          Expanding demand and constrained supplies have led to higher prices for oil and natural gas and increased drilling activity. Additionally, as more conventional reservoirs have been discovered and depleted from years of production, operators must increasingly turn to unconventional resources, including tight sands, shales and coal-bed methane. Each of these resources utilizes directional drilling equipment and expertise and has led to new technologies for rig designs. These resources characteristically require a greater number of drilled wells to optimize their producible reserves.
          Rig fleet utilization. Increased demand for oil and gas is the key driver of rig utilization. Historically, when rig fleet utilization — defined as the percentage of time a rig fleet is being utilized — is above 80%, drilling contractors increase spending for new rigs and rig refurbishment, as well as rig consumables and replacement parts. Conversely, when utilization falls below 80%, purchases of new drilling rigs and upgrades of existing rigs generally begin to drop.
          As shown in the below chart, world utilization is above 80% and significantly above that level in the international markets, indicating most of the world’s rigs are running near peak utilization.
Historical Land Rig Utilization, by Region

			Middle		Latin
	Europe	Africa	East	Asia	America	US	Overall

2006	96%	99%	88%	97%	92%	96%	95%
2007	97	86	94	95	90	86	94
2008	90	85	94	96	90	82	92
Source: 55th Reedhycalog Rig Consensus Document.
          According to the 55th Reedhycalog (a technology leader in the design and manufacture of roller cone drill bits and synthetic diamond) Rig Consensus Document, the U.S. rig utilization rate as of October 2008 was at 82%, which is causing pull back in capital expenditures related to rig fleet utilization. However, most of the international markets still remain at or near full capacity, supporting continued capital expenditures on rigs, rig equipment upgrades and parts.
          Rig Day Rates. According to Spears & Associates, land rig day rates exhibit very different dynamics in both the North American and international markets. International land rig day rates averaged $32,600 per day in the second quarter of 2008, an increase of 20% over the second quarter of 2007, which was a 30% increase over second quarter 2006 levels. In the United States, land rig day rates averaged $20,400 per day in second quarter 2008, down about 2% from 2007.

International Land Rig Market
Source: Spears & Associates Drilling and Production Outlook, September 2008.
          Age of the Rig Fleet. Fleet age is a driver of both replacement and refurbishment spending. As oil producers maintain high utilization rates, they accelerate the need to update or replace aging equipment in order to keep pace with production and operating cost targets. In addition, as new technologies come on line, older rigs are subject to upgrade via replacement or refurbishment. It is expected that a portion of the global rig fleet is reaching the end of its useful life and will need to be replaced or refurbished in the coming years. Further, a higher portion of the older fleet is operating in emerging markets, which are themselves expected to see increased rig demand to meet production challenges. Spears & Associates estimates that from 2009 through 2014 over 165 rigs per year will be retired from the North American market and over 360 rigs per year will be retired from the international market.

Global Retirement
Source: Spears & Associates Report, October 2008.
Refurbishments / Reconfigurations
          A typical drilling rig has a service life of 20 to 30 years and will require refurbishment or replacement of many of the subsystems and parts during that period. According to Spears & Associates, from 2004 to 2007, an average of 238 rigs per year were moved in or assembled from components in North America, creating refurbishment/reconfiguration opportunities.
Recent Developments and Commodity Prices
     The equity, credit and commodity markets have seen significant volatility in 2008 and early 2009. According to the EIA, oil spot prices for WTI crude oil have fallen from a high of $145 per barrel in July 2008 to an average of $41 per barrel in the month of December 2008. As of February 24, 2009, the WTI oil spot price was $39.96 per barrel. Future price levels are generally expected to depend on the magnitude and duration of the economic downturn as well as OPEC and non-OPEC behavior. In December 2008, OPEC cut oil production by 3.7 million barrels per day to decrease supply and bolster prices. The IEA February 2009 “Oil Market Report,” reports that the demand for world petroleum is expected to continue to decline in 2009, with the 2008 and 2009 drop in world oil use representing the first decrease in oil demand since the early 1980s. The IEA forecasts world petroleum demand in 2009 to decrease approximately 1% as compared to 2008. The condition of the global economy is expected to remain the most important factor driving world oil prices.
     Since mid-2008, the natural gas markets have been similarly volatile. While the Henry Hub spot price for liquefied natural gas averaged $8.79 per mmBtu in 2008, the developing recession in the latter part of 2008 led to lower industrial demand for natural gas in the developed economies, which adversely affected pricing, particularly in the fourth quarter of 2008 and to date in 2009. At February 24, 2009, the Henry Hub spot price had fallen to $4.24 per mmBtu.
     The sharp drop in oil and gas prices in the later part of 2008 and early 2009 has resulted in lower drilling activity and higher inventories, which have led to rapid and substantial reductions in exploration and production expenditures. However, Spears & Associates suggests that equipment and service companies/divisions serving the international market are better positioned than their North American counterparts and that international contracts tend to be longer-term and less prone to cancellation due to NOC involvement.

Business Overview
          IDE and its predecessor companies have been active in providing services and products to the land drilling industry since 1991. IDE’s principal service and product offering consists of:
•	providing a range of extensive reconfiguration and refurbishment services for land rigs, primarily to repair and extend the life of its customers’ rigs, or to adapt them for different drilling environments (e.g., international use, cold weather use, etc);

•	manufacturing a broad range of key mechanical and electrical components for land rigs, which are used primarily in its refurbishment and reconfiguration services done by its customers, which are the land drilling service providers; and

•	manufacturing new land rigs based upon its own designs or customized to its customers’ specifications. IDE believes it is one of the two vertically-integrated land rig manufacturers in the United States.
          IDE’s customers are primarily land drilling contractors in North America, South America, the Middle East, Africa, Eurasia and Russia. IDE is currently targeting customers who intend to utilize the products and services in the international markets for the sale of its products and services based on where services are provided or on the location to which IDE has knowledge of where a product will be shipped. During the year ended December 31, 2008, 81% of IDE’s revenues were international and IDE is, therefore, less dependent upon the more volatile North American market. Most of these activities are focused on rigs engaged in drilling activities in international markets (not the U.S. or Canada), or rigs that are being transported to those markets in the future.
          IDE’s products and services are sold and marketed primarily by its own sales teams in Houston, Texas. In addition, IDE has a network of agent representatives in South and Central America, Africa and the Middle East. IDE is also seeking to develop its business presence in Russia through relationships held by Columbus.
          IDE’s primary operations are based at a 51,000-square-foot facility in Houston, Texas and a surrounding 30-acre rig yard which is used to execute reconfiguration and refurbishment services and manufacture and assemble new rigs. IDE also has field service teams located in Houston and Odessa, Texas, and Oklahoma City, Oklahoma to provide diagnostic and repair services to customers worldwide.
          In June 2008, IDE entered into a supplier agreement with Sherbrooke Enterprises Ltd., formerly known as FPI Holdings Company Limited (“Sherbrooke”), a British Virgin Islands holding company with operating subsidiaries located in the People’s Republic of China, that manufactures rig subsystems and other rig components and parts. IDE has been granted the exclusive right to resell a broad range of rig-related products sourced from Sherbrooke. IDE believes this relationship with Sherbrooke enables it to offer additional rig equipment and packages on a cost competitive basis for customers worldwide.
Competitive Strengths
          IDE is well positioned to execute its strategy and capitalize on international and domestic oil and natural gas market opportunities based on the following competitive strengths:
          IDE is a leading independent provider of land rig reconfiguration and refurbishment in the United States. IDE believes it is the largest independent provider in the U.S. of land rig reconfiguration and refurbishment services. Large land drilling contractors often maintain internal operations dedicated to repairing and refurbishing their own land rig fleet. However, the increasing globalization of the worldwide land rig fleet, the increasing age of the land rig fleets and the high fixed cost associated with maintaining a large rig yard has led to a growth in outsourced land rig services. As one of the largest and most experienced providers of reconfiguration and refurbishment services, IDE believes it is uniquely positioned to provide a customized, flexible, and cost-competitive alternative to internal rig services. Moreover, the recent declines in North American natural gas prices has had two effects which IDE believes will benefit its business:
•	First, it has led to land drilling contractors repositioning rigs to more stable international markets, where these contractors work for drilling sponsored by NOCs. IDE’s Houston facility is a strategic staging ground to reconfigure rigs for international applications before being shipped to those markets.

•	Second, the declines may result in many U.S. drilling contractors seeking to extend the life of their existing equipment as they defer new rig orders. IDE believes the continued aging of the land rig fleet and deferral of capital expenditures (i.e., new rigs) primarily in the U.S. will provide opportunities for IDE to expand its rig services business.
          IDE’s core end markets are South America, North Africa and the Middle East and other international markets where drilling contractors work for IOCs and NOCs and/or where NOCs have their own drilling operations. Over 80% of IDE’s revenues and backlog for the year ended December 31, 2008 were associated with drilling rigs that are performing activities in international markets, most notably in South America and the Middle East. IDE’s strategic focus and marketing efforts have been targeted towards meeting the complex and customized needs of international drilling contractors and U.S.-based contractors with significant operations in growing international markets. IDE believes this represents a competitive advantage for it in several ways:
•	International petroleum drilling, in particular in South America, the Middle East and Africa, has been historically more stable and consistent in the face of oil and natural gas price volatility. A majority of the drilling activities in these international markets are performed on behalf of NOCs, whose drilling plans and budgets are longer term in nature, and are based on numerous non-economic objectives such as maintaining domestic employment, enhancing energy security, and increasing petroleum exports.

•	The percentage of all oil production associated with NOCs has grown substantially to nearly 57% today, and is expected to continue to grow in the future. IDE believes its strategic positioning as a key rig services and equipment provider to the drilling contractors servicing NOCs and NOCs with their own drilling fleets will facilitate its growth.

•	IDE believes that its experience and marketing efforts in the international market will allow IDE to establish a presence in these countries, and will generate opportunities for joint ventures and acquisitions in these markets.
          IDE’s revenues are comprised of a balanced combination of different activities, which provide diversification in volatile market conditions. IDE’s businesses include providing reconfiguration and refurbishment services, manufacturing rig components, and vertically-integrated manufacturing of new rigs. IDE offers a broad range of refurbishment services involving system and subsystem work, such as fabrication of new mud tanks and mud systems, re-working, replacing or upgrading of electrical and power systems and reconfiguring existing rigs for harsh environmental conditions, such as for desert or cold climate operation. The refurbishment and reconfiguration component of IDE’s total solution offers sustaining revenues during periods of rig manufacturing slowdowns. IDE believes that its scope of services allows it to grow in a range of market conditions. IDE believes that the refurbishment and reconfiguration services it provides are more resistant to the effects of volatility in drilling activity, as contractors view these services as necessary to maintain their fleet, or critical to preparing rigs for new contracts. IDE’s business of manufacturing components is also resistant to a downturn in drilling activity, as most components and systems supplied by IDE are used in the repair or refurbishment of existing rigs. Finally, the vertically integrated rig manufacturing business will be driven by demand to replace the large number of rig retirements expected over the next five years in the international markets. These retirements are scheduled to occur irrespective of near term drilling activity in those markets.
          IDE’s management team is highly qualified to execute its business plan, and highly incentivized to meet its growth targets. The senior management team, led by IDE’s founder and CEO, Stephen Cope, have over 200 collective years of combined industry experience. The management team will own a significant percentage of the equity in Columbus following the transaction, aligning their interests with those of all shareholders, and in addition, have agreed to allow a significant portion of the acquisition purchase price to be payable as an earnout provision, based on meeting certain performance targets over 2009 and 2010.
Business Strategy
          IDE’s objective is to become one of the premier full-service suppliers to the land drilling industry, through both internal growth and strategic acquisitions. This strategy is targeted toward becoming a full-line provider of rig refurbishment and reconfiguration services, and a leading manufacturer of land-based drilling rigs, rig parts and related rig components to contract drilling companies worldwide.
          Expand IDE’s Drilling Rig Refurbishment and Reconfiguration Capabilities. IDE believes that up to 60 rigs per year in the global land rig fleet will require extensive refurbishment, and a significant number of existing rigs will be reconfigured to meet either extreme cold or desert drilling conditions for redeployment internationally. In June 2008, IDE doubled the number of rig pads at its Houston facility to meet this increased demand, and has increased the sales and marketing activities related to its rig refurbishment and reconfiguration businesses. IDE currently has 13 rig pads. IDE also expects that the rig refurbishment and reconfiguration market will continue to grow, as the global credit crisis will cause many drilling contractors to choose to refurbish aging rigs instead of replacing them with new ones. Another factor related to fleet age is the migration of aging rigs from the North American market to international markets in developing countries where older rigs may be more acceptable. IDE’s Houston-based facility is strategically located to perform refurbishment work on older North American rigs destined for Latin American markets.
          Expand IDE’s International Sales and Marketing Efforts. IDE’s revenues have historically been based on long-term relationships with major customers based in the United States (although for rigs that would be typically employed in the international market). IDE intends to continue to expand its marketing and sales efforts in a range of international markets. IDE’s strategy is to focus on the growing market for land-based rigs in Latin America, North Africa and the Middle East, where it believes it can leverage existing customer relationships to expand its market share. Target markets include Mexico, Brazil, Argentina, Bolivia, Columbia, Ecuador, Peru and Venezuela. In North Africa, IDE is targeting activities in Libya, Algeria and Tunisia, and in the Middle East, Saudi Arabia, Kuwait and Oman are key targets. In addition, IDE is targeting new local drilling contractors serving their domestic NOCs (PEMEX in Mexico, Petrobras in Brazil and PDVSA in Venezuela). In October 2008, Spears & Associates estimated that onshore drilling activity in Latin America will require an average addition of 38 new rigs per year between 2009 and 2014 to sustain the anticipated drilling activity. The same study reported that North Africa and the Middle East will require an average addition of 28 new rigs per year.

          Increase IDE’s Production and Sale of Complete Drilling Rigs. In 2006, IDE began providing comprehensive rig assembly services and, on behalf of a North American drilling contractor, completed the fabrication of the mud systems, tanks, mud pumps, power packages, rig winterization and electrical/mechanical rig-up testing for five new drilling rigs. In 2007, IDE completed similar services for an additional four new drilling rig packages. In 2008, IDE completed the construction of two complete 3,000 HP Standard Electric drilling rigs. IDE is currently constructing one 1,500 HP Standard Electric rig for delivery in early 2009 and is receiving major drilling equipment components from Sherbrooke to construct an additional 1,500 HP rig and two 2,000 HP rigs for delivery in early 2009. IDE intends to increase its production of custom-designed complete rig systems for sale in the North American and international markets.
           Pursue consolidation and expansion through acquisitions and joint ventures. The global rig equipment business includes a large number of small, privately-owned regional firms with narrow product and service offerings and limited capital. IDE believes that many of these firms may be attractive targets for consolidation over the next several years. According to Spears & Associates, large international drilling contractors, NOCs and local in-country contractors seek to source from vertically-integrated equipment providers rather than individual component suppliers. Furthermore, volatility in the financial markets may further pressure smaller, undercapitalized equipment providers to consolidate or seek partners, which could provide IDE with attractive acquisition or joint venture opportunities. IDE is currently evaluating several such opportunities, which, if successfully consummated, would expand its product offerings and allow it to offer more flexible and attractive financing alternatives to its customers. IDE believes management’s extensive relationships in the oil services sector, combined with Columbus’s private equity and financial experience, will provide it with a competitive advantage in identifying, evaluating and executing acquisition opportunities.
           Expand IDE’s Product Lines. IDE’s philosophy of offering customers highly-customized solutions for client needs has allowed it to develop a technical team with experience in working with IDE’s customers to provide solutions and enhancements to their existing rigs and related equipment by incorporating IDE’s technologies and services. This level of service has also provided IDE with the technology infrastructure and experience to permit IDE to continually expand its product offerings and services. IDE intends to continue this approach of partnering with customers to expand into new offerings and services.
IDE Products and Services
           IDE is a full service, vertically-integrated provider of services and products covering all aspects of the design, manufacture, refurbishment, reconfiguration, assembly and testing and field servicing of land-based drilling rigs, rig parts, and rig control systems.
IDE’s range of services includes:
•	Rig refurbishment and reconfiguring

•	Rig assembly and testing

•	Rig design

•	Rig field services

•	Full rig electrical control system services
IDE’s product suite consists of:

•	Complete drilling rig packages

•	Major rig components

•	Rig subsystems and parts

•	Rig electrical and control systems

•	Rig fabrication
Rig Services
          IDE provides a comprehensive range of rig-related services, including rig refurbishment, rig reconfiguration, rig design, rig assembly and testing, and rig field service.
          Rig reconfiguration and refurbishment. According to studies by Spears & Associates, the existing worldwide rig fleet is on average 25 years old, and, as a result, will need increasing amounts of repair, refurbishment and reconfiguration. IDE offers a broad range of rig refurbishment services, including:
•	fabrication of new mud tanks and mud systems
•	replacement and upgrading of the electrical and power systems
•	refurbishment and modification of the structural components
•	retrofitting and reconfiguration of existing rigs for harsh environmental conditions, such as for desert or cold climate operation
•	fabrication of substructure boxes to raise the floor height and the skidding systems to convert conventional land rigs to pad drilling rigs
•	modification and refurbishment services for offshore drilling rigs related to electrical upgrades and structural modifications
          Rig-Up and Rig Testing. Once IDE has designed a rig and procured all the necessary components, all components are shipped to IDE’s 30-acre rig-up facility in Houston, Texas, where up to 16 rigs can be simultaneously assembled and tested. During this “rig-up” process, all of the components, including the SCR control system and electrical systems, are assembled for the first time. During the testing process, each system of the rig undergoes a series of tests to ensure safe and efficient operation in compliance with the original design. Once the rig-up and testing are complete, the rig is typically disassembled and packed by IDE, and shipped by the customer to the customer’s drilling site.
          Rig Design. IDE custom-designs rigs to meet the needs of its customers. In addition to designing new rigs, IDE utilizes its design services in connection with its refurbishment, repair, modification and weatherizing of existing rigs.
          Rig Field Services. IDE provides drill site services to provide diagnostic support, modification and repair services to owners of rigs manufactured by IDE or by others. IDE’s service teams are based in Houston and Odessa, Texas, and Oklahoma City, Oklahoma, and typically can be sent to any on-site location within 24 hours.

          Electrical and SCR Control Systems and Services. IDE designs, repairs and retrofits integrated electrical systems and SCR control systems for a wide range of drilling rigs. IDE also provides a comprehensive collection of services in support of its I-DriveTM SCR control systems, including:
•	SCR Control System Design. Every I-Drive system is custom designed to meet the customer’s needs. After IDE’s design engineers meet with a customer to determine the optimal SCR configuration and design for a specific rig, IDE drafts an engineering plan that is developed with the assistance of the customer. The customer approves the plan prior to the start of production.

•	Equipment Installation. Once a system has been designed and manufactured, IDE is typically retained by the customer to install all of the electrical equipment in the customer’s rig. IDE’s I-Drive installations include full start-up and testing procedures.

•	System Start-Up. IDE’s team is also trained and experienced in electrical system rig start-up services, including the inspection of all installed electrical equipment and system start-up, as well as pulling, running and terminating all cables for the entire drilling rig.

•	On-Site Troubleshooting and Repair. IDE maintains a staff of mobile technicians who provide on-sight troubleshooting and repair of rig control systems. This team is capable of handling a wide range of on-site electronic and power problems, and typically can be deployed to any location within 24 hours.

•	Field Modification of Existing Equipment. IDE’s I-Drive certified technicians are deployed worldwide for a variety of field modifications, which typically range from the update of an electronic drive system to the preparation of a drive for an alternate utilization.

•	Retrofit and Rebuild of Existing Equipment. IDE retrofits and rebuilds existing systems to industry specifications and standards. In addition to having the personnel and facilities to provide these services, IDE also offers a high level of application experience in developing retrofit systems that best meet the market’s current requirements.
Complete Land Drilling Rig Manufacturing
          IDE manufactures complete land-based drilling rigs on a turnkey basis to meet specific customer specifications. Many of IDE’s rigs are custom-made to meet specific customer’s demands, and are delivered in a fully-functional condition with all subsystems integrated and tested.
          IDE is also vertically integrated, giving it the ability to manufacture the majority of the key components of a land rig.
          The following diagram illustrates the key components of a land-based drilling rig.

©2007 by Petroleum Extension Service (PETEX®) of The University of Texas. All rights reserved.

IEC	ARS	IDE/Sherbrooke	IDE Hydraulics Group
• Rig Power Systems	• Rig Fabrication	• Hoisting Systems	• Hydraulic Power Units

• AC 02 DC Drive Systems and HCC	• Rig Construction /Rig Up	• Mast and Substructures	• Other Rig Related Hydraulic Solutions

• Electrical Rig Up	• Testing and Commissioning	• Drawworks

• Engine Generators	• Complete Mud Systems	• Traveling Gear Rotary and Rotary Drives

• High Pressure Mud Pumps

• Top Drive

          According to Spears, vertically-integrated rig manufacturers that can offer all the key components of a rig are collectively projected to capture 64% of the global rig equipment market, while component suppliers are collectively projected to hold only about 36% of the global equipment market.
Rig Equipment Market Share
          Source: Spears & Associates Report, October 2008.
          IDE has a broad line of land drilling rigs as described below:
          Fast-Moving, Self-Erecting Rig. The Fast-Moving, Self-Erecting Rig is a new IDE rig design targeted towards drilling in geographically remote regions and situations in which numerous wells are drilled in fast succession, and as a result the mobility of the rig is a key criteria for efficiency. The Fast-Moving, Self-Erecting rig is a 1,000 to 1,500 HP diesel-electric rig used for intermediate drilling depths at locations in which cranes are unavailable and where highway load limits are constraints that can restrict rig moves. These conditions are common in the regions associated with the rapidly growing North American shale gas basins. The Fast-Moving, Self-Erecting rig is designed to be transported in a limited number of highway loads and can be configured as an exploration rig or a development rig.
          Standard, Self-Elevating Electric Rig. IDE’s Standard, Self-Elevating Electric Rig is a diesel- electric rig targeted at conventional drilling sites where rig move-trucks, cranes and support equipment are readily available. This rig is based on established, proven designs and provides a cost-effective solution to conventional drilling applications because it is easy to erect, disassemble, transport and operate. IDE’s Standard, Self-Elevating Electric Rig can be manufactured with a broad range of options, ranging from 1,000 HP to 3,000 HP designed to target drilling depths ranging from 8,500 feet to 30,000 feet. The rig can be custom-winterized to work in very cold environments, such as the North American Rocky Mountains, or custom-fitted to work in extremely hot environments, such as the Middle East, Africa and South America.
          Helicopter Rig. IDE’s Helicopter Rig is a mechanical or diesel-electric powered rig designed for exploration use in locations in which access or infrastructure is limited. Target markets for IDE’s Helicopter Rig are the Amazonas Region in South America and Papua New Guinea in Asia. IDE’s

Helicopter Rig can be manufactured with a broad range of options, and powered to target drilling depths ranging from 8,500 feet to 20,000 feet. The rig can be easily disassembled and packed into loads that fall within the conventional helicopter carrying capacity of 8,800 lbs per load. Each IDE Helicopter Rig is custom-design and optimized for the specific helicopters to be used in the transportation of the rig to its drill site.
          Standard Box-on-Box Electric Rig. IDE’s Standard Box-on-Box Electric Rig is a diesel-electric powered rig with a conventional box-on-box substructure design that targets primarily multi-well pad site development where cranes and other support equipment is readily available. The IDE Standard Box-on-Box Rig is offered with 1,000 HP to 3,000 HP systems having target drilling depths ranging from 8,500 feet to 30,000 feet and with numerous options. The box-on-box substructure design is easy to winterize for very cold climates, such as Alaska or Russia.
          IDE’s rig designs allow customers to have a wide range of options when acquiring a rig. A complete manufactured rig can range in price from $6 million to over $30 million, depending on the design and the options selected. IDE generally delivers complete land rigs 4-6 months from the time of the order, compared to the industry average of 12-18 months. IDE believes its ability to deliver rigs within a much faster timeframe is a competitive advantage.
Rig Electrical and Control Systems
          IDE is a leading manufacturer of integrated electrical systems and SCR control systems for a wide range of drilling rigs.
          Electrical Systems. The electrical system of a drilling rig includes all the major electrical components that enable a rig to function safely and efficiently. IDE’s electrical systems include rig power systems, electrical cabling, lighting systems, closed circuit video systems, gas and fire detection systems and communications systems and fire alarms.
          DC SCR Control Systems. The DC SCR control system controls and directs the electrical power to key rig components that are powered by large horsepower DC electric motors, including mud pumps, drawworks, rotary tables and top drives. IDE specializes in designing, manufacturing, installing and integrating customized DC SCR systems that monitor and control electrical power distribution throughout the drilling rig. The DC SCR control system is typically housed in a portable trailer, also known as the electrical control house, located near the rig’s substructure.
          IDE’s flagship control system is the I-DriveTM DC SCR, which is based on an established design that IDE believes has a strong reputation for durability, reliability and versatility. The I-Drive is available in five models and offers a broad selection of power options to suit IDE’s wide selection of rig designs and configurations. The key features of IDE’s I-Drive Control System are:
•	The control electronics are housed in a single plug-in module, which reduces troubleshooting time by minimizing replacement time of the control module;

•	Testing of all components are based on military specifications;

•	The modular design allows removal and replacement in less than 10 minutes;

•	State of the art electrical technology and system design features that extends component life significantly; and

•	All components are readily accessible from the front of the unit.

          AC/VFD Control Systems. In 2007, IDE introduced its IEC Centurion Vari-Drive, an AC/VFD system, and packaged two AC/VFD systems for a land-based drilling contractor that operates in North America. AC/VFD systems control large horsepower AC motors that are used to power many of the larger drilling machinery components. AC/VFD control systems were introduced to the offshore drilling industry in 1994 and have since become more popular on land rigs, initially for controlling top drives where lower weight and more precise rotational control over the DC system was desirable, and, more recently, for controlling the drawworks and mud pumps.
Rig Subsystems and Parts
          A typical land drilling rig has a useful life of between 20 and 30 years. However, most components wear out and are replaced regularly throughout the life of the rig, usually when a rig is refurbished or reconfigured (see “IDE Products and Services” on page 130 for additional detail). Additionally, many customers choose to mix and match separate subsystems from different vendors when purchasing a new rig. In June 2008, IDE entered into an exclusive supply agreement (see “Suppliers and Raw Materials” on page 138 for additional detail) with Sherbrooke through which IDE re-sells a wide variety of rig equipment components, rig subsystems and other rig components and parts that are manufactured by Sherbrooke.
Sales and Marketing
          IDE’s sales and marketing efforts are conducted primarily by in-house personnel and, to a lesser extent, by independent manufacturer’s representatives. IDE’s in-house sales and marketing employees, with the support of IDE’s sales engineers and sales estimators, are responsible for implementing marketing plans and sales programs, providing technical advice and customer service, handling customer inquiries, following up on shipments to customers, informing customers of special promotions, coordinating IDE’s trade shows and providing other types of customer service. Generally, the in-house personnel receive a base salary plus commission and manufacturer’s representatives receive a commission on sales.
          IDE believes that direct senior management involvement is crucial to establishing and maintaining long-term customer relationships. Accordingly, IDE’s senior management is actively involved in its marketing activities, particularly with major international drilling contractors. In addition, because a significant portion of products are customized to suit specific customer needs, IDE’s engineering team work directly with most of IDE’s customers to modify and customize IDE’s products to meet their specific needs.
          At February 23, 2009, IDE employed 12 individuals in its sales and marketing department, which is based at its corporate headquarters facilities in Houston, Texas. IDE also retains on a case-by-case basis independent sales agents that may be based out of Houston, Texas, for sales to Mexico, Venezuela, Bolivia, Columbia, Brazil, Peru, Argentina, Abu Dhabi, Dubai, Kuwait, Iraq and India.
Customers
          Most oil and gas companies do not own drilling rigs but instead rely on land-based drilling contractors to supply the rigs and crews required to drill oil and gas wells. As a result, the principal customers for IDE’s products and services are land-based drilling contractors.
          IDE has an active customer base. Over the past three years, IDE has sold its products to approximately 163 unique customers. The number of customers on an annual basis have ranged from 76 to 101 individual customers during any individual year. During the year ended December 31, 2008, IDE’s four largest customers accounted for 75% of IDE’s total sales, comprised of 40%, 23%, 9% and 3% for the top four customers, respectively. During the year ended December 31, 2007, IDE’s four largest customers accounted for 71% of IDE’s sales, comprised of 53%, 8%, 7% and 4% for the top four customers, respectively. During the year ended December 31, 2006, IDE’s four largest customers accounted for 58% of IDE’s sales, comprised of 28%, 16%, 13% and 1% for the top four customers, respectively.
Sales by Region
          IDE sells its products and services throughout the world. IDE categorizes its sales geographically based on the location to which IDE’s products are shipped or IDE has been informed will be shipped or at which IDE’s services are performed. The geographical distribution of IDE’s sales by percentage during the periods indicated was as follows:
Sales by Region

	For the Year Ended December 31,

	2008	2007	2006

U.S. & Canada	19.0%	58.3%	87.4%
Mexico, Central & South America	57.1%	9.7%	3.1%
Europe, Russia & Asia	5.6%	1.6%	0.1%
North Africa & Middle East	14.8%	27.6%	7.2%
Other International	3.5%	2.8%	2.2%

Suppliers and Raw Materials
          The raw materials required for IDE’s operations include steel, electrical wire/cable, rig lighting products, miscellaneous electrical components and other components, such as valves and pipes. IDE obtains IDE’s raw materials from a variety of suppliers and despite IDE’s concentration of purchasing certain materials from a few sources, IDE does not believe it is dependent upon any of its suppliers. IDE’s management believes that volume purchasing from a single source can provide pricing advantages. IDE typically purchases its raw materials on a purchase order basis as needed and generally has been able to obtain adequate supplies of raw materials for its operations. IDE will typically quote its customers after obtaining an estimate of the cost of the raw materials from its suppliers and will purchase all of the inventory needed to fulfill the order at or around the time of signing customer contracts to mitigate any risk of raw material price increases.
          In June 2008, IDE entered into an exclusive supply agreement with Sherbrooke that will enable it to sell a wide variety of subsystems and parts. Pursuant to the supply agreement, Sherbrooke agreed to manufacture exclusively on IDE’s behalf, and to supply IDE with, certain oil and gas parts and equipment, including the subsystems and parts described above. IDE was also granted the exclusive and royalty-free right to use during the term of the agreement any improvements or technical developments relating to such products that are discovered or developed by Sherbrooke. To maintain such exclusivity, IDE has agreed not to appoint any other agents, representatives or distributors for the manufacture or the sale of such products in North America, South America, the Middle East, Russia or India for as long as Sherbrooke is in full compliance with its obligations under the supply agreement and the applicable laws and regulations in such territories.
          The initial term of the supply agreement is four years, which will automatically be extended for successive one-year periods unless the agreement is otherwise terminated in accordance with its terms. Either party can terminate the supply agreement for cause or for convenience, upon 180 days prior written notice.
          In December 2008, IDE, Sherbrooke and Sherbrooke’s parent, Well Castle Ltd. (“Well Castle”), entered into a non-binding letter of intent (the “Sherbrooke LOI”), pursuant to which IDE has indicated its intent to acquire all of the capital stock or assets of Sherbrooke for a purchase price of $124,500,000, consisting of $35,00,000 in cash and $11,500,000 in common stock consideration due at closing, and up to $78,000,000 in additional consideration upon Sherbrooke achieving certain performance benchmarks.
          The proposed acquisition is subject to the negotiation and execution of a definitive purchase agreement, as well as additional conditions, including, but not limited to, (i) receipt of governmental, regulatory and third party consents; (ii) satisfactory completion of business, environmental, legal, tax and accounting due diligence by each of IDE and Sherbrooke; (iii) compliance with antitrust and other laws, rules and regulations and receipt of all necessary governmental approvals; (iv) the delivery by Sherbrooke of audited financial statements for the last three fiscal years in accordance with the U.S. generally accepted accounting principles; (v) no materially adverse change in the business of Sherbrooke between the date of the Sherbrooke LOI and the closing date; and (vi) satisfaction of other customary closing conditions. As a result of the above conditions and the non-binding nature of the Sherbrooke LOI, there can be no assurance that an agreement for the acquisition by IDE of Sherbrooke will be reached or that the proposed acquisition of Sherbrooke will be consummated by IDE.

Intellectual Property
          While IDE owns certain trademarks and trade logos, IDE primarily relies upon trade secrets, know-how and other unpatented proprietary information. Management believes patent and trademark protection are not material to IDE’s business. Certain of IDE’s key employees are parties to employment agreements that provide for confidentiality and the assignment of rights to innovations developed by them while employed by IDE. IDE also requires all key employees to enter into confidentiality and non-competition agreements to protect IDE’s confidential information. However, there is no assurance that those agreements will be enforceable if they are breached or, if enforceable, that they will adequately protect IDE.
Competition
          The largest manufacturer in the drilling rig and drilling rig component industry is National Oilwell Varco (“NOV”) based in Houston, Texas. NOV generated $5.7 billion in revenues in 2007 from designing, manufacturing, selling and servicing oil and gas wells, a 60% increase over the $3.6 billion in revenues in 2006. Because of the wide acceptance of NOV’s products by drilling contractors around the globe, NOV is able to price its products at a premium.
          The other leading rig manufacturers include Aker Kvaerner, a provider of engineering and construction services and technology products based in Norway, and Abbot Group/Bentec, a German manufacturer of mechanical and electrical components for land-based and offshore drilling rigs. Other key players in the global market include Baoji Oilfield Machinery Company (“Bomco”) and Honghua, which together dominate the land-rig manufacturing market in China. Due to cheaper labor and raw material costs, both Bomco and Honghua are able to price their products at a 30% to 40% discount from NOV’s prices. The industry also has a number of manufacturers that primarily serve their own domestic markets, such as Uralmash in Russia and Shengli Gaoyuan and Zhongyuan Mainrig, among others, in China. The major rig component manufacturers are Cameron International, Oil States International and Vetco International. The global land-rig manufacturing industry is also comprised of hundreds of smaller, regional players that IDE views as potential attractive acquisition opportunities.
               IDE believes competition in the drilling rig industry is based on performance, price, delivery times, reputation, quality and customer service. As noted above, the Chinese companies compete mainly on price while NOV has a strong brand recognition and reputation and is known for the quality of its products. IDE believes it is uniquely positioned to compete in this industry, because IDE has the advantages of speed, quality service, proven designs and quality components as a fully integrated rig manufacturer in addition to being a leading provider of refurbishment and reconfiguration services. IDE is able to deliver a complete rig within 4 to 6 months of receiving an order while the industry standard is 12 to 18 months. IDE also differentiates itself by being able to deliver customized products and services to its global customers on an expedited basis. IDE’s client service teams offer a comprehensive range of services on par with those provided by the industry leader, NOV, and IDE’s repair teams can be deployed worldwide within 24 hours. IDE’s major rig models are based on established designs and it also offers a range of innovative rigs to meet changing client needs. In addition, IDE has relationships with leading third-party providers of high-quality rig components.
Environmental Matters
          IDE is subject to environmental laws and regulations concerning emissions to the air, discharges to waterways, and generation, handling, storage, transportation, treatment and disposal of waste materials. IDE is subject to other Federal and state laws and regulations regarding health and safety matters. While

IDE believes it is currently in compliance with applicable environmental and health and safety laws and regulations, these laws and regulations are constantly evolving and it is impossible to predict whether compliance with these laws and regulations may have a material adverse effect on IDE’s company in the future.
Properties
          IDE or one of its subsidiaries leases four facilities in the United States, including the following manufacturing, service, warehouse and administrative facilities:

Lease
		Building	Property	Termination
Location	Description	Size	Size	Date
4514 Brittmoore Road Houston, Texas	Principal office of IEC-warehouse and office facilities	40,500 square feet of warehouse space and 8,300 square feet of office space	4.2 acres	February 14, 2014

6750 Bender Road Houston, Texas*	Principal office of ARS-covered fabrication facility and rig yard	51,000 square feet	30 acres	May 31, 2011

18 Augusta Pines Drive Suite 240E Spring, Texas	Executive and Sales offices	2,944 square feet	—	November 30, 2010

3030 S. Ann Arbor Oklahoma City, Oklahoma	Equipment office and storage space	6,000 square feet	—	N/A- Month to month lease

*	The landlord of the facility is an entity, one-third of which is owned by each of Stephen Cope, IDE’s Chief Executive Officer, Chairman, President and Secretary, Christopher Naquin, President of ARS, and Ronald Moreau, Vice President of Sales of IEC.
          IDE believes its existing facilities are adequate for its needs.
Employees
          As of February 23, 2009, IDE had approximately 274 permanent employees and 188 contract employees, located primarily in Houston, Texas. At such date, IEC employed approximately 174 individuals, of which 135 were in the field service or wiring/assembly departments. At such date, ARS employed approximately 79 individuals as roughnecks, drafters, engineers and project managers and an additional 188 contract employees for various roles. IDE is not subject to any collective bargaining agreements.
Legal Proceedings
          On June 5, 2008, Braemar Resources Limited and Braemar Holdings Limited (collectively, “Braemar”) filed a suit against Stephen D. Cope, Jerry Don Fletcher (“Fletcher”), FPI Holdings

Company Limited (“FPI”), IEC and (ARS and collectively with Mr. Cope, Mr. Fletcher, FPI and IEC, the “Defendants”) in the 11th Judicial District Court of Harris County, Texas. The complaint alleges that on July 17, 2007, Braemar entered into a Memorandum of Understanding (“MOU”) with Fletcher and FPI for the acquisition of 100% of FPI, and that during the MOU exclusivity period, Fletcher and FPI directly communicated with Mr. Cope and entered into an agreement with Mr. Cope, IEC and ARS to acquire FPI. The complaint alleges that Fletcher and FPI are liable for fraud and breach of contract, and Mr. Cope, IEC and ARS are liable for business disparagement, tortious interference with an existing contract and tortious interference with a prospective business advantage. The complaint also alleges that the defendants, collectively, knowingly engaged in a civil conspiracy.
          IDE believes the allegations in the Braemar complaint are wholly without merit and intends to vigorously defend against such allegations. Since these matters are in the preliminary stages, IDE is unable to predict the scope or outcome or quantify their eventual impact, if any, on IDE. At this time, IDE is also unable to estimate the associated expenses or possible losses of this litigation. IDE maintains insurance that may reduce its financial exposure for defense costs and liability for an unfavorable outcome, should it not prevail.
          From time to time, IDE may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of IDE’s business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of these matters as they arise will be subject to various uncertainties.
Directors
          IDE’s board of directors is responsible for the overall management of the company and elects IDE’s executive officers, who are responsible for administering IDE’s day-to-day operations.
          The following persons were elected to serve as IDE’s directors:

Name	Age	Company Title
Stephen Cope	57	Chairman, Chief Executive Officer, President and Secretary
Stephen Goodland	50	Chief Financial Officer, Treasurer and Director
          Stephen Cope. Chairman, Chief Executive Officer, President and Secretary. Mr. Cope founded IEC’s predecessor company, International Electric Co. in 1991 and has served as President and CEO since that time. Mr. Cope founded ARS in 2005 and serves as its CEO. Mr. Cope began his career in the oilfield in 1976 with Rig-A-Lite Co. Inc, where he was responsible for world wide products, systems and distributor sales. Mr. Cope resigned in 1981 to accept the position of President and CEO at Electrical Power Systems Inc. (“EPS”). Mr. Cope attended San Jacinto College in Houston, Texas.
          Stephen Goodland. Chief Financial Officer, Treasurer and Director. Mr. Goodland joined IEC as Vice President and Chief Financial Officer in April 2008. From September 2001 until he joined IEC, Mr. Goodland served as the Vice President of Finance for the US Offshore and briefly the US Land subsidiaries for Nabors Industries. From May 1994 until May 2000, Mr. Goodland was the Vice President Finance & Accounting of NATCO Group Inc. Prior to joining NATCO, he served for eight years as Controller & Assistant Secretary for Triten Corporation. Mr. Goodland received a Bachelor of Business Administration degree in Accounting from University of Wisconsin, Madison, and is a Certified Public Accountant.

Executive Officers of IDE Who Are Not IDE Directors
          IDE’s management team is comprised of experienced executives who have held executive positions in publicly-traded companies.
          The following persons were elected to serve as IDE’s executive officers or are IDE’s other significant employees:

Name	Age	Company Title
Eric Storm	53	Senior Vice President and Chief Financial Officer of IEC and ARS
Richard Dodson	57	Executive Vice President of Operations & Business Development of IDE
Edward Adams	59	Vice President of Sales & Marketing of IDE
Michael Pilkinton	58	President of IEC
Christopher Naquin	47	President of ARS
          Eric Storm. Senior Vice President and Chief Financial Officer of IEC and ARS. Mr. Storm has served as the Chief Financial Officer of IEC and its predecessor company since 2000. From 1998 to 2000, Mr. Storm was Controller for the Downhole Tools Division of IRI Corporation. From 1992 to 1998, Mr. Storm founded and served as CEO of a software and business consulting firm. From 1985 to 1992, Mr. Storm was Director of Finance for Wilson Learning Corporation. Mr. Storm holds a BBA in accounting from the University of Central Florida, and completed fifth year of accounting at Stetson University.
          Richard Dodson. Executive Vice President of Operations & Business Development of IDE. From 1994-2008 Mr. Dodson served in numerous capacities with TETRA Technologies, Inc. (NYSE) including President and Managing Director of TETRA Applied Technologies, L.P., a wholly owned subsidiary. Vice President Business Development from 2002-2007. Prior to his tenure at TETRA, Mr. Dodson owned and operated Pace-Atlas, Inc., Soncett Energy, Sunstone Corporation and Luckenback Drilling. Mr. Dodson attended Abilene Christian University.
          Edward Adams. Vice President of Sales & Marketing of IDE. Mr. Adams began his career in the oilfield in 1975, with Oilwell Division of US Steel Corporation, eventually serving as General Manager of Marketing and International Manufacturing from 1984-1987. In 1988, Mr. Adams became General Manager for U.S. Steel Supply Company, a steel distribution company and in 1989 joined Pacific Valves, a specialty valve manufacturer, as Director of Sales and Marketing. In 1992, Mr. Adams joined Pool Company serving from 1993 to 1998 as resident Operations Manager for Pool-Arabia, Saudi Arabian Joint Venture operating both land and offshore drilling and work-over rigs in Saudi Arabia and in 1998 returned to the U.S. as Vice President for Oklahoma based land drilling contractor, Bayard Drilling Company. Following an industry acquisition of Bayard Drilling, Mr. Adams purchased and ran his own manufacturing company for five years, later re-entering the energy industry in 2006, as Vice President International Sales for Stewart & Stevenson. Mr. Adams obtained his B.S. in Mechanical Engineering from Rose-Hulman Institute in Terre Haute, Indiana.
          Michael Pilkinton. President of IEC. Mr. Pilkinton joined IEC as President in 2008. Prior to joining IEC, Mr. Pilkinton had more than twenty-five years experience in various management positions with Global Marine and GSF Drilling, including most recently seven years as Manager for Electrical Engineering. Mr. Pilkinton holds a Bachelor of Science degree in electrical technology from the University of Houston and an MBA from Tulane University.
          Christopher Naquin. President of ARS. Mr. Naquin has served as President of ARS since its inception in November 2005. From 1992 to 2001, Mr. Naquin was an assistant project manager in charge of purchasing and daily rig up accounting for Sundowner Offshore Services (later acquired by Nabors Drilling). From January of 2001 to November 2005 he was a rig-up superintendent and refurbishment manager for Nabors Drilling USA (“NDUSA”). Mr. Naquin is a graduate of Stephen F. Austin State University.
Family Relationships
          There are no family relationships among IDE’s directors and officers.
Fees and Expenses
          TerraNova Capital Partners Inc. and its subsidiary, European American Equities, Inc. (collectively, “European American”), and RothCapital Partners, LLC (“Roth” and, collectively with European American, the “Placement Agents”) were retained by IDE in connection with the merger and will be paid a fee by IDE that includes (i)  cash compensation equal to 6% of (x) the amount of the funds held in the trust account that holds the proceeds of Columbus’s IPO as of two business days prior to the closing date of the merger, less (y) any amounts paid or payable to Columbus stockholders who exercise their right to convert their shares into cash (the “Trust Amount”), which amount shall be reduced by the amount of cash commission paid by IDE to the Placement Agents in connection with any private placement of IDE capital stock between the date of the merger agreement and the date of the closing of the merger, and (ii) warrants to acquire a number of shares of common stock of Columbus equal to 4% of (a) the Trust Amount divided by (b) the Trust Value Per Share, which number of warrants shall be reduced by the number of warrants issued by IDE to the Placement Agents in connection with any private placement of IDE capital stock between the date of the merger agreement and the date of the closing of the merger. The warrants to be issued to the Placement Agents will be substantially identical to the other warrants offered by Columbus in its IPO, except that the warrants to be issued will have an exercise price equal to the Trust Value Per Share, will provide for cashless exercise, will not be redeemable and will expire on the fifth anniversary of the closing of the merger.
Involvement in Certain Legal Proceedings
          To the best of IDE’s knowledge, none of its directors or executive officers has filed any bankruptcy petition, been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in IDE’s discussion below in “Transactions with Related Persons, Promoters and Certain Persons,” none of IDE’s directors, director nominees or executive officers has been involved in any transactions with IDE or any of IDE’s directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.
IDE’s Organizational History
          In 1991, Stephen Cope founded International Electric Co., the predecessor to IEC, to design and build silicon-controlled rectifier (SCR) drive systems for oil and gas drilling rigs and to provide rig electrical system design, installation and repairs services for the entire drilling rig electrical system. ARS was formed by Mr. Cope in August 2005 to expand the range of services offered by IEC to include mechanical services that are highly-complementary to IEC’s electrical services.
          IDE was organized under the laws of the State of Delaware in January 2008 to acquire the businesses of IEC and ARS, which were affiliated companies in the business of designing, manufacturing, installing and servicing oil and gas drilling equipment.
          On December 1, 2008, each of the owners of Queststar, IEC and IDE LLC, restructured their ownership by contributing all of their equity interests in Queststar, IEC, and IDE LLC to IDE Holdings or IDE GP, in the case of the general partnership interest of IEC, in exchange for all of the equity of IDE Holdings.
          On December 3, 2008, IDE acquired IDE Holdings by merging its wholly owned subsidiary with and into IDE Holdings, with IDE Holdings emerging as the surviving entity. As a result of these transactions, IDE Holdings, Queststar, ARS, IEC and IDE GP became IDE’s wholly owned subsidiaries.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF IDE
          The following is a discussion of IDE’s financial condition and results of operations comparing the fiscal years ended December 31, 2008, 2007 and 2006. The references to IDE below reflect the results of operations and financial condition of IEC and ARS, which were acquired on December 3, 2008. You should consider the foregoing when reviewing the financial statements of IDE and this discussion. You should read this section together with the audited financial statements of IDE, including the notes to those financial statements, as applicable, for the periods mentioned above.
Overview
          IDE is a private company incorporated in 2008 in the State of Delaware. IDE was founded to pursue an acquisition and corporate finance strategy intended to create a publicly-traded U.S. company engaged in the growing worldwide market for oil and gas drilling equipment. IDE’s strategy is to acquire operating companies that will enable IDE to position itself as one of the only fully-integrated companies providing design, manufacturing, installation and service of sophisticated rigs and components to drilling contractors and energy companies on a global basis.
          IDE’s business is currently conducted though IDE’s two operating segments, which include IEC and ARS. IEC designs and builds SCR drive systems and provides rig electrical system design, installation and repair services for the entire drilling rig electrical system. ARS manufactures drilling rig components, procures equipment, and assembles tests and repairs drilling rigs. Demand for IDE’s business is dependant upon, to a large degree, the level of spending by oil and gas companies for exploration, development and production activities. As a result a prolonged rise or fall in the price for oil could have a material affect on IDE’s financial position, results of operations and cash flows.
          The market for IDE’s drilling rigs, parts and related services is competitive and highly dependent on the general market conditions in the oil and gas industry. Capital expenditures on new drilling rigs are positively correlated with oil and gas prices, rig utilization rates and rig day rates (the rate drilling contractors charge to operate drilling rigs on behalf of well operators).
          WTI oil spot prices have fallen from a high of $145 per barrel in July 2008 to an average of $41 per barrel in December 2008, according to the EIA. As of February 24, 2009, the WTI oil spot price was $39.96 per barrel. According to the IEA February 2009 “Oil Market Report,” the outlook for world petroleum demand is expected to continue to decline in 2009, with the 2008 and 2009 drop in world oil use representing the first decrease in oil demand since the early 1980s. The IEA forecasts world petroleum demand in 2009 to decrease approximately 1% as compared to 2008.
          Since mid-2008, the natural gas markets have also been volatile. The Henry Hub spot price averaged $8.79 per mmBtu in 2008. However, as of February 24, 2009, the Henry Hub spot price had fallen to $4.24 per mmBtu.
          The sharp drop in oil and gas prices in the latter part of 2008 and early 2009 that resulted in lower drilling activity and higher inventories and the belief that demand will erode further in 2009 as a result of the economic slowdown, has led to rapid and substantial reductions in exploration and production expenditures. In 2009, North American rig counts have continued to fall and as of late February 2009 were approximately 36% below 2008 highs. The international rig count has been less affected to date, and in January 2009 had decreased from 2008 highs by 6%.
          Declining oil prices have caused some of IDE’s customers to delay certain of their new projects. Some customers have been affected by capital access issues that have constrained their ability to fund their programs.
          The stabilization and recovery in the demand for oil is the most important indicator of a future recovery in oilfield services activity. The recent years of increased exploration and production spending, however, have not been sufficient to substantially improve the supply situation. The age of the production base, accelerating decline rates and the smaller size of recently-developed fields will mean that any prolonged reduction in investment is expected to lead to a strong rebound in activity in the future.
          Within this volatile market, IDE revenue in 2008 grew by 88% versus 2007, with demand strongest in new and refurbished drilling rigs destined for international markets. IDE plans to continue to grow its revenues through sales of its products to areas outside of North America. IDE continues to believe in the strength of the long-term fundamentals of its business. However, the timing of IDE’s ability to achieve its sales growth could be impacted by the financial crisis, the ensuing negative impact on credit availability and the current excess supply of oil and natural gas. Forecasting the depth and length of the current recession and its impact on the declining demand for energy is challenging due to the many factors involved.
          The following discussion of IDE’s historical results of operations and financial condition should be read in conjunction with the audited financial statements of IDE, and the notes to such financial statements.

Results of Operations (in thousands)

	For the Year Ended December 31,
	2008		2007		2006

Statement of Operations Data:
Revenues	$177,932	100.0%	$94,844	100.0%	$57,255	100.0%
Cost of goods sold	135,173	76.0%	68,208	71.9%	41,214	72.0%
Gross profit	42,759	24.0%	26,636	28.1%	16,041	28.0%
Selling, general and administrative expense	15,204	8.5%	9,102	9.6%	8,777	15.3%
Depreciation and amortization expense	625	0.4%	490	0.5%	205	0.4%
Interest expense	4,638	2.6%	623	0.7%	168	0.3%
Interest income	(174)	(0.1)%	(126)	(0.1)%	(44)	(0.1)%
Loss on modification of long-term debt	12,576	7.1%	—	0.0%	—	0.0%

Income from continuing operations before income taxes	9,890	5.6%	16,547	17.4%	6,935	12.1%
Income tax (benefit) expense	(5,323)	(3.0)%	379	0.4%	85	0.1%
Income (loss) of variable interest entities	—		179	0.2%	(42)	(0.1)%

Net Income	$15,213	8.5%	$15,989	16.9%	$6,892	12.0%

For information about IDE’s segment financial reporting, see Notes to Consolidated Financial Statements.
          The results of operation include inter-segment elimination amounts between IEC and ARS for revenue of $5.0 million, $1.7 million and none for the years ended December 31, 2008, 2007 and 2006 respectively.
Year Ended December 31, 2008 Compared to Year Ended December 31, 2007
          Revenues. Revenues for the year ended December 31, 2008 increased $83.1 million, or 88%, to $177.9 million from $94.8 million for the year ended December 31, 2007. The increase resulted from increased revenues from both IEC and ARS, as IDE’s customers continued to increase spending for drilling equipment and services as a result of historically higher oil and natural gas prices.
          Revenues for IEC for the year ended December 31, 2008 increased $14.1 million, or 23%, to $74.8 million from $60.7 million for the year ended December 31, 2007. The increase resulted principally from a $14.8 million sale of a third party drilling rig to a customer in South America.
          Revenues for ARS for the year ended December 31, 2008 increased $72.2 million, or 201%, to $108.1 million from $35.9 million for the year ended December 31, 2007. The increase resulted principally from a $37.7 million sale of two ARS-constructed drilling rigs to a customer in South America, and increased revenue of $25.8 million for rig refurbishments, $.5 million for fabricated items and $8.2 million for other (primarily mud tank systems).
          Gross Profit. Gross profit for the year ended December 31, 2008 increased $16.1 million, or 61%, to $42.8 million from $26.6 million for the year ended December 31, 2007. The increase resulted from increased revenues from both IEC and ARS, as IDE’s customers continued to increase spending for drilling equipment and services as a result of historically higher oil and natural gas prices. As a percentage of revenue, gross margin decreased to 24.0% for the year ended December 31, 2008 from 28.1% for the year ended December 31, 2007. The margin decrease was due to an increase in revenues for ‘buyout’ items, such as the $14.8 million sale of a third-party drilling rig by IEC, that typically carry a lower gross margin percentage than products IDE manufactures.

          Gross profit for IEC for the year ended December 31, 2008 increased $1.8 million, or 9%, to $21.9 million from $20.1 million for the year ended December 31, 2007. The increase resulted from increased revenues for IEC. As a percentage of revenue, gross margin decreased to 29.3% for the year ended December 31, 2008 from 33% for the year ended December 31, 2007. The margin percentage decrease was due to an increase in revenues for ‘buyout’ items as discussed above. These items typically generate a lower gross profit percentage than items IDE manufactures.
          Gross profit for ARS for the year ended December 31, 2008 increased $14.3 million, or 220%, to $20.8 million from $6.5 million for the year ended December 31, 2007. The increase resulted from increased revenues for ARS. As a percentage of revenue, gross margin increased to 19.3% for the year ended December 31, 2008 from 18.1% for the year ended December 31, 2007. The margin percentage increase was due to an increase in rig refurbishments and new rig construction, which typically carry a higher gross margin than fabricated items.
          Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2008 increased $6.1 million, or 67%, to $15.2 million from $9.1 million for the year ended December 31, 2007. The principal increase was for additional commissions and increased sales support staff as IDE grew its rig sale business.
          Interest Expense. Interest expense for the year ended December 31, 2008 increased $4.0 million, or 644%, to $4.6 million from $.6 million for the year ended December 31, 2007. The increase was related to the loan taken out in November 2007.
          Income from Continuing Operations Before Income Taxes. Income from continuing operations before income taxes for the year ended December 31, 2008 decreased $6.7 million, or 40%, to $9.9 million from $16.5 million for the year ended December 31, 2007. In 2008, IDE recorded a loss of $12.6 million associated with a modification of its long term debt. Excluding this one-time charge, income from continuing operations for the year ended December 31, 2008 increased $6.0 million, or 36%, to $22.5 million from $16.5 million for the year ended December 31, 2007. This increase was due to a $16.1 million increase in gross profit, offset by an increase of $6.4 million for selling, general and administrative expense and a $3.7 million increase in interest expense.
          Net Income. Net income for the year ended December 31, 2008 decreased $.8 million, or 5%, to $15.2 million from $16.0 million for the year ended December 31, 2007. The decrease was due to the various factors discussed above.
Year Ended December 31, 2007 Compared to Year Ended December 31, 2006
          Revenues. Revenues for the year ended December 31, 2007 increased $37.5 million, or 66%, to $94.8 million from $57.3 million for the year ended December 31, 2006. The increase resulted from increased revenues from both IEC and ARS, as IDE’s customers continued to increase spending for drilling equipment and services as a result of historically higher oil and gas natural prices.
          Revenues for IEC for the year ended December 31, 2007 increased $20.7 million, or 52%, to $60.7 million from $40.0 million for the year ended December 31, 2006. The increase in revenue was the result of increases in sales of SCR rig-ups and other contract electrical services, new SCR units, other equipment sales, and parts. The most significant increase was $12 million for electrical rig up for a jackup unit/offshore support vessel being deployed to West Africa. Additionally, IEC recognized $11.6 million of revenue related to electrical rework of a fleet of land drilling rigs, compared to $4.9 million of revenue for such work in 2006. The remaining increases were attributed to both increases in the average prices for IEC’s products, as well as increases in volume.

          Revenues for ARS for the year ended December 31, 2007 increased $18.7 million, or 108%, to $35.9 million from $17.2 million for the year ended December 31, 2006. The increase resulted principally from refurbishment of drilling rigs ($7.9 million), fabricated items ($5.5 million), and buyout items ($4.8 million).
          Gross Profit. Gross profit for the year ended December 31, 2007 increased $10.6 million, or 66%, to $26.6 million from $16.0 million for the year ended December 31, 2006. The increase resulted from increased revenues from both IEC and ARS, as IDE’s customers continued to increase spending for drilling equipment and services as a result of historically higher oil and gas natural prices. As a percentage of revenue, gross margin increased to 28.1% for the year ended December 31, 2007 from 28.0% for the year ended December 31, 2006.
          Gross profit for IEC for the year ended December 31, 2007 increased $7.4 million, or 58%, to $20.1 million from $12.8 million for the year ended December 31, 2006. The increase resulted from increased revenues for IEC. As a percentage of revenue, gross margin increased to 33.2% for the year ended December 31, 2007 from 31.9% for the year ended December 31, 2006. The margin percentage increase was due to an increase in revenues for rig up and electrical services, which tend to be more labor intensive.
          Gross profit for ARS for the year ended December 31, 2007 increased $3.2 million, or 97%, to $6.5 million from $3.3 million for the year ended December 31, 2006. The increase resulted from increased revenues for ARS. As a percentage of revenue, gross margin decreased to 18.1% for the year ended December 31, 2007 from 19.1% for the year ended December 31, 2006. The margin percentage decrease was due to an increase in revenues for ‘buyout’ items discussed above. These items typically generate a lower gross profit percentage than items IDE manufactures.
          Selling, General and Administrative Expense. Selling, general and administrative expense for the year ended December 31, 2007 increased $0.3 million, or 3%, to $9.1 million from $8.8 million for the year ended December 31, 2006. The principal increase was for additional personnel, commissions and customer entertainment, travel and office expenses brought about by increased revenues.
          Interest Expense. Interest expense for the year ended December 31, 2007 increased $0.4 million, or 271%, to $0.6 million from $0.2 million for the year ended December 31, 2006. The increase was related to the loan taken out in November 2007.
          Income from Continuing Operations Before Income Taxes. Income from continuing operations before income taxes for the year ended December 31, 2007 increased $9.3 million, or 139%, to $16.2 million from $6.9 million for the year ended December 31, 2006. The increase was due to a $10.6 million increase in gross profit offset by an increase of $0.4 million for selling, general and administrative and interest expenses.
          Net Income. Net income for the year ended December 31, 2007 increased $9.1 million, or 132%, to $16.0 million from $6.9 million for the year ended December 31, 2006. The increase was due to the various factors discussed above.
Liquidity and Capital Resources
Cash Flows
          IDE’s cash flows depend, to a large degree, on the level of spending by oil and gas exploration companies for exploration, development and production activities. Sustained increases or decreases in the price of natural gas or oil could have a material impact on these activities, and could also materially affect

IDE’s cash flows. Certain sources and uses of cash, such as the level of discretionary capital expenditures and issuances of debt, are within IDE’s control and are adjusted as necessary based on market conditions.
          IDE’s primary uses for cash are working capital, capital expenditures and acquisitions. IDE’s cash sources are cash provided by operations, cash provided by investing activities and cash provided by financing activities. To the extent IDE’s cash requirements for working capital, capital expenditures and acquisitions exceed the cash provided by operations and investing activities, IDE must finance its cash requirements, primarily through debt and equity financing activities. As of December 31, 2008, 2007 and 2006, IDE had cash and cash equivalents of $8.2 million, $10.3 million and $2.8 million, respectively. As of December 31, 2008, 2007 and 2006, IDE had working capital of $19.1 million, $11.0 million and $5.7 million, respectively.
          As of December 31, 2008, IDE has $10.2 million in accounts payable and an additional $3.1 million in commitments related to inventory to be used in new rig construction. IDE’s ability to meet these obligations is contingent upon the future sale of new rigs.
          The following is a discussion of IDE’s cash flows for the years ended December 31, 2008, 2007 and 2006.
Operating Activities
          Net cash provided by operating activities totaled $12.1 million for the year ended December 31, 2008, $17.7 million for the year ended December 31, 2007 and $3.8 million for the year ended December 31, 2006. The principal sources of the cash during these periods was net income and customer advanced billings and payments. The principal uses of cash were trade accounts receivable, inventory and prepaid items.
Investing Activities
          Capital asset additions were $2.0 million for the year ended December 31, 2008, $.3 million for the year ended December 31, 2007 and $1.0 million for year ended December 31, 2006. The additions for all years were directly related to plant capacity expansions. Additionally, in 2006, Blackhole, LP, a limited partnership in which Stephen Cope, IDE’s Chairman and Chief Executive Officer, owns all of the partnership interests and serves as its president (“Blackhole”), purchased the land and buildings utilized by ARS, resulting in an increase in property spending of $2.2 million.
Financing Activities
          For the year ended December 31, 2008, IDE made distributions to IDE’s shareholders for tax payments owed of $10.3 million in addition to $1.9 million for repayments of long-term debt. On November 20, 2007, IEC and ARS each entered into a credit agreement with Prospect pursuant to which they borrowed an aggregate of $25.6 million. The cash received from the borrowing, plus $8.0 million of cash balances, was distributed to IDE’s partners and members. For more information on the terms of the credit agreements, see “Future Cash Requirements” below. In 2006, Blackhole borrowed $2.2 million to purchase the land and buildings utilized by ARS.
Future Cash Requirements
          As of December 31, 2008, IDE had long-term debt, including current maturities, of $36.2 million, cash and cash equivalents of $8.2 million and cash restricted for the payment of interest on the long-term debt of $1.1 million.
          The borrowings of IEC and ARS under the credit agreements mature on November 20, 2012, are collateralized by all of their tangible and intangible assets, and bear interest at the rate of the lesser of (1) the highest lawful rate and (2) the greater of 12.0% or LIBOR plus 6% (12% as of December 31, 2008). ARS and IEC also pay an additional 3% interest that is payable in cash or in kind as an addition to their loan balances. The monthly principal payments are $.1 million with a final payment of $19.2 million due on November 20, 2012. The proceeds of these loans were used to make a one-time distribution to members and partners of IEC and ARS prior to the acquisition of these companies by IDE.
          Concurrently with the execution of the credit agreements, IDE entered into a participation agreement with Prospect dated November 20, 2007. Under the terms of the participation agreement, if there was either a change of control of IEC or ARS or if either IEC or ARS made equity distributions, other than for income tax purposes, Prospect would be entitled to a payment in the amount of 10% of the equity distribution or 10% of the fair market value of the reasonably expected price to be paid for the transaction which caused the change of control. In the event IEC or ARS were sold or completed an initial public offering of its equity securities, the fair market value would have been 100% of its equity as defined in such sale or IPO. Additionally, after November 20, 2008, Prospect could pay us an amount equal to 10% of two times the earnings of IEC and ARS before interest, taxes, depreciation and amortization for the prior four quarters less the outstanding indebtedness of IEC and ARS and the applicable payment percentage would increase from 10% to 20%.
          In September 2008, IEC and ARS entered into an amendment to the credit agreements and terminated the participation agreement. The participation agreement was terminated in exchange for an incremental loan amount of $12.8 million. Under the amendment, the aggregate monthly principal payments on the outstanding loans have been increased to $.3 million from October 2008 through November 2010, at which time there is a balloon payment of $9.9 million. Starting in December 2010, the principal payments decrease to $.2 million per month through November 2012 with a final payment of $13.9 million due on November 20, 2012. Interest payments are due monthly and IDE is required to maintain a debt service reserve in an amount equal to the amount of the immediately succeeding three months of interest.
          At December 31, 2008, IDE was in compliance with all covenants related to the Credit Agreement.
          See notes to IDE’s consolidated financial statements for a discussion of commitments and contingencies relating to lease commitments and employment contracts.
Financial Condition and Sources of Liquidity
          IDE’s primary sources of liquidity are cash and cash equivalents and cash generated from operations. As of December 31, 2008, IDE had unrestricted cash and cash equivalents of $8.2 million. This compares to cash and cash equivalents of $10.3 million as of December 31, 2007.
Critical Accounting Policies and Management Estimates
          The SEC defines critical accounting policies as those that are, in management’s view, important to the portrayal of IDE’s financial condition and results of operations and demanding of management’s judgment. IDE’s discussion and analysis of financial condition and results of operation are based on IDE’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires IDE to make estimates on experience and on various assumptions that IDE believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates.
          IDE’s critical accounting polices include:
Revenue Recognition
          IDE reports earnings from firm-price and modified firm-price long-term contracts on the percentage-of-completion method. Earnings are recorded based on the ratio of costs incurred to-date to total estimated costs. Costs include direct material, direct labor, and job related overhead. Losses expected to be incurred on contracts are charged to operations in the period such losses are determined. A contract is considered complete when its manufacturing process is complete, the customer has been provided with all proper inspection and other required documentation, title and risk of loss has passed to the customer, collectibility is reasonably assured and the product has been delivered.
          The percentage-of-completion method requires IDE to make estimates regarding the total costs of the project, progress against the project schedule and the estimated completion date, all of which impact the amount of revenue and gross margin IDE recognize in each reporting period. Significant projects and their related costs and profit margins are updated and reviewed at least quarterly by IDE’s senior management. Factors that may affect future project costs and margins include weather, production inefficiencies, availability and cost of labor, materials and subcomponents and other factors. These factors can impact the accuracy of IDE’s estimates and materially impact IDE’s future reported earnings. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on contracts accounted for under AICPA Statement of Position 81-1, Accounting for Performance of Certain Production-Type Contracts (SOP 81-1) are recognized in the period in which they become known. Losses expected to be incurred on jobs in progress, after consideration of estimated minimum recoveries from claims and change orders are charged to income as soon as such losses are known.
           In completing IDE’s audits of 2007 and 2006, IDE recorded an adjustment related to percentage of completion revenue recognition. While completing the 2007 audit, IDE had the benefit of having more accurate estimates and it was determined that due to the revision of these estimates, a revenue increase of approximately $1.3 million that had been previously recorded in 2007 should have been recorded in 2006. While IDE believes the estimates with respect to outstanding contracts on December 31, 2008 and in future periods will continue to be reasonably determinable, the factors identified in the preceding paragraph could result in significant adjustments in future periods.
          As of December 31, 2008, IDE had $42.4 million in revenue attributable to open percentage of completion projects, having an aggregate gross profit percentage of 21.2%.
Allowance for Doubtful Accounts
          IDE maintains an allowance for doubtful accounts for estimated losses resulting from the inability of IDE’s customers to make required payments. IDE reviews its allowance for doubtful accounts on a monthly basis. Reserves for potential losses are determined by establishing both specific and general reserves. Specific reserves are based on IDE’s estimate of the probability of collection for certain accounts. General reserves are established based on IDE’s historical experience of bad debt expense and the aging of its accounts receivable balances and specifically reserved accounts. Accounts are written-off when the account is determined to no longer be collectible, based on IDE’s past collection history or after IDE has exhausted all possible means of collection.
          IDE’s allowance for doubtful accounts of $.5 million has been historically low compared to the gross value of IDE’s accounts receivable of $22.0 million at December 31, 2008. IDE has typically not experienced unanticipated bad debt losses as a result of IDE’s business practices of securing advance payments for a large percentage of IDE’s projects during the construction process, and securing final payments from customers that may present collectibility issues prior to shipment.
Inventories
          Inventories consist of raw materials and finished goods and work-in-process (see Revenue Recognition). Inventories of raw materials and finished goods are stated at the lower of cost or market using the first-in, first-out method. Allowances for excess and obsolete inventories are determined based on IDE’s historical usage of inventory on-hand as well as IDE’s future expectations related to IDE’s manufacture of product.
Recently Issued Accounting Standards
          In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value and expands disclosures about fair value measurements. SFAS No. 157 does not require any new fair value measurements; rather, it specifies valuation methods to be applied when fair value measurements are required under existing or future accounting pronouncements. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier application is encouraged. Generally, this statement will be applied prospectively. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations and cash flows.
          SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, was issued in February 2007 and permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to SFAS No 115, Accounting for Certain Investments in Debt and Equity Securities, applies to all entities with available-for-sale or trading securities. For financial instruments elected to be accounted for at fair value, an entity will report the unrealized gains and losses in earnings. SFAS No 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations and cash flows.
          In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS 141R also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS 141R is effective, on a prospective basis for fiscal years beginning after December 15, 2008. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations and cash flows.
          In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Combined Financial Statements — an amendment of ARB No 51. SFAS No 160 requires that ownership interest in subsidiaries held by parties other than a parent, and the amount of combined net income, be clearly identified, labeled and presented in the combined financial statements within equity, but separate from the parent’s equity. It also requires that once a subsidiary is decombined, any retained noncontrolling equity investment in the former subsidiary is to be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years beginning on or after December 15, 2008. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations and cash flows.
          FASB Interpretation No 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No 109, clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position is a two-step process that begins with a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is more than 50% likely to be realized upon ultimate settlement.
          In February 2008, the FASB issued FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which modifies the scope of enterprises eligible for a deferral, so that the effective date of FIN 48 is deferred for nonpublic enterprises that have not issued a full set of U.S. GAAP annual financial statements incorporating the recognition, measurement and disclosure requirements of FIN 48. The effective date for provisions of FIN 48 is for IDE’s fiscal year beginning after December 15, 2007. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations, and cash flows.
          In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”). SFAS 161 amends and expands the disclosure requirements for derivative instruments and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for, and how derivative instruments and related hedge items affect an entity’s financial statements. IDE is currently evaluating the impact that this statement may have on its financial position, results of operations, and cash flows.
Quantitative and Qualitative Disclosures About Market Risk
          Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market-driven rates or prices. IDE generates its capital resources primarily through operations and, when needed, through various credit facilities. IDE believes it maintains an adequate level of cash in its bank accounts and short term money market accounts for its operations and capital investment needs. The funds maintained in IDE’s accounts are not subject to large fluctuations due to market conditions. IDE’s current debt structure has a fixed interest rate and is therefore not subject to interest rate risk. IDE has limited or no foreign currency risk, commodity price risk or equity price risk. IDE does not engage in any hedging activities and does not expect to do so.
Off-Balance Sheet Arrangements
          IDE has never entered into any off-balance sheet financing arrangements and has never established any special purpose entities. IDE has not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.
Contractual Obligations
          A summary of IDE’s outstanding contractual obligations and commitments at December 31, 2008 is as follows:

	Payments Due by Period
		Less than	1-3	3-5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years

Long-Term Debt Obligations	$36,155	$3,818	$32,337	$—	$—
Operating Lease Obligations	4,761	1,255	3,006	500	—

Total	$40,916	$5,073	$35,343	$500	$—

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
AMOUNTS IN $000’S UNLESS SPECIFIED
          The following unaudited pro forma condensed consolidated balance sheet is derived from and combines the audited historical balance sheet of Columbus and the audited historical balance sheet of IDE as of December 31, 2008, giving effect to the transactions described in the merger agreement, which are being accounted for as a reverse merger (IDE will be the accounting acquirer), as if they had occurred on the last day of the period.
          The following unaudited pro forma condensed consolidated statements of operations are derived from and combine the historical audited statement of operations of Columbus and the historical audited combined statement of operations of IDE for the year ended December 31, 2008, giving effect to the transactions described in the merger agreement as if they had occurred on January 1, 2008.
          The audited historical financial information has been adjusted to give pro forma effect to events that are directly attributable to the transaction, are factually supportable and, in the case of the pro forma statements of operations, have a recurring impact.
          The acquisition will be accounted for as a reverse merger in which IDE is the accounting acquirer, a capital transaction in substance. Columbus believes that IDE is the acquirer for accounting purposes, for the following reasons: (i) IDE will control the management of Columbus, (ii) IDE will control the board of directors of Columbus and (iii) IDE shareholders are the largest group of shareholders and are likely to vote together although there is no formal voting agreement among them. The transaction utilizes the capital structure of Columbus and the assets and liabilities of Columbus will be recorded at their historical cost. The legal status of Columbus as the surviving company will not change as result of the transaction.
          The unaudited pro forma condensed consolidated balance sheet at December 31, 2008 unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2008 have been prepared using two different levels of approval of the transaction by the Columbus stockholders, as follows:
•	Assuming No Conversions: This presentation assumes that none of the holders of shares issued in our IPO exercise their conversion rights; and

•	Assuming Maximum Conversions: This presentation assumes that 29.99% of the holders of shares issued in our IPO exercise their conversion rights.
          Columbus is providing this information to aid you in your analysis of the financial aspects of the transaction. The unaudited pro forma condensed consolidated financial statements are not necessarily indicative of the financial position or results of operations that may have actually occurred had the transaction taken place on the dates noted, or the future financial position or operating results of the combined company.

Unaudited Pro Forma Condensed Consolidated Balance Sheet
at December 31, 2008
(In Thousands)

			Pro Forma		Pro Forma	Pro Forma		Pro Forma
			Adjustments		Assuming	Adjustments		Assuming
			For No		No	For Max		Max
	IDE	Columbus	Conversion		Conversion	Conversion		Conversion
ASSETS
Current assets:
Cash and cash equivalents	$8,234	$2	$115,081	(a)	$69,967	$(32,980	)(b3)	$38,505
			(6,900	)(c)		1,979	(c)
			(43,000	)(d)		(461	)(g)
			(3,450	)(f)
Restricted cash	1,076	—	—		1,076	—		1,076
Investments held in trust	—	111,631	(111,631	)(a)	—	—		—
Deferred underwriter commission held in trust	—	3,450	(3,450	)(a)	—	—		—
Trade accounts receivable, less allowance for doubtful accounts	21,494	—	—		21,494	—		21,494
Inventories, net	28,491	—	—		28,491	—		28,491
Deferred income taxes	1,607	—	—		1,607	—		1,607
Prepaid expenses and other current assets	1,280	189	—		1,469	—		1,469

Total current assets	62,182	115,272	(53,350)		124,104	(31,462)		92,642
Property, equipment and improvements, net	2,574	—	—		2,574	—		2,574
Deferred financing costs, net of accumulated amortization	1,096	—	—		1,096	—		1,096
Deposits	67	—	—		67	—		67
Deferred income taxes	4,102	1,160	—		5,262	—		5,262

Total assets	$70,021	$116,432	$(53,350)		$133,103	$(31,462)		$101,641

LIABILITIES AND MEMBERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$3,818	$—	$—		$3,818	$—		$3,818
Trade accounts and other payables	22,768	—	—		22,768	—		22,768
Accrued expenses	4,644	1,321	—		5,965	—		5,965
Customer advanced billings and payments	11,826	—	—		11,826	—		11,826
Deferred interest	—	461	(461	)(g)	—	—		—
Due to underwriters	—	3,450	(3,450	)(f)	—	—		—

Total current liabilities	43,056	5,232	(3,911)		44,377	—		44,377
Long-term debt, less current maturities	32,337	—	—		32,337	—		32,337
Deferred tax liability	225	—	—		225	—		225

Total liabilities	75,618	5,232	(3,911)		76,939	—		76,939
Common stock subject to possible conversion - 4,311,063 shares	—	32,980	(32,980	)(b2)	—	—		—

Stockholders’ Equity
Preferred Stock	24	—	(24	)(e1)	—	—		—
Common Stock	41	2	(41	)(e1)	8	—		8
			6	(e2)
Additional paid in capital	—	77,028	32,980	(b2)	61,357	(32,980	)(b3)	30,356
			1,190	(b1)		1,979	(c)
			(6,900	)(c)
			(43,000	)(d)
			24	(e1)
			41	(e1)
			(6	)(e2)
Retained earnings	(5,662)	1,190	(1,190	)(b1)	(5,201)	(461	)(g)	(5,662)
			461	(g)

Total stockholders’ equity	(5,597)	78,220	(16,459)		56,164	(31,462)		24,702

Total liabilities and stockholders’ equity (deficit)	$70,021	$116,432	$(53,350)		$133,103	$(31,462)		$101,641

	—	—	—		—	—		—
See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements

Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year Ended December 31, 2008
(In Thousands, Except Per Share Amounts)

			Pro forma		Pro Forma	Pro forma		Pro Forma
			Adjustments		Assuming	Adjustments		Assuming
			For No		No	For Max		Max
	IDE	Columbus	Conversion		Conversion	Conversion		Conversion
Revenue:
Products	$104,701	$—	$—		$104,701	—		$104,701
Services	73,231	—	—		73,231	—		73,231

Total revenue	177,932	—	—		177,932	—		177,932
Cost of goods sold and services:
Products	80,358	—	—		80,358	—		80,358
Services	54,815	—	—		54,815	—		54,815

Total cost of goods sold and services	135,173	—	—		135,173	—		135,173

Gross profit	42,759	—	—		42,759	—		42,759
Selling, general and administrative expense	15,204	2,470	—		17,674	—		17,674
Depreciation and amortization expense	625	—	—		625	—		625

Income from continuing operations	26,930	(2,470)	—		24,460	—		24,460
Interest expense	4,638	—	—		4,638	—		4,638
Interest income	(174)	(2,268)	915	(h)	(1,527)	650	(h)	(877)
Loss on modification of long-term debt	12,576	—	—		12,576	—		12,576

Income before provision for income taxes and income (loss) of variable interest entities	9,890	(202)	(915)		8,773	(650)		8,123
Provision for income taxes	(5,323)	171	(320	)(i)	(5,472)	(228	)(i)	(5,700)

Income (loss) of variable interest entities	—	—	—		—	—		—

Net Income	$15,213	$(373)	$(595)		$14,245	$(422)		$13,823

Pro Forma Earnings Per Share
- Basic					$0.60			$0.71

- Diluted					$0.52			$0.60

See the accompanying notes to the unaudited pro forma condensed consolidated financial statements, which are an integral part of these statements

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     1. Additional Consideration & Contingent Consideration
          Pursuant to the merger agreement, Columbus will, in exchange for all of the outstanding shares of capital stock of IDE:
•	pay $43,000 in cash;

•	issue shares of Columbus common stock having a value (based on the Trust Value Per Share) equal to $50,000;

•	issue additional shares of Columbus common stock having a value (based on the Trust Value Per Share) of up to $156,000, subject to certain adjustments based on the net debt and net working capital of IDE at closing, divided into two tranches, the first of which will consist of $50,000 divided by the Trust Value Per Share of the total Earnout Shares and the second of which will consist of $106,000 divided by the Trust Value Per Share of the total Earnout Shares, subject to the following:
•	if Columbus’s Earnout EBITDA (as defined in the merger agreement) for the year ended December 31, 2009 is equal to or greater than $55,000, then Columbus will issue the First Tranche of the Earnout Shares;

•	in addition to the foregoing, if Columbus’s Earnout EBITDA for the fiscal year ended December 31, 2009 is greater than $55,000, then for every dollar by which such Earnout EBITDA exceeds $55,000 up to a maximum of $80,000 of such Earnout EBITDA, Columbus shall issue additional First Target Shares equal to (i) one dollar divided by (ii) the Trust Value Per Share;

•	if Columbus’s Earnout EBITDA for the year ended December 31, 2010 is equal to or greater than $78,000, then Columbus will issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued); and

•	notwithstanding the foregoing, if the First Target is not met and if Columbus has cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010, as calculated above, equal to or greater than $133,000 Columbus will issue the First Target Shares, which shares will be allocated among the former holders of IDE preferred stock and IDE common stock as of the effective time.
          Columbus will have the right to offer to pay up to 20% of the additional consideration in cash rather than in shares of Columbus common stock (using a value per share equal to the Trust Value Per Share).
          Since this consideration is contingent, these pro forma financial statements do not include any adjustments to reflect the payment of such contingent consideration.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
2. Adjustments to the Unaudited Pro Forma Condensed Consolidated Balance Sheet
(a) Release of $115,081 of funds currently held in trust by Columbus to cash and cash equivalents account upon consummation of the merger.
(b1) Eliminate retained earnings of Columbus since Columbus is the accounting acquiree under the purchase method of accounting.
(b2) Assuming no conversion, reclass of amounts relating to common stock subject to possible conversion to additional paid in capital.
(b3) Assuming maximum conversion, record payment to converting holders.
(c) To reflect an estimated $6,900  in transaction costs to be incurred by IDE. Assuming maximum conversion, the transaction costs to be incurred by IDE is estimated to be reduced by $1,979 to $4,921.
(d) To reflect $43,000 of the cash portion of the merger consideration payable to the shareholders of IDE upon consummation of the merger.
(e1) To reflect the elimination of former preferred and common stock of IDE.
(e2) To reflect the issuance of Columbus common stock in exchange for all outstanding shares of IDE.
(f) To reflect the payment of the $3,450 of deferred underwriting fees, upon the consummation of the business combination.
(g) Assuming no conversion, interest income earned on the funds held in trust would not have been deferred and is recorded as retained earnings in the amount of $461. Assuming maximum conversion, interest income deferred on the funds held in trust would be paid to converting shareholders.

NOTES TO UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
3. Adjustments to the Unaudited Pro Forma Condensed Consolidated Statements of Operations
(h) Adjustment of interest income to reflect the interest income that would have been earned, had the consummation of the merger occurred at the beginning of reporting period. Upon the consummation of the merger, the cash held in trust would have been used to pay the cash portion of the purchase price to IDE’s shareholders, to pay transaction-related costs with the remainder being placed on the balance sheet. The adjustment to interest income is based on the reduction of cash balances upon consummation of the transaction multiplied by Columbus’s average interest income rate for the year ended December 31, 2008 of 1.97%.*
(i) To reflect the statutory tax rates of the merged company . The surviving entity after the merger will be Columbus Acquisition Corp. and will be subject to Federal income taxes at a rate of 35% and a Texas state gross margin (income tax) of approximately 1%. The adjustment is calculated to reflect these tax rates.

*       Assuming maximum conversion, the adjustment to interest income is based on the reduction of cash balances upon the payment to converting holders.
4. Pro Forma Earnings Per Share
     Pro forma earnings per share for the year ended December 31, 2008 was calculated by dividing pro forma net income by the weighted average number of shares as follows.

	Assuming
	No Exercise of	Assuming Maximum
	Conversion	Exercise of
	Rights	Conversion Rights
Columbus	17,500,000	13,188,938
Columbus common stock issued upon consummation of the transaction	6,242,197	6,242,197

Pro forma weighted average shares — basic	23,742,197	19,431,135
Incremental shares on exercise of options and warrants	3,674,361	3,674,361

Pro forma weighted average shares — diluted	27,416,559	23,105,496

Basic Earnings Per Share	$0.60	$0.71

Diluted Earnings Per Share	$0.52	$0.60

     Incremental shares of common stock on exercise of Columbus warrants was calculated for pro forma diluted EPS based on the weighted average warrants outstanding and weighted average market price of Columbus common stock for the period presented utilizing the treasury method. The underwriters purchase option is antidilutive and is not included in the pro forma diluted earnings per share computation.
5. Other Information
     Of the $43 million cash being paid in consideration, up to $13 million may be reinvested in Columbus’s common stock by IDE shareholders and $1.5 million by IDE’s underwriters.

INFORMATION ABOUT COLUMBUS
General
          Columbus is a blank check company organized under the laws of the State of Delaware on August 1, 2006. We were formed to acquire, through a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction or other similar business combination, one or more operating businesses that we believe have significant growth potential. Other than interest income, we have not generated revenue to date. We are considered to be in the development stage and are subject to the risks associated with activities of development stage companies. Since our IPO in May 2007, we have been actively engaged in identifying a suitable business combination candidate. We have met with potential target companies, service professionals and other intermediaries to discuss our company, the background of our management and our business combination preferences.
          Prior to executing the merger agreement with IDE, Columbus’s efforts have been limited to organizational activities, completion of its IPO and the evaluation of possible business combinations.
Offering Proceeds Held in the Trust Account
          Columbus’s net proceeds from the sale of units in its IPO were approximately $109,750,000. Of this amount, $109,750,000 plus the $3,650,000 we received from the sale of our insider warrants was deposited in the trust account and the remaining $50,000 was held outside of the trust account. Up to $1,750,000 of interest earned on the trust account (net of taxes) may be released to Columbus to cover a portion of its operating expenses. The proceeds held outside the trust account are available to be used by Columbus, and are being used by Columbus, to provide for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Columbus evaluated a number of candidates before moving forward with IDE. If the merger with IDE is not consummated, Columbus will attempt to consummate another business combination but may not have enough time or resources to continue searching for an alternative target. In the event the merger with IDE is not consummated Columbus would, if able, continue to conduct a search for a possible candidate in accordance with the criteria as previously disclosed in Columbus’s publicly available filings with the SEC.
          The trust account will not be released until the earlier of the consummation of a business combination or the liquidation of Columbus. If the merger with IDE is consummated, the funds held in the trust account will be released to Columbus, less amounts paid to stockholders of Columbus who do not approve the merger and elect to convert their shares of common stock into their pro rata share of the trust account.
Fair Market Value of IDE
          The initial target acquisition that Columbus acquires must have a fair market value equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO) at the time of such acquisition, subject to the conversion rights of its stockholders described herein. The fair market value of IDE was determined by the board of directors to be in excess of this amount based upon standards generally accepted by the financial community, such as potential sales, earnings and cash flow and book value. In addition, the board of directors received an opinion from TM Capital that the fair market value of IDE is equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO).
          Our board of directors determined that this test was met in connection with our merger with IDE.

Stockholder Approval of Business Combination
          Columbus will proceed with a business combination only if (i) the Merger Proposal has received the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting, (ii) the Merger Proposal has received the affirmative vote of a majority of the shares of Columbus common stock issued in our IPO that are present and entitled to vote at the annual meeting, and (iii) fewer than 30% of the shares of Columbus common stock issued in our IPO vote against the Merger Proposal and elect a cash conversion of their shares. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote their shares of common stock owned or acquired by them prior to the IPO, representing an aggregate of approximately 17.9% of the outstanding shares of our common stock, in accordance with the majority of Columbus’s shares issued in the IPO.
          The affirmative vote of the majority of Columbus’s issued and outstanding common stock as of the Record Date is required to approve the First Amendment Proposal, the Second Amendment Proposal, the Third Amendment Proposal and the Fourth Amendment Proposal. The affirmative vote of a majority of the shares of Columbus common stock that are present in person or by proxy and entitled to vote is required to approve the Incentive Plan Proposal and the Adjournment Proposal. The affirmative vote of a plurality of votes cast at the annual meeting is required to approve the Director Proposal.
Conversion Rights
          Each stockholder who holds shares of Columbus common stock issued in the IPO has the right to have his, her or its shares of common stock converted to cash if he, she or it votes against the merger and the merger is approved and completed.
          The actual per-share conversion price will be equal to the amount in the trust account, inclusive of any interest, as of 2 business days prior to the consummation of the business combination, divided by the number of shares sold in Columbus’s IPO. The initial per-share conversion price, without taking into account amounts allowed to be withdrawn for working capital or amounts to pay income and franchise taxes accrued after such date, would be equal to approximately $8.01 per share (which does not take into account our warrants or any shares of stock owned by our initial stockholders prior to our IPO) as of December 31, 2008, for each share that is eligible to participate in the funds held in the trust account. An eligible stockholder may request conversion on the proxy card, but the request will not be granted unless the stockholder votes against the merger and the merger is approved and completed. Any request for conversion by proxy prior to the date of the annual meeting, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to stockholders who elect conversion will be distributed promptly after completion of the merger. Any public stockholder who converts its stock into its share of the trust account still has the right to exercise the warrants that it received as part of the units in the IPO. Columbus will not complete the merger if eligible stockholders owning 30% or more of the shares sold in the IPO exercise their conversion rights.
Liquidation if No Business Combination
          Our amended and restated certificate of incorporation provides that we will continue in existence only until May 18, 2009. If we have not completed a business combination by such date, our corporate existence will cease except for the purposes of winding up our affairs and liquidating, pursuant to Section 278 of the Delaware General Corporation Law.
Employees
          Columbus has five executive officers. None of its officers have entered into an employment agreement with Columbus and none are obligated to devote any specific number of hours to its matters and intend to devote only as much time as they deem necessary to its affairs. The amount of time they devote in any time period varies based on the stage of the business combination process. Accordingly, since management has located a suitable target acquisition to acquire, these executive officers have spent more time investigating such target acquisition and negotiating and processing the business combination (and consequently more time to our affairs) than they did prior to locating a suitable target acquisition. Additionally, Columbus has engaged a consultant to help us conduct its assessment of potential acquisition targets. Columbus does not, and does not intend to, have any full time employees prior to the consummation of a business combination.
Properties
          Columbus maintains its principal executive offices at 153 East 53rd Street, 58th Floor, New York, NY 10022. The cost is included in the $7,500 monthly fee that Renova U.S. Management LLC, a limited liability company controlled by Mr. Intrater, charges Columbus for general and administrative services, including office space, utilities and administrative support, since June 1, 2007 and terminating upon consummation of a business combination or the distribution of the trust account to the public stockholders. Columbus believes, based on fees for similar services in the New York, New York metropolitan area, that the fee charged by Renova U.S. Management LLC, is at least as favorable as it could have obtained from an unaffiliated person. Columbus considers its current office space, combined with the other office space otherwise available to its executive officers, adequate for its current operations.
Periodic Reporting and Audited Financial Statements
          Columbus has registered its units, common stock and warrants under the Securities Act of 1933, as amended, and has reporting obligations, including the requirement that it file annual, quarterly and current reports and proxy statements with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, Columbus’s annual reports contain financial statements audited and reported on by its independent accountants.
          Columbus files its reports, proxy statements and other information electronically with the SEC. You may access information on Columbus at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
Legal Proceedings
          To the knowledge of management, there is no litigation currently pending or contemplated against Columbus or any of Columbus’s officers or directors in their capacity as such.
Current Directors
          Andrew Intrater has been our Chairman of the board and Chief Executive Officer since our inception and served as our President from inception until the end of April 2007. Since January 2000, Mr. Intrater has been the Chief Executive Officer of Columbus Nova, a private investment firm with offices in New York, Los Angeles, Charlotte and Moscow with over $2.5 billion of assets under management. Columbus Nova does not own any equity interests in Columbus and does not have any role in the management of Columbus. Mr. Intrater controls Columbus Holdings in his capacity as its sole managing member. Mr. Intrater is a former Director of Renova Management, a global leader in energy, base metals and mining industries, and also currently a member of the Executive Board of Renova Management. Columbus Nova is the U.S.-based affiliate of the Renova Group of companies, one of the largest Russian strategic investors in the metallurgical, oil, machine engineering, mining, chemical, construction, housing & utilities and financial sectors, with net assets of over $14 billion. Renova Group of companies is a stockholder of leading mining and industrial entities in the Russian and global business communities, such as TNK-BP, UC Rusal and Integrated Energy Systems. From March 1993 until the end of 1999, Mr. Intrater served as President and Chief Operating Officer of Oryx Technology Corp., and its predecessor, ATI, a leading manufacturer of semiconductor testing equipment, based in Silicon Valley. Mr. Intrater is chairman of the audit committee of HQ Sustainable Maritime Industries (NYSEAlternextUS: HQS), an aquatic products production and sales company, and previously served as Chairman of the board of directors of Moscow Cablecom Corp., a NASDAQ-listed broadband services provider. Mr. Intrater is also a member of the board of directors of Oryx Technology Corp., White Energy, Inc., and Ethertouch, Ltd. Mr. Intrater received a B.S. in Chemical Engineering from Rutgers University.
          Michael W. Ernestus has been our Executive Director since November 2006 and was appointed as our President in May 2007. Since October 2001, Mr. Ernestus has been a Managing Partner of Artus Advisors, LLC, a financial advisory firm for hedge funds, start-up and second stage investments as well as leveraged buyout transactions. From 1997 to 2001, Mr. Ernestus was the Managing Member of Recovery Asset Management, LLC, an advisory firm to hedge funds as well as to a Luxemburg-based publicly traded fund. From 1993 to 1996, Mr. Ernestus served as the Head of Investment Banking and Origination & Syndication and as a member of the board of directors of the German operation of SBC-Warburg (formerly Schweizerischer Bankverein (Deutschland) AG). During that period, Mr. Ernestus was also the Managing Director, Corporate Finance of SBC-Warburg, London (formerly Swiss Bank Corporation, London). From 1991 to 1993, Mr. Ernestus was a Director, Investment Banking at Salomon Brothers AG in Frankfurt, Germany. From 1986 to 1991, Mr. Ernestus was a Vice President at Bankers Trust in New York, first in their Corporate Finance, Foreign Direct Investment Group and later in their Merchant Banking Origination Group. From 1983 to 1986, Mr. Ernestus was a Vice President in the Commercial Banking Division of Deutsche Bank AG’s New York Branch. From 1978 to 1982, Mr. Ernestus assumed various positions at Berliner Handels- und Frankfurter Bank (BHF-Bank) in Frankfurt and New York. Mr. Ernestus currently serves on the boards and is a member of the Audit Committees of North Atlantic Holding Corporation, and North Atlantic Trading Company, Inc. (“NATC”), which are engaged, through NATC and its subsidiaries, in the smokeless and chewing tobacco, as well as cigarette paper business. Mr. Ernestus received a Graduate Degree in Law and a Doctorate in Law from Johann-Wolfgang-Goethe-Universität in Frankfurt, Germany and an LL.M. from the University of California, Boalt Hall School of Law as well as an M.B.A. from New York University, Stern School of Business.
          Jason Lustig has been a member of our board of directors since November 2006. Since 1989, Mr. Lustig has been a prosecuting attorney for the Los Angeles County District Attorney’s Office. Since 1989, Mr. Lustig has also served as Secretary of Magnum Motion Pictures, Inc., a privately-held motion picture production company with offices in New York and Los Angeles. Mr. Lustig received a B.A. with high honors from Rutgers University where he was a member of Phi Beta Kappa and a J.D. cum laude from Boston University School of Law.
          Barry J. Rourke has been a member of our board of directors since November 2006. From August 2004 until March 2007, Mr. Rourke served as Chairman of the Audit Committee of SUAL Holding, the company responsible for the management of the SUAL Group assets. The SUAL Group is a fully vertically integrated aluminum company that ranks amongst the world’s top ten aluminum producers, comprised of 20 businesses that are located in nine Russian regions and in Ukraine, Zaporozhye City and are involved in the production of bauxite, alumina, primary aluminum, silicon, semi-finished and finished aluminum products. The SUAL Group has recently entered into an agreement with RUSAL, the world’s third largest aluminum producer, and Glencore International AG, the Swiss natural resources group, to create the “United Company RUSAL,” by merging their respective aluminum and alumina assets. SUAL Holding is affiliated with Columbus Nova through common ownership. From April 2001 until March 2007, Mr. Rourke served as Chairman of the Board of Threshold Housing, a social housing provider with over 6,000 residential units. Until December 2006, Mr. Rourke served as non-executive Chairman of Cadogan Petroleum plc, a company with oil and gas exploration and development interests in Ukraine. In April 2007, Mr. Rourke became Chairman of 3Legs Resources plc, a major shareholder in Cadogan Petroleum plc; 3Legs Resources plc also has significant oil and gas exploration rights in Poland. In November 2007, Mr. Rourke became a Director of New World Resources plc, a company with significant coal mining assets in the Czech Republic. In February 2008, Mr. Rourke is also a member of the Supervisory Board and Chairman of the audit committee for DTEK Limited, the parent of a vertically integrated energy company operating in Ukraine. Mr. Rourke also serves as an independent member of the Audit Committee for the Department for Business Enterprise and Regulatory

Reform, formerly the Department of Trade and Industry in the United Kingdom; and as a non-executive Director and Chairman of the audit committee of Surrey and Borders Partnership NHS Trust, a leading mental health and learning disability trust in the United Kingdom. Mr. Rourke was an Audit Partner with PricewaterhouseCoopers in the United Kingdom from 1984 until his retirement in December 2001.
          Eric Zachs has been a member of our board of directors since November 2006. Since August 2007, Mr. Zachs has served as President and member of board of directors of BBV Vietnam S.E.A. Acquisition Corp., a special purpose acquisition company formed for the purpose of acquiring, or acquiring control of, one or more operating businesses in Asia with a particular focus on Vietnam (OTC: BBVVF, BBVWF). Since October 2004, Mr. Zachs has been a Managing Partner of Bantry Bay Ventures — Asia, LLC, a private equity firm focused on investment in Asia. Since March 2006, Mr. Zachs has also served as the Chairman of the Board of Shanxi Taiyue Trading and Transportation Co., Ltd., based in Shanxi Province, China. Taiyue Trading facilitates the transportation of coal in Shanxi and nearby provinces through the rail system as it owns railroad platforms and coal trading licenses. From 2000 to 2004, Mr. Zachs was the General Partner of the Entrust Capital Frontier Fund. The Frontier Fund is a venture capital fund that focused primarily on software, semiconductors and the wireless industries. From 1989 to 1995, Mr. Zachs served in a variety of capacities at Message Center USA, Inc., a nationwide paging company, including as President and Chief Operating Officer. In 1995, Message Center was sold to AirTouch Paging (currently Vodafone Group Plc) for over $100 million. In 1993, Mr. Zachs co-founded Message Center Management, Inc. which, along with its affiliates, currently owns over 70 antenna sites and manages over 800 antenna sites for the wireless industry. Mr. Zachs has been Co-Chairman of Message Center Management, Inc. since 1993. Mr. Zachs is the former President of the Greater Hartford Jewish Community Center and Hartford Dispensary (providing medical and substance abuse care for the indigent) and serves on the boards of the Hebrew Health Care, Jewish Federation of Greater Hartford and Solomon Schechter Day School. Mr. Zachs received a B.A. from Tufts University and a J.D. from Columbia University School of Law.
          Rolf Zimmermann has been a member of our board of directors since November 2006. Until August 2007, Mr. Zimmermann has been the Chief Executive Officer of Müller Weingarten AG, Germany, a global leader in the metal forming business, with particular focus on presses for the automotive industry. Since May 2005, Mr. Zimmermann has also been a Managing Partner of Alpha European Beratungs GmbH, a privately-held investment company with focus on restructurings and investments in European industrial manufacturing industries, notably in the areas of automotive, machine tools, and aerospace. In addition, since 2002, Mr. Zimmermann has been the Managing Partner of his own consulting company, Rolf Zimmermann Consulting GmbH, focusing on consulting and investing in the automotive supplier and other manufacturing industries in Germany. Mr. Zimmermann has over thirty five years’ experience in automotive manufacturing, having originally trained as a mechanical engineer. From 1997 to 2002, Mr. Zimmermann was in charge of European Manufacturing, serving as the Corporate Vice President of the Ford Motor Company, Detroit, as well as serving as Chief Executive Officer of Ford AG, Germany. From 1996 to 1997, Mr. Zimmermann was a member of the Board of Managing Directors, in charge of Production and Development at one of the world’s oldest car manufacturers, the Czech Skoda, founded in 1905 and owned since 1990 by Volkswagen AG. Prior to 1996, Mr. Zimmermann held various management positions in plant and vehicle production divisions at General Motors and its German subsidiary, Adam Opel AG. Mr. Zimmermann is a Non-Executive Director at Wagon Plc, Birmingham, UK, a London Stock Exchange-listed European automotive supplier, where he serves on the audit, nomination and remuneration committees. In addition, Mr. Zimmermann serves as the Chairman of the Flexible Solutions Group, Karlsruhe, Germany, a manufacturer of compensators for the automotive industry and other industrial applications. Since 2007 MR. Zimmermann is also Chairman of the Saargummi Group, Luxemburg, an automotive supplier for sealing systems. Mr. Zimmermann received a Dipl. Eng. from the University of Applied Science, Wiesbaden.

Executive Officers of Columbus Who Are Not Columbus Directors
          Jason Epstein has been our Senior Vice President since August 2006. Since February 2002, Mr. Epstein has been a partner of Columbus Nova, primarily responsible for private investment activities. In 1998, Mr. Epstein founded eLink Communications, a provider of broadband, networking and application services, and served as its Chief Executive Officer for three years, until September 2001. From October 2001 to January 2002, Mr. Epstein was a private investor. Mr. Epstein was also the co-founder of Health Extras, Inc., a full-service pharmacy management company listed on the NASDAQ Global Select Market. Mr. Epstein has twice been a finalist for the Ernst & Young Entrepreneur of the Year Award and was named one of forty “Rising Stars” in the Washington Business Forward’s “The Next Network.” Mr. Epstein serves on various boards of directors of portfolio companies. Mr. Epstein received a B.A. from Tufts University.
          Paul F. Lipari has been our Senior Vice President since November 2006. Mr. Lipari has been a partner of Columbus Nova since July 2006. Since February 2003, Mr. Lipari has been a founding partner of Hudson Capital Advisors, an affiliate of Columbus Nova, focused on providing investment banking advisory services (including M&A, debt and equity capital raising and restructuring services), to middle market companies. From 2001 to 2003, Mr. Lipari worked for Trimaran Capital Partners, a $1.5 billion private equity fund. At Trimaran, Mr. Lipari primarily focused on Media and Telecommunications investments. From 1997 to 2001, Mr. Lipari worked as an Executive Director in the Leveraged Finance Group for CIBC World Markets, and worked on a variety of senior bank debt, high yield debt and private/public equity transactions. While in the Leveraged Finance Group at CIBC, Mr. Lipari spent considerable time working on numerous financings for Global Crossing, a provider of telecommunications services, and was involved with monitoring CIBC’s private equity investment in Global Crossing. Mr. Lipari sat on the board of Global Crossing prior to 2000. From 1994 to 1997, Mr. Lipari worked at Salomon Brothers, Inc. where he was an associate in their High Yield Group and an analyst in their Merchant Banking Group. Mr. Lipari currently serves as the Chairman of White Energy, Inc., which Columbus Nova owns a controlling interest. Mr. Lipari received an M.B.A. from The Amos Tuck Business School at Dartmouth and a B.A. from Yale University.
          Michael Sloan has been our Senior Vice President since November 2006 and our Chief Financial Officer since August 2007. Since February 2002, Mr. Sloan has been a partner of Columbus Nova, primarily responsible for origination and management of investments for Columbus Nova’s private investment activities, as well as acting as the principal financial officer and providing financial and strategic planning advice. In 1998, Mr. Sloan co-founded eLink Communications and served as its President and Chief Financial Officer for three years, until September 2001. From October 2001 to January 2002, Mr. Sloan was a private investor. Mr. Sloan was also the co-founder of Health Extras, Inc., a full-service pharmacy management company listed on the NASDAQ Global Select Market. Mr. Sloan has twice been a finalist for the Ernst & Young Entrepreneur of the Year Award. Mr. Sloan received a B.A. from Cornell University. Mr. Sloan serves on various boards of directors of portfolio companies.
Code of Ethics
          Columbus has adopted a Code of Ethics that applies to our officers, directors and employees. You may review this document by accessing our public filings at the SEC’s website at www.sec.gov. In addition, Columbus will provide a copy of its Code of Ethics free of charge to any person who submits a written request to Michael Sloan, Columbus Acquisition Corp., 153 East 53rd Street, 58th Floor, New York, New York.
Director Independence
          Columbus currently has four independent directors: Messrs. Rourke, Zachs, Zimmermann and Lustig. Columbus’s board of directors currently complies with, and intends that it will continue to comply with, the independence requirements of NYSEAlternextUS and to be comprised of such number of independent directors as is required by such rules. By “independent director,” Columbus means a person other than an officer or employee of Columbus or any other individual having a relationship, which, in the opinion of Columbus’s board of directors would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Columbus’s independent directors have regularly scheduled meetings at which only independent directors are present.
          Any affiliate transactions will be on terms no less favorable to Columbus than could be obtained from independent parties. Any affiliate transactions must be approved by a majority of Columbus’s independent directors and its directors who do not have a pecuniary interest in the transaction, in either case who had access, at our expense, to attorneys or independent legal counsel. Whether or not independent, Columbus’s directors will be its fiduciaries and, as such, must exercise discretion over future transactions consistent with their responsibilities as fiduciaries. Moreover, Columbus intends to obtain estimates from unaffiliated third parties for similar goods or services, taking into account, in addition to price, the quality of the goods or services to be provided by such third parties to ascertain whether such transactions with affiliates are on terms that are no less favorable to it than are otherwise available from unaffiliated third parties.
Board of Directors
          The board of directors oversees the business affairs of Columbus and monitors the performance of management. Pursuant to Columbus’s bylaws, the board of directors has established that the board of directors shall consist of five members. Columbus’s board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.
          During the fiscal year ended December 31, 2007, Columbus’s board of directors acted through one meeting of the board of directors. Columbus requires each director to make a diligent effort to attend all board and committee meetings, as well as each annual or special meeting of stockholders.
Committees of the Board of Directors
          Columbus’s board of directors has established standing audit, nominating and corporate governance committees.
Audit Committee
          Columbus’s audit committee consists of Barry J. Rourke, as Chairman, Eric Zachs and Rolf Zimmermann, each of whom is an independent director. The audit committee’s duties, which are specified in Columbus’s Audit Committee Charter, include, but are not limited to:
•	serving as an independent and objective party to monitor our financial reporting process, audits of Columbus’s financial statements and internal control system;

•	reviewing and appraising the audit efforts of Columbus’s independent registered public accounting firm and internal finance department;

•	providing an open avenue of communications among Columbus’s independent registered public accounting firm, financial and senior management, Columbus’s internal finance department and the board of directors;

•	monitoring the independence of the independent auditor; and

•	reviewing and approving all related-party transactions.

Audit and Non-Audit Fees
     As previously disclosed in our February 4, 2008 8-K filing, a majority of the partners of Goldstein Golub Kessler LLP (“GGK”) became partners of McGladrey & Pullen, LLP (“M&P”). As a result, GGK resigned as auditors of the Company effective January 31, 2008 and M&P was appointed as our independent registered public accounting firm in connection with our annual financial statements for the fiscal year ended December 31, 2008.
     Audit Fees. The aggregate fees for professional services rendered by GGK were $153,442, which includes fees related to the initial public offering and related audits (including the December 31, 2006 audit) and fees related to the review of financial statements included in our quarterly reports on Form 10-Q.
      We incurred fees from M&P of approximately $25,000 in connection with our December 31, 2007 year end audit. In addition we expect to incur M&P fees of approximately $55,000 for the audit of our December 31, 2008 financial statements and audit of our internal control over financial reporting and we have incurred approximately $62,000 of fees from M&P for reviews of interim financial statements and proxy filings during the year ended December 31, 2008.
      Audit-Related Fees. Audit-related fees are for assurance and related services including, among others, consultation concerning financial accounting and reporting standards. There were no aggregate fees billed for audit-related services rendered by GGK or M&P.
      Tax Fees. There were no fees paid to GGK or M&P for professional services for tax compliance, tax planning and tax advice for the fiscal years ended December 31, 2008 and 2007.
      All Other Fees. There were no fees paid to GGK or M&P for services other than audit services and audit-related services rendered by GGK or M&P for the fiscal years ended December 31, 2008 and 2007.
Approval of Independent Registered Public Accounting Firm Services and Fees
          The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the independent auditor. The Audit Committee pre-approved all of the services provided by Goldstein Golub Kessler LLP for the period from August 1, 2006 (date of inception) to January 31, 2008 and services provided by, McGladrey & Pullen, LLP from January 31, 2008.
Independence of and Financial Experts on Audit Committee
          The audit committee currently has three independent directors and currently complies with, and we intend that it will continue to comply with, the independence requirements of the Rule 10A-3 of the Exchange Act and the rules of NYSEAlternextUS. The audit committee is comprised of members who are “financially literate,” meaning they are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.
          In addition, the audit committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. Columbus’s board of directors has determined that Mr. Rourke satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under the SEC’s rules and regulations.
Nominating and Corporate Governance Committee
          Columbus’s nominating and corporate governance committee currently consists of Rolf Zimmermann, as Chairman, Eric Zachs and Jason Lustig and is responsible for selecting, researching and nominating directors for election by Columbus’s stockholders and selecting nominees to fill vacancies on the board or a committee of the board.
          The guidelines for selecting nominees, which are specified in Columbus’s Nominating Committee Charter, generally provide that persons to be nominated should be actively engaged in business endeavors, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business endeavors, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment. The nominating committee evaluates each individual in the context of the board as a whole, with the objective of recommending a group that can best implement Columbus’s business plan, perpetuate our business and represent stockholder interests. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
OF OPERATIONS OF COLUMBUS
Overview
          The following discussion of the financial condition and results of operations of Columbus should be read in conjunction with its consolidated financial statements and the notes thereto.
          We are a blank check company incorporated in Delaware on August 1, 2006 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or similar business combination with one or more operating businesses, which we refer to as a “business combination,” that we believe has significant growth potential. We intend to use the cash derived from the net proceeds of the private placement of our insider warrants, our IPO and the exercise by the underwriters of their over-allotment option, together with any additional financing arrangements that we undertake, to effect a business combination. While we are actively seeking to identify a target business, we have not limited ourselves to particular industries and/or types of businesses that may provide such opportunities.
          In August 2006, in connection with our formation and initial capitalization, we issued 3,125,000 shares of our common stock to Columbus Holdings, at a purchase price of approximately $0.008 per share, or an aggregate of $25,000. Columbus Holdings is a limited liability company formed under the laws of Delaware that is controlled by Andrew Intrater, our Chairman and Chief Executive Officer, and principally owned by Mr. Intrater and certain other members of our management team.
          On May 23, 2007, we completed our IPO of 12,500,000 units, and an additional 1,875,000 units relating to the exercise in full of the underwriters’ over-allotment option. Each unit consists of one share of our common stock and one warrant. Each warrant entitles the holder to purchase from us one share of our common stock at a price of $6.00 commencing on the date that we complete a business combination with an operating company and ending on May 18, 2011. Our common shares and warrants started trading separately on the American Stock Exchange on May 30, 2007. The securities that we sold in our IPO were registered under the Securities Act on a registration statement on Form S-1 that we filed with the SEC in connection with our IPO. We paid $4,600,000 in underwriting discounts and commissions and approximately $600,000 for costs and expenses related to our IPO at the closing of the offering, and the balance of $3,450,000 of underwriting discounts and commissions has been deferred and placed in the trust account as described below.
          On May 23, 2007, we also completed a private placement of 3,650,000 warrants to Columbus Holdings for a purchase price of $1.00 per warrant, or an aggregate of $3,650,000. These insider warrants are identical to the warrants underlying the units that we issued in our IPO (which we refer to as “public warrants”), except that if we call the public warrants for redemption, the insider warrants may be exercisable on a “cashless” basis so long as such insider warrants are held by Columbus Holdings or its Permitted Transferees. Additionally, Columbus Holdings has agreed that it will not sell or otherwise transfer these insider warrants until such time, if any, as we shall have completed a business combination with an operating business. No underwriting discounts or commissions were paid with respect to the sale of our insider warrants.
          Approximately $109,750,000 of net proceeds from our IPO, plus the $3,650,000 we received from the sale of the insider warrants (described below), has been placed in a trust account. This amount includes $3,450,000 (of the total of $8,050,000) of underwriting discounts and commissions, payable to the underwriters in our IPO. The underwriters have agreed that such amount will not be paid to them unless and until we complete a business combination with one or more operating businesses, and they have waived their right to receive such payment upon our liquidation if we are unable to complete a business combination before May 18, 2009.
          All of the funds held in the trust account have been invested in a money market fund maintained by Morgan Stanley Investment Management. Specifically, this money market fund is held within the “Government Portfolio” of one of the Morgan Stanley Institutional Liquidity Funds, a money market fund that invests exclusively in obligations of the U.S. government and its agencies and instrumentalities, and in repurchase agreements collateralized by such securities. We have been advised by Morgan Stanley that the money market fund in which we have invested the funds held in the trust account is held in a separate stand-alone investment company with an independent board of directors or trustees, and the trust account assets are held in a separate segregated account for this money market fund at a custodian bank (J.P. Morgan Chase & Co. in our case). Our investment of the trust account funds in this money market fund remains separate from the assets of Morgan Stanley and its subsidiaries, and cannot be commingled at any time with assets of Morgan Stanley or its subsidiaries. However, an investment in this money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. We are exposed to credit risk in the event that the financial position of the financial institution that holds the trust account assets deteriorates and such financial institution is no longer able to satisfy its financial obligations.

          Except with respect to interest income earned that may be released to us from time to time upon our request of (i) up to $1,750,000 to fund our expenses related to investigating and selecting a target business and our other working capital requirements and (ii) any additional amounts we may need to pay our income or other tax obligations, the proceeds from our IPO that are held in trust will not be released from the trust account until the earlier of (i) the time that we complete a business combination with one or more operating businesses and (ii) our liquidation, if we do not complete a business combination on or prior to May 18, 2009. The proceeds held in the trust account may be used as consideration to pay the sellers of a target business with which we complete a business combination. Any amounts not paid as consideration to the sellers of such target business may be used to finance operations of the target business.
          Through December 31, 2008, our efforts have been limited to organizational activities, activities relating to our IPO, activities relating to identifying and evaluating prospective acquisition candidates, including IDE, and activities relating to general corporate matters; we have neither engaged in any operations nor generated any revenues, other than interest income earned on the proceeds of our private placement and IPO. For the year ended December 31, 2008, we earned $2,268,452 in interest income, all of which was received as of December 31, 2008.
          For the period from August 1, 2006 (inception) through December 31, 2006, we paid $1,453 in expenses. For the year ended December 31, 2007, we paid or incurred approximately $432,000 in expenses. For the year ended December 31, 2008, we paid or incurred approximately $2,470,422 in expenses. For the period from August 1, 2006 (inception) through December 31, 2008, we paid or incurred an aggregate of $2,903,875 in expenses for the following purposes:

•	premiums associated with our directors’ and officers’ insurance;

•	estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

•	franchise tax incurred in the State of Delaware;

•	monthly fee paid to Renova U.S. Management, LLC for office and administrative services;
•	due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to our SEC reporting obligations and general corporate matters; and

•	other miscellaneous expenses.
          We will continue to earn interest on the trust account to finance our operations (limited to $1,750,000 plus any amounts we may need to pay our income or other tax obligations) prior to consummating a business combination. We currently believe that we have sufficient available funds to complete our efforts to effect a business combination with one or more operating businesses on or prior to May 18, 2009. However, we cannot assure you that this will be the case. Please see the section entitled “Risk Factors” for a detailed discussion of the many risks to which we are subject, a number of which (if they were to materialize) could adversely impact our ability to effect a business combination. As of December 31, 2008, approximately $1,445,000 of working capital has been funded from the interest earned from the funds held in the trust account, and an additional $305,000 from interest earned on the funds held in the trust account will be available to fund our future working capital requirements until such time, if any, that we complete a business combination. We have incurred, and expect to continue to incur, expenses principally for the following purposes:

•	premiums associated with our director’s and officer’s insurance;

•	estimated taxes incurred as a result of interest income earned on funds currently held in the trust account;

•	franchise tax incurred in the State of Delaware;

•	monthly fee paid to Renova U.S. Management, LLC for office and administrative services;

•	due diligence and investigation of prospective target businesses;

•	legal and accounting fees relating to our SEC reporting obligations and general corporate matters;

•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses;

•	legal and accounting fees relating to our proposed merger with IDE; and

•	other miscellaneous expenses.
          To the extent we incur expenses prior to the completion of a business combination in excess of the $1,750,000 (plus any amounts we may need to pay our income or other tax obligations) available to us from the interest earned on the trust account, we intend to pay such excess expenses from working capital available to us following the consummation of a business combination. If we do not complete a business combination, one of our directors has agreed to indemnify us against any claims by any vendor, prospective target business, or other entities that are owed money from us for services rendered or products sold to us that would reduce the amount of the funds in the trust account.
          Since June 1, 2007, we have paid a monthly fee of $7,500 to Renova U.S. Management LLC, an affiliate of certain members of our management team, for office space and certain administrative, technology and secretarial services provided to us by that company. We expect to continue to pay this monthly fee until the time, if any, that we effect a business combination.

          We may use substantially all of the proceeds held in trust, other than the deferred underwriting discounts and commissions of $3,450,000 and amounts used for working capital and for taxes, to acquire one or more operating businesses. However, we may not use all the proceeds held in the trust account in connection with a business combination, either because the consideration for the business combination is less than the total proceeds that are then held in the trust account or because we finance a portion of the consideration by issuing our capital stock or debt securities, if the business combination is structured in that manner and such alternative is then available and deemed suitable. In that event, the proceeds held in the trust account as well as any other net proceeds not expended will be used to finance the operations of the target business or businesses. The operating business or businesses that we acquire in such business combination or business combinations must have, individually or collectively, a fair market value equal to 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). If we complete multiple business combinations that collectively have a fair market value of 80% of the value our net assets, then we would require that such transactions be completed simultaneously. We do not currently anticipate that we will complete a business combination with more than one operating business; however, we cannot assure you at this time that we will not do so.
          As described in this annual report, on December 15, 2008 our board of directors approved a business combination with IDE. IDE, through its subsidiaries, is an established participant in the business of manufacturing new and refurbishing existing land-based drilling rigs, rig components and rig electrical systems and providing related services to the oil and gas drilling equipment industry on a global basis. Please refer to the section of this annual report entitled “Proposal 1—The Merger Proposal,” for a detailed description of the structure of the proposed merger with IDE, including the merger consideration that we will pay and deliver at the closing of the merger and following the closing, subject to the terms and conditions described in that section, related expenses and the sources of such merger consideration and related expenses.
          We are unable to assure you that our plans to consummate a business combination will be successful or successful within the target business acquisition period, which ends on May 18, 2009. This factor, among others, raises substantial doubts about our ability to continue operations as a going concern. Our consolidated statements, which are included in this proxy statement, do not include any adjustments that may result from the outcome of this uncertainty.
Critical Accounting Policies
          The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Our actual results could materially differ from those estimates. We refer you to Note 2 of our financial statements in this proxy statement for a summary of our significant accounting policies.
Results of Operations
          Our net loss of $372,970 for the year ended December 31, 2008 was comprised of $2,268,452 of interest income on investments held in trust, offset by formation and operating costs of $2,470,422 and a provision for income taxes of $171,000.
          Our net income of $1,564,578 for the year ended December 31, 2007 was comprised of $3,434,578 of interest income on investments held in trust, offset by formation and operating costs of $432,000 and a provision for income taxes of $1,438,000.
          Our net loss of $1,453 for the period from inception (August 1, 2006) through December 31, 2006 was comprised of formation and operating costs of $1,453.
          Our net income of $1,190,155 for the period from inception (August 1, 2006) through December 31, 2008 was comprised of $5,703,030 of interest income on investments held in trust, offset by formation and operating costs of $2,903,875 and a provision for income taxes of $1,609,000.

Liquidity and Capital Resources
          As of December 31, 2008, $115,081,369 was held in trust and $305,000 was available to us to pay for fees and expenses relating to business, legal and accounting due diligence on prospective target companies and continuing general and administrative expenses, after giving effect to our withdrawal of approximately $4,482,613 (of a total of $6,163,982) of interest earned on the funds held in the trust account through such date. Of the total amount held in the trust account, $3,450,000 will be paid to the underwriters of our IPO at such time, if any, as we complete a business combination with one or more operating businesses, less up to approximately $1,034,655 that will be distributed to our public stockholders who elect to receive their pro rata share of the trust fund and do not approve the business combination that we complete, as described in Note 1 of our financial statements in this proxy statement. If we do not complete a business combination with a target company and are forced to liquidate, the entire deferred underwriters’ discounts and commissions of $3,450,000 will remain in the trust fund and be distributed to our public stockholders. We have used $1,445,000 of the $4,482,613 that we have withdrawn from the trust account through December 31, 2008 to pay fees and expenses relating to our activities in connection with identifying and conducting the related due diligence with respect to companies that we have considered as possible candidates with which we would complete a business combination, and for general corporate purposes. The balance of $3,037,613 of interest that we have withdrawn from the trust account has been used to fund our franchise taxes and our actual and estimated income taxes relating to interest income earned on the funds held in the trust account. The following table shows the total funds held in the trust account as of December 31, 2008:

Net proceeds from our IPO and private placement of warrants to Columbus Holdings placed in trust	$109,950,000

Deferred underwriters’ discounts and commissions	$3,450,000

Total interest received to date	$6,163,982

Less:

Interest income disbursed to us for working capital	$(1,445,000)

Interest income disbursed to us to fund our income and other tax obligations with respect to interest income on the funds held in the trust account	$(3,037,613)

Total amount of interest income withdrawn from trust fund	$(4,482,613)

Total funds held in trust account through December 31, 2008	$115,081,369

          We believe that the net proceeds that are held in trust and the amounts available to us for working capital will be sufficient to allow us to consummate a business combination before May 18, 2009. If the net proceeds held in trust prove to be insufficient, either because of the size of the target business, the depletion of the available net proceeds expended in search of a target business, or our obligation to convert into cash up to 29.99% of our common shares held by the public stockholders that elect to receive their pro rata share of the trust fund and do not approve the business combination as described in Note 1 of our financial statements, we may be required to seek additional financing through the issuance of additional shares of our common or preferred stock, or obtain acquisition financing from a commercial or other lender, to complete a business combination. As of the date of this proxy statement and since at least mid-2007, the financial markets generally, and the credit markets in particular, are and have been experiencing substantial turbulence and turmoil, and extreme volatility, both in the United States and in other markets worldwide. The current market situation has resulted generally in substantial reductions in available loans to a broad spectrum of businesses, increased scrutiny by lenders of the credit-worthiness of borrowers, more restrictive covenants imposed by lenders upon borrowers under credit and similar agreements and, in some cases, increased interest rates under commercial and other loans, and decreased availability of equity capital. We cannot predict whether the current situation in the credit and equity markets will improve or whether it will deteriorate further. If we require or are relying upon additional financing to complete a business combination, we cannot assure you that such financing will be available upon commercially acceptable terms or at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to either restructure the transaction or abandon that particular business combination and seek to effect a business combination with an alternative target business. If we fail to complete a specific business combination after expending substantial management time and attention and incurring substantial costs for accountants, attorneys, and others, such costs likely would not be recoverable, which could have a material adverse effect our subsequent ability to locate and engage in a business combination with another target business on or before May 18, 2009. In addition, even if we do not need additional financing to consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure such financing could have a material adverse effect on the continued development or growth of the business or businesses with which we effect a business combination. None of our officers, directors or stockholders is required to provide any financing to us in connection with, or following, a business combination.

The initial operating business or businesses with which we effect a business combination must have a total fair market value equal to at least 80% of the value of our net assets, including the funds held in the trust account that holds Columbus’s IPO proceeds (excluding the deferred underwriting discounts and commissions from our IPO). However, we may not use all of the proceeds held in the trust account in connection with a business combination, either because the consideration for the business combination is less than the proceeds held in trust or because we finance a portion of the consideration through the issuance of our equity or debt securities. In that event, the proceeds held in the trust account as well as any other net proceeds not expended to complete the business combination will be used to finance the operations of the business or businesses with which we effect a business combination.
          We may issue additional shares of our capital stock or our debt securities to finance a business combination. The issuance of additional capital stock (currently 2,225,000 authorized but unissued and unreserved common shares available for issuance), including upon conversion of any convertible debt securities we may issue, or the incurrence of debt, could have material consequences on our business and financial condition. The issuance of additional shares of our capital stock (including upon conversion of convertible debt securities, if any):
•	may significantly reduce the equity interest of our stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, of the acquired operating business or businesses and may also result in the resignation or removal of one or more of our present officers and directors; and

•	may adversely affect the prevailing market price of our common stock.
          Similarly, if we issue debt securities, it could result in:
•	default and foreclosure on our assets if our operating revenues after a business combination are insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach the covenants contained in any debt securities, such as covenants that require the satisfaction or maintenance of certain financial ratios or reserves, without a waiver or renegotiation of such covenants;

•	an obligation to immediately repay all principal and accrued interest, if any, upon demand to the extent any debt securities are payable on demand; and

•	our inability to obtain additional financing, if necessary, to the extent any debt securities contain covenants restricting our ability to obtain additional financing while such security is outstanding, or to the extent our existing leverage discourages other potential investors.

          If we are unable to complete a business combination on or prior to May 18, 2009 (24 months from the effective date of our IPO), we will be forced to liquidate. If we are forced to liquidate, the per share liquidation amount may be less that the initial per unit public offering price of our units because of the underwriting commissions and expenses related to our public offering and because of the value of the warrants included in the units we sold in our IPO. Additionally, if third parties make claims against us, the offering proceeds held in the trust account could be subject to those claims, resulting in a further reduction in the per share liquidation price. Under Delaware law, our stockholders who have received distributions from us may be held liable for claims by third parties to the extent such claims are not paid by us. Furthermore, our warrants will expire worthless if we liquidate before we complete a business combination.
          In addition, M&P, our independent registered public accounting firm, has included a going concern explanatory paragraph in their report of independent registered public accounting firm and we have disclosed in Note 1 to our financial statements that our ability to continue as a going concern is dependent upon the completion of a business combination and our ability to defer payments to certain vendors.
Off-Balance Sheet Arrangements
          We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.
Contractual Obligations
          The following table summarizes Columbus’s contractual obligations and commitments as of December 31, 2008:

	Payments Due by Period
		Less than	1 - 3	3 - 5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Long-Term Contractual Obligations(1)(2)	172,500	172,500	—	—	—

(1)	Represents sums payable to Renova U.S. Management LLC, a company that is controlled by Andrew Intrater, for office space, office and secretarial services commencing June 2007 and continuing at $7,500 per month and terminating upon the earlier of the time that we either (i) consummate a business combination or (ii) liquidate, and includes certain legal and advisory fees related to the proposed merger described in Note 1 to the financial statements.

(2)	Does not include obligations which are contingent upon the consummation of a business combination, such as $3,450,000 which the underwriters in Columbus’s initial public offering deposited in the trust account at Morgan Stanley, maintained by Continental Stock Transfer & Trust Company, as trustee, and which fees will be deferred and paid to such underwriters only upon consummation of a business combination by May 18, 2009 and various consulting and advisory fees of approximately $1,435,000 payable upon successful completion of the merger. In the event a business combination is not completed, Columbus will not be obligated to pay the majority of such fees.

Quantitative and Qualitative Disclosures About Market Risk
          To date, our efforts have been limited to organizational activities and activities relating to our IPO and the identification of a target business; we have neither engaged in any operations nor generated any revenues. As the proceeds from our IPO held in trust have been invested in short term investments, our only market risk exposure relates to fluctuations in interest rates.
          The proceeds of $113,400,000 from our IPO, including $3,650,000 of proceeds from the private placement sale of 3,650,000 insider warrants to certain of our officers, directors and initial stockholders, that are held in trust (including approximately $3,450,000 of deferred underwriting discounts and commissions) have been invested in a money market fund that invests principally in short-term securities issued or guaranteed by the United States. As of December 31, 2008, the effective annualized interest rate payable on our investment was approximately 2.164%. Assuming no other changes to our holdings as of December 31, 2008, a 1% decrease in the underlying interest rate payable on our investment as of December 31, 2008 would result in a decrease of approximately $284,600 in the interest earned on our investment for the following 90-day period, and a corresponding decrease in our net increase in stockholders’ equity resulting from operations, if any, for that period.
          We have not engaged in any hedging activities since our inception on August 1, 2006. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

PRICE RANGE OF SECURITIES AND DIVIDENDS
Columbus
          Columbus common stock, warrants and units are listed on NYSEAlternextUS under the symbols BUS, BUS-WS and BUS-U. The closing prices per share of common stock, warrants and units of Columbus on February 19, 2009 were $7.88, $0.05 and $7.75, respectively. Each unit of Columbus consists of one share of Columbus common stock and one warrant to purchase Columbus common stock. Each warrant entitles the holder to purchase from Columbus one share of common stock at an exercise price of $6.00 commencing on the completion of the IDE merger. The Columbus warrants will expire at 5:00 p.m., New York City time, on May 18, 2011, or earlier upon redemption. Prior to May 30, 2007, there was no established public trading market for our common stock.
          The following table sets forth, for the calendar quarter indicated, the quarterly high and low closing prices of Columbus common stock, warrants and units as reported on NYSEAlternextUS since Columbus’s IPO on May 23, 2007.

	Common Stock		Units		Warrants
	High	Low	High	Low	High	Low
YEAR ENDED DECEMBER 31, 2007
Second Quarter (since May 23, 2007)	$7.45	$7.30	$8.27	$8.01	$0.90	$0.80
Third Quarter	$7.61	$7.30	$8.32	$8.00	$0.90	$0.64
Fourth Quarter	$7.50	$7.35	$8.20	$7.93	$0.82	$0.58

YEAR ENDED DECEMBER 31, 2008
First Quarter	$7.58	$7.40	$8.10	$7.71	$0.63	$0.20
Second Quarter	$7.70	$7.48	$8.75	$7.80	$0.44	$0.21
Third Quarter	$7.78	$7.46	$8.13	$7.70	$0.25	$0.15
Fourth Quarter	$7.69	$7.20	$7.60	$7.25	$0.21	$0.04

YEAR ENDED DECEMBER 31, 2009
First Quarter (through February 19, 2009)	$7.88	$7.63	$7.75	$7.75	$0.09	$0.02
          On February 19, 2009, the closing prices of Columbus common stock, warrants and units were $7.88, $0.05 and $7.75, respectively.
Holders
          As of February 19, 2009, there were 7 holders of record of Columbus’s common stock, 2 holders of record of Columbus’s warrants and 1 holder of record of Columbus’s units.
Dividends
          Columbus has not paid any dividends on its common stock to date and does not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon its revenues, earnings (if any), capital requirements, and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to the merger will be within the discretion of our then board of directors. Upon completion of the merger, Columbus does not intend to pay any dividends on its shares of common stock and will not pay dividends in the foreseeable future. Rather, it intends to reinvest any earnings back into the combined company. The combined company also expects that any loan or credit facilities that it enters into will limit its ability to pay dividends.

EXECUTIVE COMPENSATION
Columbus Executive Compensation
Compensation Discussion and Analysis
          No executive officer has received any cash compensation for services rendered to Columbus. Commencing on June 1, 2007, until the consummation of a business combination, pursuant to a letter agreement, Columbus is obligated to and has paid Renova U.S. Management LLC, a limited liability company controlled by Mr. Intrater, our Chairman and Chief Executive Officer, a fee of $7,500 per month for providing it with administrative services. Other than the fees payable to Renova U.S. Management LLC. pursuant to this agreement, no compensation of any kind, including finder’s fees, consulting fees or other similar compensation, has been or will be paid by us or any other entity to any of Columbus’s existing officers, directors, existing stockholders or any of their respective affiliates, prior to or in connection with a business combination. However, such individuals and entities will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Columbus’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than Columbus’s board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, Columbus will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.
          Compensation Committee Interlocks and Insider Participation
          Columbus’s board of directors has not established a compensation committee of the board of directors.
          No member of Columbus’s board of directors has a relationship that would constitute an interlocking relationship with executive officers or directors of Columbus or another entity.
          Compensation Committee Report
          Columbus’s board of directors has not established a compensation committee of the board of directors.
          Columbus’s board of directors has reviewed and discussed the Compensation Discussion and Analysis with management, and, based on such review and discussion, the board of directors determined that the Compensation, Discussion and Analysis be included in this proxy statement.
Andrew Intrater
Barry J. Rourke
Eric Zachs
Rolf Zimmermann
Jason Lustig
Michael Ernestus
IDE Executive Compensation
          Compensation Discussion and Analysis
          This section discusses the principles underlying IDE’s executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by IDE’s named executive officers, which IDE refer to further under “Elements of Executive Compensation” below, and places in perspective the data presented in the compensation tables and narratives that follow.
          Compensation Objectives and Philosophy
          IDE’s board of directors will be responsible for overseeing executive and other employee compensation. With respect to compensation matters, the initial objective of IDE’s board of directors will be to establish a compensation program that attracts and helps retain talented and experienced individuals for senior level positions throughout IDE’s organization, as well as to authorize appropriate compensation for IDE’s employees and key consultants.
          IDE’s board of directors will oversee compensation programs also designed to:
•	recruit, retain and motivate executives and employees that can help IDE achieve IDE’s core business goals;

•	provide incentives to promote and reward superior performance throughout IDE’s organization;

•	facilitate stock ownership and retention by IDE’s executives and other employees; and

•	promote alignment between executives and other employees and the long-term interests of IDE’s stockholders.
          IDE’s board of directors will seek to achieve these objectives by:
•	establishing a compensation program that is market competitive and internally fair; and

•	linking performance with certain elements of compensation through the use of equity options, stock grants, cash performance bonuses or other means of compensation the value of which is substantially tied to the achievement of IDE’s company goals.
Elements of Compensation
          Components of Compensation
          IDE’s executive compensation program is expected to include the following elements:
•	base salary;

•	discretionary and performance-based bonuses;

•	long-term incentive plan awards; and

•	retirement and health insurance benefits.
          IDE’s board of directors will seek to set a competitive rate of annual base salary for each executive officer in order to attract and retain top quality executives. However, IDE’s board of directors has not yet committed to the means by which it will determine competitive rates of annual base salary in the market, which means might include executive officer and director input, input from a compensation consultant and third-party information. IDE does not have a specific formula for allocating total compensation between current and long-term compensation or between cash and non-cash compensation. However, IDE does vary the mix of IDE’s executive officers’ compensation elements based on competitive practices and their relative management level to recognize each individual’s operating responsibilities and reward his or her ability to impact short- and long-term results.
Elements of Executive Compensation
          IDE expects to pay its executive officers the following compensation:
          Base Salary. IDE pays base salaries in order to attract executive officers and provide a basic level of financial security. IDE establishes base salaries for IDE’s executives based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions. Base salaries are reviewed (i) at the time of renewal of an executive’s employment agreement, or (ii) annually, with adjustments based on the individual’s responsibilities, performance and experience during the year. This review occurs each year at the annual review.
          Discretionary and Performance-Based Bonuses. IDE’s board of directors expects to adopt a formal process for determining and awarding discretionary and performance-based annual bonuses later in 2008.
          IDE’s board of directors intends to utilize annual incentive bonuses to reward officers and other employees for achieving financial and operational goals and for achieving individual annual performance objectives. These objectives will vary depending on the individual executive and employee, but will relate generally to strategic factors, including establishment and maintenance of key strategic relationships, advancement of IDE’s product candidates, and identification and advancement of additional product or service offerings, and to financial factors, including raising capital, improving IDE’s results of operations and increasing the price per share of IDE’s common stock. Commencing in 2009, IDE’s board of directors will have authority to award discretionary annual bonuses to, or enter into commitments for the award of an annual bonus with, IDE’s executive officers.
          Long-Term Incentive Program. IDE believes it can encourage superior long-term performance by its executive officers and employees by encouraging them to own, and assisting them with the acquisition of, IDE’s common stock. IDE has established IDE’s 2009 Equity and Incentive Plan to provide IDE’s employees, including IDE’s executive officers, with incentives to help align their interests with the interests of IDE’s stockholders. IDE’s board of directors believes the use of stock and stock-based awards offers the best approach to achieving IDE’s compensative objective of fostering a culture of ownership, which it believes will, in turn, motivate IDE’s executive officers to create and enhance stockholder value. IDE has not adopted stock ownership guidelines, but IDE’s 2009 Equity and Incentive Plan provides a principal method for IDE’s executive officers to acquire equity in IDE’s company.
          Stock Options. IDE’s 2009 Equity and Incentive Plan authorizes IDE to grant options to purchase shares of IDE’s common stock to IDE’s employees, directors and consultants. While IDE’s board of directors currently administers IDE’s 2009 Equity and Incentive Plan, it intends to delegate that responsibility to a compensation committee of IDE’s board when that committee is established. IDE’s board of directors annually reviews and approves stock option awards to executive officers based upon a review of competitive compensation data, its assessment of individual performance, a review of each executive’s existing long-term incentives and retention considerations. Periodic stock option grants are made at the discretion of IDE’s board of directors to eligible employees, including named executive officers, and, in appropriate circumstances, IDE’s board of directors considers the recommendations of members of management. Under IDE’s 2009 Equity and Incentive Plan, IDE’s stock options are generally exercisable for a period of five or ten years, have an exercise price equal to the fair market value of IDE’s common stock on the day of grant or 110% of fair market value in the case of incentive stock options and typically vest over a five-year period, with 20% vesting on December 31st following the grant date and the remainder vesting 20% per year on each of the next four December 31st thereafter based upon continued employment. Incentive stock options also include certain other terms necessary to assure compliance with particular provisions of the Internal Revenue Code.

          IDE expects to use stock options as a long-term incentive vehicle because IDE believes:
•	Stock options align the interests of IDE’s executives with those of IDE’s stockholders, support a pay-for-performance culture, foster an employee stock ownership culture and focus the management team on increasing value for IDE’s stockholders;

•	The value of stock options is based on IDE’s performance, because all the value received by the recipient of a stock option is based on the growth of IDE’s stock price;

•	Stock options help to provide a balance to the overall executive compensation program because, while base salary and IDE’s discretionary annual bonus program focus on short-term compensation rewards, vesting stock options reward increases in stockholder value over the longer term; and

•	The vesting period of stock options encourages executive retention and their efforts to preserve stockholder value.
          In determining the number of stock options to be granted to executives, IDE expects to take into account the individual’s position, scope of responsibility, ability to affect profits and stockholder value and the individual’s historic and recent performance and the value of stock options in relation to other elements of the individual executive’s total compensation.
          Restricted Stock and Restricted Stock Units. IDE’s 2009 Equity and Incentive Plan authorizes IDE to grant restricted stock and restricted stock units to IDE’s employees, directors and consultants. To date, IDE has not granted any restricted stock or restricted stock units under IDE’s 2009 Equity and Incentive Plan. IDE anticipates that in order to implement the long-term incentive goals of IDE’s board of directors, IDE may grant restricted stock units in the future.
          Retirement and Health Insurance Benefits. Consistent with IDE’s compensation philosophy, IDE intends to continue to maintain its current benefits for IDE’s executive officers, including medical, dental, vision and life and disability insurance coverage and the ability to contribute to a 401(k) retirement plan; however, IDE’s board of directors, in its discretion, may revise, amend or add to IDE’s executive officer’s benefits if it deems it advisable.
Other Compensation Considerations
          Recoupment of Incentive Payments
          IDE does not have a formal policy regarding adjusting or recovering discretionary or performance-based bonuses or long-term incentive plan awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. IDE will consider making such adjustments on a case-by-case basis if any such situation arises.
          General Tax Deductibility of Executive Compensation
          IDE intends to structure its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income of 20% of the benefit includible in income. IDE intends for its board of directors to generally manage its incentive programs to qualify for the performance-based exemption. IDE’s board of directors also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances IDE’s business objectives.
Post-Merger Employment Agreements
          As noted above, as a condition to closing the merger, IDE is required to deliver employment agreements executed by Messrs. Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin. These agreements, entered into by IDE in December 2008, govern the terms and conditions of the executives’ employment after the merger. Below is a summary of the terms of the employment agreements.
          In December 2008, IDE entered into employment agreements with Messrs. Stephen Cope, Stephen Goodland, Eric Storm, Michael Pilkinton and Christopher Naquin. These agreements govern the terms and conditions of the executives’ employment, including their employment after the merger. Below is a summary of the terms of the employment agreements. The terms of the agreements were summarized earlier in this proxy statement. See “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 96 for a description of the employment agreements. The Compensation Committee of Columbus may adopt compensation programs in addition to those set out in the employment agreements.
          Scope and Term of Employment. The employment agreements provide that, Mr. Cope will serve as the Chief Executive Officer and Mr. Goodland will serve as the Chief Financial Officer of IDE, Mr. Storm will serve as the Senior Vice President of Finance of each of IDE, ARS and IEC, Mr. Pilkinton will serve as the President of IEC and Mr. Naquin will serve as the President of ARS. The employment agreements provide that upon the completion of the merger, without further action by any party, Columbus will replace IDE as the employer under the employment agreements of Messrs. Cope, Goodland and Storm.
          Messrs. Cope, Goodland, Storm, Pilkinton and Naquin are collectively sometimes referred to as the employees. Other than these differences in title and other differences in terms of cash and non-cash compensation, the employment agreements for Messrs. Cope, Goodland and Storm are substantially similar and the employment agreements for Messrs. Pilkinton and Naquin are substantially similar. The term of the employment agreements is for two years from the date of the employment agreement, unless otherwise terminated in accordance with their respective terms.
          Compensation. Each employee:
•	will be entitled to an annual base salary, which shall be $450,000 for Mr. Cope, $225,000 for Mr. Goodland, $254,688 for Mr. Storm, $200,000 for Mr. Pilkinton and $225,000 for Mr. Naquin, which salary will be subject to increase at the discretion of the respective employers, provided that in the case of Messrs. Cope, Goodland and Storm, the increase shall not be less than four percent (4%) per annum;

•	will be eligible for an annual bonus equal to the product of (x) an amount equal to a percentage between 75% and 100% of the base salary of the employee and (y) the percentage obtained by dividing (i) the EBITDA actually achieved by IDE (or IEC in the case of Mr. Pilkinton and ARS in the case of Mr. Naquin) in the applicable year, calculated on a consolidated and calendar year-end basis (“Actual EBITDA”), by (ii) the projected EBITDA of IDE (or IEC in the case of Mr. Pilkinton and ARS in the case of Mr. Naquin) for such calendar year (“Projected EBITDA”), provided however, that the employee shall not be eligible for the annual bonus if the Actual EBITDA is less than 75% of the Projected EBITDA; provided, further, in no event shall the annual bonus exceed 125% of the employee’s base salary; and

•	will be entitled to receive incentive stock option grants annually as determined by the board of directors, and in each case such grant shall have an exercise price equal to fair market value on the grant date.
          Fringe Benefits, Reimbursement of Expenses
          Each employee will be entitled to, among other things:
•	participate in any retirement plan, expense reimbursement plan, deferred compensation plan and any other benefit plan which the employer may from time to time have in effect for all or most of its employees;

•	participate in health insurance benefit plans, disability income plans, accident and life insurance plans, on such terms as the board of directors shall determine in establishing such benefit programs;

•	reimbursement for reasonable and necessary business-related out of pocket expenses incurred by the employee in furtherance of the employee’s duties, upon submission by the employee of expense statements or vouchers and such other supporting information as each employer may reasonably request, and in the case of Messrs. Cope, Goodland and Storm, the payment by each employer of all professional fees and dues for professional associations and memberships related to such employee’s position, as approved by the board of directors;

•	a monthly automobile allowance of $2,000 for Mr. Cope, $1,500 for Mr. Goodland; $1,530 for Mr. Storm; and $1,500 for Mr. Naquin;

•	in the case of Messrs. Cope and Naquin, payment by their employer of annual country club fees of $5,084 for Mr. Cope and $2,623 for Mr. Naquin and reasonable increases to such amounts at the discretion of the board of directors; and

•	paid vacation of five weeks in the case of Mr. Cope, three weeks for Messrs. Goodland and Pilkinton and four weeks for Messrs. Storm and Naquin.
          Termination of Employment
          If the employment of any of Messrs. Cope, Goodland or Storm is terminated by their employer without cause or by such employee for good reason, as such terms are defined in the employment agreements, or because of a breach of such employee’s employment agreement by his employer, each terminated employee is entitled to receive (i) his base salary for a period of 24 months after termination; (ii) the highest annual bonus he received over the preceding three years; (iii) three times Columbus’s contributions, if any, on his behalf to combined company’s 401K plan; (iv) three years participation in combined company’s welfare and medical benefit plans; and (v) in the case of Messrs. Cope, Goodland and Storm, all unvested stock options owned by such employee will immediately vest and the employee shall have one year from the termination date to exercise the options.
          If the employment of either Messrs. Pilkinton or Naquin is terminated by their employer without cause or by such employee for good reason, or because of a breach of the employment agreements by their employer the terminated employee would instead receive (i) his base salary for a period of 12 months after termination; (ii) fifty percent of the highest annual bonus he received over the preceding three years; (iii) one times the employer’s contributions, if any, on behalf of the employer to combined company’s 401K plan; (iv) one years participation in combined company’s welfare and medical benefit plans; and (v) all unvested stock options owned by such employee will immediately vest and the employee shall have one year from the termination date to exercise the options.

          If the employment of Messrs. Cope, Goodland or Storm is terminated as a result of a change of control, as such term is defined in the employment agreements, such employee shall be entitled to (i) receive the same benefits as he would if his employment was terminated without cause or by such employee for good reason, or because of a breach of the employment agreements by his employer; (ii) full vesting of any unvested stock awards; and (iii) in the event that any payment would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, and tax is imposed, the employer shall make an additional payment to such employee so that on a net after-tax basis the employee shall receive the same amount as if no tax had been imposed.
          If any employee becomes disabled, his employer may change his responsibilities or reassign such employee, however, the employee shall continue to receive his full base salary, less any disability pay or benefits, for a period of 24 months, in the case of Messrs. Cope, Goodland and Storm, and for a period of 12 months, in the case of Messrs. Naquin and Pilkinton.
          Recoupment of Incentive Payments
          IDE does not have a formal policy regarding adjusting or recovering discretionary or performance-based bonuses or long-term incentive plan awards or payments if the relevant performance metrics upon which such awards or payments are based are later restated or otherwise adjusted in a manner that reduces the actual size of the award or payment. IDE will consider making such adjustments on a case-by-case basis if any such situation arises.
          General Tax Deductibility of Executive Compensation
          IDE intends to structure its compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m) of the Internal Revenue Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the executive is subject to regular federal income tax, interest and an additional federal income of 20% of the benefit includible in income. IDE intends for its board of directors to generally manage its incentive programs to qualify for the performance-based exemption. IDE’s board of directors also reserves the right to provide compensation that does not meet the exemption criteria if, in its sole discretion, it determines that doing so advances IDE’s business objectives.
          2007 Executive Compensation Information
          The following tables and narratives provide, for the fiscal years ended December 31, 2007 and 2006 descriptions of the cash compensation paid by IDE, as well as certain other compensation paid or accrued, to Stephen Cope, IDE’s Chairman, Chief Executive Officer, President and Secretary, Stephen Goodland, IDE’s Chief Financial Officer and Treasurer, and the four most highly compensated executive officers other than Messrs. Cope and Goodland. We refer to these individuals as IDE’s named executive officers.

SUMMARY COMPENSATION TABLE
     The following table shows compensation information for 2008, 2007 and 2006 for IDE’s named executive officers:

								Changes
								in Pension Value
								and Nonqualified
							Non-Equity	Deferred
Name and					Stock	Option	Incentive Plan	Compensation
Principal		Salary	Bonus		Awards	Awards	Compensation	Earnings	All Other		Total
Position	Year	($)	($)		($)	($)	($)	($)	Compensation ($)		($)
Stephen Cope (1)	2008	408,900	1,001,775	(2)					64,224	(3)	1,474,899
Chief Executive Officer	2007	310,000	1,257,009	(2)					86,928	(4)	1,653,937
	2006	277,500	644,424	(2)					92,675	(5)	1,014,599

Stephen Goodland (6)	2008	159,375	18,750	(7)					9,000	(8)	187,125
Chief Financial Officer	2007
	2006

Christopher Naquin	2008	225,000	175,000	(9)					32,984	(10)	432,984
President, ARS	2007	200,000	100,000	(9)					33,471	(11)	333,471
	2006	200,000							18,640	(12)	218,640

Michael Pilkinton (13)	2008	200,000	16,667	(14)					5,896	(15)	222,563
President of IEC	2007
	2006

Eric Storm (16)	2008	268,152	250,444	(17)					30,753	(18)	549,349
Senior Vice President, IDE/ARS and IEC	2007	240,000	313,803	(17)					32,654	(19)	586,457
	2006	225,000	172,356	(17)					33,509	(20)	430,865

(1)	Prior to the acquisition of IEC and ARS, Mr. Cope served as the Chief Executive Officer of IEC and ARS and became the Chief Executive Officer and Chairman of the Board of IDE in December 2008.

(2)	Represents incentive bonuses set forth in a previous employment which was superseded by an employment agreement dated December 15, 2008. Mr. Cope was entitled to a bonus equal to 2% of IEC’s net sales collected.

(3)	Represents (i) a housing allowance of $27,544, (ii) an automobile allowance of $21,181, (iii) $5,896 in medical insurance benefits, (iv) $4,520 in life insurance benefits, and (v) $5,084 for a country club membership.

(4)	Represents (i) a housing allowance of $55,088, (ii) an automobile allowance of $18,363, (iii) $8,393 in medical insurance benefits, and (iv) $5,084 for a country club membership.

(5)	Represents (i) a housing allowance of $55,088, (ii) an automobile allowance of $18,363, (iii) $14,140 in medical insurance benefits, and (iv) $5,084 for a country club membership.

(6)	Mr. Goodland joined IEC as its Chief Financial Officer in April 2008.

(7)	Mr. Goodland was awarded a bonus equal to approximately one month’s salary by the Board of IDE based on his service to the IDE in 2008.

(8)	Represents an automobile allowance of $9,000.

(9)	Mr. Naquin was paid a bonus in each year based upon the achievement by ARS in such year of EBITDA in excess of a predetermined EBITDA target for such years.

(10)	Represents (i) an automobile allowance of $18,000, (ii) $11,384 in medical insurance benefits and (iii) $3,600 for a country club membership.

(11)	Represents (i) an automobile allowance of $18,000, (ii) $13,285 in medical insurance benefits, and (iii) $2,186 for a country club membership.

(12)	Represents (i) an automobile allowance of $4,500, and (ii) $14,140 in medical insurance benefits.

(13)	Mr. Pilkinton joined IEC as its President in January 2008.

(14)	Mr. Pilkinton was awarded a bonus equal to approximately one month’s salary by the Board of IDE based on his service to the IDE in 2008.

(15)	Represents $5,986 in medical insurance benefits.

(16)	Mr. Storm has served as the Chief Financial Officer of IEC during 2006 and 2007 and in December 2008 he became the Senior Vice President of Finance for IDE, IEC and ARS.

(17)	Represents incentive bonuses set forth in a previous employment which was superseded by an employment agreement dated December 15, 2008. Mr. Storm was entitled to a bonus equal to 0.5% of IEC’s net sales collected.

(18)	Represents (i) an automobile allowance of $18,363 (ii) $11,384 in medical insurance benefits, and (iii) $1,006 in life insurance benefits.

(19)	Represents (i) an automobile allowance of $18,363 and (ii) $14,291 in medical insurance benefits.

(20)	Represents (i) an automobile allowance of $18,363 and (ii) $15,146 in medical insurance benefits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
          IDE’s board of directors does not currently have a compensation committee. No interlocking relationship within the meaning of the rules of the Securities and Exchange Commission exists regarding any of IDE’s executive officers and any executive officer of any other company, and no interlocking relationship has existed in the past.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     IDE’s named executive officers are party to various employment and other agreements that provide benefits upon a termination of employment or change in control. As noted above, a condition to Columbus’s obligation to consummate the merger is that IDE’s named executive officers enter into new employment agreements, which would replace their existing employment agreements. A summary of the employment agreements can be found under “Agreement and Plan of Merger — Post-Merger Employment Agreements” beginning on page 96.
     The charts below summarize the benefits that would have been payable under certain employment termination and change in control circumstances, determined generally as if the triggering event occurred on December 31, 2007 but assuming that the proposed post-merger agreements had been entered into on such date (such that their entire term remained).

Termination by
		Termination by	Employee Within 90
		Employer	Days of a Change of
		Without Cause	Control or Employee is
		or Termination by	Terminated for Any
Executive -		Employee for Good	Reason Within 180 Days
Stephen D. Cope	Disability	Reason	of a Change of Control
24 Months Base Salary Payable in Installments	$900,000	$900,000	$900,000
Highest Annual Bonus Received Over Preceding Three (3) Year Period		$337,500-562,500 (1)	$337,500-562,500 (1)
Three (3) Times the Amount Equal to the Total of Matching Contributions under 401(k) Plan and Supplemental Plan		$	$
Three (3) Years Participation in Welfare and Medical Benefits Plans		$28,956	$28,956
Vesting of Stock Options		$	$

(1)	The range of bonus (between 75% to 125% of his Target Bonus Salary) Mr. Cope is eligible to receive under his post-merger employment agreement upon achieving certain EBITDA targets.

Termination by
		Termination by	Employee Within 90
		Employer	Days of a Change of
		Without Cause	Control or Employee is
		Or Termination by	Terminated for Any
Executive -		Employee for Good	Reason Within 180 Days
Stephen J. Goodland	Disability	Reason	of a Change of Control
24 Months Base Salary Payable in Installments	$450,000	$450,000	$450,000
Highest Annual Bonus Received Over Preceding Three (3) Year Period		$135,000-225,000 (1)	$135,000-225,000 (1)
Three (3) Times the Amount Equal to the Total of Matching Contributions under 401(k) Plan and Supplemental Plan		$	$
Three (3) Years Participation in Welfare and Medical Benefits Plans		$	$
Vesting of Stock Options		$	$

(1)	The range of bonus (between 75% to 125% of his Target Bonus Salary) Mr. Goodland is eligible to receive under his post-merger employment agreement upon achieving certain EBITDA targets.

Termination by
Employee Within 90
		Termination by	Days of a Change of
		Employer Without	Control or Employee
		Cause	is Terminated for
		Or Termination by	Any Reason Within
Executive -		Employee for Good	180 Days of a
Eric Storm	Disability	Reason	Change of Control
24 Months Base Salary Payable in Installments	$509,376	$509,376	$509,376
Highest Annual Bonus Received Over Preceding Three (3) Year Period		$143,262-238,770 (1)	$143,267-238,770 (1)
Three (3) Times the Amount Equal to the Total of Matching Contributions under 401(k) Plan and Supplemental Plan		$	$
Three (3) Years Participation in Welfare and Medical Benefits Plans		$49,304	$49,304
Vesting of Stock Options		$	$

(1)	The range of bonus (between 75% to 125% of his Target Bonus Salary) Mr. Storm is eligible to receive under his post-merger employment agreement upon achieving certain EBITDA targets.

Termination by
Employer
Without Cause
or Termination by
Executive -		Employee for Good
Christopher Naquin	Disability	Reason
12 Months Base Salary Payable in Installments	$225,000	$225,000
Fifty Percent (50%) of the Highest Annual Bonus Received Over Preceding Three (3) Year Period		$63,282(1)-105,469
The Amount Equal to the Total of Matching Contributions under 401(k) Plan and Supplemental Plan		$
One (1) Year Participation in Welfare and Medical Benefits Plans		$15,278
Vesting of Stock Options		$

(1)	Half of the range of bonus (between 75% to 125% of his Target Bonus salary). Mr. Naquin is eligible to receive under his post-merger employment agreement upon ARS achieving certain targets as set by the Board.

Termination by
Employer
Without Cause
or Termination by
Executive -		Employee for Good
Michael Pilkinton	Disability	Reason
12 Months Base Salary Payable in Installments	$200,000	$200,000
Fifty Percent (50%) of the Highest Annual Bonus Received Over Preceding Three (3) Year Period		$56,250 (1)-93,750
The Amount Equal to the Total of Matching Contributions under 401(k) Plan and Supplemental Plan		$
One (1) Year Participation in Welfare and Medical Benefits Plans		$
Vesting of Stock Options		$

(1)	Half of the range of bonus (between 75% to 125% of his Target Bonus Salary) Mr. Pilkinton is eligible to receive under his post-merger employment agreement upon IEC achieving certain targets as set by the Board.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN PERSONS
Columbus
          In August 2006, we issued 3,125,000 shares of our common stock to Columbus Holdings for an aggregate of $25,000 in cash, at a purchase price of approximately $0.008 per share.

Columbus Holdings	3,125,000

Total:	3,125,000

          Andrew Intrater, our Chairman, President and Chief Executive Officer, controls Columbus Holdings in his capacity as its sole managing member. Mr. Intrater, Jason Epstein, Paul F. Lipari and Michael Sloan, each of whom is a member of our management team, as well as Jay M. Haft and Marceau Schlumberger, are each members of Columbus Holdings, and own approximately 36.2%, 16.2%, 16.2%, 14%, 2.28%, 11.6% and 3.5%, respectively, of the Series A membership interests of Columbus Holdings. Columbus Holdings subsequently transferred 30,000 of these shares to each of Barry J. Rourke, Eric Zachs, Rolf Zimmermann and Jason Lustig, members of our board of directors, for $0.008 per share (for a purchase price of $240 each) and 312,500 of these shares to Michael W. Ernestus, our Executive Director (for a purchase price of $2,500). Columbus Holdings, Messrs. Rourke, Zachs, Zimmermann, Lustig and Ernestus own 2,692,500, 30,000, 30,000, 30,000, 30,000 and 312,500 shares of our common stock, respectively
          The holders of the majority of these shares and warrants are entitled to make up to two demands that we register these shares, warrants and the shares of common stock underlying such warrants. As the initial shares will be released from escrow one year after the consummation of a business combination, our existing stockholders can make a demand for registration of the resale of their initial shares at any time commencing nine months after the consummation of a business combination. The holders of a majority of the insider warrants (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. In addition, the holders have certain ''piggy-back’’ registration rights with respect to registration statements filed subsequent to our consummation of a business combination. We will bear the expenses incurred in connection with the filing of any such registration statements.
          The payment to Renova U.S. Management LLC is a limited liability company controlled by Mr. Intrater, of a monthly fee of $7,500 is for certain administrative services, office space located at 153 East 53rd Street, 58th Floor, New York, New York, utilities and secretarial support. Mr. Intrater owns 51% of the membership interests, and Mr. Intrater, Jason Epstein and Michael Sloan, our Senior Vice Presidents, and Jay M. Haft, one of our stockholders, collectively own approximately 95% of the membership interests of Renova U.S. Management LLC. However, this arrangement is solely for Columbus’s benefit and is not intended to provide Messrs. Intrater, Epstein or Sloan compensation in lieu of a salary.
          To fund pre-IPO expenses associated with the Columbus IPO, Columbus Holdings loaned $150,000 to Columbus in to cover expenses related to this offering, which was repaid on June 30, 2007.
          Columbus will reimburse its officers and directors, subject to board approval, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target acquisitions and business combinations. There is no limit on the amount of out-of-pocket expenses reimbursable by Columbus, provided that members of our management team will not receive reimbursement for any out-of-pocket expenses incurred by them to the extent that such expenses exceed the amount held outside of the trust account and interest income of up to $1,750,000 on the trust account balance that may be released to us to fund our expenses relating to investigating and selecting a target business and other working capital requirements, unless a business combination is consummated. Additionally, there will be no review of the reasonableness of the expenses other than by our audit committee and, in some cases, by our board of directors as described above, or if such reimbursement is challenged, by a court of competent jurisdiction.

          Other than the $7,500 per-month administrative fee and any reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finder’s fees, consulting fees or other similar compensation, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates, prior to or with respect to the business combination (regardless of the type of transaction that it is).
          All ongoing and future transactions between Columbus and any of its officers and directors or their respective affiliates, including loans by its officers and directors, will be on terms believed by Columbus to be no less favorable than are available from unaffiliated third parties. Such transactions or loans, including any forgiveness of loans, will require prior approval by a majority of our uninterested “independent” directors (to the extent Columbus has any) or the members of its board who do not have an interest in the transaction, in either case who had access, at its expense, to Columbus’s attorneys or independent legal counsel. Columbus will not enter into any such transaction unless its disinterested “independent” directors (or, if there are no “independent” directors, its disinterested directors) determine that the terms of such transaction are no less favorable to Columbus than those that would be available to Columbus with respect to such a transaction from unaffiliated third parties.
          Pursuant to the Columbus Audit Committee charter, any related party transaction, as defined in SEC Rule S-K 404(a) must be reviewed and approved by the Audit Committee. The transactions described in this section were not pre-approved by our Audit Committee as they were entered into prior to consummation of the Columbus IPO.
IDE
          The following is a description of transactions during 2007 and 2008 to which IDE has, or any of IDE’s operating subsidiaries, IEC or ARS, have been a party, in which the amount involved in the transaction exceeded $120,000 and in which any of IDE’s directors or executive officers or holders (or immediate family members of holders) of more than five percent of IDE’s capital stock had or will have a direct or indirect material interest, other than compensation arrangements, which are described under “Executive Compensation.” IDE believes the terms obtained or consideration that was paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.
          On May 31, 2006, ARS entered into a lease with Blackhole for 51,000 square feet of commercial space located at 6750 Bender Road, Houston Texas. The lease is a triple net lease requiring ARS to pay for insurance, property taxes and all maintenance costs. Stephen Cope, IDE’s Chairman, Chief Executive Officer, President and Secretary, owns all of the partnership interests in Blackhole and serves as its president. The lease is for a five-term that commenced on June 1, 2006 and terminates on May 31, 2011. During 2007 and 2008, an aggregate of $381,000 and $384,000, respectively, was paid to Blackhole under this lease. The current annual rent payable by ARS under this lease is $432,000. The annual rental will increase to $468,000 on June 1, 2009 and to $540,000 on June 2010.
          The performance of ARS under the lease is secured by a lien and security interest against all of the non-exempt personal property of ARS that is located at the leased premises. Pursuant to the lease, ARS and Blackhole have each agreed to indemnify and hold the other party harmless from any property damage, personal injury, suits or actions, caused by their employees or guests.
          On April 1, 2008, ARS entered into a lease with IDECO LLC, a Texas limited liability company (“IDECO”), for an additional 10.63 acres of land at Bender Road and highway 59, adjacent to the facility located at 6750 Bender Road in Houston, Texas. The lease is a triple net lease. ARS is responsible for paying all taxes, utilities, insurance and for making repairs. Stephen Cope, Christopher Naquin and Ronald Moreau each own 33.33% of the membership interest in IDECO and Mr. Cope serves as its president. The lease is for a five year term that commenced on April 1, 2008 and terminates on March 31, 2013. During 2008, an aggregate of $210,000 was paid to IDECO under this lease. The annual rent for the period that began on April 1, 2008 runs until March 31, 2009, is $252,000. The annual rent is scheduled to increase to $276,000 on April 1, 2009 and to $301,200 on April 1, 2010.
          On January 1, 2006, IEC entered into a continuous lease and agreement for flight services with Excalibur International Aviation, Inc. (“Excalibur”), a company owned and controlled by Stephen Cope. Pursuant to this agreement, IEC is obligated to pay Excalibur a $7,500 per month availability fee plus a $1,500 per hour usage fee for a Merlin IIB aircraft. In addition, Excalibur has the right to charge a surcharge for all major repairs, increases in costs of fuel and other related expenses. IEC is also required to employ a pilot of the aircraft on a full-time basis during the term of the lease. Mr. Cope also has the right to use the aircraft for personal purposes in addition to business purposes. During 2007 and 2008, an aggregate of $90,000 and $365,000, respectively, was paid to Excalibur under this agreement.
          IEC has a Use Agreement with Independent Equipment Inc. (“Independent”), a company owned and controlled by Stephen Cope and the Stephen Cope family trust, for use of a 1,100 acre ranch located at Loma de Cometas Ranch in Zavala County, Texas for the entertainment of IDE’s customers. Under the Use Agreement, IDE pays Independent a daily rate per person ranging from $1,200 to $1,500 for the days it utilizes the ranch. The Use Agreement is for a five year term, which commenced on December 12, 2008 and terminates on December 12, 2013, with a one-year renewal. Under the Use Agreement, IEC has agreed to indemnify Independent for all claims for injury or death related to IEC’s use of the leased premises. On January 1, 2004, the parties to the Use Agreement entered into a lease for the ranch and during 2007 and 2008, an aggregate of $180,000 and $180,000, respectively, was paid to Independent for the use of the ranch pursuant to that lease. The prior lease was terminated on December 1, 2008 and was replaced with the Use Agreement.
Related Person Transaction Policy of IDE
          IDE gives careful attention to related person transactions because they may present the potential for conflicts of interest. IDE refers to “related person transactions” as those transactions, arrangements, or relationships in which:
•	IDE were, are or are to be a participant;

•	the amount involved exceeds $120,000; and

•	any of IDE’s directors, director nominees, executive officers or greater-than five percent stockholders (or any of their immediate family members) had or will have a direct or indirect material interest.
          To identify related person transactions in advance, IDE relies on information supplied by its executive officers, directors and certain significant stockholders. Although IDE currently does not have a comprehensive written policy for the review, approval or ratification of related-person transactions, IDE’s board of directors intends to review all related-person transactions that it identifies, and memorialize its decisions in the written minutes of board meetings. IDE’s board of directors intends to approve or ratify only those related-person transactions that are determined by IDE’s board of directors to be, under all of the circumstances, in the best interest of IDE’s company and its stockholders.
Section 16(a) Beneficial Ownership Reporting Compliance
          Section 16(a) of the Exchange Act requires Columbus’s officers, directors and persons who own more than 10% of a registered class of its equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% stockholders are required by regulation to furnish Columbus with copies of all Section 16(a) forms they file. Based solely on copies of such forms received, Columbus believes that, during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were met in a timely manner.

BENEFICIAL OWNERSHIP OF SECURITIES
          The following table sets forth information regarding the beneficial ownership of the common stock of Columbus as of February 19, 2009 and the beneficial ownership of the common stock of Columbus after the consummation of the merger, by:
•	each person known by Columbus to be the beneficial owner of more than 5% of its outstanding shares of common stock both before and after the consummation of the merger;

•	each person known by IDE to be the beneficial owner of more than 5% of its outstanding shares of common stock both before and after the consummation of the merger;

•	each of Columbus’s executive officers and directors;

•	each of the Named Executive Officers and directors after the consummation of the merger;

•	all of IDE’s executive officers and directors as a group; and

•	all of Columbus’s officers and directors as a group after the consummation of the merger.
          Unless otherwise indicated, Columbus believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. This table assumes that (1) as of February 19, 2009, there are 17,500,000 shares of Columbus common stock issued and outstanding, (2) no holder of shares of Columbus common stock issued in its IPO converts such shares into cash, (3) 6,250,000 shares of Columbus common stock are issued to IDE stockholders in the merger and 23,750,000 shares of Columbus common stock will be issued and outstanding upon consummation of the merger, (4) all shares held in escrow are released to the holders and not cancelled, and (5) none of the shares of Columbus common stock issuable upon exercise of its outstanding warrants are issued.

		Percentage
Name of Beneficial Owner(1)	Number of Shares(2)	of Class
Columbus Acquisition Holdings LLC(3)	2,692,500	15.4%

HBK Investments L.P. (4)	1,668,149	9.5%

QVT Financial LP(5)	1,652,390	9.4%

Citigroup Global Markets Inc. (6)	1,584,888	8.8%

Polar Securities Inc.(7)	1,144,350	6.5%

Andrew Intrater(8)	2,692,500	15.4%

Michael W. Ernestus	312,500	1.8%

Barry J. Rourke	30,000	*

Eric Zachs	30,000	*

Rolf Zimmermann	30,000	*

Jason Lustig	30,000	*

Paul F. Lipari(9)	437,500	2.5%

Jason Epstein(10)	437,500	2.5%

Michael Sloan(11)	376,111	2.1%

All directors and executive officers as a group (nine individuals)	3,125,000	17.9%

*	Less than 1.0%

*	Less than 1.0%

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Columbus Acquisition Holdings LLC, 153 East 53rd Street, 58th Floor, New York, NY 10022.

(2)	Does not reflect 3,650,000 shares of common stock issuable upon exercise of warrants held by Columbus Acquisition Holdings LLC, which are not exercisable until the later of our completion of a business combination and May 18, 2008.

(3)	The principal business address of Columbus Acquisition Holdings LLC is 153 East 53 rd Street, 58th Floor, NY, NY 10022.

(4)	Based on information contained in a Schedule 13G (Amendment No. 2) filed on January 28, 2009 by HBK Investments L.P., HBK Services LLC, HBK New York LLC, HBK Partners II L.P., HBK Management LLC and HBK Master Fund L.P. Jamiel A. Akhtar, Richard L. Booth, David C. Haley, Lawrence H. Lebowitz, and William E. Rose are each managing members (collectively, the “Members”) of HBK Management LLC. The Members expressly declare that the filing of the statement on Schedule 13G shall not be construed as an admission that they are, for the purpose of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, beneficial owners of the securities. The principal business address of each of HBK Investments L.P., HBK Services LLC, HBK Partners II L.P., HBK Master Fund L.P. and HBK Management LLC is 2101 Cedar Springs Road, Suite 700, Dallas, Texas 75201. The principal business address for HBK New York LLC is 350 Park Avenue, 20th Floor, New York, New York 10022.

(5)	Based upon information contained in a Schedule 13G (Amendment No. 1) filed on February 1, 2008 by QVT Financial LP (“QVT Financial”), QVT Financial GP LLC, QVT Fund LP (the “Fund”) and QVT Associates GP, LLC. QVT Financial is the investment manager for the Fund, which beneficially owns 1,316,418 shares of common stock, and for Quintessence Fund L.P. (“Quintessence”), which beneficially owns 147,546 shares of common stock. QVT Financial is also the investment manager for a separate discretionary account managed for Deutsche Bank AG (the “Separate Account”), which holds 188,426 shares of common stock. QVT Financial has the power to direct the vote and disposition of the common stock held by the Fund, Quintessence and the Separate Account. Accordingly, QVT Financial may be deemed to be the beneficial owner of an aggregate amount of 1,652,390 shares of common stock, consisting of the shares owned by the Fund and Quintessence and the shares held in the Separate Account. QVT Financial GP LLC, as General Partner of QVT Financial, may be deemed to beneficially own the same number of shares of common stock reported by QVT Financial. QVT Associates GP LLC, as General Partner of the Fund and Quintessence, may be deemed to beneficially own the aggregate number of shares of common stock owned by the Fund and Quintessence, and accordingly, QVT Associates GP LLC may be deemed to be the beneficial owner of an aggregate amount of 1,463,964 shares of common stock. The Fund and the Separate Account also own warrants to purchase additional shares of common stock, which are not exercisable until the later of the Columbus’s completion of a business combination and May 18, 2008.

Each of QVT Financial and QVT Financial GP LLC disclaims beneficial ownership of the shares of common stock owned by the Fund and Quintessence and held in the Separate Account. QVT Associates GP LLC disclaims beneficial ownership of all shares of common stock owned by the Fund and Quintessence, except to the extent of its pecuniary interest therein.

The principal business address of QVT Financial, QVT Financial GP LLC, and QVT Associates GP LLC is 1177 Avenue of the Americas, 9th Floor New York, New York 10036. The principal business address of the Fund is Walkers SPV, Walkers House, Mary Street, George Town, Grand Cayman, KY1 9001 Cayman Islands.

(6)	Based upon information contained in a Schedule 13G (Amendment No. 1) filed on January 29, 2009 by Citigroup Global Markets Inc. (“CGM”), Citigroup Financial Products Inc. (“CFP”), Citigroup Global Markets Holdings Inc. (“CGM Holdings”) and Citigroup Inc. (“Citigroup”). The principal business address of each of CGM, CFP and CGM Holdings is 388 Greenwich Street, New York, NY 10013. The principal business address of Citigroup is 399 Park Avenue, New York, NY 10043.

(7)	Based upon information contained in a Schedule 13G (Amendment No. 2) filed on February 17, 2009 by Polar Securities, Inc. (“Polar Securities”) and North Pole Capital Master Fund (“North Pole”). Polar Securities serves as the investment manager to North Pole and a number of discretionary accounts with respect to which it has voting and dispositive authority over the shares of common stock. Each of Polar Securities and North Pole disclaims any beneficial ownership of any such shares. The principal business address of each of Polar Securities and North Pole is 372 Bay Street, 21st floor, Toronto, Ontario M5H 2W9, Canada.

(8)	Mr. Intrater is our Chairman of the board of directors and Chief Executive Officer. Columbus Acquisition Holdings LLC is the record holder of 2,692,500 shares of our common stock. Columbus Acquisition Holdings LLC is controlled by Mr. Intrater, who holds sole voting and investment power with respect to the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. As a result, Mr. Intrater may be deemed to beneficially own all the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. Mr. Intrater holds 36.2% of the Series A membership interests of Columbus Acquisition Holdings LLC.

(9)	Mr. Lipari is our Senior Vice President. Reflects the ownership by Mr. Lipari of 16.2% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Lipari may be deemed to own 437,500 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

(10)	Mr. Epstein is our Senior Vice President. Reflects the ownership by Mr. Epstein of 16.2% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Epstein may be deemed to own 437,500 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

(11)	Mr. Sloan is our Senior Vice President and Chief Financial Officer. Reflects the ownership by Mr. Sloan of 14% of the Series A membership interests of Columbus Acquisition Holdings LLC, which is the record holder of 2,692,500 shares of our common stock. Accordingly, Mr. Sloan may be deemed to own 376,111 shares of our common stock. However, as noted in footnote (3) above, Andrew Intrater has sole voting and investment power with respect to all of the 2,692,500 shares of our common stock that are held by Columbus Acquisition Holdings LLC.

			Total	Percent of
			Number	Outstanding
			of Shares of	Shares of
	Number of	Number of	Common	Common
	Shares of	Shares of	Stock and	Stock and
	Common	Preferred	Preferred	Preferred
Name and Address of Beneficial Owner(1)	Stock	Stock	Stock	Stock(2)
Stephen Cope(3)	21,324,925	15,232,091	36,557,016	56.25%
Stephen Goodland(4)	0	0-	0	—
Eric Storm(5)	3,115,145	2,225,104	5,340,249	8.22%
Richard Dodson(6)	0	0	0	—
Edward Adams(7)	0	0	0	—
Michael Pilkinton(8)	0	0	0	—
Christopher Naquin(9)	3,582,588	2,558,991	6,141,579	9.45%
Ronald Moreau(10)	4,691,484	3,351,060	8,042,544	12.38%
All directors and executive officers as a group (8 persons)	32,714,142	23,367,246	56,081,388	86.30%

(1)	Unless otherwise indicated, the business address of each beneficial owner is c/o Integrated Drilling Equipment Company, 18 Augusta Pines, Spring, TX 77389.

(2)	Based on 64,990,251 shares of IDE’s common stock and preferred stock outstanding on December 4, 2008.

(3)	Mr. Cope is the Chairman of IDE’s board of directors and IDE’s Chairman, Chief Executive Officer, President and Secretary. Mr. Cope also is the Chief Executive Officer of IEC and ARS. Includes shares owned by SDC Management, LLC, a Texas limited liability company, which is solely owned by Mr. Cope.

(4)	Mr. Goodland is IDE’s Chief Financial Officer and Treasurer.

(5)	Mr. Storm is the Senior Vice President of Finance of IDE, IEC and ARS.

(6)	Mr. Dodson is Executive Vice President of Operations & Business Development of IDE.

(7)	Mr. Adams is Vice President of Sales & Marketing of IDE.

(8)	Mr. Pilkinton is the President of IEC.

(9)	Mr. Naquin is the President of ARS.

(10)	Mr. Moreau is the Vice President of Sales of IEC.
          The following table sets forth information regarding the beneficial ownership of the common stock of Columbus after the consummation of the merger:

			Percent of Shares of
Name and Address of Beneficial Owner(1)	Number of Shares		Common Stock(9)
Stephen Cope(2)	3,254,451		13.71%
Andrew Intrater(3)	2,692,500		11.34%
Stephen Goodland(4)	0		—
Richard Dodson(5)	0		—
Edward Adams(6)	0		—
Michael Pilkington(7)	0		—
Christopher Naquin(10)	552,494	(8)	2.33%
Eric Storm(11)	480,406		2.02%

All directors and executive officers as a group	6,929,851		29.40%

(1)	Unless otherwise indicated, the business address of each director or officer is c/o Integrated Drilling Equipment Company, 18 Augusta Pines Drive, Suite 240E, Spring, TX 77389.

(2)	Mr. Cope is IDE’s Chairman, Chief Executive Officer, President and Secretary.

(3)	Mr. Intrater is Chairman of the board and Chief Executive Officer of Columbus. Columbus Acquisition Holdings LLC is the record holder of 2,692,500 shares of our common stock. Columbus Acquisition Holdings LLC is controlled by Mr. Intrater, who holds sole voting and investment power with respect to the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. As a result, Mr. Intrater may be deemed to beneficially own all the 2,692,500 shares of our common stock held by Columbus Acquisition Holdings LLC. Mr. Intrater operates out of 153 East 53rd Street, 58th Floor, New York, New York 10022.

(4)	Mr. Goodland is IDE’s Chief Financial Officer and Treasurer.

(5)	Mr. Dodson is IDE’s Executive Vice President of Operations and Business Development.

(6)	Mr. Adams is IDE’s Vice President of Sales & Marketing.

(7)	Mr. Pilkington is President of IEC.

(8)	Does not reflect 3,650,000 shares of common stock issuable upon exercise of warrants held by Columbus Acquisition Holdings LLC, which are not exercisable until the later of our completion of a business combination and May 18, 2008.

(9)	Based on a pro forma share total of 23,734,414 which consists of 14,375,000 shares issued at the Columbus IPO, 3,125,000 of Columbus founders’ shares and 6,234,414 shares issued to IDE upon consummation of the proposed merger (based on $50 million up front consideration and a trust value per share of $8.01 as of December 31, 2008).

(10)	Mr. Naquin is President of ARS.

(11)	Mr. Storm is Senior Vice-President of Finance for IDE, IEC and ARS.

DESCRIPTION OF COLUMBUS SECURITIES
General
          Columbus is currently authorized to issue 39,000,000 shares of common stock, par value $.0001 per share, and 1,000,000 shares of preferred stock, par value $.0001 per share. As of February 19, 2009, 17,500,000 shares of Columbus common stock were outstanding, held by 7 record holders. No shares of preferred stock are currently outstanding. Columbus’s authorized capital stock following the merger will consist of 201,000,000 shares of all classes of capital stock, of which 200,000,000 will be shares of common stock, par value, $0.0001 per share, and 1,000,000 will be shares of preferred stock, par value of $0.0001 per share.
Units
          Each unit consists of one share of common stock and one warrant, which started trading separately on May 30, 2007. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $6.00 per share.
Common stock
          Columbus’s stockholders are entitled to one vote for each share held of record on all matters to be voted on by stockholders. In connection with the vote required for any business combination, Columbus’s founding stockholder, Columbus Holdings, an affiliate of our officers and directors, has agreed to vote its shares of common stock owned by it immediately prior to Columbus’s IPO in accordance with the vote of the majority of the shares of Columbus common stock voted by Columbus’s public stockholders. This voting arrangement does not apply to shares included in units purchased in Columbus’s IPO or purchased following the offering in the open market by any of Columbus’s founding stockholder, officers and directors. Additionally, Columbus’s founding stockholder, officers and directors will vote all of their shares in any manner they determine, in their sole discretion, with respect to any other items that come before a vote of Columbus’s stockholders.
          Columbus will proceed with a business combination only if (i) the Merger Proposal has received the affirmative vote of a majority of votes cast by holders of our common stock entitled to vote at the annual meeting, (ii) the Merger Proposal has received the affirmative vote of a majority of the shares of Columbus common stock issued in our IPO that are present and entitled to vote at the annual meeting, and (iii) fewer than 30% of the shares of Columbus common stock issued in our IPO vote against the Merger Proposal and elect a cash conversion of their shares. In connection with the vote required for the Merger Proposal, the founding stockholders of Columbus have agreed to vote their shares of common stock owned or acquired by them prior to the IPO, representing an aggregate of approximately 17.9% of the outstanding shares of our common stock, in accordance with the majority of Columbus’s shares issued in the IPO.
          If Columbus is forced to liquidate prior to a business combination, holders of Columbus’s shares of common stock purchased in its IPO are entitled to share ratably in the trust account, inclusive of any interest, and any net assets remaining available for distribution to them after payment of liabilities. Columbus’s founding stockholder has agreed to waive its rights to share in any distribution with respect to common stock owned by it prior to the IPO if Columbus is forced to liquidate.
          Columbus’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that public stockholders have the right to have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote against the business combination and the business combination is approved and completed. Public stockholders who convert their stock into their share of the trust account still have the right to exercise the warrants that they received as part of the units.

          Our founding stockholder, the holder of 3,125,000 shares of common stock that were outstanding prior to Columbus’s IPO, is entitled to registration rights. The holder of these shares is entitled to make up to two demands that Columbus register the resale of these shares. The holder of these shares can elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, the founding stockholder has certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. Columbus will bear the expenses incurred in connection with the filing of any such registration statements.
Preferred stock
          Currently and upon the adoption of the Second Amended and Restated Certificate of Incorporation, the board of directors of Columbus will be authorized, subject to any limitations prescribed by law and the rules of any exchange on which the Columbus’s common stock is listed, without stockholder approval, to issue up to an aggregate of 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of Columbus. The issuance of preferred stock with voting and conversion rights may also adversely affect the voting power of the holders of common stock. In certain circumstances, an issuance of preferred stock could have an effect of decreasing the market price of our common stock. Columbus has no present plans to issue any shares of preferred stock.
Classified Board of Directors
          Currently and upon approval of the Third Amendment Proposal, Columbus’s board of directors will be divided into three classes of even number or nearly even number, with each class elected for staggered three-year terms expiring in successive years. Any effort to obtain control of Columbus’s board of directors by causing the election of a majority of the board of directors may require more time than would be required without a staggered election structure. Vacancies in the combined company’s board of directors, including a vacancy created by increasing the size of the board, may only be filled by a majority of the combined company’s directors. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the board, will hold office for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. If the Third Amendment Proposal is adopted, the Second Amended and Restated Certificate of Incorporation will provide that the number of directors will be fixed and increased or decreased from time to time by resolution of the board of directors. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of the combined company’s board of directors that would effect a change of control.
Warrants
          Columbus currently has warrants outstanding to purchase 3,650,000 shares of Columbus common stock. Each warrant entitles the registered holder to purchase one share of Columbus common stock at a price of $6.00 per share, subject to adjustment as discussed below, at any time commencing on the completion of a business combination.
          The warrants will expire on May 18, 2011, at 5:00 p.m., New York City time. Columbus may call the warrants for redemption, in whole and not in part, at a price of $0.01 per warrant at any time after the warrants become exercisable, upon not less than 90 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $11.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption is given to warrant holders.
          The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company as warrant agent, and Columbus.
          The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Columbus’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.
          The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Columbus, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
          No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Columbus will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.
Unit Purchase Option
          In connection with its IPO, Columbus sold to the underwriters in its IPO for $100, as additional compensation, an option to purchase up to a total of 625,000 units at $10.0 per unit. The units issuable upon exercise of this option are identical to the other units offered by Columbus in its IPO. This option is exercisable commencing on the consummation of a business combination, and expires on May 18, 2012. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the effective date of the registration statement except in certain circumstances. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances.
Transfer Agent and Warrant Agent
          The transfer agent for Columbus’s securities and warrant agent for Columbus’s warrants is Continental Stock Transfer & Trust Company.
Delaware Anti-Takeover Law
          Columbus is subject to Section 203 of the General Corporation Law of the State of Delaware (“DGCL”). Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•	prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.
          Section 203 defines a business combination to include:
•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.
          In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.
          The board of directors of Columbus has taken all actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” will not apply to the acquisition of stock by IDE stockholders.
Other Anti-takeover Provisions
          Our certificate of incorporation and bylaws could also delay or prevent a third party from effecting a change in control of Columbus, even if such a change would benefit our stockholders. For example, our certificate of incorporation and bylaws: (1) authorize the issuance of “blank check” preferred stock, as well as additional shares of common stock, that could be issued by our board of directors to increase the number of outstanding shares, making a takeover more difficult and expensive; (2) establish a classified board of directors; (3) allow removal of directors only for cause, and (4) prohibit stockholder action by written consent. Columbus currently has no plans to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

STOCKHOLDER PROPOSALS
           Columbus expects to hold its 2010 annual meeting of stockholders in May 2010. Any proposal that a Columbus stockholder intends to present at such annual meeting of stockholders must be submitted to the Secretary of Columbus by no later than               , 2010. Any proposals received after               , 2010 will not be considered timely for inclusion in the proxy materials. Under our bylaws, in order for a stockholder proposal submitted outside of Rule 14a-8, and therefore not included in our proxy materials, to be considered timely, such proposal must be received by our Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the date of the anniversary of the previous year’s annual meeting, provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, to be considered timely, such proposal must be received by our Secretary not later than the later of the close of business 90 days prior to the annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
          The financial statements of Columbus as of December 31, 2006, and for the period from August 1, 2006 (inception) to December 31, 2006, included in this proxy statement have been audited by Goldstein Golub Kessler LLP (“GGK”), independent registered public accounting firm, as set forth in their report appearing elsewhere herein.
          The financial statements of Columbus as of December 31, 2008 and December 31, 2007 and for the years then ended and for the period from August 1, 2006 (inception) to December 31, 2008 have been audited by McGladrey & Pullen, LLP, as set forth in their report appearing elsewhere herein.
          On January 31, 2008, Columbus was notified that the partners of GGK became partners of McGladrey & Pullen, LLP in a limited asset purchase agreement and that, as a result thereof, GGK has resigned as independent registered public accounting firm for Columbus. On January 31, 2008 the Audit Committee of Columbus’s Board of Directors appointed McGladrey & Pullen, LLP as new independent registered public accounting firm. A representative of McGladrey & Pullen, LLP is expected to be present at the annual meeting and will have an opportunity to make a statement if he desires to do so and will be available to answer appropriate questions from stockholders.
          The audit report of GGK on the financial statements of Columbus as of December 31, 2006 and for the period from August 1, 2006 (inception) to December 31, 2006 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the audit report for the period from August 1, 2006 (inception) to December 31, 2006 included a going concern explanatory paragraph.
          During the period from August 1, 2006 (inception) to December 31, 2006 and through January 31, 2008, there were: (i) no disagreements between Columbus and GGK on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of GGK, would have caused GGK to make reference to the subject matter of the disagreement in their reports on Columbus’s financial statements for such periods, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
          During the period from August 1, 2006 (inception) to December 31, 2006 and through January 31, 2008, Columbus did not consult with McGladrey & Pullen, LLP on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on Columbus’s financial statements, and McGladrey & Pullen, LLP did not provide either a written report or oral advice to Columbus that McGladrey & Pullen, LLP concluded was an important factor considered by Columbus in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of any disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
          The combined financial statements of Integrated Drilling Equipment Company and its subsidiaries as of and for the years ended December 31, 2008, 2007 and 2006 included in this proxy statement have been audited by Stonefield Josephson, Inc., an independent registered public accounting firm.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS
          Pursuant to the rules of the SEC, Columbus and the services that it employs to deliver communications to its stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of each of Columbus’s annual report to stockholders and proxy statement unless Columbus has received contrary instructions from one or more of the stockholders. Upon written or oral request, Columbus will deliver promptly a separate copy of the annual report to stockholders and/or proxy statement to any stockholder at a shared address who wishes to receive separate copies of such documents in the future. Stockholders receiving multiple copies of such documents may likewise request that Columbus deliver single copies of such documents in the future. Stockholders may notify Columbus of their requests by calling or writing Morrow & Co., LLC, Columbus’s proxy solicitor, at 470 West Avenue -3rd Floor, Stamford, CT 06902, telephone number (800) 607-0088.

WHERE YOU CAN FIND MORE INFORMATION
          Columbus files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by Columbus with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.
          Columbus files its reports, proxy statements and other information electronically with the SEC. You may access information on Columbus at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. You may also access IDE’s website at www.ide-rig.com.
          All of the information contained in this document relating to Columbus has been supplied by Columbus and all information relating to IDE has been supplied by IDE. Information provided by either of us does not constitute any representation, estimate or projection of the other. If you would like additional copies of this proxy statement, or if you have questions about the merger, you should contact:
Columbus Acquisition Corp.
Attn: Andrew Intrater
153 East 53rd Street, 58th Floor
New York, New York 10022
(212) 418-9600

FINANCIAL STATEMENTS

Page
Columbus Acquisition Corp. Financial Statements

Reports of Independent Registered Public Accounting Firm	F-2

Report of Independent Registered Public Accounting Firm (on internal control over financial reporting)	F-4

Consolidated Balance Sheets as of December 31, 2007 and December 31, 2008	F-5

Consolidated Statements of Operations for the Period from August 1, 2006 (Inception) to December 31, 2006, for the Period from August 1, 2006 (Inception) to December 31, 2008, for the year ended December 31, 2007 and for the Year Ended December 31, 2008
F-6

Consolidated Statements of Stockholders’ Equity for the Period from August 1, 2006 (Inception) to December 31, 2008	F-7

Consolidated Statements of Cash Flows for the Period from August 1, 2006 (Inception) to December 31, 2006, for the Period from August 1, 2006 (Inception) to December 31, 2008, for the year ended December 31, 2007 and for the Year Ended December 31, 2008
F-8

Notes to Financial Statements	F-9

Integrated Drilling Equipment Company Financial Statements

Report of Independent Registered Public Accounting Firm	F-19

Consolidated Balance Sheets as of December 31, 2007 and December 31, 2008	F-20

Consolidated Statements of Operations for the year ended December 31, 2006, December 31, 2007 and December 31, 2008	F-21

Consolidated Statements of Stockholders’ Equity (Deficit) for the year ended December 31, 2006, December 31, 2007 and December 31, 2008	F-22

Consolidated Statements of Cash Flows for the year ended December 31, 2006, December 31, 2007 and December 31, 2008	F-23

Notes to Financial Statements	F-25

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Columbus Acquisition Corp.
We have audited the accompanying statements of operations, shareholders’ equity and cash flows of Columbus Acquisition Corp. (a development stage corporation) for the period from August 1, 2006 (inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Columbus Acquisition Corp. for the period from August 1, 2006 (inception) to December 31, 2006 of in conformity with United States generally accepted accounting principles.
The accompanying financial statements have been prepared assuming Columbus Acquisition Corp. will continue as a going concern. Columbus Acquisition Corp. has a net loss, working capital deficiency and has no operations. This raises substantial doubt about Columbus Acquisition Corp.’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ GOLDSTEIN GOLUB KESSLER LLP
GOLDSTEIN GOLUB KESSLER LLP
New York, New York
January 31, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Columbus Acquisition Corp.
We have audited the accompanying consolidated balance sheets of Columbus Acquisition Corp. and Subsidiary (a development stage company) (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the amounts included in the cumulative columns in the consolidated statements of operations and cash flows for the period from August 1, 2006 (inception) to December 31, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The financial statements for the period from August 1, 2006 (inception) to December 31, 2006 were audited by other auditors and our opinion, insofar as it relates to cumulative amounts included for such periods is based solely on the report of such auditors.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Columbus Acquisition Corp. and Subsidiary as of December 31, 2008 and 2007, and the consolidated results of its operations and their cash flows for the years then ended, and for the amounts included in the cumulative columns in the statements of operations and cash flows for the period from August 1, 2006 (inception) to December 31, 2008, in conformity with U.S. generally accepted accounting principles.
The accompanying consolidated financial statements have been prepared assuming that Columbus Acquisition Corp. will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company will face a mandatory liquidation by May 18, 2009 if a business combination is not consummated, and the Company has a working capital deficiency without including funds held in trust, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Columbus Acquisition Corp. and Subsidiary’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 20, 2009 expressed an unqualified opinion on the effectiveness of Columbus Acquisition Corp.’s internal control over financial reporting.
/s/ McGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP
New York, New York
February 20, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
Columbus Acquisition Corp.
We have audited Columbus Acquisition Corp.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Columbus Acquisition Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Form 10-K. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (a) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (b) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (c) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Columbus Acquisition Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.
We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Columbus Acquisition Corp. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended, and the amounts included in the cumulative columns in the consolidated statements of operations, and cash flows for the period from August 1, 2006 (inception) to December 31, 2008, and our report dated February 20, 2009 expressed an unqualified opinion.
/s/ McGLADREY & PULLEN, LLP
McGLADREY & PULLEN, LLP
New York, New York
February 20, 2009

COLUMBUS ACQUISITION CORP. and SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash	$1,672	$84,716
Investments held in trust	111,631,369	113,015,340
Deferred underwriter commissions held in trust	3,450,000	3,450,000
Prepaid expenses	188,584	19,370

Total current assets	115,271,625	116,569,426

Deferred tax asset	1,160,000	144,000

Total assets	$116,431,625	$116,713,426

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Accrued expenses	$1,321,275	$83,296
Current income tax liabilities	—	1,582,000
Deferred interest	460,952	25,762
Due to underwriter	3,450,000	3,450,000

Total liabilities	5,232,227	5,141,058

Common stock subject to possible conversion - 4,311,063 shares	32,979,628	32,979,628

Commitments
Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized; none issued or outstanding Common stock, $0.0001 par value, 39,000,000 shares authorized; 17,500,000 shares (which includes 4,311,063 subject to possible conversion)	1,750	1,750
Additional paid-in capital	77,027,865	77,027,865
Retained earnings accumulated during the development stage	1,190,155	1,563,125

Total stockholders’ equity	78,219,770	78,592,740

Total liabilities and stockholders’ equity	$116,431,625	$116,713,426

The accompanying notes should be read in conjunction with the financial statements

COLUMBUS ACQUISITION CORP. and SUBSIDIARY
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

			Period from	Period from
			August 1, 2006	August 1, 2006
	Year Ended	Year Ended	(Inception) to	(Inception) to
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008
Interest income	$2,268,452	$3,434,578	$—	$5,703,030

Formation and operating costs	(2,470,422)	(432,000)	(1,453)	(2,903,875)

(Loss) income before provision for income taxes	(201,970)	3,002,578	—	2,799,155

Provision for income taxes	(171,000)	(1,438,000)	—	(1,609,000)

Net (loss) income	$(372,970)	$1,564,578	$(1,453)	$1,190,155

Net (loss) income per common share — basic and diluted	$(0.02)	$0.13	$(0.00)	$0.09

Weighted average number of common shares outstanding — basic and diluted	17,500,000	12,065,068	3,125,000	13,231,975

The accompanying notes should be read in conjunction with the financial statements

COLUMBUS ACQUISITION CORP. and SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

				Retained Earnings
				(Deficit)
				Accumulated During
	Common Stock		Additional Paid-in	the Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity
Issuance of common stock on August 1, 2006 at $0.008 per share to initial shareholders	3,125,000	$313	$24,687	—	$25,000

Net loss for the period from August 1, 2006 (inception) to December 31, 2006	—	—	—	(1,453)	(1,453)

Balance at December 31, 2006	3,125,000	313	24,687	(1,453)	23,547

Sale of private placement warrants at $1.00 per warrant	—	—	3,650,000	—	3,650,000

Sale of 14,375,000 units net of underwriter discount and offering expenses(including 4,311,063 shares subject to possible conversion) at $8.00 per unit	14,375,000	1,437	106,332,706	—	106,334,143

Reclassification from stockholders’ equity of proceeds from sale of 4,311,063 shares subject to possible conversion	—	—	(32,979,628)	—	(32,979,628)

Sale of underwriters’ purchase option	—	—	100	—	100

Net income for the year ended December 31, 2007	—	—	—	1,564,578	1,564,578

Balance, December 31, 2007	17,500,000	$1,750	$77,027,865	$1,563,125	$78,592,740

Net loss for the year ended December 31, 2008	—	—	—	(372,970)	(372,970)

Balance, December 31, 2008	17,500,000	$1,750	$77,027,865	$1,190,155	$78,219,770

The accompanying notes should be read in conjunction with the financial statements

COLUMBUS ACQUISITION CORP. and SUBSIDIARY
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

			Period from	Period from
			August 1, 2006	August 1, 2006
	Year Ended,	Year Ended,	(Inception) to	(Inception) to
	December 31, 2008	December 31, 2007	December 31, 2006	December 31, 2008
Cash flows from operating activities:
Net (loss) income	$(372,970)	$1,564,578	$(1,453)	$1,190,155
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:

Interest on investments held in trust	(2,703,642)	(3,460,340)	—	(6,163,982)
Deferred tax asset	(1,016,000)	(144,000)	—	(1,160,000)
Prepaid expenses	2,536	(19,370)	—	(16,834)
Accrued expenses	1,237,979	83,296	—	1,321,275
Current tax liabilities	(1,753,750)	1,582,000	—	(171,750)
Deferred interest	435,190	25,762	—	460,952

Net cash used in operating activities	(4,170,657)	(368,074)	(1,453)	(4,540,184)

Cash flows from investing activities:
Cash deposit in trust accounts	—	(113,400,000)	—	(113,400,000)
Disbursement of interest earned on investments held in trust	4,087,613	395,000	—	4,482,613

Net cash provided by (used in) investing activities	4,087,613	(113,005,000)	—	(108,917,387)

Cash flows from financing activities:
Proceeds from public offering	—	115,000,000	—	115,000,000
Payments of public offering costs	—	(5,085,330)	(130,527)	(5,215,857)
Proceeds from private placement of warrants	—	3,650,000	—	3,650,000
Proceeds from note payable to shareholder	—	—	150,000	150,000
Repayment of note payable to shareholder	—	(150,000)	—	(150,000)
Proceeds from sale of shares of common stock	—	—	25,000	25,000
Proceeds from underwriters purchase option	—	100	—	100

Net cash provided by financing activities	—	113,414,770	44,473	113,459,243

Net (decrease) increase in cash	(83,044)	41,696	43,020	1,672

Cash, beginning of period	84,716	43,020	—	—

Cash, end of period	$1,672	$84,716	$43,020	$1,672

Supplemental disclosure of non-cash financing activities:

Accrual of deferred underwriting fees	$—	$3,450,000	$—	$3,450,000

Accrual of deferred offering costs	$—	$—	$211,500	$—

The accompanying notes should be read in conjunction with the financial statements

NOTES TO FINANCIAL STATEMENTS
Note 1 — Organization and nature of business operations:
Columbus Acquisition Corp. (the “Company”) was incorporated in Delaware on August 1, 2006 as a blank check company whose objective is to acquire through a merger, stock exchange, asset acquisition or similar business combination a currently unidentified operating business or businesses.
Going concern consideration — There is substantial doubt about the Company’s ability to continue as a going concern due to the requirement that the Company completes a business combination by May 18, 2009 or it will be forced to liquidate and as a result of a working capital deficiency, without including funds held in trust as of December 31, 2008. The Company plans to address these matters by making efforts to complete a business combination by May 18, 2009 and has entered into a merger agreement with Integrated Drilling Equipment Company, which is subject to stockholder approval as discussed in Notes 1 and 11. The Company plans to fund its operations by deferring payments to certain vendors. There is no assurance that the Company will complete a business combination by May 18, 2009. The accompanying financial statements do not include any adjustments that may result from the outcome of this uncertainty.
The registration statement for the Company’s initial public offering for the sale of units of shares of common stock and warrants to purchase common stock (the “Public Offering”) was declared effective May 18, 2007 (see Note 3). The Company consummated the Public Offering on May 23, 2007 and received net proceeds of approximately $113,400,000, including $3,650,000 of proceeds from the private placement (the “Private Placement”) sale of 3,650,000 insider warrants to certain officers, directors and stockholders of the Company. The warrants sold in the Private Placement were identical to the warrants sold in the Public Offering, but the purchasers in the Private Placement have waived their rights to receive any distributions on liquidation in the event the Company does not complete a business combination (as described below).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of this Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a business combination with an operating business (“Business Combination”), which may not constitute a business combination for accounting purposes. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Public Offering and Private Placement, $113,400,000, including $3,450,000 applicable to the underwriters’ discounts and commissions as described in Note 3 was deposited in a trust account (“Trust Account”) in a money market fund invested in government securities. The trust account will be maintained until the earlier of (i) the consummation of its first Business Combination or (ii) the liquidation of the Company. The placement of funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, except for our independent accountants, prospective target businesses or other entities it engages, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to any amounts held in the Trust Account, there is no guarantee that they will execute such agreements. One of the Company’s directors has agreed that he will be personally liable under certain circumstances to ensure that the proceeds in the Trust Account are not reduced by the claims of target businesses or vendors or other entities that are owed money by the Company for services rendered, contracted for or products sold to the Company. However, there can be no assurance that the director will be able to satisfy those obligations. The remaining net proceeds (not held in the Trust Account), may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. In addition, the Company is allowed to use income earned on trust to pay franchise and income taxes and up to $1,750,000 for working capital purposes.
The Company, after signing a definitive agreement for an acquisition, is required to submit such transaction for stockholders approval. In the event that stockholders owning 30% or more of the shares sold in the Public Offering vote against the Business Combination and exercise their conversion rights described below, the Business Combination will not be consummated. All of the Company’s stockholders prior to the Public Offering, including all of the officers and directors of the Company (the “Initial Stockholders”), have agreed to vote their 3,125,000 founding shares of common stock, as well as any shares of common stock acquired in connection with or following the Public Offering, in accordance with the vote of the majority in interest of all

Note 1 — Organization and nature of business operations (continued):
other stockholders of the Company (the “Public Stockholders”) with respect to any Business Combination. After consummation of a Business Combination, these voting safeguards will no longer be applicable.
With respect to a Business Combination which is approved and consummated, any Public Stockholder who voted against the Business Combination may demand that the Company redeem his or her shares for cash. The per share redemption price will equal the amount in the Trust Account, calculated as of two business days prior to the consummation of the proposed Business Combination, divided by the number of shares of common stock held by Public Stockholders at the consummation of the Public Offering. Accordingly, Public Stockholders holding 29.99% of the aggregate number of shares owned by all Public stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account (subject to distributions for working capital and amounts paid or accrued for taxes) computed without regard to the shares held by Initial Stockholders. Accordingly, a portion of the net proceeds from the Public Offering (29.99% of the amount held in Trust Fund, excluding the deferred portion of the underwriters’ discount and commission) has been classified as common stock subject to possible conversion on the accompanying December 31, 2008 balance sheet. In addition, such stockholders would be entitled to a portion of the deferred portion of the underwriters’ discount and commission held in trust (see Note 3).
The Company’s Certificate of Incorporation provides that the Company will continue in existence only until 24 months from the Effective Date of the Public Offering. If the Company has not completed a Business Combination by such date, its corporate existence will cease and it will dissolve and liquidate for the purposes of winding up its affairs. In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Fund assets) will be less than the offering price per share in the Public Offering (assuming no value is attributed to the Warrants contained in the Units sold in the Public Offering as discussed in Note 3).
Note 2 — Summary of significant accounting policies:
Basis of Presentation:
The consolidated financial statements include the accounts of Columbus Acquisition Corp. and its wholly owned subsidiary IDE Acquisition, LLC (collectively referred to as the “Company”). All significant intercompany transactions and balances have been eliminated. The statements and related notes have been prepared on the accrual basis of accounting in accordance with accounting principals generally accepted in the United States.
Investments held in trust:
Investments held in trust consist of taxable and tax-free investments in a money market fund that invests exclusively in obligations of the U.S. government and its agencies and instrumentalities, and in repurchase agreements collateralyzed by such securities.
Deferred Interest:
A portion (29.99%) of the interest earned on the Trust Account has been deferred on the balance sheet as it represents interest attributable to the common stock subject to possible conversion. (See Note 1).
Concentration of credit risk:
Financial instruments that potentially subject us to a significant concentration of credit risk consist primarily of cash and investments held in trust. All of the funds held in the Trust Account have been invested in a money market fund maintained by Morgan Stanley Investment Management. Specifically, this money market fund is held within the “Government Portfolio” of one of the Morgan Stanley Institutional Liquidity Funds, a money market fund that invests exclusively in obligations of the U.S. government and its agencies and instrumentalities, and in repurchase agreements collateralized by such securities. We have been advised by Morgan Stanley that the money market fund in which we have invested the funds held in the Trust Account is held in a separate stand-alone investment company with an independent board of directors or trustees, and the Trust Account assets are held in a separate segregated account for this money market fund at a custodian bank (J.P. Morgan Chase & Co. in our case). Our investment of the Trust Account funds in this money market fund remains separate from the assets of Morgan Stanley and its subsidiaries, and cannot be commingled at any time with assets of Morgan Stanley or its subsidiaries. However, an investment in this money market fund is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. We are exposed to credit risk in the event that the financial position of the financial institution that holds the Trust Account assets deteriorates and such financial institution is no longer able to satisfy its financial obligations.
Fair value of financial instruments:
The fair value of the Company’s assets and liabilities that are defined as financial instruments under SFAS No. 107 “Disclosures about Fair Value of Financial Instrument,” approximate their carrying amounts presented in the balance sheets at December 31, 2008 and December 31, 2007.

Note 2 — Summary of significant accounting policies (continued):
New accounting pronouncements:
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations (“SFAS 141R”), which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. SFAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SFAS 141R will apply to us with respect to any acquisitions that we complete on or after January 1, 2009.
In December 2007, the FASB released SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51 (“SFAS 160”), which establishes accounting and reporting standards for the ownership interests in subsidiaries held by parties other than the parent and for the deconsolidation of a subsidiary. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interest of the parent and the interests of the non-controlling owners. SFAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. SFAS 160 will apply to us with respect to any acquisitions, that we complete on or after January 1, 2009, which will result in a noncontrolling interest.
In June 2008, the FASB ratified EITF Issue No. 07-5, “Determining Whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock” (“EITF 07-5”). EITF 07-5 provides guidance on how to determine if certain instruments or embedded features are considered indexed to our own stock, including instruments similar to our convertible notes and warrants to purchase our stock. EITF 07-5 requires companies to use a two-step approach to evaluate an instrument’s contingent exercise provisions and settlement provisions in determining whether the instrument is considered to be indexed to its own stock and exempt from the application of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”. Although EITF 07-5 is effective for fiscal years beginning after December 15, 2008, any outstanding instrument at the date of adoption will require a retrospective application of the accounting through a cumulative effect adjustment to retained earnings upon adoption. The Company is currently evaluating the impact that adoption of EITF 07-5 will have on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value in accordance with generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are to be applied prospectively as of the beginning of the fiscal year in which it is initially applied, with any transition adjustment recognized as a cumulative-effect adjustment to the opening balance of retained earnings. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company adopted the provisions of SFAS 157 on January 1, 2008. The Company’s adoption of SFAS 157 did not have a material effect on the Company’s consolidated financial statements. See Fair Value of Financial Instruments and Investments below in Note 2.
No other recently issued accounting pronouncements that became effective during the year ended December 31, 2008 or that will become effective in a subsequent period has had or is expected to have a material impact on our financial statements.
Net (loss) income per common share:
Basic net (loss) income per common share is computed by dividing net (loss) income by the weighted average number of shares outstanding during each period. Diluted net (loss) income per common share reflects the additional dilution for all potentially dilutive securities such as outstanding warrants and the underwriters’ option described in Note 3. The effect of the warrants outstanding as of December 31, 2008 for the purchase of 18,025,000 shares issued in connection with the Public Offering described in Note 3 have not been considered in the computation of diluted net (loss) income per share since the ability of the holders to exercise the warrants is contingent upon the consummation of a Business Combination. The effects of the 625,000 units (1,250,000 shares of common stock and equivalents) included in the underwriters’ option has not been considered in the calculation of diluted earnings per common share since the average market price of a unit through December 31, 2008 was less than the exercise price per unit.

Note 2 — Summary of significant accounting policies (continued):
Income taxes:
The Company accounts for income taxes pursuant to the asset and liability method which requires deferred income tax assets and liabilities to be computed annually for temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The income tax provision or benefit is the tax payable (including any interest and penalties incurred during the period) or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.
Use of estimates:
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value of Financial Instruments and Investments
Pursuant to the provisions as prescribed in SFAS 157, the Company categorizes its financial instruments into a three-level hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure fair value fall within different levels of the hierarchy, the category level is based on the lowest priority level input that is significant to the fair value measurement of the instrument.
Financial assets recorded at fair value on the Company’s consolidated balance sheets are categorized as follows:
     Level 1: Unadjusted quoted prices for identical assets in an active market.
     Level 2: Quoted prices in markets that are not active or inputs that are observable either directly or indirectly for substantially the full term of the asset. Level 2 inputs include the following:

•	Quoted prices for similar assets in active markets,

•	Quoted prices for identical or similar assets in non-active markets,

•	Inputs other than quoted market prices that are observable, and

•	Inputs that are derived principally from or corroborated by observable market data through correlation or other means.

     Level 3: Prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. They reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset.
The following table presents the Company’s hierarchy for its financial instruments measured at fair value on a recurring basis as of December 31, 2008:

	Level 1	Level 2	Level 3	Total
Investments held in trust	$115,081,369	—	—	$115,081,369
Total assets measured at fair value on a recurring basis	$115,081,369	—	—	$115,081,369
Note 3 — Initial public offering and value of unit purchase option:
On May 23, 2007, the Company sold 14,375,000 units (“Units”), including 1,875,000 units pursuant to the over-allotment option granted to the underwriters, in the Public Offering at a price of $8.00 per unit. Each Unit consists of one share of the Company’s common stock, $0.0001 par value, and one Redeemable Common Stock Purchase Warrant (“Warrant”) and, accordingly, the Company issued 14,375,000 shares of common stock and 14,375,000 warrants to purchasers of the units. Each Warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 per share commencing on the later of the completion of a Business Combination with a Target Business or one year from the effective date of the Public Offering and expires four years from the effective date of the Public Offering, unless earlier redeemed. The Warrants will be redeemable at a price of $0.01 per Warrant upon 90 days’ notice after the Warrants become exercisable, only in the event that the last sale price of the common stock is at least $11.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the Warrants sold and issued in the Public Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

Note 3 — Initial public offering and value of unit purchase option (continued):
In connection with the Public Offering, the Company paid Lazard Capital Markets LLC, the underwriters of the Public Offering, underwriting discounts and commissions of 7% of the gross Proceeds of the Offering ($8,050,000), of which 3% of the gross proceeds ($3,450,000) will be held in the Trust Account and payable only upon the consummation of a Business Combination, less $0.24 per share paid to converting stockholders (see Note 1). If a Business Combination is approved and completed, public shareholders who voted against the Business Combination and have exercised their conversion rights will be entitled to their pro rata share of the deferred underwriters’ discount and commissions.
On May 30th, 2007, the Warrants and the Units commenced trading separately.
Simultaneously with the consummation of the Public Offering, certain of the initial stockholders purchased 3,650,000 warrants (“Private Placement Warrants”) at a purchase price of $1.00 per warrant, in a private placement. The proceeds of $3,650,000 were placed in the Trust Account. The Private Placement Warrants are identical to the Warrants underlying the Units sold in the Public Offering except that if the Company calls the Warrants for redemption, the Private Placement Warrants will be exercisable on a cashless basis as long as they are still held by the initial purchasers. The purchasers have agreed that the Private Placement Warrants will not be sold or transferred by them until 90 days after the completion of a Business Combination.
In connection with this Offering, the Company issued an option to the underwriters, for $100, to purchase up to a total of 625,000 Units at $10.00 per Unit (“Purchase Option”). The Units issuable upon exercise of this option are identical to those offered in the Proposed Offering. The Purchase Option and its underlying securities have been registered under the registration statement. The Purchase Option has a term of five years.
The sale of the option was accounted for as an equity transaction on the basis of the proceeds received of $100 and not on the basis of the fair value of the securities sold. The Company has determined, based upon a Black-Scholes model, that the fair market value of the Purchase Option on the date of grant was approximately $1,762,500, using an expected life of five years, volatility of 41% and a risk-free interest rate of 4.5%.
At the time of issuance, the Company had no trading history. As a result, it was not possible to value the Purchase Option based on historical trades. In order to estimate the value of the Purchase Option for disclosure purposes, the Company considered the historic volatilities of publicly traded blank check companies that had completed business combinations. The average volatility of the representative companies was calculated to be 41%. Management believes that this volatility is a reasonable benchmark to use in estimating the value of the Purchase Option. The actual volatility of the Units depended on many factors that could not be ascertained at the time of issuance.
The Purchase Option may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the Purchase Option (the difference between the exercise prices of the Purchase Option and the underlying Warrants and the market price of the Units and underlying securities) to exercise the Purchase Option without the payment of any cash. The Company will have no obligation to net cash settle the exercise of the Purchase Option or the Warrants underlying the Purchase Option. The holder of the Purchase Option will not be entitled to exercise the Purchase Option or the Warrants underlying the Purchase Option unless a registration statement covering the securities underlying the Purchase Option is effective or an exemption from a registration is available. If the holder is unable to exercise the Purchase Option or the underlying Warrants, the Purchase Option or Warrants, as applicable, will expire worthless.

Note 4 — Investments held in trust:
Investments held in trust consist of taxable and tax-free investments in money market funds. Reconciliation of investments held in trust is as follows:

			August 1, 2006
	For the year	For the year	(inception) to
	December 31, 2008	December 31, 2007	December 31, 2008
Investments held in trust- beginning of period	$116,465,340	$—	$—
Contribution to trust (which includes the deferred underwriting discount and commission of $3,450,000)	—	113,400,000	113,400,000
Interest income received	2,703,642	3,460,340	6,163,982
Withdrawals to fund operations	(1,050,000)	(395,000)	(1,445,000)
Withdrawals to pay taxes	(3,037,613)	—	(3,037,613)

Total investments held in trust	$115,081,369	$116,465,340	$115,081,369

At December 31, 2008, $305,000 remains available for working capital purposes from the investments held in the Trust Account.
Note 5 — Note payable to stockholder and related party transactions:
The Company issued an unsecured promissory note for $150,000 to Columbus Acquisition Holdings LLC, its principal initial stockholder, on August 10, 2006. The note was non-interest bearing and was originally payable on the earlier of March 31, 2007 or the consummation of the Public Offering by the Company. On March 30, 2007, Columbus Acquisition Holdings LLC amended the due date of the loan, and it became payable on the earlier of June 30, 2007 or the consummation of the Public Offering. As of December 31, 2006, the balance due on the note payable was $150,000. On May 23, 2007, the Company repaid the loan in full.
The Company has agreed to pay up to $7,500 a month in total for office space and general and administrative services to an affiliate of certain members of the Company’s management team. Services will terminate upon the earlier of (i) the consummation of a Business Combination or (ii) the liquidation of the Company. Payments since inception and for the years ended December 31, 2008 and 2007, relating to this agreement totaled $142,500, and $90,000 and $52,500 respectively.

Note 6 — Income Taxes:
The provision for income taxes consists of the following:

	2008	2007
Federal	$747,000	988,000
State and local	440,000	594,000
Deferred	(1,016,000)	(144,000)

Total	$171,000	$1,438,000

Significant components of the Company’s deferred tax assets are as follows:

	2008	2007
Expenses deferred for income tax purposes	$1,481,000	177,000
Revenue deferred for book purposes	—	12,000

Less: Valuation Allowance	(321,000)	(45,000)

Total	$1,160,000	$144,000

Management has recorded a valuation allowance against a portion of its state and local deferred tax asset because it believes that based on current operations at December 31, 2008 it will not be able to fully utilize this asset.
The Company’s effective tax rate of approximately (84.5)% (which takes into account the valuation allowance) differs from the federal rate of 34% due to the following:

	2008	2007
U.S statutory income tax rate	34.0%	34.0%
State and local income taxes	18.6%	11.0%
Valuation allowance	(137.1)%	1.5%
Other	—	1.4%

Effective tax rate	(84.5)%	47.9%

The Company paid $2,940,750 in cash payments related to income taxes during fiscal year 2008.
Note 7 — Preferred stock:
The Company is authorized to issue up to 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. No preferred shares had been issued as of December 31, 2008.
Note 8 — Reserved shares:
At December 31, 2008, a total of 19,275,000 shares of common stock were reserved for issuance upon the exercise of Warrants and the underwriters’ Purchase Option.
Note 9 — Commitments:
The Company presently occupies office space provided by an affiliate of certain members of the Company’s management team. Such affiliate has agreed that, until the company consummates a Business Combination, it will make such office space, as well as certain office and secretarial services, available to the Company, as may be required by the Company from time to time.

Note 9 — Commitments (continued):
In addition the company has entered into several agreements for legal and advisory services associated with the proposed business combination.
Pursuant to letter agreements with the Company and the Underwriter, the initial Stockholders have waived their right to receive distributions with respect to their founding shares upon the Company’s liquidation.
The Company may have additional obligations which are contingent upon the consummation of a business combination, as described in Note 11 — “The Proposed Business Combination with Integrated Drilling Equipment Company”. Such obligations consist of: a) $3,450,000 in underwriter fees, which have been deferred and will be paid to the underwriters (less $0.24 per share paid to converting stockholders — see Note 1) only upon consummation of a business combination by May 18, 2009, and b) certain consulting and advisory fees of $1,435,000 payable upon the successful completion of the proposed business combination. In the event a business combination is not completed, Columbus will not be obligated to pay the majority of fees.
Note 10 — Selected Quarterly Financial Data (Unaudited)
The following is a summary of the quarterly results of operations of the Company for the years ended December 31, 2008 and 2007.

	2008	2008	2008	2008
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	2008
Revenue	—	—	—	—	—
Interest income	$868,432	$584,224	$540,720	$275,076	$2,268,452
Operating expenses	$(268,624)	$(222,259)	$(345,803)	$(1,633,736)	$(2,470,422)
Income (loss) before income taxes	599,808	361,965	194,917	(1,358,660)	(201,970)
Net income (loss)	303,808	173,965	71,917	(922,660)	(372,970)
Net income (loss) per share — basic and diluted	$0.02	$0.01	$0.00	$(0.05)	$(0.02)

	2007	2007	2007	2007
	First	Second	Third	Fourth	Total
	Quarter	Quarter	Quarter	Quarter	2007
Revenue	—	—	—	—	—
Interest income	$—	$632,024	$1,480,836	$1,321,718	$3,434,578
Operating expenses	$(1,000)	$(43,878)	$(195,675)	$(191,447)	$(432,000)
Income (loss) before income taxes	(1,000)	588,146	1,285,161	1,130,271	3,002,578
Net income (loss)	(1,000)	350,959	677,348	537,271	1,564,578
Net income (loss) per share — basic and diluted	$(0.00)	$0.04	$0.04	$0.03	$0.13

Note 11 — The Proposed Business Combination with Integrated Drilling Equipment Company
On December 15, 2008, Columbus Acquisition Corp., a Delaware corporation (the “Company”), IDE Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“IDE Acquisition”), and Integrated Drilling Equipment Company, a Delaware corporation (“IDE”), entered into an Agreement and Plan of Merger (“the Merger Agreement”). IDE, through its subsidiaries, is an established participant in the business of manufacturing new and refurbishing existing land-based drilling rigs, rig components and rig electrical systems and providing related services to the oil and gas drilling equipment industry on a global basis.
Consummation of the Merger is subject to customary closing conditions, including (a) approval by the Company stockholders of the acquisition of IDE; (b) approval by the Company stockholders of certain amendments to the certificate of incorporation of the Company; and (c) that fewer than 30% of the shares of the Company common stock issued in the IPO vote against the Merger and demand to convert their shares for cash in accordance with the Companys’ amended and restated certificate of incorporation (See Note 1 — “Organization and nature of business operations”. The Merger Agreement will be terminated under certain circumstances including, without limitation, if (a) the Closing does not occur on or before May 18, 2009; (b) the stockholders of the Company do not approve the Merger; or (c) holders of 30% or more of the shares of the Company common stock that were issued in the IPO vote against the Merger and properly elect to convert their shares into cash.
Under the terms of the Merger Agreement, IDE will merge with and into the Company’s wholly owned subsidiary, IDE Acquisition, LLC (which was newly-formed for this purpose), and IDE Acquisition, LLC will continue to exist as the Company’s wholly owned subsidiary and the surviving entity of the merger. The Company’s proposed merger with IDE is referred to as the “Merger”. Upon completion of the Merger, the Company will acquire all of the outstanding shares of capital stock of IDE in exchange for:

•	$43 million in cash;

•	shares of the Company’s common stock having an aggregate value of $50 million (the value of each share will be based on the quotient of (i) the aggregate amount in the Company’s trust account, inclusive of any interest thereon, as of two business days prior to the closing date of the Merger, divided by (ii) the number of shares of the Company’s common stock issued as part of the Company’s initial public offering (we refer to this value as the “Trust Value Per Share”)); and

•	additional, contingent consideration consisting of shares of the Company’s common stock having a value (based on the Trust Value Per Share) of up to $156 million (which we refer to as the “Earnout Shares), subject to certain adjustments based on the net debt and net working capital of IDE at the time the Merger is completed and the Company’s performance following the Merger. The additional, contingent consideration has been divided into two tranches, the first of which represents shares having a value of up to $50 million (which we refer to as the “First Tranche”) and is contingent on the Company’s 2009 earnings, and the second of which (which we refer to as the “Second Tranche”) represents shares having a value of up to $106 million and is contingent on the Company’s 2010 earnings. The shares that may be issued in both cases is based on the Trust Value Per Share. The issuance of the Earnout Shares is subject to the following:

2009
•	If the Company’s Earnout EBITDA (as defined in the Merger Agreement) for the year ended December 31, 2009 is equal to or greater than $55,000,000, then we will issue the First Tranche of the Earnout Shares; and

Note 11 — The Proposed Business Combination with Integrated Drilling Equipment Company (continued):
•	In addition to the foregoing, the Company will issue additional shares of common stock (based on the Trust Value Per Share) for every dollar by which the Company’s Earnout EBITDA for the year ended December 31, 2009 exceeds $55,000,000 (up to a maximum Earnout EBITDA of $80,000,000) (we refer to these additional shares as the “Additional First Tranche Earnout Shares”).
2010
•	If the Company’s Earnout EBITDA for the year ended December 31, 2010 is equal to or greater than $78,000,000, then the Company will issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued because the Company’s 2009 Earnout EBITDA exceeded $55,000,000, as described above ) (the “Second Target Shares”).
Cumulative EBITDA
•	Notwithstanding the foregoing, if the Company’s Earnout EBITDA for the year ended December 31, 2009 was less than $55,000,000, but the Company’s cumulative Earnout EBITDA for the two years ending December 31, 2010, is equal to or greater than $133,000,000, then the Company will issue the First Tranche of the Earnout Shares.
The Company will have the right to offer to pay up to 20% of this additional, contingent consideration in cash rather than in shares of common stock.
Upon completion of the Merger, the holders of the Company’s shares of common stock, warrants and units will continue to own their existing common stock, warrants and units, and the Company will change its name to “Integrated Drilling Equipment Company.”
Concurrent with the closing of the Merger, shares of the Company’s common stock having a value of $12,500,000 (based on the Trust Value Per Share) of the shares to be received by IDE shareholders as Merger consideration at the closing of the Merger will be placed in escrow until ten (10) business days following the filing of the Company’s annual report on Form 10-K for the year ended December 31, 2009, to provide for the payment of any indemnification claims that the Company may make against IDE shareholders under the Merger Agreement. The escrowed shares represent the Company’s sole recourse against IDE and its shareholders for indemnification claims under the Merger Agreement.

To the Board of Directors
Integrated Drilling Equipment Company
Houston, TX
     We have audited the accompanying consolidated balance sheets of Integrated Drilling Equipment Company (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders deficit, and cash flows for the years ended December 31, 2008, 2007 and 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the years ended December 31, 2008, 2007 and 2006 in conformity with accounting principles generally accepted in the United States of America.
/s/ Stonefield Josephson, Inc.
Stonefield Josephson, Inc.
Los Angeles, California
February 24, 2009

INTEGRATED DRILLING EQUIPMENT COMPANY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$8,234	$10,328
Restricted cash	1,076	765
Accounts receivable, net	21,494	10,750
Inventories, net	28,491	12,151
Deferred tax asset	1,607	—
Prepaid expenses and other current assets	1,280	547

Total current assets	62,182	34,541
Property, equipment and improvements, net	2,574	1,215
Deferred financing costs, net	1,096	1,435
Deferred tax asset	4,102	—
Deposits	67	46

Total assets	$70,021	$37,237

LIABILITIES AND STOCKHOLDERS’DEFICIT
Current liabilities:
Current maturities of long-term debt	$3,818	$1,280
Trade accounts and other payables	22,768	5,458
Accrued expenses, including due to related parties of $0 and $429, respectively	4,644	2,718
Customer advanced billings and payments	11,826	14,090

Total current liabilities	43,056	23,546
Long-term debt, less current maturities	32,337	24,213
Deferred tax liability	225	—

Total liabilities	75,618	47,759

Stockholders’deficit:
Preferred Stock $.001 par value. Authorized shares 25,000,000; issued and outstanding 24,371,345, respectively	24	24
Common Stock $.001 par value. Authorized shares 100,000,000; issued and outstanding 40,618,906 and 34,119,881, respectively	41	34
Accumulated deficit	(5,662)	(10,555)
Due from officer and stockholder	—	(25)

Total stockholders’ deficit	(5,597)	(10,522)

Total liabilities and stockholders’ deficit	$70,021	$37,237

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED DRILLING EQUIPMENT COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year ended December 31,
	2008	2007	2006
Revenue:
Products	$104,701	$37,286	$24,991
Services	73,231	57,558	32,264

Total revenue	177,932	94,844	57,255
Cost of goods sold and services:
Products	80,358	28,736	18,690
Services	54,815	39,472	22,524

Total cost of goods sold and services	135,173	68,208	41,214

Gross profit	42,759	26,636	16,041
Selling, general and administrative expense	15,204	9,102	8,777
Depreciation and amortization expense	625	490	205

Income from continuing operations	26,930	17,044	7,059
Other (income) expense:
Interest expense	4,638	623	168
Interest income	(174)	(126)	(44)
Loss on modification of long-term debt	12,576	—	—

Income before provision for income taxes and income (loss) of variable interest entities	9,890	16,547	6,935
Income taxes:
Current	161	379	85
Deferred	(5,484)	—	—

Total income taxes	(5,323)	379	85
Income (loss) of variable interest entities	—	179	(42)

Net Income	$15,213	$15,989	$6,892

Basic and fully diluted earnings per share	$0.39	$0.42	$0.18

Basic and fully diluted weighted-average number of common shares	39,052	38,354	39,221
The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED DRILLING EQUIPMENT COMPANY
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
(In thousands, except share data)

	Shares Issued		Stock
					Additional	Retained	Due from	Total
					paid-in	Earnings	Officer &	Stockholders'
	Common	Preferred	Common	Preferred	capital	(Deficit)	Stockholder	Equity (Deficit)
Balance December 31, 2005	39,220,803	28,014,861	$39	$28	$—	$525	$—	$592
Advance to stockholder	—	—	—	—	—	—	(78)	(78)
Net Income	—	—	—	—	—	6,892	—	6,892
Dividend	—	—	—	—	—	(405)	—	(405)

Balance December 31, 2006	39,220,803	28,014,861	$39	$28	$—	$7,012	$(78)	$7,001
Reduction in advance to stockholder	—	—	—	—	—	—	53	53
Net Income	—	—	—	—	—	15,989	—	15,989
Repurchase and cancellation of shares	(5,100,922)	(3,643,516)	(5)	(4)	—	(4,230)	—	(4,239)
Dividend	—	—	—	—	—	(29,326)	—	(29,326)

Balance December 31, 2007	34,119,881	24,371,345	$34	$24	$—	$(10,555)	$(25)	$(10,522)
Reduction in advance to stockholder	—	—	—	—	—	—	25	25
Net Income	—	—	—	—	—	15,213	—	15,213
Issuance of common shares to acquire the net book value of Integrated Drilling Equipment	6,499,025	—	7	—	—	—	—	7
Dividend	—	—	—	—	—	(10,320)	—	(10,320)

Balance December 31, 2008	40,618,906	24,371,345	$41	$24	$—	$(5,662)	$—	$(5,597)

The accompanying notes are an integral part of these consolidated financial statements.

INTEGRATED DRILLING EQUIPMENT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year ended December 31,
	2008	2007	2006

Operating activities:
Net income	$15,213	$15,989	$6,892
Adjustments to net income:
Income (loss) of consolidated variable interest entity	—	179	(42)
Depreciation and amortization expense	625	490	205
Deferred income tax (benefit)	(5,484)	—	—
Provision for bad debts	432	—	50
Amortization of deferred financing costs	339	24	—
Modification of long-term debt	12,576	—	—
Changes in operating assets and liabilities:
Restricted cash	(311)	(765)	—
Trade accounts receivable	(11,177)	6,992	(12,520)
Inventories	(16,340)	(8,284)	(3,013)
Prepaid expenses and other current assets	(733)	(49)	(217)
Trade accounts and other payables	17,249	(297)	2,402
Accrued expenses	2,014	1,245	840
Customer advanced billings and payments	(2,289)	2,186	9,209

Net cash provided by operating activities	12,114	17,710	3,806

Investing activities:
Capital expenditures for property, plant and equipment	(1,984)	(346)	(1,026)
Capital expenditures for property, plant and equipment related parties	—	—	(2,200)
Proceeds from sales of property, plant and equipment	—	12	—

Net cash used in investing activities	(1,984)	(334)	(3,226)

Financing activities:
Issuance of long-term debt	—	25,600	—
Issuance of long-term debt related parties	—	—	2,200
Repayments of long-term debt	(1,914)	(107)	—
Repayments of long-term debt to related parties	—	(75)	(53)
Repayments (advance) of due from member	25	53	(78)
Distributions to partners and members	(10,320)	(33,565)	(405)
Deposits on leases	(15)	—	—
Deferred financing costs	—	(1,459)	—

Net cash (used in) provided by financing activities	(12,224)	(9,553)	1,664

(Decrease) increase in cash and cash equivalents	(2,094)	7,823	2,244
Cash from investment in variable interest entities no longer consolidated	—	(266)	—
Cash and cash equivalents at beginning of period	10,328	2,717	516
Cash and cash equivalents in variable interest entity at beginning of period	—	54	11

Cash and cash equivalents at end of period	$8,234	$10,328	$2,771

Supplemental Cash Flow Disclosure
Cash paid for interest	$4,294	$599	$168
Cash paid for income taxes	$222	$127	$—

Supplemental Disclosure of Non Cash Financing and Investing Activities:
Loss on Modification of Long Term Debt	$12,576	$—	$—
Issuance of common shares to acquire Integrated Drilling Equipment Company, at net book value	$7	$—	$—
De-consolidate long-term debt	$—	$2,776	$—
De-consolidate property, equipment and improvements	$—	$(2,738)	$—
The accompanying notes are an integral part of these consolidated financial statements.

(1)	Organization and Nature of Business:

Integrated Drilling Equipment Company (“IDE” or the “Company”) is a Delaware corporation formed in January 2008 to explore potential acquisition opportunities in the energy industry. Since inception, the Company has primarily focused on identifying and negotiating potential acquisitions or mergers with companies engaged in the global market for oil and gas drilling equipment. Currently, IDE consists of its wholly owned subsidiaries, IEC Systems, LP (“IEC”), Queststar Investments, LLC (“Queststar”), IDE Holdings, LLC (“Holdings”), Integrated Drilling Equipment, LLC (“IDE LLC”), and Advanced Rig Services, LLC (“ARS”).

IEC Systems, LP is a provider of Silicon Controller Rectifier (“SCR”) drive systems for the land and offshore drilling industry. Products and engineering and field services are delivered to customers domestically and internationally. The Partnership was formed as a Texas limited partnership on January 10, 2006, upon conversion from a limited liability company. Previously, the Partnership operated as IEC Systems, LLC which was organized in the State of Texas on October 28, 2003. For purposes of these consolidated financial statements, financial activities for the year ended December 31, 2006 are treated as those of the Partnership operating in its current legal form.

Queststar Investments, LLC owns the partnership interests of Advanced Rig Services, LLC which is a full service provider of drilling rigs and their components used in the domestic and international land drilling industry. We contract with customers for drilling rig mechanical services, more specifically, drilling rig assembly testing (rig-up/final construction and commission), drilling rig refurbishment and inspection, new rig fabrication and completion of land rig packages. Additionally, we fabricate mud tanks, masts and substructures, dog houses and other products for our customers. We were incorporated in the State of Texas on October 1, 2005 as a limited liability company.

References to “IEC”, “Queststar”, “Holdings”, “ARS”, “we”, “our” and similar phrases are used throughout these financial statements and related collectively to IDE.

Basis of Presentation

The Consolidated Financial Statements include the accounts of IEC, Queststar, Holdings, and ARS.

In addition, the consolidated financial statements include two entities: Excalibur Aviation Inc. (“Excalibur”) and Blackhole, L.P. (“Blackhole”), both of which are 100% owned by our Chief Executive Officer and where IEC and ARS maintain a parent-subsidiary relationship through unilateral control over assets and operations, together with responsibility for the payment of all major liabilities of Excalibur and Blackhole. In accordance with Financial Accounting Standard Board (FASB) Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an interpretation of ARB No. 51” [FIN 46(R)], we consolidate variable interest entities (VIE’s) for which we are deemed to be the primary beneficiary. We include our share (100%) of the operating results of these entities and their assets and liabilities as well.

Excalibur leases an airplane to IEC. The lease commenced on December 7, 2005 and continues until termination by Excalibur. Blackhole owns land and buildings in which ARS maintains its corporate office and its rig yard and leases the facilities under a 5 year lease to ARS. In December 2007, Excalibur paid off the remaining balance of a third party loan payable securing the plane that it leases to IEC, and Blackhole paid down the loan by $500 thereby releasing IEC as guarantors of the loans. As a result, the consolidated statements include the Results of Operations for Excalibur from January 1, 2006 to December 31, 2006 and from January 1, 2007 to December 7, 2007, and the Results of Operations for Blackhole from May 23, 2006, to December 31, 2006 and from January 1, 2007 to December 7, 2007.

There is no consolidation of Blackhole and Excalibur as of December 31, 2007 or 2008 as a result of the entities being released from their guarantees of bank debt. All inter-company transactions have been eliminated in consolidation. Further discussion of these affiliates can be found in Related Party footnote 12.

(2)	Summary of Significant Accounting Policies:

Use of Estimates

Our Consolidated Financial Statements are expressed in U.S. dollars and have been prepared by us in accordance with accounting principles generally accepted in the United States (“GAAP”). In preparing financial statements, we make informed judgments and estimates that affect the reported amounts of assets and liabilities as of the date of the financial statements and affect the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, we review our estimates, including those related to percentage of completion and related revenue recognition, deferred revenues, and inventory valuation and reserves. Changes in facts and circumstances may result in revised estimates and actual results may differ from these estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less at the time of purchase to be a cash equivalent. We maintain cash in bank deposit accounts, which, at times, may exceed federally insured limits. We have not experienced any losses in such accounts.

Restricted Cash

We are required to maintain an amount equal to three months interest, in connection with provisions of our long-term debt agreement, in a restricted cash account.

Fair Value of Financial Instruments

We follow the provisions of SFAS No. 157, Fair Value Measurements, or SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In measuring fair value, we consider the hierarchy for inputs provided in SFAS 157 to determine appropriate valuation approaches. Generally, our valuations are based on quoted market prices for identical assets or liabilities which we have the ability to access, or for which significant inputs are observable either directly or indirectly. To the extent that valuation is based on models or inputs that are less observable in the market, the determination requires judgment. Our assumptions are set to reflect those that the market participants would use in pricing the asset or liability at the measurement date; however, different judgments could yield different results. Our valuation pricing models consider time value, volatility factors, current market and contractual prices for the underlying financial instruments as well as other measurements.

Accounts Receivable

We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We review our allowance for doubtful accounts on a monthly basis. Reserves for potential losses are determined by establishing both specific and general reserves. Specific reserves are based on our estimate of the probability of collection for certain accounts. General reserves are established based on our historical experience of bad debt expense and the aging of our accounts receivable balances and specifically reserved accounts. Accounts are written-off when the account is determined to no longer be collectible, based on our past collection history or after we have exhausted all possible means of collection.

Inventories

Inventories consist of raw materials, finished goods, and work-in-process (see Revenue Recognition). Inventories of raw materials and finished goods are stated at the lower of cost or market using the first-in, first-out method. Allowances for excess and obsolete inventories are determined based on our historical usage of inventory on-hand as well as our future expectations related to our manufacture of product.

Property, Equipment and Improvements, Net

Property, Equipment and Improvements are stated at cost, less accumulated depreciation. Expenditures for maintenance and repairs that do not extend the useful life of equipment are charged to expense as incurred. Replacements of significant items and major renewals and betterments are capitalized.

Depreciation is computed using useful lives under the straight-line method and leasehold improvements are amortized over the lesser of the lease term or five years as follows:

Buildings	30 years
Aircraft	8 years
Leasehold improvements	5 years
Machinery and equipment	5 years
Software	3 years
Vehicles	5 years
Furniture and fixtures	5 years

Deferred Financing Costs

Deferred financing costs associated with long-term debt are carried at cost and expensed using the effective interest rate method over the term of the notes.

Long-Lived Assets

In accordance with Statement of Financial Accounting Standards No 144 Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that carrying amount of an asset may not be recoverable. Identification of any impairment would include a comparison of estimated future operating cash flows anticipated to be generated during the remaining life of the assets with their net carrying value. An impairment loss would be recognized as the amount by which the carrying value of the assets exceeds their fair value.

We review our long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying amount of assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value based on quoted fair market values. We have determined that there has not been any impairment of our long-lived assets.

Revenue Recognition

We report earnings from firm-price and modified firm-price long-term contracts on the percentage-of-completion method. Earnings are recorded based on the ratio of costs incurred to-date to total estimated costs. Costs include direct material, direct labor, and job related overhead. Losses expected to be incurred on contracts are charged to operations in the period such losses are determined.

The percentage-of-completion method requires us to make estimates regarding the total costs of the project, progress against the project schedule and the estimated completion date, all of which impact the amount of revenue and gross margin we recognize in each reporting period. Significant projects and their related costs and profit margins are updated and reviewed at least quarterly by our senior management members. Factors that may affect future project costs and margins include weather, production inefficiencies, availability and cost of labor, materials and subcomponents and other factors. These factors can impact the accuracy of our estimates and materially impact our future reported earnings. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on contracts accounted for under AICPA Statement of Position 81-1, Accounting for Performance of Certain Production-Type Contracts (SOP 81-1) are recognized in the period in which they become known. Losses expected to be incurred on jobs in progress, after consideration of estimated minimum recoveries from claims and change orders are charged to income as soon as such losses are known.

The asset, “Costs and earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “Billings in excess of costs and estimated earnings,” represents billings in excess of revenues recognized. The asset, “work-in-process,” which is included in inventories, represents the cost of labor, material, and overhead in excess of amounts billed on jobs accounted for under the completed-contract method. Where we believe that we are unable to reasonably forecast cost-to-complete at start-up, our policy is to account for fixed-priced contracts under the completed contact method. Under this method, income is recognized only when a contract is completed or substantially complete and collection is reasonably assured.

Revenues derived from “time and material” contracts are recognized as the work is performed and collection is reasonably assured. We record revenue from our field and technical service and repair operations on a completed service basis after customer acknowledgement that the service has been completed and accepted and collection is reasonably assured. In addition, we sell certain purchased parts and products. These revenues are recorded when the product is shipped and title passes to the customer and collection is reasonably assured.

Shipping and Handling Costs

Amounts billed to customers related to shipping and handling is included in net sales. Related costs incurred are included in cost of sales.

Advertising Costs

Advertising costs are expensed as incurred and are included in selling expenses. Advertising costs for December 31, 2008, 2007 and 2006 amounted to $106, $43, and $46, respectively.

Income Taxes

Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the future generation of taxable income during the periods in which those temporary differences become deductible. Management has considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

Federal income taxes through November 30, 2008 were not payable by, or provided for, income earned by IEC and ARS. Members were taxed individually on their share of Partnership earnings in accordance with the Partnership Agreement. Accordingly, no provision for federal income tax is provided in the accompanying consolidated financial statements. The change in tax status gave rise to an income tax provision to the extent of the cumulative unreversed temporary differences.

Commencing in 2007, IEC and ARS are subject to a franchise tax in the State of Texas, based on gross margin, as well as a state income tax in the State of Oklahoma. Provisions for these taxes for December 31, 2008 and 2007 amounted to $253 and $379, respectively.

Blackhole and Excalibur have elected, under the provision of the Internal Revenue Code and the applicable state tax codes, to report their income for federal and state tax purposes, as an S corporation. A shareholder of an S corporation is taxed on their proportionate share of the corporation’s taxable income. Therefore, no provision or liability for federal income taxes has been included in the consolidated financial statements. Certain specific deductions and credits flow through us to our Members.

Earnings Per Share

In accordance with SFAS No. 128, “Earnings per Share,” basic earnings per common share are computed using the weighted average number of common shares outstanding for the period. There were no share instruments or debt instruments that would result in a diluted effect to earnings per share.

Concentration of Credit Risks

Financial instruments that potentially subject us to credit risks consist primarily of trade accounts receivable. Companies in the oil products and service industry comprise a significant portion of the accounts receivable balance. We monitor our exposure for credit losses on all receivables and maintain allowances for anticipated losses on a monthly basis. For the years ended December 31, 2008, 2007, and 2006 revenues from two customers exceeded 10% of revenues, and amounted to $112,189, $50,989, and $35,147, respectively. As of December 31, 2008 and 2007, four customers aggregated approximately $9,610 and $5,762 and constituted 58% and 73%, respectively, of trade accounts receivable outstanding. Our inability to collect on trade accounts receivable from any of our major customers could adversely affect our business or financial condition.

Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines, and penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated.

New Accounting Pronouncements

We follow the provisions of SFAS No. 157, Fair Value Measurements, or SFAS 157, which defines fair value as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In measuring fair value, we consider the hierarchy for inputs provided in SFAS 157 to determine appropriate valuation approaches. Generally, our valuations are based on quoted market prices for identical assets or liabilities which we have the ability to access, or for which significant inputs are observable either directly or indirectly. To the extent that valuation is based on models or inputs that are less observable in the market, the determination requires judgment. Our assumptions are set to reflect those that the market participants would use in pricing the asset or liability at the measurement date; however, different judgments could yield different results. Our valuation pricing models consider time value, volatility factors, current market and contractual prices for the underlying financial instruments as well as other measurements. We adopted the provisions of SFAS 157 for financial assets and liabilities as of January 1, 2008. There was no significant impact to our consolidated financial statements from the adoption of SFAS 157. We are currently evaluating the potential impact that the application of SFAS 157 to our nonfinancial assets and liabilities will have on our consolidated financial statements.

In February 2008, the FASB issued FASB Staff Position (FSP) No. FAS 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements That Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13,” FSP FAS 157-1 amends SFAS No. 157, “Fair Value Measurements,” to exclude SFAS No. 13, “Accounting for Leases,” and other accounting pronouncements that address fair value measurements for purposes of lease classification or measurement under FAS No. 13. However, this exception does not apply to assets acquired and liabilities assumed in a business combination that are required to be measured at fair value under SFAS No. 141(R), “Business Combinations,” regardless of whether those assets are related to leases. FAS No. 157-1 is effective upon the initial adoption of SFAS 157. We adopted SFAS No. 157,“Fair Value Measurements” on January 1, 2008. There was no impact on our consolidated results of operations, financial position or cash flows upon adoption of No. FAS 157-1.

SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115, was issued in February 2007 and permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to SFAS No. 115, Accounting for Certain Investments in Debt and Equity

Securities, applies to all entities with available-for-sale or trading securities. For financial instruments elected to be accounted for at fair value, an entity will report the unrealized gains and losses in earnings. SFAS No. 159 was effective as of the beginning of the first fiscal year that began after November 15, 2007. On January 1, 2008, we adopted SFAS 159 and elected not to measure any of our currently eligible assets and liabilities at fair value.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations (“SFAS 141R”). SFAS 141R provides revised guidance on how acquirers recognize and measure the consideration transferred, identifiable assets acquired, liabilities assumed, noncontrolling interests, and goodwill acquired in a business combination. SFAS 141R also expands required disclosures surrounding the nature and financial effects of business combinations. SFAS 141R is effective, on a prospective basis for fiscal years beginning after December 15, 2008.

In December 2007, the FASB issued FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No 51. SFAS No. 160 requires that ownership interest in subsidiaries held by parties other than a parent, and the amount of consolidated net income, be clearly identified, labeled and presented in the consolidated financial statements within equity, but separate from the parent’s equity. It also requires that once a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary is to be initially measured at fair value. Sufficient disclosures are required to clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. This Statement is effective for fiscal years beginning on or after December 15, 2008. We are currently evaluating the impact that this statement may have on our financial position, results of operations and cash flows.

FASB Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position is a two-step process that begins with a recognition process whereby the enterprise determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position will be examined by the appropriate taxing authority that has full knowledge of all relevant information. The second step is a measurement process whereby a tax position that meets the more-likely-than-not recognition threshold is calculated to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is more than 50% likely to be realized upon ultimate settlement.

In February 2008, the FASB issued FIN 48-2, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which modifies the scope of enterprises eligible for a deferral, so that the effective date of FIN 48 is deferred for nonpublic enterprises that have not issued a full set of U.S.GAAP annual financial statements incorporating the recognition, measurement and disclosure requirements of FIN 48. Additionally, in December 2008, the FASB issued FIN 48-3, Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which further deferred the effective date to give the Board time to amend the disclosure requirements of Interpretation 48 for nonpublic enterprises. On January 1, 2008 we adopted the provisions of SFAS 48. There was no significant impact to our consolidated financial statements from the adoption of SFAS 48.

In March 2008, the FASB issues SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”) SFAS 161 amends and expands the disclosure requirements for derivative instruments and hedging activities, with the intent to provide users of financial statements with an enhanced understanding of how and why an entity uses derivative instruments, how derivative instruments and related hedge items are accounted for, and how derivative instruments and related hedge items affect an entity’s financial statements. SFAS No. 161 was effective as of the beginning of the first fiscal year that began after November 15, 2008. We are currently evaluating the potential impact that the application of SFAS 161 will have on our consolidated financial statements.

In April 2008, the FASB issued FASB Staff Position (“FSP”) SFAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP SFAS 142-3”). FSP SFAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. The objective of this FSP is to improve the consistency between the useful life of a recognized intangible asset under Statement No. 142 and the period of expected cash flows used to measure the fair value of the asset under SFAS 141 R, “Business Combinations”, and other U.S. GAAP principles. FSP SFAS 142-3 is effective for fiscal years beginning after December 15, 2008. We are currently evaluating the potential impact that the application of FSP SFAS 142-3 will have on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of business entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” SFAS No. 162 became effective November 13, 2008. There was no significant impact to our consolidated financial statements from the adoption of SFAS No. 162.

(3)	Mergers:

IDE Acquisition of IEC and Queststar/ARS

On December 1, 2008 (the “merger date”), Integrated Drilling Equipment Company (“IDE”) completed a merger with IDE Holdings (owner of IEC and Queststar/ARS) and IDE LLC. IDE issued 3,412 shares of IDE common stock and 2,437 shares of IDE preferred stock for each Holding common share outstanding on the merger date totaling 34.1 million common shares and 24.4 million preferred shares.

The acquisition was accounted for as a reverse merger in which Holdings was the accounting acquirer, a capital transaction in substance. We believe that IDE Holdings is the acquirer for accounting purposes, for the following reasons: (i) they will control the management of IDE, (ii) they will control the board of directors of IDE and (iii) their shareholders are the largest group of shareholders and are likely to vote together although there is no formal voting agreement among them. The transaction utilizes the capital structure of IDE and the assets and liabilities of IDE are recorded at their historical cost. The legal status of IDE as the surviving company did not change as result of the transaction.

The Statement of Stockholders’ Equity and all per share information as presented in the accompanying financial statements and notes to the financial statements have been effected for the transaction. Therefore, all share amounts have been presented as if the transaction had occurred on the opening balances and for all periods presented.

Columbus Acquisition

On December 15, 2008 we entered into to a definitive agreement to be acquired by Columbus Acquisition Corp. (“Columbus”), a publicly traded special purpose acquisition corporation. All of the outstanding shares of capital stock of IDE will be acquired by Columbus in exchange for:

•	Cash of $43 million and shares of Columbus common stock having a value of $50 million.

•	Additional shares of Columbus common stock having a value of up to $156 million, subject to certain adjustments based on our net working capital and net debt at closing, and subject to our achieving EBITDA (as defined in the merger agreement) of $55 and $78 million for the years ended December 31, 2009 and 2010, respectively.

The transaction is expected to close during the second quarter of 2009 and is subject to the completion of shareholder and regulatory approvals, as well as other customary closing conditions.

The acquisition will be accounted for as a reverse merger in which IDE is the accounting acquirer, a capital transaction in substance. We believe that IDE is the acquirer for accounting purposes, for the following reasons: (i) IDE will control the management of Columbus, (ii) IDE will control the board of directors of

Columbus and (iii) IDE shareholders will be the largest group of shareholders and are likely to vote together although there is no formal voting agreement among them. The transaction utilizes the capital structure of IDE and the assets and liabilities of IDE will be recorded at their historical cost. The legal status of Columbus as the surviving company will not change as result of the transaction.

(4)	Accounts Receivable:

Accounts Receivable consists of the following (in thousands):

	December 31
	2008	2007
Trade accounts receivable	$16,639	$7,875
Costs and estimated earnings in excess of billings	3,985	2,933
Unbilled revenue and other	1,352	(8)
Less: allowance for doubtful accounts	(482)	(50)

	$21,494	$10,750

(5)	Uncompleted Contracts:

Costs, estimated earnings and billings on uncompleted contracts are summarized below (in thousands):

	December 31
	2008	2007
Costs incurred on uncompleted contracts	$33,373	$19,033
Estimated earnings	8,989	7,179

	42,362	26,212
Less billings to date	(40,682)	(26,602)

	$1,680	$(390)

Included in the accompanying balance sheets under the following captions
Trade accounts receivable	$3,985	$2,933
Customer advanced billings and payments	(2,305)	(3,323)

	$1,680	$(390)

(6)	Inventories:

Inventories consist of the following (in thousands):

	December 31
	2008	2007
Raw materials and finished goods	$2,072	$2,095
Inventory at vendor locations	11,479	—
Work in process	15,144	10,260

	28,695	12,355
Inventory reserve	(204)	(204)

	$28,491	$12,151

(7)	Property, Equipment and Improvements:

Property, Equipment and Improvements consist of the following (in thousands):

	December 31
	2008	2007
Machinery and equipment	$840	$403
Leasehold improvements	2,765	1,218
Less: Accumulated depreciation	(1,031)	(406)

	$2,574	$1,215

Depreciation and amortization expense was $625, $490, and $205 for the years ended December 31, 2008, 2007, and 2006, respectively.

(8)	Deferred Financing Costs:

We incurred deferred financing costs of $1,459 during 2007 related to the issuance of long-term debt. The cost is being amortized using the effective interest rate method over the five year term of the related debt instrument which matures in November, 2012. Accumulated amortization as of December 31, 2008 and 2007 totaled $363 and $24, respectively. Amortization expense was $339 and $24 for the years ended December 31, 2008 and 2007, respectively.

(9)	Long-Term Debt:

Long-Term Debt consists of the following (in thousands):

	December 31
	2008	2007
Term notes payable	$36,155	$25,493
Less current portion	(3,818)	(1,280)

	$32,337	$24,213

In November 2007, we entered into a Credit Agreement borrowing $25,600 from a group of financial investors which matures on November 20, 2012, is collateralized by all of our tangible and intangible assets, and bears interest at the rate of the lesser of (1) the highest lawful rate and (2) the greater of 12.0% or LIBOR plus 6% (12% as of December 31, 2008). We also pay an additional 3% interest as payment in kind, in cash or as an addition to our loan balance. Our monthly principal payments were $107 with a final payment of $19,200 due on November 20, 2012.

Concurrently with the Credit Agreement, we entered into a Participation Agreement dated November 20, 2007. Under the terms of the Participation Agreement, if there was either a change of control or equity distributions, other than for income tax purposes, then the holders of the term notes payable would be entitled to a payment of 10% of the equity distribution or 10% of the fair market value of the reasonably expected price to be paid for the transaction which caused the change of control. In the event we were sold or completed an Initial Public Offering (“IPO”), the fair market value would have been 100% of our equity as defined in such sale or IPO. Additionally, after November 20, 2008 the holders of the Term Notes Payable could pay us an amount equal to 10% of two times the earnings before interest, taxes, depreciation and amortization for the prior four quarters less the outstanding indebtedness and the applicable payment percentage would increase from 10% to 20%.

In September 2008, we entered into an amendment to the Credit Agreement and termination of the Participation Agreement. In this amendment the original Participation Agreement was terminated in exchange for an incremental loan amount of $12,576. Under the amendment our monthly principal payments are $318 from October 2008 through November 2010 at which time there is a balloon payment of $9,851. Starting in December 2010 our principal payments decrease to $213 per month through November 2012 with a final payment of $13,867 due on November 20, 2012. Collateral requirements and interest rates remain unchanged from the original credit agreement. Interest payments are due monthly and we are required to maintain a bank account, Debt Service Reserve, equal to the amount of the immediately succeeding three months of interest.

Under the original Credit Agreement we were required to pay an amount equal to 50% of Free Cash Flow (defined as consolidated net income plus interest expense plus non-cash expenses less the sum of non-cash income, cash tax payments, changes in working capital from the prior period and capital expenditures) plus cash on hand at the beginning of the applicable quarter, less the Debt Service Reserve and $1,500. This requirement was terminated under the terms of the September 30, 2008 amendment to the Credit Agreement.

Under the terms of the amended Credit Agreement we may prepay the loan but are required to pay a Yield Maintenance premium as follows:

1)	An amount equal to 7.5% of the prepayment during the first two years following September 30, 2008. This amount shall be reduced to 3% if the prepayment is a result of the sale. If the aggregate consideration of the sale exceeds $50 million then there shall be no premium paid.

2)	An amount equal to 2.0% of the prepayment during the third year following September 30, 2008.

3)	An amount equal to 1.0% of the prepayment after the third year following September 30, 2008 up to the maturity date.

4)	If the prepayment is the result of an underwritten public borrowing then the premium shall be 1%.

The Credit Agreement contains customary representations and warranties, including no material adverse change in the company’s business, results of operations or financial condition. It also contains financial covenants requiring us to maintain certain interest coverage, leverage and asset coverage ratios and a minimum amount of liquidity. The Credit Agreement also includes covenants limiting the incurrence of additional debt, mergers, asset sales and partnership distributions. Events of default include non-payment, failure to perform covenants, materially incorrect representations and warranties and change of control. If an event of default were to occur under the Credit Agreement, the lenders would be entitled to declare all amounts borrowed under it immediately due and payable.

At December 31, 2008 we were in compliance with all of our debt covenants related to the Credit Agreement.

In May 2006, Blackhole financed the acquisition of the ARS real estate property with a bank term loan mortgage in an original amount of $2,200. The note bears interest at 8.25% and requires monthly principal and interest payments in the amount of $19 beginning in June 2006 and continuing through May 2011, when the remaining principal balance becomes due. The note is secured by the real estate and building, and is guaranteed by IEC and our CEO and principal owner. In December 2007, Blackhole made a $500 principal payment and the guarantee provided by IEC and our principal owner was withdrawn by the bank.

In December 2005, Excalibur entered into an Aircraft Promissory Note with a bank in an original amount of $670. The note bears interest at 6.6% and requires monthly principal payments of $6 through January 2021. The note is secured by the aircraft and is fully guaranteed by IEC and our CEO and principal owner. In December, 2007, Excalibur fully paid the outstanding loan and the guarantee provided by IEC and our CEO and principal owner was withdrawn.

As discussed in footnote 1, these entities are no longer included in our consolidated operations as of December 31, 2007.

As of December 31, 2008, future principal payments of long-term notes payable are as follows (in thousands):

Years ending December 31:
2009	$3,818
2010	13,564
2011	2,560
2012	16,213

$36,155

(10)	Income Taxes:

IDE is organized as a corporation and files a consolidated income tax return. Prior to the merger of IDE with IEC and ARS on December 1, 2008, IEC and ARS were organized as a partnership and limited liability company, respectively, whereby the partners and members were responsible for income taxes on their share of the taxable income. Accordingly, we did not pay income taxes on our earnings. Income tax expense consisted of (In thousands):

	December 31
	2008	2007	2006
Current:
State	$143	$379	$85
Federal	—	—	—
Foreign	18	—	—

	161	379	85

Deferred:
State	—	—	—
Federal	(5,484)	—	—
Foreign	—	—	—

	(5,484)	—	—

Total	$(5,323)	$379	$85

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as operating loss and tax credit carryforwards. The tax effects of these temporary differences and carryforwards were (In thousands):

	December 31
	2008	2007
Deferred tax assets:
Deferred tax asset — current
Capitalized loan costs	$1,180	$—
Section 754 carryover	67	—
Reserve for bad debt	169	—
Net operating loss carryforwards	191	—

Deferred tax asset — current	1,607	—
Deferred tax asset – long term
Capitalized loan costs	2,968	—
Section 754 carryover	857	—
Vacation allowance	198	—
Inventory allowance	72	—
Other	7	—

Deferred tax asset – long term	4,102	—
Deferred tax assets	5,709	—
Less: Valuation allowance	—	—

Deferred Tax asset, net	5,709	—

Deferred tax liability – long term		—
Fixed assets	(225)	—

Deferred tax liability – long term	(225)	—

Net deferred tax assets	$5,484	$—

Based upon the level of historical taxable income and projected future taxable income over the periods to which our deferred tax assets are deductible in the applicable tax jurisdictions, we believe it is more likely than not we will realize the benefits of these deductible differences and carryforwards at December 31, 2008. However, the amount of the deferred tax asset considered realizable, and thus the amount of valuation allowances, could change if future taxable income differs from our projections in the applicable tax jurisdictions.

We have a tax benefit of U.S. net operating loss (“NOL”) carryforwards of $546 that is available to offset future taxable income through January 1, 2028. The U.S. NOL carryforwards may be subject to annual limitations under Section 382 of the Internal Revenue Code.

Income tax expense differs from the amount computed by applying the U.S. federal income tax rate of 35% to income from continuing operations before income taxes, as set forth in the following reconciliation which is provided on a pro-forma basis to disclose what our income tax provision would have been, had these entities been organized as taxable entities (In thousands).

	December 31
	2008	2007	2006
Expected provision for taxes:	$3,405	$5,791	$2,427
Taxes attributable to partners	(3,405)	(5,791)	(2,427)
Conversion from exempt to Non-exempt entity	(5,484)	—	—
State taxes	143	379	85
Foreign taxes	18	—	—

Tax expense (benefit)	$(5,323)	$379	$85

Effective December 1, 2008, we adopted the provisions of FIN 48, “Accounting for Uncertainty in Income Taxes.” This interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return as well as provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. There was no cumulative effect on our financial statements related to adopting FIN 48.

As of December 31, 2008, we believe that no current tax positions that have resulted in unrecognized tax benefits will significantly increase or decrease within the next year.

Our U.S. federal tax returns currently open to audit by the Internal Revenue Service relate to the years ending December 31, 2005 through 2008.

(11)	Defined Contribution Plans:

IEC has a 401k plan for eligible employees, however during the years ended December 31, 2008, 2007, and 2006, we did not make any contributions to the plan.

(12)	Related Party Transactions:

We have engaged in related party transactions with entities owned by our principal owner and Chief Executive Officer as follows. IEC has an operating lease for an airplane which commenced on December 7, 2005 and continues until termination, with Excalibur, Inc at a monthly lease rate of $7.5 per month plus $1.5 per hour of operation. Excalibur is 100% owned by our principal owner and Chief Executive Officer. Total lease payments made by IEC to Excalibur for the years ended December 31, 2008, 2007, and 2006 were $365, $90, and $103, respectively. Excalibur entered into a $670 Aircraft Promissory Note with a bank for which the loan is fully guaranteed by IEC until December 2007 at which time Excalibur fully paid the outstanding loan and the guarantee provided by IEC was withdrawn.

IEC leases a ranch facility from Independent Equipment, Inc, (Independent) which commenced on January 1, 2004 and continues for a period of ten years at a monthly lease rate of $15. Independent is 100% owned by our principal owner and Chief Executive Officer. Total lease payments made by IEC to Independent for the years ended December 31, 2008, 2007, and 2006 were $180, $180, and $180, respectively. This agreement was terminated on December 1, 2008 and replaced with a usage agreement whereby IDE pays an agreed upon daily rate for actual use of the facility.

ARS has an operating lease for a 51,000 square foot facility/20 acre yard for its corporate office and production facility. The initial monthly lease rate is $30 and increases approximately 9.5% per year. The lease is for a five year term and expires on May 31, 2011. The property is owned by Blackhole which 100% is owned by our principal owner and Chief Executive Officer. Total lease payments made by ARS to Blackhole for the years ended December 31, 2008, 2007, and 2006 were $384, $381, and $235, respectively. The related rental income of Blackhole and rental expense of ARS has been eliminated in consolidation for the year ended December 31, 2006 (as explained in footnote). Blackhole financed the property with a bank term loan mortgage in an original amount of $2,200, which was guaranteed by ARS until December, 2007 at which time Blackhole made a $500 principal payment and the guarantee provided by ARS was withdrawn by the bank.

On April 1, 2008 ARS entered into a five year operating lease for an additional 12 acres of land adjacent to our facility with Ideco, LLC (Ideco). Ideco is 100% owned by our principal owner and Chief Executive Officer. The lease requires monthly lease payments of $21 that increase each April 1 by approximately 9.5%. Total lease payments made by ARS to Ideco for December 31, 2008 was $210.

We have paid management fees of $1,484 and $1,227 for the years ended December 31, 2007 and 2006, respectively, to Blacknova Management LP (Blacknova), a company owned by the partners of IEC. Per the agreement between us and Blacknova, no future fees are due. Accrued management fees in the amount of $429 are included in accrued liabilities at December 31, 2007.

Prior to the merger with IDE, the existing shareholders of IDE (“Pre-merger Shareholders”) owned 6,499,025 shares of IDE common stock, which constituted of 100% of the issued and outstanding shares. Certain of our shareholders (“Existing Shareholders”) have entered into a Call Option Agreement with these Pre-merger Shareholders whereby Existing Shareholders may purchase the Pre-merger Shareholders outstanding shares of the Company’s common stock after May 31, 2009, if we have not successfully raised $70 million in debt or equity financing. The number of shares that can be purchased will be prorated based upon the actual capital raised divided by $70 million. If $70 million is raised by May 31, 2009, then there will be no right to purchase shares.

If the above Call Option Agreement is exercised, two of our shareholders have agreed to indemnify and reimburse the Company for 50% of all documented legal costs and expenses incurred or accrued by the Company since inception in connection with the proposed merger or financing transaction with Columbus Acquisition Corp. (see note 3) or any other financing source or merger partner. As of December 31, 2008, the Company has accrued $1,948 in costs covered by this agreement.

(13)	Commitments and Contingencies:

Operating Leases

We lease office and production facilities under operating lease agreements with related parties and unrelated third party lessors which expire through February 2014 (Note 12).

Future minimum commitments under the lease agreements are as follows (in thousands):

Year ending December 31:

2009	$1,255
2010	1,323
2011	941
2012	742
2013	474
Thereafter	26

$4,761

The future minimum commitments above include lease payments of $3,418 between us and Independent, ARS and Blackhole (Note 12)

Rent expense for the years ended December 31, 2008, 2007, and 2006 totaled $1,382, $493, and $576, respectively.

Employment Agreements

We have employment agreements dated February 1, 2006 and ending on February 1, 2010 with two of our employees. Additionally, we have employment agreements dated December 15, 2008 and ending on December 15, 2010 with five of our employees. Under the terms of these agreements, we are obligated to pay an initial consolidated yearly salary of approximately $1,675. One of the agreements provides continuing payment of certain life insurance policies by us during the term of the agreement. Five of the agreements have an automatic, minimum 4% cost of living increase, six have auto allowances, and all include severance pay of the remaining term of the agreement at time of severance. As of December 31, 2008, the total salary compensation and auto allowance due over the remaining term of the agreements was approximately $3,306.

Purchase Obligations

We have open purchase orders as of December 31, 2008 which totals $3,159 to purchase engines for use in new rig construction and product resales against which we have prepaid deposits of $87 leaving a remaining commitment of $3,072.

(14)    Earnings per Share:
Basic earnings per common share were computed using the weighted-average number of shares of common stock outstanding during the period. There were no shares which would have caused a dilutive effect which results in basic and diluted earnings per common share having the same value.

(15)	Segment Information:

SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” establishes standards for the reporting of information about operating segments, products and services, geographic areas, and major customers. The method of determining what information to report is based on the way our management organizes the operating segments for making operational decisions and assessing financial performance. We evaluate performance and allocate resources based on net income (loss) from continuing operations before net interest expense, taxes, depreciation and amortization, management fees and equity raise transaction costs (“EBITDA”). The calculation of EBITDA should not be viewed as a substitute for calculations under U.S. GAAP, in particular net income. EBITDA calculated by us may not be comparable to the EBITDA calculation of another company.

We have two reportable operating segments: Electrical Products & Services and Drilling Products & Services. Electrical Products & Services: We design, manufacture, install and service rig electrical and control systems including SCR’s and VFD’s, as well as electrical cabling, lighting systems, closed circuit video systems, gas and fire detection systems, and communication systems. Drilling Products & Services: We design, manufacture, and service complete land-based drilling rigs, as well as rig subsystems and parts. Other consists of the activities of Excalibur and Blackhole. Those entities were removed from our consolidated financial statements in December 2007.

The accounting policies of our reporting segments are the same as those used to prepare our consolidated financial statements as of December 31, 2008, 2007, and 2006.

	December 31
	2008	2007	2006
Revenues:
Electrical (1)	$75,027	$60,674	$40,024
Drilling (2)	107,876	35,906	17,238
Other / eliminations	(4,971)	(1,736)	(7)

Total revenues	$177,932	$94,844	$57,255

Segment profit:
Electrical	$11,382	$13,446	$6,019
Drilling	17,277	5,024	2,286
Other / eliminations	—	545	261

Total segment profit	$28,659	$19,015	$8,566
Depreciation and amortization expense	625	490	205
Interest expense	4,638	623	168
Interest income	(174)	(126)	(44)
Loss on modification of long-term debt	12,576	—	—
Other	1,104	1,481	1,302

Income before provision for income taxes and income (loss) of variable interest entities	$9,890	$16,547	$6,935

	December 31
	2008	2007
Assets:
Electrical	$38,976	$19,505
Drilling	31,045	17,732
Other	—	—

Total assets	$70,021	$37,237

Capital expenditures:
Electrical	$374	$163
Drilling	1,610	183
Other	—	—

Total capital expenditures	$1,984	$346

(1)	Includes $4,971, $84, and $2 of inter-segment revenue for 2008, 2007, and 2006, respectively.

(2)	Includes $0, $1,652, and $0 of inter-segment revenue for 2008, 2007, and 2006, respectively.
Sales by Region:

	For the Year Ended December 31,
	2008	2007	2006
North America & Gulf of Mexico	19.0%	58.3%	87.4%
Central & South America	57.1%	9.7%	3.1%
Europe- Russia — Asia	5.6%	1.6%	0.1%
North Africa & Middle East	14.8%	27.6%	7.2%
Other International	3.5%	2.8%	2.2%

(16)	Common Stock:

We are authorized to issue up to 25,000,000 of preferred shares with a par value of $ .001. The Board may by resolution fix the designations and the powers, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price, or liquidation preference, of any series of Preferred Stock.

On December 2, 2008, we designated 25,000,000 of these shares as Series A Preferred shares. These shares have the same dividend, voting and protective provisions as common shares. Upon occurrence of a liquidating event these shares have preference before any payment is made to the common stock shareholders.

ANNEX A
AGREEMENT AND PLAN OF MERGER
by and among
COLUMBUS ACQUISITION CORP.
IDE ACQUISITION, LLC
INTEGRATED DRILLING EQUIPMENT COMPANY
and
FOR THE LIMITED PURPOSES OF SECTION 2.11, SECTION 5.11
AND ARTICLES VII AND IX HEREOF, STEPHEN D. COPE.

Dated as of December 15, 2008

EXHIBITS

Exhibit A	—	Form of Escrow Agreement
Exhibit B	—	Form of Parent Shareholders’ Agreement
Exhibit C	—	Post-Closing Directors of Parent and Surviving Company
Exhibit D	—	Post-Closing Executive Officers of Parent
Exhibit E	—	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit F	—	Form of Amended and Restated Bylaws of Parent
Exhibit G	—	Company Counsel Opinion Items
Exhibit H-1	—	Form of Employment Agreement with Stephen D. Cope
Exhibit H-2	—	Form of Employment Agreement with Stephen Goodland
Exhibit H-3	—	Form of Employment Agreement with Eric Storm
Exhibit H-4	—	Form of Employment Agreement with Michael Pilkinton
Exhibit H-5	—	Form of Employment Agreement with Christopher Naquin
Exhibit I	—	Parent Counsel Opinion Items

DEFINED TERMS

Section

Action	Section 1.1
Additional Agreements	Section 1.1
Additional First Tranche Earnout Shares	Section 2.9(d)
Affiliate	Section 1.1
Agreed Claims	Section 7.3(e)
Agreement	Preamble
Appraisal Shares	Section 2.7(f)
ARS	Recitals
Blue Sky Laws	Section 1.1
Business	Section 1.1
Business Day	Section 1.1
Business Intellectual Property	Section 1.1
Cash	Section 1.1
Certificate of Merger	Section 2.2
Change in Recommendation	Section 1.1
Claim	Section 5.9
Claim Certificate	Section 7.3(a)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Net Debt	Section 2.8(a)
Closing Net Debt Statement	Section 2.8(a)
Closing Net Working Capital	Section 2.8(a)
Closing Net Working Capital Schedule	Section 2.8(a)
Closing Price	Section 1.1
Code	Section 1.1
Common Cash Consideration	Section 2.7(c)(ii)
Common Cash Percentage	Section 1.1
Common Earnout Percentage	Section 1.1
Common Stock Percentage	Section 1.1
Company	Preamble
Company Acquisition Proposal	Section 1.1
Company Assets	Section 3.10(a)(i)
Company Certificates	Section 2.7(d)
Company Common Stock	Section 2.7(b)
Company Disclosure Statement	Section 1.1
Company Financial Statements	Section 3.6(a)
Company Insurance Policies	Section 3.18(a)
Company Lease	Section 3.10(c)(iii)
Company Leased Real Property	Section 3.10(c)(i)
Company Material Adverse Effect	Section 1.1
Company Material Contracts	Section 3.11(a)
Company Permits	Section 3.15
Company Preferred Stock	Section 2.7(b)

Section

Company Stockholders	Section 2.7(c)
Company Tax Returns	Section 3.8(a)
Confidentiality Agreement	Section 5.4
Consents	Section 1.1
Contract	Section 1.1
Contribution Agreements	Section 3.24
Controlled Group Liability	Section 1.1
Corporate Records	Section 3.1(b)
Credit Agreement Documentation	Section 1.1
Credit Facility	Section 1.1
Current Assets	Section 1.1
Current Liabilities	Section 1.1
December Financial Statements	Section 5.2(f)
Deductible	Section 7.2(b)
DGCL	Section 1.1
Disclosure Statements	Section 1.1
DLLCA	Section 1.1
Earnout Adjustment	Section 2.8(d)
Earnout EBITDA	Section 1.1
Earnout Shares	Section 2.9(a)
EBITDA	Section 1.1
Effective Time	Section 2.2
Employee Benefit Plan	Section 1.1
Environmental Law	Section 1.1
Environmental Reports	Section 5.14
Equity Securities	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 1.1
Escrow Account	Section 2.11
Escrow Agent	Section 2.11
Escrow Agreement	Section 1.1
Escrow Representative	Section 1.1
Escrow Representative’s Objection	Section 2.8(b)
Escrowed Indemnity Shares	Section 2.11
Exchange Act	Section 1.1
Excluded Taxes	Section 1.1
First Target	Section 2.9(b)
First Target Shares	Section 2.9(b)
First Tranche	Section 2.9(a)
GAAP	Section 1.1
Governmental Entity	Section 1.1
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
IDE GP	Recitals
IDE Holdings	Recitals
IDE Merger Agreement	Section 3.24

Section

IDET	Recitals
IEC	Recitals
IEC Oklahoma	Section 1.1
Improvements	Section 1.1
Indebtedness	Section 1.1
Indemnified Parties	Section 5.7(a)
Indemnity Escrow Release Date	Section 1.1
Independent Accounting Firm	Section 2.8(c)
Initial Business Combination	Section 5.9
Initial Cash Consideration	Section 2.7(c)(ii)
Initial Parent Shares	Section 1.1
Intellectual Property	Section 1.1
IPO	Section 5.9
IPO Shares	Section 1.1
Key Customers	Section 3.20
Key Employment Agreements	Section 6.2(h)
Key Suppliers	Section 3.20
knowledge	Section 1.1
Law	Section 1.1
Lease Disputes	Section 3.10(c)(iv)
Liability	Section 1.1
Lien	Section 1.1
Losses	Section 7.2(c)
Merger	Recitals
Merger Consideration	Section 1.1
Merger Sub	Preamble
Multiemployer Plan	Section 1.1
Multiple Employer Plan	Section 3.16(g)
Negotiation Period	Section 2.8(b)
Net Debt Amount	Section 1.1
Net Working Capital	Section 1.1
Nonqualified Deferred Compensation Plan	Section 3.16(m)
Notice of Objection	Section 7.3(b)
NYSEAlternextUS	Section 4.9(c)
Order	Section 1.1
Organizational Documents	Section 1.1
Other Filings	Section 5.2(a)
Parent	Preamble
Parent Acquisition Proposal	Section 1.1
Parent Assets	Section 4.10(a)
Parent Common Stock	Section 2.7(c)(i)
Parent Contracts	Section 4.11(a)
Parent Corporate Records	Section 4.1(b)
Parent Disclosure Statement	Section 1.1
Parent Financial Statements	Section 4.9(b)
Parent Indemnitees	Section 7.2(a)

Section

Parent Material Adverse Effect	Section 1.1
Parent SEC Reports	Section 4.9(a)
Parent Shareholders’ Agreement	Section 1.1
Parent Stockholder Approval	Section 1.1
Parent Stockholders	Section 1.1
Parent Stockholders’ Meeting	Section 5.2(b)
Parent Tax Returns	Section 4.8(a)
Parent’s Objection	Section 2.8(b)
Permits	Section 1.1
Permitted Liens	Section 1.1
Person	Section 1.1
Pre-Closing Tax Period	Section 1.1
Preferred Cash Consideration	Section 2.7(c)(i)
Preferred Cash Percentage	Section 1.1
Preferred Earnout Percentage	Section 1.1
Preferred Stock Percentage	Section 1.1
Property Taxes	Section 1.1
Prospectus	Section 3.26
Proxy Confirmation	Section 5.2(e)
Proxy Statement	Section 1.1
Proxy Statement Date	Section 1.1
Qualified Plans	Section 3.16(c)
Queststar	Recitals
Related Documents	Section 3.10(c)(iii)
Release	Section 1.1
Reorganization Taxes	Section 1.1
Representatives	Section 1.1
Rules	Section 7.3(b)
Sarbanes-Oxley Act	Section 1.1
SEC	Section 1.1
Second Target	Section 2.9(c)
Second Target Shares	Section 2.9(c)
Second Tranche	Section 2.9(a)
Section 262	Section 2.7(c)
Securities Act	Section 1.1
September 30, 2008 Parent Balance Sheet	Section 4.6(a)
Subsidiary	Section 1.1
Superior Proposal	Section 1.1
Suppliers	Section 1.1
Survival Period	Section 7.1
Surviving Entity	Recitals
Target	Section 1.1
Target Shares	Section 1.1
Tax	Section 1.1
Tax Return	Section 1.1
Termination Date	Section 8.1(b)

Section

Third Party Claim	Section 7.3(a)
Tranche	Section 2.9(a)
Transaction	Section 1.1
Transaction Documents	Section 1.1
Trust Agreement	Section 3.26
Trust Fund	Section 4.21
Trust Value Per Share	Section 1.1
Unaffiliated Directors	Section 7.6
Voting Matters	Section 5.2(a)
Voting Securities	Section 1.1
Withdrawal Liability	Section 1.1

AGREEMENT AND PLAN OF MERGER
          AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2008 (this “Agreement”) by and between Columbus Acquisition Corp., a Delaware corporation (“Parent”), IDE Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), Integrated Drilling Equipment Company, a Delaware corporation (the “Company”) and for the limited purposes of Section 2.11, Section 5.11 and Articles VII and IX hereof, Stephen D. Cope.
RECITALS
          WHEREAS, the Boards of Directors of Parent and the Company and the Board of Managers of Merger Sub have determined that it is in the best interest of their respective companies and their stockholders and members to consummate the transactions provided for in this Agreement and approved the transactions set forth herein pursuant to which Merger Sub will, on the terms and subject to the conditions set forth in this Agreement, merge with and into the Company (the “Merger”), with Merger Sub continuing as the surviving entity in the Merger (sometimes referred to in this capacity as the “Surviving Entity”); and
          WHEREAS, the Company owns all of the outstanding capital stock of Integrated Drilling Equipment Company Holdings, Inc., a Delaware company (“IDE Holdings”), which is the direct or indirect parent company of each of Advanced Rig Services, LLC, a Texas limited liability company (“ARS”), IEC-Systems, LP, a Texas limited partnership (“IEC”), Integrated Drilling Equipment, LLC, a Delaware limited liability company (“IDET”), Queststar Investments, LLC, a Nevada limited liability company (“Queststar”), and IDE Holdings GP, LLC, a Delaware limited liability company (“IDE GP”); and
          WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
          Section 1.1 Defined Terms. The following terms shall have the following meanings (such meanings to be equally applicable to both the singular and the plural forms of the terms defined):
     “Action” means any legal, administrative, governmental or regulatory proceeding or other action, suit, proceeding, claim, arbitration, mediation, alternative dispute resolution procedure, inquiry or investigation by or before any arbitrator, mediator, court or other Governmental Entity.

     “Additional Agreements” means the (i) Escrow Agreement and (ii) Parent Shareholders’ Agreement.
     “Additional First Tranche Earnout Shares” has the meaning set forth in Section 2.9(d).
     “Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, “control” of a Person will mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of Voting Securities, by Contract or otherwise. For the avoidance of doubt, the Affiliates of the Company include, without limitation, IDE Holdings, ARS, IEC, IDET, Queststar, IDE GP, and IEC Oklahoma and their Affiliates.
     “Agreed Claims” has the meaning set forth in Section 7.3(e).
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Appraisal Shares” has the meaning set forth in Section 2.7(f).
     “ARS” has the meaning set forth in the recitals to this Agreement.
     “Blue Sky Laws” means state securities or “blue sky” laws.
     “Business” means the business and operations of the Company and its Subsidiaries as conducted on the date hereof.
     “Business Day” means a day on which banks and stock exchanges are open for business in New York, New York (excluding Saturdays, Sundays and public holidays).
     “Business Intellectual Property” means all Intellectual Property used or held for use in, or necessary to conduct, the Business.
     “Cash” means the Company’s cash and cash equivalents that would be treated as cash on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “Certificate of Merger” has the meaning set forth in Section 2.2.
     “Change in Recommendation” means the withdrawal of, or modification in a manner adverse to the Company of, the recommendation of the Board of Directors of Parent to the Parent Stockholders referred to in Section 5.2(d) or the recommendation by the Board of Directors of Parent to the Parent Stockholders to vote in favor of any Parent Acquisition Proposal.
     “Claim” has the meaning set forth in Section 5.9.
     “Claim Certificate” has the meaning set forth in Section 7.3(a).
     “Closing” has the meaning set forth in Section 2.3.
     “Closing Date” has the meaning set forth in Section 2.3.

     “Closing Net Debt” has the meaning set forth in Section 2.8(a).
     “Closing Net Debt Statement” has the meaning set forth in Section 2.8(a).
     “Closing Net Working Capital” has the meaning set forth in Section 2.8(a).
     “Closing Net Working Capital Schedule” has the meaning set forth in Section 2.8(a).
     “Closing Price” means, with respect to the Parent Common Stock, the last sale price regular-way or, in case no such sale takes place on such date, the average of the closing bid and asked prices regular-way on the principal national securities exchange on which the securities are listed or admitted to trading, or, if on any day the Parent Common Stock is not so listed, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter bulletin board, or any similar or successor organization (and in each such case excluding any trades that are not bona fide, arm’s length transactions).
     “Code” means Internal Revenue Code of 1986, as amended.
     “Common Cash Consideration” has the meaning set forth in Section 2.7(c)(ii).
     “Common Cash Percentage” means 21.80233%.
     “Common Earnout Percentage” means 62.5%.
     “Common Stock Percentage” means 97.5%.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Acquisition Proposal” means, with respect to the Company, other than with respect to the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in (A) any acquisition or purchase, direct or indirect, of any class of Equity Securities of the Company or its Subsidiaries, (B) any merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction, (C) any sale of all or a significant portion of the assets of the Company and its Subsidiaries, (D) any transaction with a special purpose acquisition company or (E) any transaction that, if consummated, would result in a change in the composition of the Board of Directors of the Company.
     “Company Assets” has the meaning set forth in Section 3.10(a)(i).
     “Company Certificates” has the meaning set forth in Section 2.7(d).
     “Company Common Stock” has the meaning set forth in Section 2.7(b).
     “Company Disclosure Statement” means the Company Disclosure Statement dated as of the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
     “Company Financial Statements” has the meaning set forth in Section 3.6(a).

     “Company Insurance Policies” has the meaning set forth in Section 3.18(a).
     “Company Lease” has the meaning set forth in Section 3.10(c)(iii).
     “Company Leased Real Property” has the meaning set forth in Section 3.10(c)(i).
     “Company Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would prevent or materially impair or materially delay the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Company Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries in which the Company and its Subsidiaries operate; or (iii) the effect of any changes in Laws applicable to the Company or its Subsidiaries or changes in GAAP.
     “Company Material Contracts” has the meaning set forth in Section 3.11(a).
     “Company Permits” has the meaning set forth in Section 3.15.
     “Company Preferred Stock” has the meaning set forth in Section 2.7(b).
     “Company Stockholders” has the meaning set forth in Section 2.7(c).
     “Company Tax Returns” has the meaning set forth in Section 3.8(a).
     “Confidentiality Agreement” has the meaning set forth in Section 5.4.
     “Consents” means all consents, waivers, approvals, requirements, allowances, novations, authorizations, declarations, filings, registrations and notifications.
     “Contract” means, with respect to any Person, all agreements, contracts, purchase orders, term sheets, letters of intent, sales orders or other understandings, commitments, obligations or arrangements (whether written or oral) (a) to which such Person is a party; (b) under which such Person has any rights; (c) under which such Person has any Liability; or (d) by which such Person, or any of the assets or properties owned or used by such Person, is bound, including, in each case, all amendments, modifications and supplements thereto.
     “Contribution Agreements” has the meaning set forth in Section 3.24.

     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than such liabilities that arise solely out of, or relate solely to, the Employee Benefit Plans listed in Section 3.16(a) of the Company Disclosure Statement.
     “Corporate Records” has the meaning set forth in Section 3.1(b).
     “Credit Agreement Documentation” means the Credit Facility and any amendments, ancillary agreements and documentation entered into in connection therewith.
     “Credit Facility” means (a) the Credit Agreement by and among ARS and Prospect Capital Corporation, as Agent, dated as of November 20, 2007 and amended by the First Amendment to Credit Agreement and Termination of Participation Agreement, dated as of September 30, 2008; (b) the Guaranty and Collateral Agreement, by ARS and IEC in favor of Prospect Capital Corporation, as Agent, dated as of November 20, 2007; (c) the Pledge Agreement, by Queststar Investments LLC in favor of Prospect Capital Corporation, dated as of November 20, 2007; (d) the Promissory Notes by ARS in favor of Prospect Capital Corporation, dated as of November 20, 2007 and the Amended and Restated Promissory Note as of September 30, 2008; (e) the Credit Agreement by and among IEC and Prospect Capital Corporation, as Agent, dated as of November 20, 2007 and amended by the First Amendment to Credit Agreement and Termination of Participation Agreement, dated September 30, 2008; (f) the Guaranty and Collateral Agreement by IEC and ARS in favor of Prospect Capital Corporation, as Agent, dated as of November 20, 2007; (g) the Pledge Agreement by SDC Management, L.L.C., Stephen D. Cope, Eric Storm, Ronald Moreau and Jeff Sweet in favor of Prospect Capital Corporation, dated as of November 20, 2007; (h) the Promissory Notes by IEC in favor of Prospect Capital Corporation, dated as of November 20, 2007 and the Amended and Restated Promissory Note as of September 30, 2008; (i) the Reaffirmation of Security Instruments among IEC, as Borrower, ARS and IEC Oklahoma, as Guarantors, and SDC Management, L.L.C., Stephen D. Cope, Eric Storm, Ronald Moreau and Jeff Sweet, as Permitted Holders, and Prospect Capital Corporation, as Agent, dated September 30, 2008; and (j) the Reaffirmation of Security Instruments among ARS, as Borrower, IEC, as Guarantor, Queststar Investments LLC, as Permitted Holder, and Prospect Capital Corporation, as Agent, dated September 30, 2008.
     “Current Assets” means the Company’s current assets (excluding Cash and any deferred Tax assets) that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “Current Liabilities” means the Company’s current liabilities (excluding Indebtedness, any deferred Tax liabilities and any payment, obligation and liability for the employer’s portion of any withholding taxes, benefits obligations and liabilities and excluding any accrued expenses incurred in connection with the transactions contemplated by this Agreement) that would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP.
     “December Financial Statements” has the meaning set forth in Section 5.2(f).

     “Deductible” has the meaning set forth in Section 7.2(b).
     “DGCL” means the General Corporation Law of the State of Delaware.
     “Disclosure Statements” means the Company Disclosure Statement and the Parent Disclosure Statement.
     “DLLCA” means the Limited Liability Company Act of the State of Delaware.
     “Earnout Adjustment” has the meaning set forth in Section 2.8(d).
     “Earnout EBITDA” means the EBITDA of Parent for the relevant period, excluding any expenses incurred in connection with the transactions contemplated by this Agreement and excluding any EBITDA contributions from, and any corresponding costs, including acquisition costs, associated with, any acquisitions consummated by Parent or any of its Subsidiaries subsequent to the Closing Date.
     “Earnout Shares” has the meaning set forth in Section 2.9(a).
     “EBITDA” means, with respect to any Person, the net income reflected in such Person’s consolidated audited financial statements for the relevant period, plus any expenses incurred for interest, income Taxes, depreciation and amortization, in each case in accordance with GAAP
     “Effective Time” has the meaning set forth in Section 2.2.
     “Employee Benefit Plan” means any employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program, policy, contract, letter or agreement.
     “Environmental Law” means all federal, state, local, and foreign Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “Environmental Reports” has the meaning set forth in Section 5.14.

     “Equity Securities” means any capital stock or other equity or voting interest or any security, warrant, or evidence of indebtedness convertible into or exchangeable for any capital stock, or other equity interest, or any right, warrant or option to acquire any of the foregoing.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
     “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Escrow Agent” has the meaning set forth in Section 2.11.
     “Escrow Agreement” means the agreement entered into at the Closing between Parent, the Escrow Representative, and the Escrow Agent, in substantially the form of Exhibit A attached hereto.
     “Escrow Representative” means, initially, Stephen D. Cope and each successor thereto appointed by its respective predecessor.
     “Escrow Representative’s Objection” has the meaning set forth in Section 2.8(b).
     “Escrowed Indemnity Shares” has the meaning set forth in Section 2.11.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means (i) any Taxes of the Company or its Subsidiaries for any Pre-Closing Tax Period in excess of any amounts specifically identified and reserved therefor as part of the calculation of the Current Liabilities set forth on the Closing Net Working Capital Schedule (rather than any notes thereto) (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) and (ii) any Taxes of any other Person for which the Company or any of its Subsidiaries may be liable under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise (other than Taxes of Parent or any of its Subsidiaries other than the Company and its Subsidiaries). For purposes of this Agreement, in the case of any taxable year or period beginning before and ending after the Closing Date, (x) Property Taxes of the Company and its Subsidiaries allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire taxable year or period multiplied by a fraction, the numerator of which is the number of days during the taxable year or period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable year or period, and (y) Taxes (other than Property Taxes) of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be computed as if such taxable year or period ended on and included the Closing Date.
     “First Target” has the meaning set forth in Section 2.9(b).

     “First Target Shares” has the meaning set forth in Section 2.9(b).
     “First Tranche” has the meaning set forth in Section 2.9(a).
     “GAAP” means United States generally accepted accounting principles.
     “Governmental Entity” means, in any jurisdiction, any (i) federal, state, local, foreign or international government; (ii) court, arbitral or other tribunal; (iii) governmental or quasi-governmental authority of any nature (including any political subdivision, instrumentality, branch, department, official or entity); or (iv) agency, commission, authority or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.
     “Hazardous Materials” means all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold, or defined as such by, or regulated as such under, any Environmental Law.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “IDE GP” has the meaning set forth in the recitals to this Agreement.
     “IDE Holdings” has the meaning set forth in the recitals to this Agreement.
     “IDE Merger Agreement” has the meaning set forth in Section 3.24.
     “IDET” has the meaning set forth in the recitals to this Agreement.
     “IEC” has the meaning set forth in the recitals to this Agreement.
     “IEC Oklahoma” means IEC-Systems Oklahoma, LLC, a wholly-owned subsidiary of IEC.
     “Improvements” means, in the case of Company Leased Real Property, any landlord and tenant improvement work, alterations, improvements, structures or other renovations or modifications to the demised premises required or contemplated to be performed under the terms of any Lease.
     “Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal component of indebtedness of such Person for borrowed money; (b) the principal component of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of Indebtedness of other Persons to the extent guaranteed by such Person.
     “Indemnified Parties” has the meaning set forth in Section 5.7(a).
     “Indemnity Escrow Release Date” means ten (10) Business Days following the filing of Parent’s Annual Report on Form 10-K for the year ending December 31, 2009.
     “Independent Accounting Firm” has the meaning set forth in Section 2.8(d).
     “Initial Business Combination” has the meaning set forth in Section 5.9.
     “Initial Cash Consideration” has the meaning set forth in Section 2.7(c)(ii).
     “Initial Parent Shares” means the aggregate of the Parent Common Stock to be issued pursuant to Sections 2.7(c)(i) and (ii).
     “Intellectual Property” means all intellectual property and industrial property rights of any kind or nature throughout the world, including all U.S. and foreign (i) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof (“Patents”), (ii) trademarks, service marks, names, corporate names, trade names, domain names, logos, slogans, trade dress, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter (“Copyrights”), (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies (“Trade Secrets”), (vi) rights of publicity, privacy, and rights to personal information, (vii) all rights in the foregoing and in other similar intangible assets, (viii) all applications and registrations for the foregoing, and (ix) all rights and remedies against past, present, and future infringement, misappropriation, or other violation thereof.
     “IPO” has the meaning set forth in Section 5.9.
     “IPO Shares” means the shares of Parent Common Stock issued as part of Parent’s initial public offering.
     “Key Customers” has the meaning set forth in Section 3.20.
     “Key Employment Agreements” has the meaning set forth in Section 6.2(h).
     “Key Suppliers” has the meaning set forth in Section 3.20.
     “knowledge” means (a) with respect to the Company, the actual knowledge, after due inquiry, of any of the Persons set forth on Section 1.1 of the Company Disclosure Statement; and (b) with respect to Parent, the actual knowledge, after due inquiry, of any of the Persons set forth on Section 1.1 of the Parent Disclosure Statement.

     “Law” and “Laws” means all laws, principles of common law, statutes, constitutions, treaties, rules, regulations, ordinances, codes, rulings, Orders, licenses and determinations of all Governmental Entities.
     “Lease Disputes” has the meaning set forth in Section 3.10(c)(iv).
     “Liability” means any and all claims, debts, liabilities, obligations and commitments of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, and whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by GAAP to be reflected as a liability in financial statements or disclosed in the notes thereto.
     “Lien” means any charge, claim, community property interest, condition, equitable interest, lien (including environmental and tax liens), encumbrance, option, proxy, pledge, security interest, mortgage, right of first refusal, right of first offer, retention of title agreement, defect of title or restriction of any kind or nature, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
     “Losses” has the meaning set forth in Section 7.2(c).
     “Merger” has the meaning set forth in the recitals to this Agreement.
     “Merger Consideration” means, collectively, the aggregate of the Initial Parent Shares, the Initial Cash Consideration and any Earnout Shares issued pursuant to Section 2.9.
     “Merger Sub” has the meaning set forth in the preamble to this Agreement.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.
     “Multiple Employer Plan” has the meaning set forth in Section 3.16(g).
     “Negotiation Period” has the meaning set forth in Section 2.8(c).
     “Net Debt Amount” means an amount equal to the amount of Indebtedness less Cash of the Company and its consolidated Subsidiaries.
     “Net Working Capital” means Current Assets minus Current Liabilities.
     “Nonqualified Deferred Compensation Plan” has the meaning set forth in Section 3.16(m).
     “Notice of Objection” has the meaning set forth in Section 7.3(b).
     “NYSEAlternextUS” has the meaning set forth in Section 4.9(c).
     “Order” means any award, decision, stipulation, injunction, judgment, order, ruling, subpoena, writ, decree or verdict entered, issued, made or rendered by any Governmental Entity.

     “Organizational Documents” means, with respect to any Person, its certificate or articles of incorporation, its by-laws, its memorandum and articles of association, its limited liability company agreement or operating agreement, its certificate of formation, its partnership or limited partnership agreement, its trust indenture or agreement or other documentation governing the organization or formation of such Person.
     “Other Filings” has the meaning set forth in Section 5.2(a).
     “Parent” has the meaning set forth in the preamble to this Agreement.
     “Parent Acquisition Proposal” means, with respect to Parent, other than the transactions contemplated by this Agreement, any offer or proposal by Parent relating to (A) an acquisition or purchase by Parent, direct or indirect, of all or substantially all of the assets of a third party or a class of equity or Voting Securities of a third party, (B) any tender or exchange offer by Parent for the securities of a third party, or (C) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Parent.
     “Parent Assets” has the meaning set forth in Section 4.10(a)(i).
     “Parent Common Stock” has the meaning set forth in Section 2.7(c)(i).
     “Parent Contracts” has the meaning set forth in Section 4.11(a).
     “Parent Corporate Records” has the meaning set forth in Section 4.1(b).
     “Parent Disclosure Statement” means the Parent Disclosure Statement dated as of the date hereof and delivered by Parent herewith.
     “Parent Financial Statements” has the meaning set forth in Section 4.9(b).
     “Parent Indemnitees” has the meaning set forth in Section 7.2(a).
     “Parent Material Adverse Effect” means any event, change, circumstance, effect, development or state of facts that, individually or in the aggregate, (a) has, or is reasonably likely to have, a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of Parent or Merger Sub or (b) would prevent or materially impair or materially delay the ability of Parent or Merger Sub to perform their obligations under this Agreement or to consummate the transactions contemplated hereby; provided, however, that no facts, circumstances, changes or effects (by themselves or when aggregated with any other facts, circumstances, changes or effects) resulting from, relating to or arising out of the following shall be deemed by themselves to be or constitute a Parent Material Adverse Effect: (i) the effect of any change in the United States or foreign economies, capital markets or political conditions in general to the extent that it does not disproportionately affect Parent; (ii) the effect of any act of war, armed hostilities or terrorism which does not disproportionately affect Parent; (iii) the effect of any changes in applicable Laws applicable to Parent or changes in GAAP; or (iv) changes in the market price or trading volume of the Parent Common Stock.

     “Parent SEC Reports” has the meaning set forth in Section 4.9(a).
     “Parent Shareholders’ Agreement” means the Parent Shareholders’ Agreement entered into at the Closing, in substantially the form of Exhibit B attached hereto.
     “Parent Stockholder Approval” means the approval of the Transaction and all other Voting Matters, by the Parent Stockholders holding the number of shares of Parent Common Stock required under the DGCL and Parent’s Organizational Documents to authorize and approve such Voting Matters; provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect to convert their shares into an amount of cash per share equal to the Trust Value Per Share.
     “Parent Stockholders” means holders of Parent Common Stock.
     “Parent Stockholders’ Meeting” has the meaning set forth in Section 5.2(b).
     “Parent Tax Returns” has the meaning set forth in Section 4.8(a).
     “Parent’s Objection” has the meaning set forth in Section 2.8(c).
     “Permits” means all Consents, licenses, permits, certificates, variances, exemptions, franchises and other approvals issued, granted, given, required or otherwise made available by any Governmental Entity.
     “Permitted Liens” means, with respect to any Person, Liens (a) for Taxes, assessments and other governmental charges, if such Taxes, assessments or charges shall not be due and payable or which the Person is contesting in good faith through appropriate proceedings and for which adequate reserves in accordance with GAAP have been established; (b) for inchoate workmen’s, mechanic’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business in respect of obligations which are not overdue (excluding Liens arising under ERISA); (c) that would be shown by a current accurate survey or physical inspection of the real property or that would be disclosed on a current accurate title report of the real property, which are minor title defects, recorded easements, and zoning, entitlement or other land use or environmental regulation and, in each case, that do not, individually or in the aggregate, impair the Business, assuming that the property is used on substantially the same basis as such property is currently being used by the Company or its Subsidiaries, or the continued use, occupancy, value or marketability of title of the property to which they relate; or (d) arising under the Credit Agreement Documentation.
     “Person” means any individual, sole proprietorship, firm, corporation (including any non-profit corporation and public benefit corporation), general or limited partnership, limited liability partnership, joint venture, limited liability company, estate, trust, association, organization, labor union, institution, entity or Governmental Entity, including any successor (by merger or otherwise) of such entity.

     “Pre-Closing Tax Period” means any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning on or before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.
     “Preferred Cash Consideration” has the meaning set forth in Section 2.7(c)(i).
     “Preferred Cash Percentage” means 78.19767%.
     “Preferred Earnout Percentage” means 37.5%.
     “Preferred Stock Percentage” means 2.5%.
     “Property Taxes” means real, personal and intangible ad valorem property taxes.
     “Prospectus” has the meaning set forth in Section 3.26.
     “Proxy Confirmation” has the meaning set forth in Section 5.2(e).
     “Proxy Statement” means the proxy statement that Parent sends to the Parent Stockholders for purposes of soliciting proxies for the Parent Stockholders’ Meeting, as provided in Section 5.2(b).
     “Proxy Statement Date” means the first date on which Parent expects to distribute the Proxy Statement to the Parent Stockholders.
     “Qualified Plans” has the meaning set forth in Section 3.16(c).
     “Queststar” has the meaning set forth in the recitals to this Agreement.
     “Related Documents” has the meaning set forth in Section 3.10(c)(iii).
     “Release” has the meaning set forth in Section 101(22) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Reorganization Taxes” means any Taxes of Parent, the Company, or any of their respective Subsidiaries resulting from the failure of the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or (b) of the Code (or any similar provision of state, local or foreign Tax Law), other than Taxes resulting from such a failure which failure is solely the result of any action, transaction or omission taken or omitted to be taken, as the case may be, pursuant to a resolution or written consent of the Board of Directors of Parent, resolved or made after the Effective Time following full disclosure to all of the members of the Board of Directors of the possibility that the actions, transactions or omissions contemplated by such resolution or written consent could result in the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements failing to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or

(b) of the Code (or any similar provision of state, local or foreign Tax Law) and thus subject to Tax.
     “Representatives” means, with respect to any Person, such Person’s Affiliates, directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors.
     “Rules” has the meaning set forth in Section 7.3(b).
     “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder.
     “SEC” means the Securities and Exchange Commission.
     “Second Target” has the meaning set forth in Section 2.9(c).
     “Second Target Shares” has the meaning set forth in Section 2.9(c).
     “Second Tranche” has the meaning set forth in Section 2.9(a).
     “Section 262” has the meaning set forth in Section 2.7(c).
     “Securities Act” means the Securities Act of 1933, as amended.
     “September 30, 2008 Parent Balance Sheet” has the meaning set forth in Section 4.6(a).
     “Subsidiary” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which 50% or more of the outstanding equity securities are on the date hereof directly or indirectly owned by such party; provided that no Person will be considered to be a Subsidiary of such Person’s general partner by virtue of such general partnership interest. For the avoidance of doubt, the Subsidiaries of the Company include, without limitation, IDE Holdings, ARS, IEC, Queststar, IDET, IDE GP, and IEC Oklahoma and their Subsidiaries.
     “Superior Proposal” means any bona fide written Parent Acquisition Proposal on terms which the Board of Directors of Parent determines in good faith, after consultation with its legal and financial advisors, to be more favorable from a financial point of view to the holders of Parent Common Stock than the Merger, taking into account all the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and this Agreement (including any changes to the terms of this Agreement proposed by the Company to Parent in writing in response to such proposal or otherwise).
     “Suppliers” means manufacturers, vendors or suppliers.
     “Survival Period” has the meaning set forth in Section 7.1.
     “Surviving Entity” has the meaning set forth in the recitals to this Agreement.
     “Target” means the First Target and/or the Second Target, as applicable.

     “Target Shares” means the First Target Shares and/or the Second Target Shares, as applicable.
     “Tax” or “Taxes” means all federal, national, state, province, local and foreign taxes, charges, duties, fees, levies or other assessments, including without limitation income, excise, property, sales, use, gross receipts, recording, insurance, value added, profits, license, withholding, payroll, employment, capital stock, customs duties, net worth, windfall profits, capital gains, transfer, registration, estimated, stamp, social security, environmental, occupation, franchise or other taxes of any kind whatsoever, imposed by any Governmental Entity, and all interest, additions to tax, penalties and other similar amounts imposed thereon.
     “Tax Return” means, with respect to any Person, all federal, national, state, province, local and foreign Tax returns, reports, declarations, statements and other documentation, including any schedule or attachment thereto and any amendment thereof, required to be filed by or on behalf of such Person (or any predecessor) or any consolidated, combined, affiliated or unitary group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof), including information returns required to be provided to any payee or other Person.
     “Termination Date” has the meaning set forth in Section 8.1(b).
     “Third Party Claim” has the meaning set forth in Section 7.3(a).
     “Tranche” has the meaning set forth in Section 2.9(a).
     “Transaction” means the transactions contemplated by the Transaction Documents.
     “Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Statement and the Parent Disclosure Statement, and the Additional Agreements and Key Employment Agreements.
     “Trust Account” means the trust account maintained by Continental Stock Transfer & Trust Company, acting as trustee on behalf of Parent, which was formed to hold the net proceeds from Parent’s IPO and sale of insider securities.
     “Trust Agreement” has the meaning set forth in Section 3.26.
     “Trust Fund” has the meaning set forth in Section 4.21.
     “Trust Value Per Share” means the quotient of (x) the aggregate amount in the Trust Account, inclusive of any interest thereon, as of two (2) Business Days prior to the Closing Date, divided by (y) the number of IPO Shares.
     “Unaffiliated Directors” has the meaning set forth in Section 7.6.
     “Voting Matters” has the meaning set forth in Section 5.2(a).

     “Voting Securities” means, with respect to any Person, the common stock and any other securities issued by such Person that are outstanding and entitled to vote generally in the election of directors of such Person.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.
ARTICLE II
THE MERGER
          Section 2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL and the DLLCA, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving entity and shall succeed to assume all the property, rights, privileges, powers and franchises of the Company in accordance with the DGCL and the DLLCA.
          Section 2.2 Effective Time. Subject to the terms and conditions of this Agreement, as soon as practicable on the Closing Date (as defined below), each of Parent, Merger Sub and the Company shall cause the Merger to be consummated by filing a certificate of merger in such form as required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the “Certificate of Merger”), with the Secretary of State of the State of Delaware and shall make all other filings or recordings required under the DGCL and the DLLCA. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as shall be agreed upon by the Company, Parent and Merger Sub and specified in the Certificate of Merger. The time at which the Merger becomes effective is referred to herein as the “Effective Time.”
          Section 2.3 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York at 10:00 a.m., New York City time, on a date to be specified by the Company and Parent (the “Closing Date”) which shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date or time as the Company and Parent agree in writing.
          Section 2.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and in Section 264 of the DGCL and Section 18-209 of the DLLCA.
          Section 2.5 Organizational Documents; Governance.
               (a) Certificate of Incorporation; Bylaws. The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of

Formation of the Surviving Entity from and after the Effective Time until thereafter amended. The Limited Liability Company Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity from and after the Effective Time, except that the board of managers shall be reconstituted as set forth in Section 2.5(b) until thereafter amended.
               (b) Board of Directors; Officers.
                    (i) From and after the Effective Time, Parent and the Surviving Entity shall be governed by a board of directors or board of managers, as the case may be, consisting of the persons identified on Exhibit C attached hereto, and each shall serve as a member of such board from and after the Effective Time until his or her successor shall have been elected or appointed and shall have qualified in accordance with applicable Law and the Certificate of Incorporation or Bylaws of Parent or the Limited Liability Company Agreement of the Surviving Entity, as applicable. In order to effectuate the foregoing, Parent and the Company shall use their commercially reasonable efforts to procure, in connection with the Closing, the resignation and election of directors such that the composition of Parent’s board of directors and the Surviving Entity’s board of managers after giving effect to the Closing is consistent with this paragraph.
                    (ii) From and after the Effective Time, the executive officers of Parent and the Surviving Entity shall consist of the persons identified on Exhibit D attached hereto, and each shall serve as an executive officer at the discretion of the board of directors of Parent or the board of managers of the Surviving Entity, as the case may be. In order to effectuate the foregoing, Parent and the Company shall use their commercially reasonable efforts to procure, in connection with the Closing, the resignation and appointment of officers such that the composition of Parent’s and the Surviving Entity’s officers after giving effect to the Closing is consistent with this paragraph.
          Section 2.6 Parent Certificate of Incorporation; Bylaws. The Certificate of Incorporation of Parent, as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit E attached hereto, and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by applicable Law. The Bylaws of Parent, as in effect immediately prior to the Effective Time, shall be in substantially the form of Exhibit F attached hereto, and shall be the bylaws of Parent until thereafter changed or amended as provided therein or by applicable Law.
          Section 2.7 Effect on Capital Stock and Additional Share Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any of the following securities:
               (a) Each membership interest of Merger Sub outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one (1) membership interest of the Surviving

Entity, and such membership interests shall constitute the only outstanding membership interests of the Surviving Entity, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding membership interests of the Surviving Entity.
               (b) Each share of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), and of the Company’s Series A Preferred Stock, par value $0.001 per share (the “Company Preferred Stock”), held in the treasury of the Company and each share of Company Common Stock and Company Preferred Stock owned by Parent, or any other direct or indirect, wholly owned subsidiary of Parent, immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.
               (c) Other than the shares cancelled pursuant to Section 2.7(b) and any shares owned by Company Stockholders properly exercising appraisal rights pursuant to Section 262 of the DGCL (“Section 262”) (which shares shall have the rights as provided in Section 2.7(f)), and subject to Sections 2.7(e) and 2.8:
                    (i) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive (A) the quotient of (I) the product of (X) the Preferred Cash Percentage multiplied by (Y) $43,000,000 divided by (II) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time (the “Preferred Cash Consideration”), (B) a number of fully paid and non-assessable shares of common stock, par value $0.0001 per share, of Parent (“Parent Common Stock”) equal to the quotient of (I) the quotient of (X) the product of the Preferred Stock Percentage multiplied by $50,000,000 divided by (Y) the Trust Value Per Share divided by (II) the aggregate number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, and (C) such additional shares of Parent Common Stock as may be issuable pursuant to Section 2.9 (if any); and
                    (ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and converted into and represent the right to receive (A) the quotient of (I) the product of (X) the Common Cash Percentage multiplied by (Y) $43,000,000 divided by (II) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time (the “Common Cash Consideration” and together with the Preferred Cash Consideration, the “Initial Cash Consideration”), (B) a number of fully paid and non-assessable shares of Parent Common Stock equal to the quotient of (I) the quotient of (X) the product of the Common Stock Percentage multiplied by $50,000,000 divided by (Y) the Trust Value Per Share divided by (II) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and (C) such additional shares of Parent Common Stock as may be issuable pursuant to Section 2.9 (if any);

provided that shares having a value of $12,500,000 (using a value per share equal to the Trust Value Per Share) of the Initial Parent Shares shall be deposited into escrow at the Closing to satisfy the indemnity set forth in Article VII hereof in accordance with Section 2.11 hereof. Section 2.7(c) of the Company Disclosure Statement sets forth the allocation of Initial Cash Consideration, Initial Parent Shares and the Escrowed Indemnity Shares to be deposited into escrow with the Escrow Agent among all of the holders of the Company Preferred Stock and Company Common Stock (the “Company Stockholders”) immediately prior to the Effective Time.
               (d) Each share of Company Common Stock and Company Preferred Stock converted pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and the certificates previously representing such shares of Company Common Stock and Company Preferred Stock (the “Company Certificates”) shall thereafter represent solely the right to receive the Merger Consideration, subject to the conditions set forth in this Article II and the Escrow Agreement.
               (e) No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, and each holder of shares of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of shares that is rounded up to the next whole number.
               (f) Notwithstanding anything in this Agreement to the contrary, the shares of Company Common Stock and Company Preferred Stock issued and outstanding immediately prior to the Effective Time that are held by any Company Stockholder that is entitled to demand and properly demands appraisal of shares of Company Common Stock and Company Preferred Stock pursuant to, and complies in all respects with, the provisions of Section 262 (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in (but subject to) this Article II, but, instead, such Company Stockholder shall be entitled to such rights (but only such rights) as are granted by Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and automatically shall be cancelled and shall cease to exist, and, except as otherwise provided by Laws, each holder of Appraisal Shares shall cease to have any rights with respect to the Appraisal Shares, other than such rights as are granted by Section 262. Notwithstanding the foregoing, if any such Company Stockholder shall fail to validly perfect or shall otherwise waive, withdraw or lose the right to appraisal under Section 262 or if a court of competent jurisdiction shall determine that such Company Stockholder is not entitled to the relief provided by Section 262, then the rights of such Company Stockholder under Section 262 shall cease, and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in (but subject to) this Article II. The Company shall give prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock or Company Preferred Stock, and Parent shall have the opportunity to reasonably participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

               (g) If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the exchange ratios set forth in Section 2.7(c)(i) and (ii) and Section 2.8 shall be appropriately adjusted to provide to the holders of Company Common Stock and Company Preferred Stock the right to receive the same economic effect as contemplated by this Agreement immediately prior to such adjustment.
          Section 2.8 Post-Closing Adjustment.
               (a) Within forty-five (45) days following the Closing, Parent shall prepare and deliver to the Escrow Representative (i) a statement (the “Closing Net Debt Statement”), setting forth a calculation of the Net Debt as of the Closing (the “Closing Net Debt”) and (ii) a schedule (the “Closing Net Working Capital Schedule”), setting forth a calculation of the Net Working Capital as of the Closing (the “Closing Net Working Capital”). The Closing Net Debt Statement and the Closing Net Working Capital Schedule shall be prepared on the same form and basis using accounting principles, practices and methods consistent with those used in preparing Schedules 2.8(d)(i) and (ii).
               (b) The Escrow Representative shall have thirty (30) days after the delivery by Parent to review the Closing Net Debt Statement and Closing Net Working Capital Schedule. Parent shall, from and after the Closing Date, provide the Escrow Representative and its accountants with all data and financial statements reasonably requested by the Escrow Representative, and full access to the books and records, any other information, including work of its accountants, and to any employees to the extent necessary for the Escrow Representative to review the Closing Net Debt Statement and Closing Net Working Capital Schedule. In the event that the Escrow Representative believes in good faith that the Closing Net Debt Statement or Closing Net Working Capital Schedule is not accurate or has not been determined on the basis set forth in Section 2.8(a), the Escrow Representative shall inform Parent in writing (the “Escrow Representative’s Objection”), setting forth a specific description of the basis of the Escrow Representative’s Objection and the adjustments to the Closing Net Debt or Closing Net Working Capital which the Escrow Representative believes should be made, on or before the last day of such thirty (30) day period. Failure to notify Parent within such thirty (30) day period shall constitute acceptance and approval by the Escrow Representative of Parent’s Closing Net Debt Statement and Closing Net Working Capital Schedule. If the Escrow Representative objects to the Closing Net Debt Statement or Closing Net Working Capital Schedule, Parent shall then have fifteen (15) days to review and respond to the Escrow Representative’s Objection. If any proposed change set forth in the Escrow Representative’s Objection is not accepted by Parent, then Parent shall within fifteen (15) days after receipt of the Escrow Representative’s Objection give written notice to the Escrow Representative of Parent’s objection to such change (the “Parent’s Objection”). Failure to so notify the Escrow Representative within such fifteen (15) day period shall constitute acceptance and approval by Parent of the Escrow Representative’s Objection. Parent’s Closing Net Debt Statement and Closing Net Working Capital Schedule, as adjusted for any matter included in the Escrow Representative’s Objection that is not disputed in Parent’s Objection, shall be deemed conclusively accepted by the Escrow Representative and Parent, except in respect of those matters still in dispute in accordance herewith. For a period of fifteen (15) days after Parent’s Objection (the “Negotiation Period”), the Escrow Representative

and Parent shall negotiate in good faith to resolve any remaining disputes as expeditiously as possible.
               (c) If Parent and the Escrow Representative are unable to resolve all of their disagreements with respect to the determination of Closing Net Debt or Closing Net Working Capital after the expiration of the Negotiation Period, they shall refer their remaining differences to a mutually agreeable nationally recognized firm of independent public accountants (the “Independent Accounting Firm”), which shall determine solely on the basis of the standard set forth in Section 2.8(a) hereof, and only with respect to the remaining differences and objections so submitted, whether and to what extent, if any, the Closing Net Debt or Closing Net Working Capital requires adjustment. Each of Parent and the Escrow Representative shall make complete submissions to the Independent Accounting Firm within ten (10) days following the engagement of the Independent Accounting Firm. Failure by either party to make a complete submission prior to the ten (10) day period will be deemed to be a waiver of such party’s right to make a submission. The parties shall instruct the Independent Accounting Firm to deliver its written determination to the Escrow Representative and Parent no later than the twentieth (20th) day after the remaining differences underlying the Escrow Representative’s Objection and Parent’s Objection are referred to the Independent Accounting Firm. The Independent Accounting Firm shall resolve the dispute and determine the Closing Net Debt and Closing Net Working Capital, not on the basis of an independent review, but only within the disputed range and based on the standard set forth in this Agreement. Such resolution shall be set forth in a written statement delivered to Parent and the Escrow Representative. The Independent Accounting Firm’s determination shall be conclusive and binding upon the Escrow Representative and Parent. The fees and disbursements of the Independent Accounting Firm shall be shared equally by Parent and the Escrow Representative.
               (d) Within ten (10) Business Days following determination of the Closing Net Debt and the Closing Net Working Capital (as finally determined pursuant to this Section 2.8) Parent shall make an adjustment to, and publicly disclose in a Form 8-K filed with the SEC its determination of, the maximum number of Earnout Shares issuable pursuant to Section 2.9(b), (c), (d) or (e), as follows: (i) for every dollar by which (a) the net debt included in Schedule 2.8(d)(i) exceeds the Closing Net Debt and/or (b) the Closing Net Working Capital exceeds the net working capital included in Schedule 2.8(d)(ii), the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, under Section 2.9(b), (c), (d) or (e), as the case may be, shall be increased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share, and (ii) for every dollar by which (a) the Closing Net Debt exceeds the net debt included in Schedule 2.8(d)(i) and/or (b) the net working capital included in Schedule 2.8(d)(ii) exceeds the Closing Net Working Capital, the Earnout Shares issuable upon the achievement of the First Target, or, if the First Target is not achieved, the Second Target, under Section 2.9(b), (c), (d) or (e), as the case may be, shall be decreased (without duplication) by an amount equal to (x) $1 divided by (y) the Trust Value Per Share (the amount of the increase or decrease pursuant to clause (i) or clause (ii) of this Section 2.8 being referred to as the “Earnout Adjustment”), in either case, together with interest on the Earnout Adjustment at the rate designated by JPMorgan Chase Bank, N.A. as its prime rate in effect on the Closing Date for the period from and including the Closing Date to, but excluding, the date of such issuance of such Earnout Shares. The adjustment to the maximum number of Earnout Shares issuable shall be treated for all Tax purposes as an adjustment to the Merger

Consideration. No fraction of a share of Parent Common Stock will be issued by virtue of Section 2.8(d), and each holder of shares of Company Common Stock and Company Preferred Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, subject to compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of shares that is rounded up to the next whole number.
          Section 2.9 Earnout.
               (a) Subject to Section 2.8(d), a total number of shares of Parent Common Stock equal to up to (i) $156,000,000 divided by (ii) the Trust Value Per Share (the “Earnout Shares”), divided into two tranches, the first of which shall consist of $50,000,000 divided by the Trust Value Per Share of the total Earnout Shares (the “First Tranche”) and the second of which shall consist of $106,000,000 divided by the Trust Value Per Share of the total Earnout Shares (the “Second Tranche”) (each, a “Tranche”), shall be issuable to the Company Stockholders subject to and in accordance with the terms and conditions of this Section 2.9.
               (b) Not more than ten (10) Business Days after Parent has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, Parent shall notify the Escrow Representative of and shall publicly disclose in a Form 8-K filed with the SEC of its determination of the Earnout EBITDA for the fiscal year ended December 31, 2009. If the Earnout EBITDA for the fiscal year ended December 31, 2009, is equal to or greater than $55,000,000 (the achievement of the foregoing, the “First Target”), then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue the First Tranche of the Earnout Shares (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares (the “First Target Shares”) and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof. Except as specified in Section 2.9(e), if the First Target is not achieved upon completion of the audit of Parent’s financial statements for 2009, the First Target Shares shall not be issuable.
               (c) Not more than ten (10) Business Days after Parent has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2010, Parent shall notify the Escrow Representative of and shall publicly disclose in a Form 8-K filed with the SEC of its determination of the Earnout EBITDA for the fiscal year ended December 31, 2010. If the Earnout EBITDA for the fiscal year ended December 31, 2010, is equal to or greater than $78,000,000 (the achievement of the foregoing, the “Second Target”), then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue the Second Tranche of the Earnout Shares (less any Additional First Tranche Earnout Shares issued in accordance with Section 2.9(d) and less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares (the “Second Target Shares”) and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof. Except as specified in Section 2.9(e), if the Second Target is not achieved upon completion of the audit of Parent’s financial statements for 2010, the Second Target Shares shall not be issuable.

               (d) In addition to the foregoing, if the Earnout EBITDA for the fiscal year ended December 31, 2009 is greater than $55,000,000, then for every dollar by which such Earnout EBITDA exceeds $55,000,000 up to a maximum of $80,000,000 of Earnout EBITDA, Parent shall within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), after the public disclosure of the Earnout EBITDA for such period, Parent shall issue additional First Target Shares equal to (i) $1 divided by (ii) the Trust Value Per Share (the “Additional First Tranche Earnout Shares”) (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted), which shares and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof.
               (e) Notwithstanding the foregoing, if the First Target is not met and the cumulative Earnout EBITDA for the fiscal years ending December 31, 2009 and 2010 is equal to or greater than $133,000,000, then within ten (10) Business Days, or twenty (20) Business Days if the Company has made any election of the type described in Section 2.9(f), Parent shall issue the First Target Shares (less any Earnout Shares for which an offer made by the Company pursuant to Section 2.9(f) has been accepted) and cash, if any, which shares and cash, if any, shall be allocated among the Company Stockholders in accordance with Section 2.9(g) hereof.
               (f) At the Company ’s option, exercisable in its sole discretion within five (5) Business Days following the public disclosure of any Earnout EBITDA amounts, if any of the Earnout EBITDA targets referenced in Sections 2.9(b), (c), (d) or (e) have been achieved, the Company shall have the right to make an offer to Company Stockholders to pay up to 20% of the consideration to be issued in accordance with Sections 2.9(b), (c), (d) and (e) in cash rather than in shares of Parent Common Stock (using a value per share equal to the Trust Value Per Share). Any such offer shall be made to all Company Stockholders and may be accepted by any or all of such Company Stockholders for a period of ten (10) Business Days after the public disclosure by the Company pursuant to the previous sentence. If Parent elects to make an offer to Company Stockholders pursuant to this Section 2.9(f), Parent shall deliver by nationally-recognized overnight courier to each Company Stockholder written notice of such offer accompanied by a form of election pursuant to which such Company Stockholder may elect to receive cash in lieu of shares pursuant to such offer. If a Company Stockholder does not return the form of election, such Company Stockholder shall receive cash or shares, as determined by the Company it its sole discretion.
               (g) In the event that Earnout Shares are issuable pursuant to Sections 2.9(b), (c), (d) or (e), holders of Company Preferred Stock shall be entitled to a number of such Earnout Shares equal to the Preferred Earnout Percentage multiplied by the number of Earnout Shares, and holders of Company Common Stock shall be entitled to a number of Earnout Shares equal to the Common Earnout Percentage multiplied by the number of Earnout Shares.
               (h) In the event the outstanding shares of Parent Common Stock shall be subdivided or reclassified into a greater number of shares of Parent Common Stock, the Earnout Shares issuable upon the achievement of the applicable milestones shall be equitably and proportionately increased and, conversely, in connection with any such combination or reclassification into a smaller number of shares of Parent Common Stock, the Earnout Shares issuable upon the achievement of the applicable milestones shall be equitably and proportionately reduced. For example, for purposes of clarity, assuming 6,250,000 shares would be the amount of shares of Parent Common Stock issued as the Earnout Shares in the First Tranche, (x) in the case of a 2-for-1 stock split of Parent Common Stock, the Earnout Shares issuable upon the achievement of the first milestone shall be increased from 6,250,000 to 12,500,000 and (y) in the case of a 1-for-2 reverse stock split of Parent Common Stock, the Earnout Shares issuable upon the achievement of the first milestone shall be reduced from 6,250,000 to 3,125,000 (assuming for the purposes of this example that there are no adjustments to the number of shares of Parent Common Stock in a Tranche).
               (i) Without limiting the specificity of any of the foregoing, it is the intent of the parties to provide for fair and equitable adjustments to the Earnout Shares to preserve the economic benefits intended to be provided to the Company Stockholders under the terms of this Agreement in the event there is any change in or conversion of the Parent Common Stock and, accordingly, the Parent Board of Directors shall make appropriate equitable adjustments in connection therewith, as determined in the good faith judgment of the Parent Board of Directors.
               (j) No fraction of a share of Parent Common Stock will be issued by virtue of the Earnout, and each holder of shares of Company Common Stock or Company Preferred Stock immediately prior to the Closing who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock which such holder would otherwise receive) shall, upon compliance with Section 2.10 hereof, receive from Parent, in lieu of such fractional share, a number of Earnout Shares that is rounded up to the next whole number.
          Section 2.10 Surrender of Certificates.
               (a) Upon surrender of their Company Certificates at the Closing with a properly completed letter of transmittal (the form of such letter of transmittal to be provided by Parent to the Company for delivery to the Company Stockholders no later than five (5) Business Days prior to Closing), the holders of the Company Common Stock and Company Preferred Stock shall receive in exchange therefor the Merger Consideration and certificates representing the Initial Parent Shares into which their shares of Company Common Stock and Company Preferred Stock shall be converted at the Effective Time, less the Escrowed Indemnity Shares, and the Company Certificates so surrendered shall forthwith be cancelled. Until so surrendered, outstanding Company Certificates will be deemed, from and after the Effective Time, to evidence only the right to receive the applicable Merger Consideration or, in the case of holders of Appraisal Shares, the right to receive the applicable payments set forth in Section 2.7(f).
               (b) No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Company Certificates with respect to the shares of Parent Common Stock to be issued upon surrender thereof until the holders of record of such Company Certificates shall surrender such Company Certificates. Subject to applicable Law, following surrender of any such Company Certificates with a properly completed letter of transmittal, Parent shall promptly deliver to the record holders thereof, without interest, the

Merger Consideration and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the Merger Consideration.
          Section 2.11 Indemnity Escrow. As a remedy for the indemnity set forth in Article VII, at the Closing, Parent shall deposit with Continental Stock Transfer & Trust Company (the “Escrow Agent”) (or another escrow agent mutually agreed to by Parent and the Company) a number of the Initial Parent Shares having a value of $12,500,000 (using a value per share equal to the Trust Value Per Share) (the “Escrowed Indemnity Shares”), to be held in an escrow account (the “Escrow Account”) and released therefrom (if applicable) from time to time to Parent in satisfaction of such indemnity, all in accordance with Article VII hereof and the terms and conditions of the Escrow Agreement. On or prior to the second (2nd) Business Day following the Indemnity Escrow Release Date, the Escrow Agent shall release to the Company Stockholders from the Escrow Account, in accordance with the terms of the Escrow Agreement, a number of Escrowed Indemnity Shares equal to the excess of the number of the Escrowed Indemnity Shares then held in the Escrow Account over Escrowed Shares having a value (based on the average of the Closing Price of Parent Common Stock for the ten (10) consecutive Business Days immediately prior to the Indemnity Escrow Release Date) equal to the aggregate amount of unsatisfied or disputed claims for Losses specified in claims notices properly delivered in accordance with Section 7.3 on or prior to the Indemnity Escrow Release Date. Upon such release, the released Escrowed Indemnity Shares shall be issued to the Company Stockholders in accordance with Section 2.7(c) of the Company Disclosure Statement and the Escrow Agreement. Any Escrowed Indemnity Shares held with respect to any unresolved claims for indemnification shall continue to be held in the Escrow Account until the final resolution of such claims, and upon such final resolution, shall be applied in satisfaction of such claim for indemnification and any amounts in excess of the amounts needed to satisfy such claims for indemnification shall be delivered in accordance with the preceding sentence.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as set forth in the applicable section or subsection of the Company Disclosure Statement (subject to Section 9.11), the Company hereby represents and warrants to Parent as follows:
          Section 3.1 Qualification; Organization; Subsidiaries.
               (a) The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as currently planned by the Company to be conducted. The Company is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary.
               (b) The minute books of the Company and each of its Subsidiaries contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of the Company or the Board of Directors of such Subsidiary (and any committees thereof), similar governing bodies and stockholders (“Corporate Records”) since the respective dates of formation of such entities. True and complete copies of such Corporate Records have been made available to Parent.
               (c) Section 3.1(c) of the Company Disclosure Statement sets forth a complete and correct list of each Subsidiary of the Company, along with the jurisdiction of organization and percentage of outstanding equity interests owned, directly or indirectly, by the Company of each such Subsidiary. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of formation. Each Subsidiary of the Company has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and is currently planned by the Company to be conducted. Each Subsidiary of the Company is duly qualified to transact business in each jurisdiction in which the conduct or nature of its business makes such qualification necessary.
               (d) All equity interests of such Subsidiaries held by the Company have been duly and validly authorized and are validly issued, fully paid and non-assessable and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. The Company owns all of the outstanding equity securities of such Subsidiaries, free and clear of all Liens. Except for its Subsidiaries, the Company does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person or have any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity.
               (e) The Company has delivered to Parent a copy of each of the Organizational Documents of the Company and each of its Subsidiaries, and each such copy is true, correct and complete, and each such instrument is in full force and effect. None of the Company or any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.
          Section 3.2 Authority.
               (a) Each of the Company and its Subsidiaries has all requisite corporate power and authority to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution, delivery and performance of each Transaction Document to which the Company or any of its Subsidiaries is a party and the consummation of the transactions contemplated to be performed by it under the Transaction Documents to which the Company or any of its Subsidiaries is a party have been duly authorized by all necessary and proper corporate action on the part of the Company and of its Subsidiaries (as applicable), and no other corporate proceedings on the part of the Company or any of its Subsidiaries are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

               (b) Each Transaction Document to be delivered by the Company will be duly executed and delivered by the Company and, when so executed and delivered and assuming the valid execution and delivery by the other parties thereto, will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
               (c) The Board of Directors of the Company has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Company Common Stock and Company Preferred Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
          Section 3.3 Capitalization.
               (a) Section 3.3(a) of the Company Disclosure Statement sets forth (i) the authorized Equity Securities of the Company and its Subsidiaries and (ii) the number of Equity Securities of the Company and its Subsidiaries that are issued and outstanding and the record owners thereof, in each case, as of the date hereof. All of the outstanding Equity Securities of the Company and its Subsidiaries are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except as set forth in Section 3.3(a) of the Company Disclosure Statement and except for rights granted to Parent under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature (in each case, to which the Company or any of its Subsidiaries is a party or is otherwise bound or, to the knowledge of the Company, any third party is a party or is otherwise bound) to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any Equity Securities of the Company or its Subsidiaries or any other securities of the Company or its Subsidiaries.
               (b) All of the outstanding Equity Securities of the Company and its Subsidiaries have been issued in compliance in all material respects with all requirements of Laws and Contracts applicable to the Company and its Subsidiaries and the Equity Securities of the Company and its Subsidiaries.
          Section 3.4 No Conflict. None of the execution, delivery or performance by the Company or any of its Subsidiaries of any Transaction Document or the consummation by the Company or any of its Subsidiaries of the Transaction does or will, with or without the giving of notice or the lapse of time or both, (a) result in the creation of any Lien upon any of the properties or assets of any of the Company or its Subsidiaries (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, require a consent under, or give rise to a right of amendment, termination, cancellation or acceleration of, any obligation or to a loss of a benefit under (i) the Organizational Documents of the Company or its Subsidiaries,

(ii) other than with respect to the Credit Facility, any Contract to which the Company or its Subsidiaries is a party or by which their assets or property may be bound, or (iii) any Law, license, Permit or other requirement to which the Company, its Subsidiaries, or any of their properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for those that would not have a Company Material Adverse Effect.
          Section 3.5 Governmental Approvals. Other than any approval required pursuant to the HSR Act, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to the Company or its Subsidiaries in connection with the execution, delivery and performance by the Company or its Subsidiaries of any Transaction Document or the consummation of the Transaction except for those Consents or Orders the failure of which to make or obtain would not have a Company Material Adverse Effect.
          Section 3.6 Financial Information.
               (a) Set forth in Section 3.6(a) of the Company Disclosure Statement are (i) the audited combined balance sheets of ARS, IEC, Excalibur Aviation Inc., Blackhole, L.P. and their Subsidiaries as of December 31, 2006, December 31, 2007 and September 30, 2008 and the related audited statements of operations for the two years ended December 31, 2007 and 2006 and the nine month period ended September 30, 2008, and (ii) the audited balance sheet of the Company as of September 30, 2008 and the related audited statement of operations for the period commencing January 17, 2008 (date of inception) through September 30, 2008 ((i) and (ii) collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the (i) combined financial position of ARS, IEC, Excalibur Aviation Inc., Blackhole, L.P. and their Subsidiaries as of the dates set forth therein and the combined results of their operations for the periods set forth therein and (ii) the financial position of the Company as of the dates set forth therein and the results of its operations for the periods set forth therein. When delivered in accordance with Section 5.2(f), the December Financial Statements will have been prepared from the books, accounts and financial records of the Company and its Subsidiaries and will present fairly, in all material respects, in conformity with GAAP applied on a consistent basis except to the extent provided in the notes to such financial statements, the combined financial position of the Company and its Subsidiaries as of the dates set forth therein and the combined results of their operations for the periods set forth therein.
               (b) Neither the Company nor any of its Subsidiaries has (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in the Company Financial Statements in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any Contracts, this Agreement or the Transaction Documents in accordance with the express terms of such Contracts, this Agreement or the Transaction Documents), that (A) exceeds $100,000 and (B) has not (1) been reflected in the balance sheets included in the Company Financial Statements or (2) arisen in the ordinary course of the Company’s or its Subsidiaries’ business consistent with past practices or (ii)

any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
               (c) The Company and each of its Subsidiaries has in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Company Financial Statements and (B) accumulate and communicate to the Company’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Company Financial Statements and the December Financial Statements. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Company Financial Statements. To the knowledge of the Company, there have been no instances of fraud, whether or not material, during any period covered by the Company Financial Statements.
               (d) To the knowledge of the Company, no employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to the Company, any of its Subsidiaries or any part of their respective operations. To the knowledge of the Company, none of the Company, any of its Subsidiaries or any employee, contractor, consultant, subcontractor or agent of the Company or any of its Subsidiaries has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
               (e) During the periods covered by the Company Financial Statements, the Company’s external auditor with respect to such Company Financial Statements was independent of the Company and its management. Section 3.6(e) of the Company Disclosure Statement lists each report by the Company’s external auditors to the Board of Directors of the Company, or any committee thereof, or the Company’s management concerning any of the following and pertaining to any period covered by the Company Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of the Company, or any committee thereof, or with management of the Company.
               (f) Set forth in Section 3.6(f) of the Company Disclosure Statement is a true and complete schedule of all outstanding Indebtedness of the Company and its Subsidiaries as of the date hereof, including the outstanding principal amount thereof and accrued interest thereon, and the amount of the penalty or premium, if any, that must be paid in connection with the prepayment thereof.
          Section 3.7 Absence of Certain Changes.
               (a) Since September 30, 2008, the Company and its Subsidiaries have conducted their business only in the ordinary course consistent with past practice and there has not been a Company Material Adverse Effect.

               (b) Since September 30, 2008, neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of Parent, would violate Section 5.1(b).
          Section 3.8 Taxes.
               (a) (i) Each of the Company and its Subsidiaries has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all Tax Returns required to be filed by it (“Company Tax Returns”); (ii) all such Company Tax Returns are true, correct and complete in all material respects; and (iii) each of the Company and its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party. The Company has made available to Parent correct and complete copies of all U.S. federal income Tax Returns of the Company and its Subsidiaries relating to the taxable period ending on or after January 1, 2005, filed through the date of this Agreement.
               (b) The Company and its Subsidiaries have (i) duly and timely paid in full all material Taxes required to be paid by them (whether or not shown on any Company Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due.
               (c) The Company Tax Returns have been examined by the applicable governmental authority (or the applicable statutes of limitations for the assessment of Taxes for such periods have expired) for all periods through and including December 31, 2007, and no deficiencies were asserted as a result of such examinations which have not been resolved and satisfied in full.
               (d) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of the Company or its Subsidiaries. The Company has delivered to Parent correct and complete copies of all Tax examination reports, closing agreements and statements of Tax deficiencies assessed against or agreed to by any of the Company or its Subsidiaries received since December 31, 2005.
               (e) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of the Company or its Subsidiaries due for any taxable period and no power of attorney granted by the Company or any of its Subsidiaries with respect to any Taxes is currently in force.
               (f) None of the Company or its Subsidiaries has received written notice of any claim, and, to the knowledge of the Company, no claim has ever been made, by any taxing authority in a jurisdiction where the Company or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

               (g) There are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens.
               (h) The Company and its Subsidiaries are not liable for Taxes of another Person (other than the Company or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
               (i) None of the Company and its Subsidiaries is a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).
               (j) None of the Company and its Subsidiaries is required to make any adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).
               (k) None of the Company and its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
               (l) None of the Company and its Subsidiaries has participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
               (m) Neither the Company nor any of its Subsidiaries constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
               (n) Except as set forth on Schedule 3.8(n), neither the Company nor any of its Subsidiaries has made, changed or revoked any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting.
               (o) The Company neither is nor has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
               (p) Since its formation, neither the Company nor any of its Subsidiaries has included in income any amounts pursuant to Section 951(a)(1) of the Code.
               (q) Since their formation, none of the Company’s Subsidiaries is or has been a controlled foreign corporation, within the meaning of Section 957(a) of the Code, that held an “investment in United States property” as defined in Section 956 of the Code.

               (r) Since its formation, each of the Company’s Subsidiaries has (i) been classified and treated as a corporation, partnership or disregarded entity, for U.S. federal income Tax purposes, as set forth next to such Subsidiary’s name in Section 4.7(r) of the Company Disclosure Statement, (ii) not made, or been the subject of, any election pursuant to Treasury Regulations Section 301.7701-3 to change its original classification as a corporation, partnership or disregarded entity, for U.S. federal income Tax purposes, and (iii) complied with all other requirements of law with respect to its classification as a corporation, partnership or disregarded entity for U.S. federal income Tax purposes.
               (s) None of the Company and its Subsidiaries has represented or covenanted to any Person, in writing or otherwise, that the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements shall qualify as a reorganization within the meaning of Section 368(a) of the Code, as a transfer described in Section 351 of the Code or otherwise as a nonrecognition event for U.S. federal income Tax purposes (or any similar provision of state, local or foreign Tax Law).
          Section 3.9 Parent Proxy Statement. None of the information relating to the Company or its Subsidiaries supplied by the Company, or by any other Persons acting on behalf of the Company, in writing for inclusion in the Proxy Statement will, as of the date that the Proxy Statement (or any amendment or supplement thereto) is first mailed to the Parent Stockholders, at the time of the Parent Stockholders’ Meeting, or at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading in any material respect.
          Section 3.10 Real Property and Assets.
               (a) Sufficiency of Assets.
               (i) The Company and its Subsidiaries (i) own good, valid and marketable title, free and clear of all Liens (except for Permitted Liens) or (ii) have a valid leasehold interest in and the right under valid and subsisting leases to use, possess and control or (iii) have other contractual arrangements for all buildings, machinery, equipment, personal property, Company Leased Real Property, equipment, and other tangible assets that are currently used or held for use for, or material to, or necessary for, the operation of the business of the Company and its Subsidiaries as it is currently conducted or is proposed to be conducted (the “Company Assets”) free and clear of all Liens, except for Permitted Liens.
               (ii) The Company Assets (other than non-finished goods inventory) are usable and with respect to finished goods inventory, saleable, and are reasonably adequate and suitable for their current and intended uses in the ordinary course of the business of the Company and its Subsidiaries as it is currently conducted and proposed to be conducted.

               (b) Owned Real Property. The Company and its Subsidiaries do not own and, to the knowledge of the Company, have never owned any real property.
               (c) Leased Real Property.
               (i) Section 3.10(c)(i) of the Company Disclosure Statement sets forth a true and complete list of all real property of the Company and its Subsidiaries which is leased or subleased by the Company and its Subsidiaries (such real property leased or subleased is herein referred to as the “Company Leased Real Property”).
               (ii) The Company and its Subsidiaries have a valid leasehold interest in the Company Leased Real Property leased or subleased by the Company and its Subsidiaries, in each case free and clear of all Liens, except for Permitted Liens.
               (iii) The Company and its Subsidiaries have made available to Parent true and complete copies of each lease or sublease with respect to each parcel of Company Leased Real Property (each, a “Company Lease”) and all other material agreements (such as contracts, licenses, concessions, arrangements, documents and details of all other agreements (written or oral) relating to, affecting or burdening the leasehold estate, including, but not limited to, any guaranties, work letters, subordination, non-disturbance and attornment agreements, estoppels, reciprocal easement agreements, easements, consents, rights of first offer or refusal, or any other agreement granting any third party the right to use or occupy any portion of the premises (each as amended to date, the “Related Documents”) pertaining to the Company Leased Real Property.
               (iv) None of the Company Leases has been modified, amended or assigned, except to the extent disclosed on Section 3.10(c)(iv) of the Company Disclosure Statement. With respect to each Company Lease: (i) each is in full force and effect and there are no existing monetary defaults, such as any leasing brokerage commissions or payments due in connection with any Company Lease Dispute (as defined below), or material non-monetary defaults under any Company Lease by the Company or its Subsidiaries or, to their knowledge, the lessor thereof; (ii) to their knowledge, no event has occurred or is pending, or to their knowledge is threatened, that (with notice, lapse of time or both) would constitute a monetary breach or default or material non-monetary breach or default under any Company Lease by the Company or any of its Subsidiaries, and to their knowledge any party thereto; (iii) the Company’s and its Subsidiaries’ possession and quiet enjoyment of any Company Leased Real Property under such Company Lease has not been disturbed in any material respect; (iv) except as set forth in Section 3.10(c)(iv) of the Company Disclosure Statement, there are no leases, subleases, licenses, concessions or other agreements or arrangements granting to any third party or parties the right of use or occupancy of any portion of any Company Leased Real Property and neither the Company nor any of its Subsidiaries has assigned its interest under any Company Lease or sublet any part of the premises covered thereby or exercised any right or option thereunder; (v) with respect to any lease of real property that has been terminated, the Company and any of its Subsidiaries that were a party to any such lease have no continuing obligations or liabilities thereunder; (vi) any Improvement has been completed and paid for to date by the party responsible therefor; (vii) neither the Company nor any of its Subsidiaries have received any notice of any, and to their knowledge, there are no, claims, demands, civil or criminal actions (including enforcement proceedings initiated by any Governmental Entity), penalties, suits, proceedings, appeals, litigation, or any other disputes existing, pending, alleged or threatened by any party to a Company Lease, or any third party, relating to or affecting the Company Lease or the demised premises which is the subject thereof (“Lease Disputes”) which have not already been disclosed to Parent and would materially impair the conduct of the Business as it is currently conducted thereon; (viii) the current monthly amounts of base rent, additional rent and any security deposit paid by the Company and its Subsidiaries pursuant to the terms of any Company Lease, or any other amounts required to be paid thereunder, are the amounts set forth in the copy of such Company Lease or on Section 3.10(c)(iv) of the Company Disclosure Statement; (ix) each Company Lease is a valid, binding and enforceable obligation of the Company or its Subsidiary, as the case may be, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity; (x) neither the Company nor any Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold estate which is the subject of any Company Lease; (xi) the Company and any Subsidiary that is a tenant under any Company Lease has obtained and delivered, or will obtain and deliver prior to the Closing Date, all consents of the landlord thereunder, any mortgagor, or any third party, required by the terms of the Company Lease in order for the Transaction to occur as contemplated herein; and (xii) the Company and its Subsidiaries each have a valid leasehold interest in the real property subject to each Company Lease and in each case there are no Liens, easements, covenants or other restrictions applicable to the real property subject to each such Company Lease; except for recorded easements, covenants and other restrictions, which do not, individually or in the aggregate, materially impair the current uses, value or the occupancy by the Company or its Subsidiaries, as the case maybe be, of the real property subject thereto.
          Section 3.11 Contracts.
               (a) Section 3.11(a) of the Company Disclosure Statement lists, as of the date hereof, all Contracts (i) to which the Company or its Subsidiaries is a party or by which any of their assets or property is bound, which are “material contacts” as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, (ii) which provide for payments from the Company or its Subsidiaries in excess of $250,000 during any 12 month period; (iii) relating to any partnership, joint venture, alliance or other cooperation arrangement; (iv) relating to or evidencing Indebtedness for borrowed money of the Company or its Subsidiaries in excess of $250,000, including the Credit Agreement Documentation (or the creation, incurrent, assumption, securing or guarantee thereof); (v) relating to the purchase or sale of assets, or for the furnishing or receipt of services, including customer and supply Contracts, which provide for payment to or from the Company or its Subsidiaries of $250,000 or more during any 12 month period or otherwise relating to any matter involving any Key Supplier or any Key Customer; (vi) which materially limit the ability of any of the Company or its Subsidiaries to compete in any line of business or with any Person or in any geographic area or which limit or restrict the ability of the Company or its Subsidiaries with respect to the development, marketing, sale or distribution of, or other rights with respect to, any products or services, (vii) that create, establish or define the terms and conditions of, govern the transfer, voting, economic or other rights of holders of, or otherwise relate to equity securities issued by the Company or its Subsidiaries; (viii) under which the Company or its Subsidiaries have made any outstanding advance, loan or extension of credit to employees of the Company or its Subsidiaries; (ix) for the purchase or sale of any business, corporation, partnership, joint venture, association or other business organization or any division, asset, operating unit or product line thereof, in each case in excess of $250,000; (x) relating to employment, change of control, retention, severance or material consulting or advising arrangements; (xi) for the purchase, license or lease by the Company of services, materials, products, personal property, supplies or other tangible assets from any supplier or vendor in excess of $250,000; (xii) entered into with Governmental Entities, (xiii) relating to collective bargaining agreements, (xiv) required to be set forth on Section 3.21(b) of the Company Disclosure Statement; and (xv) which are otherwise material to the Company which are not described in any of the categories specified above (the “Company Material Contracts”).
               (b) Each of the Company and its Subsidiaries (and, to the knowledge of the Company, each of the other party or parties thereto) has performed all obligations required to be performed by it under each Company Material Contract, except any such obligations that, individually or in the aggregate, would not have a Company Material Adverse Effect. No event has occurred or circumstance exists with respect to any of the Company or its Subsidiaries or, to the knowledge of the Company, with respect to any other Person that (with or without lapse of time or the giving of notice or both) does or may contravene, conflict with or result in a violation or breach of or give any of the Company or its Subsidiaries or any other Person the right to declare a breach or default or exercise any remedy under, or to accelerate the maturity of, or to cancel, terminate or modify, any Company Material Contract. To the knowledge of the Company, no party to any Company Material Contract has repudiated any material provision thereof or terminated any Company Material Contract. All Company Material Contracts are valid and binding on the Company or its Subsidiaries and, to the knowledge of the Company, the other parties thereto, and are in full force and effect. The Company has provided to Parent true, accurate and complete copies or originals of the Company Material Contracts.
               (c) (i) Other than as set forth in the Credit Agreement, there are no “change of control” or similar provisions or any obligations arising under any Company Material Contract which are created, accelerated or triggered by the execution, delivery or performance of this Agreement or any Transaction Document or the consummation of the Transaction and (ii) none of the execution, delivery or performance of this Agreement or any Transaction Document or consummation of the Transaction will, under the terms, conditions or provisions of any Company Material Contract (A) result in any material increase or decrease in any payment or change in any material term or condition, (B) give rise to any right of amendment, termination, cancellation or acceleration of any right or obligation or to a loss of benefit or (C) grant any repayment or repurchase rights to any Person, except any such provisions or obligations which, individually or in the aggregate, would not have a Company Material Adverse Effect.
          Section 3.12 Litigation. Except as set forth on Section 3.12 of the Company Disclosure Statement, (i) no judgment, ruling, order, writ, decree, stipulation, injunction or determination by or with any arbitrator, court or other Governmental Entity to which the Company or its Subsidiaries is party or by which the Company or its Subsidiaries or any assets thereof is bound, and which relates to or affects the Company and its Subsidiaries, the assets, properties, Liabilities or employees of Company or its Subsidiaries is in effect and (ii) there is no Action pending or, to the knowledge of the Company, threatened against any of the Company or its Subsidiaries or the assets or properties of the Company or its Subsidiaries.
          Section 3.13 Environmental Matters. Neither the Company nor its Subsidiaries have any material Liability under any applicable Environmental Law existing and in effect on the date hereof or under any Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or Release of any Hazardous Materials. The Company and each of its Subsidiaries are and have been at all times in compliance in all material respects with all Environmental Laws.
               (a) Other than with regard to customary filings and notice obligations, neither the Company nor any of its Subsidiaries has received any notice of violation or potential Liability under any Environmental Laws from any Person or any Governmental Entity or any inquiry, request for information, or demand letter relating to operations or properties of the Company which could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries are not subject to any orders arising under Environmental Laws nor are there any administrative, civil or criminal actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries which could reasonably be expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have not entered into any agreement pursuant to which the Company or any of its Subsidiaries have assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.
               (b) There has been no Release or threatened Release of a Hazardous Material on, at or beneath any of the Company Leased Real Property or other properties currently or previously owned or operated by the Company or any of its Subsidiaries or any surface waters or groundwaters thereon or thereunder which requires any material disclosure, investigation, cleanup, remediation, monitoring, abatement, deed or use restriction by the Company or any of its Subsidiaries, or which would be expected to give rise to any other material liability or damages to the Company or any of its Subsidiaries. There are no other facts, circumstances, or conditions which would be expected to give rise to a Liability or damages under any Environmental Laws that may result in a Company Material Adverse Effect.
               (c) The Company and its Subsidiaries have not arranged for the disposal of any Hazardous Material, or transported any Hazardous Material, in a manner that has given, or could reasonably be expected to give, rise to any material liability for any damages or costs of remediation.

               (d) The Company has made available to Parent copies and results of all environmental studies, investigations, reports, assessments or other material environmental documents in its possession concerning the Company or any of its Subsidiaries, the Company Leased Real Property or any real property currently or previously owned or operated by the Company.
          Section 3.14 Compliance with Applicable Law.
               (a) Each of the Company and its Subsidiaries is in compliance, and has complied at all times, in all material respects with all Laws applicable to the Company and its Subsidiaries. No claims or complaints from any Governmental Entities or other Persons have been asserted or received by the Company or its Subsidiaries within the past three years related to or affecting the Company or its Subsidiaries and, to the knowledge of the Company, no claims or complaints are threatened, alleging that the Company or its Subsidiaries are in violation of any Laws or Permits applicable to the Company and its Subsidiaries. To the knowledge of the Company, no investigation, inquiry or review by any Governmental Entity with respect to the Company or its Subsidiaries is pending or threatened.
               (b) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any of their respective directors, officers, employees, agents, or representatives, or any other Person associated with or acting for or on behalf of the Company, or any Subsidiary of the Company, has directly or indirectly in relation to the business of the Company and its Subsidiaries (i) made a contribution, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any of its Subsidiaries, or any Affiliate of the Company, or (D) in violation of applicable Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company or its Subsidiaries, as applicable.
          Section 3.15 Permits. Each of the Company and its Subsidiaries has all the Permits (the “Company Permits”) that are necessary for the Company and its Subsidiaries to conduct their business and operations in compliance, in all material respects, with all applicable Laws, and the Company and its Subsidiaries have complied in all material respects with all of the terms and requirements of the Company Permits.
          Section 3.16 Employee Matters.
               (a) Section 3.16(a) of the Company Disclosure Statement includes a complete list of all Employee Benefit Plans.
               (b) With respect to each Employee Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service, if any. Except as specifically provided in the foregoing documents delivered or made available to Parent, as of the date of this Agreement there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.
               (c) The Internal Revenue Service has issued a favorable determination letter with respect to each Employee Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”) that has not been revoked and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Qualified Plan.
               (d) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof, have been timely made or paid in full.
               (e) With respect to each Employee Benefit Plan, the Company and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans. Each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that would reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any Lien (except for Permitted Liens) on the assets of the Company or any of its Subsidiaries under ERISA or the Code.
               (f) No Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code.
               (g) (i) No Employee Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of the Company and its Subsidiaries nor any of their respective ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.
               (h) There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing.
               (i) The Company and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof,

except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to the Company and its Subsidiaries. There has been no communication to employees by the Company or any of its Subsidiaries which would reasonably be interpreted to promise or guarantee such employees retiree health or life insurance or other retiree death benefits on a permanent basis.
               (j) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) require the funding of any trust or other funding vehicle, (ii) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment (including forgiveness of indebtedness) or benefit to any employee, officer or director of the Company or any of its Subsidiaries, or (iii) result in any limitation on the right of the Company or any of its Subsidiaries to amend, merge or terminate any Employee Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.
               (k) As of the date hereof, all Persons classified or treated by any of the Company or its Subsidiaries as independent contractors or otherwise as non-employees satisfy all applicable laws, rules, regulations and other requirements of Law to be so classified or treated, and each of the Company and its Subsidiaries has fully and accurately reported in all material respects their compensation of any kind on IRS Forms 1099 or as otherwise required by Law.
               (l) None of the Company and its Subsidiaries nor any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the Employee Benefit Plans or their related trusts, the Company, any of its Subsidiaries or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
               (m) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance in all material respects with Section 409A of the Code, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final regulations issued thereunder or Internal Revenue Service Notice 2005-1.
          Section 3.17 Labor Matters.
               (a) Neither the Company nor its Subsidiaries is party to or bound by any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or its Subsidiaries; and no employees of the Company or its Subsidiaries are represented by any labor organization with respect to their employment with the Company or its Subsidiaries. No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority within the last two (2) years. Within the last two (2) years, there has been no actual or, to the knowledge of the Company, threatened, organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any of its Subsidiaries.
               (b) Neither the Company nor its Subsidiaries has received: (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any complaints, grievance or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.
               (c) Each of the Company and its Subsidiaries is in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of labor, employment, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, employee leave issues and unemployment insurance or occupational safety and health laws.
               (d) Neither the Company nor its Subsidiaries is delinquent in payments to any current or former employee for any services or amounts required to be reimbursed or otherwise paid.
               (e) Neither the Company nor its Subsidiaries is a single employer with, joint employer with or alter ego of each other or any other Person with respect to employment.
               (f) Each of the Company and its Subsidiaries is and has been in compliance, in all material respects, with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local Law relating to plant closings and layoffs.

               (g) To the knowledge of the Company, no employee of the Company or its Subsidiaries is in violation of any material term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating: (i) to the right of any such employee to be employed by the Company or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.
               (h) Neither the Company nor its Subsidiaries is or has been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.
          Section 3.18 Insurance.
               (a) Except as would not have a Company Material Adverse Effect, the insurance policies and surety bonds which the Company and its Subsidiaries maintain with respect to their assets, Liabilities, employees, officers or directors (“Company Insurance Policies”), (i) are in full force and effect and will not lapse or be subject to suspension, modification, revocation, cancellation, termination or nonrenewal by reason of the execution, delivery or performance of any Transaction Document or consummation of the Transaction; and (ii) are sufficient for compliance with all requirements of Law and Contracts of the Company and its Subsidiaries. The Company and its Subsidiaries are current in all premiums or other payments due under each Company Insurance Policy and have otherwise performed in all material respects all of their respective obligations thereunder.
               (b) The Company or its Subsidiaries have not received during the past three years from any insurance carrier with which it has carried any material insurance (i) any refusal of coverage or notice of material limitation of coverage or any notice that a defense will be afforded with reservation of rights in respect of claims that are or would be reasonably be expected to be material to the Company or its Subsidiaries or (ii) any notice of cancellation or any notice that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any Company Insurance Policy is not willing or able to perform its obligations thereunder.
          Section 3.19 Transactions with Affiliates.
               (a) Except as provided in Section 3.19(a) of the Company Disclosure Statement, (i) there are no transactions or Contracts between the Company or any of its Subsidiaries, on the one hand, and any director, officer or stockholder (or Affiliate thereof) of the Company, on the other hand, (ii) no director, officer or employee of the Company or its Subsidiaries or Affiliate of the Company (other than its Subsidiaries) has any material interest in any Company Material Contract, tangible asset or Business Intellectual Property (other than through such Person’s equity interest) that is used by the Company or its Subsidiaries in the conduct of its business as it has been conducted prior to the Closing Date, and (iii) no Affiliate of any director, officer or employee of the Company or its Subsidiaries has entered into any agreement whereby such Person owes any Indebtedness to or is owed any Indebtedness from any of the Company or its Subsidiaries, other than employment relationships and compensation, benefits, repayment of travel, entertainment and other advances made in the ordinary course of business.
               (b) The agreements set forth on Section 3.19(b) of the Company Disclosure Statement shall have been terminated prior to the Effective Time without current or future obligations or liabilities applicable to or on the Company, Parent or any of their respective Subsidiaries (and copies of the related termination agreements shall have been provided to Parent).
          Section 3.20 Key Customers and Key Suppliers. Section 3.20 of the Company Disclosure Statement sets forth a true and complete list of (a) the top five (5) customers (by revenue) of the Company and its Subsidiaries, taken as a whole, during each of 2006 and 2007 and for the first nine (9) months of 2008 (the “Key Customers”) and sets forth opposite the name of such Key Customer the approximate amount of revenue attributable to such Key Customer during such period, and (b) the top five (5) suppliers (by amounts paid) of the Company and its Subsidiaries, taken as a whole, during each of 2006 and 2007 and for the first nine (9) months of 2008 (the “Key Suppliers”) and sets forth opposite the name of such Key Supplier the approximate aggregate amounts paid to such Key Supplier during such period. Except as set forth on Section 3.20 of the Company Disclosure Statement, since January 1, 2007, no Key Customer or Key Supplier has cancelled or otherwise terminated its relationship with the Company and its Subsidiaries, and none of the Company or any of its Subsidiaries has received any notice from any Key Customer or Key Supplier to the effect that any such Key Customer or Key Supplier intends to terminate or adversely modify its relationship with the Company and its Subsidiaries. Since January 1, 2007, no Key Customer has (i) other than in the ordinary course of business, failed to purchase the quantity of goods required to be purchased by such Key Customer pursuant to the terms of the Contract with such Key Customer or (ii) otherwise breached or defaulted on its obligations under any such Contract.
          Section 3.21 Intellectual Property.
               (a) Each of the Company and its Subsidiaries owns or has a valid license or right to use all Business Intellectual Property, free and clear of any Liens (except Permitted Liens).
               (b) Section 3.21(b) of the Company Disclosure Statement sets forth a correct and complete list of all (i) issued Patents and Patent applications, (ii) Trademark registrations and applications and material unregistered Trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, and (iv) material Software, in each case which is owned by the Company or its Subsidiaries in any jurisdiction in the world. The Company or its Subsidiaries is the sole and exclusive beneficial and, with respect to applications and registrations, record owner of all of the Intellectual Property items set forth in Section 3.21(b) of the Company Disclosure Statement, and all such Intellectual Property is subsisting, and to the knowledge of the Company, valid and enforceable.
               (c) Section 3.21(c) of the Company Disclosure Statement sets forth a true, correct, and complete list of all material Contracts pursuant to which the Company or its Subsidiaries (i) are granted or obtains any right to use any Intellectual Property (other than standard form Contracts granting rights to use readily available shrink wrap or click wrap Software having an acquisition price of less than $50,000 in the aggregate for all such related Contracts), (ii) are restricted in its right to use or register any Intellectual Property, or (iii) permit any other Person, to use, enforce, or register any Intellectual Property.
               (d) The consummation of the transactions contemplated by this Agreement will not result in the material loss or impairment of or payment of any material additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or its Subsidiaries’ right to own, use, or hold for use any of the Business Intellectual Property as owned, used, or held for use in the conduct of the Business.
               (e) Except as set forth in Section 3.21(e) of the Company Disclosure Statement:
               (i) The conduct of the Business (including the products and services of the Company and its Subsidiaries) as currently conducted, and the conduct of the Business as conducted in the past three (3) years, does not, in any material respect, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, any Person’s Intellectual Property rights, and there has been no such claim asserted or threatened (including in the form of offers or invitations to obtain a license) in the past three (3) years against the Company or its Subsidiaries, or, to the knowledge of the Company, any other Person.
               (ii) To the knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Business Intellectual Property, and no such claims have been asserted or threatened against any Person by the Company or its Subsidiaries, or, to the knowledge of the Company, any other Person, in the past three (3) years.
               (iii) The Company and its Subsidiaries take reasonable measures to protect the confidentiality of Trade Secrets, including requiring all Persons having access thereto to execute written non-disclosure agreements.
               (iv) No current or former partner, director, stockholder, officer, or employee of the Company or its Subsidiaries will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any of the Business Intellectual Property.
          Section 3.22 Sufficiency of Assets. The business and operations of the Company and its Subsidiaries, taken together, constitute substantially all of the business reflected on the Company Financial Statements.
          Section 3.23 Stockholder Approval. In accordance with the DGCL and the Company’s Organizational Documents, the Company has obtained the requisite written consents from the holders of Company Common Stock and Company Preferred Stock evidencing such holders’ approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby, and such consents shall not be rescinded, revoked or impaired in any manner. Other than such consents, no other vote, approval or consent of holders of the securities of the Company is required to authorize and approve the consummation of the Transaction. The Company has provided to Parent true, accurate and complete copies or originals of such written consents.
          Section 3.24 Agreements Relating to Acquisition of ARS, IEC and IDET. Each of the Company and any of its Subsidiaries have taken, or caused to be taken, all actions, and have done, or caused to be done, and have assisted and cooperated with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by and in accordance with the Agreement and Plan of Merger between the Company, Integrated Drilling Acquisition Corp. and IDE Holdings, dated as of December 3, 2008 (the “IDE Merger Agreement”), the Contribution Agreement between Stephen D. Cope, Ronald Moreau, Christopher Naquin, Eric Storm and Jeff Sweet and IDE Holdings, dated as of December 1, 2008, the Contribution Agreement by and among SDC Management Services, LLC, Stephen D. Cope, Ronald Moreau, Eric Storm, Jeff Sweet, IDE Holdings and IDE GP, dated as of December 1, 2008, and Contribution Agreement between Stephen D. Cope and IDE Holdings, dated as of December 1, 2008 (collectively, the “Contribution Agreements”), without any further obligations on the part of the Company or any of its Subsidiaries with respect thereto. The Company and its Subsidiaries have not amended or supplemented any of the terms or waived any of the provisions of any IDE Merger Agreement or the Contribution Agreements without the prior written consent of Parent. The Company has provided to Parent true, accurate and complete copies or originals of the IDE Merger Agreement and the Contribution Agreements and there are no other Contracts, commitments or undertakings of any nature with respect thereto.
          Section 3.25 Joint Venture. Section 3.25 of the Company Disclosure Statement lists, as of the date hereof, all joint ventures to which the Company or any of its Subsidiaries is a party. The Company and each such Subsidiary is in compliance in all material respects with all requirements applicable to the Company and its Subsidiaries under such joint ventures. The Company has delivered to Parent correct and complete copies of all Contracts, if any, relating to any joint venture.
          Section 3.26 Trust Account. The Company hereby acknowledges that it has reviewed the final prospectus of Parent, dated May 18, 2007 (the “Prospectus”) and the Investment Management Trust Agreement by and between Parent and Continental Stock Transfer & Trust Company, dated as of May 18, 2007 (the “Trust Agreement”), and is aware that disbursements from the Trust Account are available only in the limited circumstances set forth therein.
          Section 3.27 No Brokers. Except as set forth in Section 3.27 of the Company Disclosure Statement, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company of its Subsidiaries who is or will be entitled to any fee, commission or payment from the Company or its Subsidiaries in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
          Section 3.28 Section 203 of the DGCL; Texas Law. Prior to the date of this Agreement, the Board of Directors of the Company has taken all action necessary so that the restrictions on business combinations contained in Section 203 of the DGCL will not apply with respect to or as a result of this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby, including the Merger, without any further action on the part of the Company’s stockholders or the Board of the Directors of the Company. No other state takeover statute, including any anti-takeover or business combination statute in the states of Delaware and Texas, is applicable to the Merger.
          Section 3.29 No Additional Representations. The Company acknowledges that neither Parent, its officers, directors or stockholders, nor any other Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company and any of its representatives, in each case except as expressly set forth in Article IV (as modified by the Parent Disclosure Statement).
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Except as set forth in the applicable section or subsection of the Parent Disclosure Statement (subject to Section 9.10), Parent and Merger Sub represent and warrant to the Company as follows:
          Section 4.1 Organization.
               (a) Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate, limited liability or other power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted and as it will be conducted through the Closing Date. Each of Parent and Merger Sub is duly qualified to transact business in each jurisdiction in which the ownership, leasing or holding of its properties or the conduct or nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. Parent has delivered to the Company a copy of each of the Organizational Documents of Parent and of Merger Sub, and each such copy is true, correct and complete, and each such instrument is in full force and effect. Neither Parent nor Merger Sub is, and has not been, in violation of any of the provisions of its Organizational Documents.
               (b) The minute books of Parent and Merger Sub contain true, complete and accurate records of all meetings and consents in lieu of meetings of the Board of Directors of Parent or the board of managers of Merger Sub (and any committees thereof), similar governing bodies and stockholders or members (“Parent Corporate Records”) since the respective dates of formation of such entities. True and complete copies of such Parent Corporate Records have been made available to the Company.

               (c) Except for Merger Sub, Parent does not have any Subsidiaries or own beneficially or otherwise, directly or indirectly, any Equity Securities or ownership interest in, or have any obligation to form or participate in, any other Person (including the Company).
          Section 4.2 Authority.
               (a) Each of Parent and Merger Sub has the corporate power, authority and legal right to execute and deliver each Transaction Document delivered or to be delivered by it and to perform all of its obligations under the Transaction Documents. The execution and delivery of this Agreement and each Transaction Document to which Parent or Merger Sub is a party has been duly and validly authorized by all necessary corporate or limited liability company action on the part of Parent and Merger Sub, and no further corporate or limited liability company proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each Transaction Document to which Parent or Merger Sub is a party, or to consummate the transactions contemplated hereby, other than the Parent Stockholder Approval.
               (b) This Agreement and each Transaction Document delivered or to be delivered by Parent or Merger Sub has been duly authorized, executed and delivered by Parent and Merger Sub and assuming the valid execution and delivery by the other parties thereto constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors’ rights in general and by general principles of equity (regardless of whether enforcement is sought in equity or at law).
               (c) The Board of Directors of Parent has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to, and in the best interests of, Parent and its stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the holders of the shares of Parent Common Stock approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.
          Section 4.3 Capitalization.
               (a) Section 4.3(a) of the Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Parent, (ii) the number of Equity Securities of Parent that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Parent that are reserved for issuance, in each case, as of the date hereof.
               (b) All of the outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of Parent Capital Stock or any other securities of Parent.

               (c) As of the Closing, the Initial Parent Shares to be issued pursuant to this Agreement will be duly authorized and when issued and delivered in accordance with the terms of this Agreement will be validly issued, fully paid, non-assessable, free and clear of all Liens of any kind, and not issued in violation of, and not subject to, any preemptive right.
               (d) Section 4.3(d) of the Parent Disclosure Statement sets forth (i) the authorized Equity Securities of Merger Sub, (ii) the number of Equity Securities of Merger Sub that are issued and outstanding, (iii) the number of Equity Securities held in treasury, and (iv) the number of Equity Securities of Merger Sub that are reserved for issuance, in each case, as of the date hereof and as of the Closing Date.
               (e) All of the outstanding membership interests of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and were not issued in violation of, and are not subject to, any preemptive rights. Except for the rights granted under this Agreement, there are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements with respect to, any shares of capital stock of Merger Sub or any other securities of Merger Sub.
          Section 4.4 No Conflict. None of the execution, delivery or performance by Parent or Merger Sub of any Transaction Document delivered or to be delivered by them or the consummation of the Transaction does or will, with or without the giving of notice or the lapse of time or both (a) result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub (except for Permitted Liens) or (b) conflict with, or result in a breach or violation of or a default under, or give rise to a right of amendment, termination, cancellation or acceleration of any obligation or to a loss of a benefit under (i) any Organizational Documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which its assets or property may be bound, or (iii) assuming compliance with the matters referred to in Section 4.5 of the Parent Disclosure Statement, any Law, license, Permit or other requirement to which Parent’s or Merger Sub’s properties or assets are subject, except, in the case of clauses (a), (b)(ii) and (b)(iii), for any conflicts, breaches, violations or defaults as would not have a Parent Material Adverse Effect.
          Section 4.5 Governmental Approvals. Except (i) as would not have a Parent Material Adverse Effect, (ii) any approval required pursuant to the HSR Act or (iii) expressly contemplated by this Agreement, no Consent or Order of, with or to any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance by Parent or Merger Sub of any Transaction Document or the consummation by Parent or Merger Sub of the Transaction.
          Section 4.6 Absence of Undisclosed Liabilities.
               (a) Neither Parent nor Merger Sub has (i) any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in accordance with GAAP, but excluding future obligations to perform pursuant to the terms of any

Contracts, this Agreement or the Transaction Documents in accordance with the express terms of such Contracts, this Agreement or the Transaction Documents or obligations incurred in the process of identifying and consummating the initial business combination), that (A) exceeds $100,000 and (B) has not (1) been reflected in the September 30, 2008 Parent balance sheet or the notes thereto, as included in the Form 10-Q Parent filed with the SEC on November 14, 2008 (the “September 30, 2008 Parent Balance Sheet”) or (2) arisen in the ordinary course of Parent’s or Merger Sub’s business consistent with past practices or (ii) any “off-balance sheet arrangement” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
               (b) Parent and Merger Sub have in place systems and processes that are designed to (A) provide reasonable assurances regarding the reliability of the Parent Financial Statements and (B) accumulate and communicate to Parent’s principal executive officer and principal financial officer in a timely manner the type of information that is required to be disclosed in the Parent Financial Statements. Neither Parent nor Merger Sub nor, to Parent’s knowledge, any employee, auditor, accountant or representative of Parent or Merger Sub has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the inadequacy of such systems and processes or the accuracy of the Parent Financial Statements. To Parent’s knowledge, there have been no instances of fraud, whether or not material, during any period covered by the Parent Financial Statements.
               (c) To Parent’s knowledge, no employee has provided or is providing information to any Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any Law applicable to Parent, Merger Sub or any part of their respective operations. To Parent’s knowledge, none of Parent, Merger Sub or any employee, contractor, consultant, subcontractor or agent of Parent or Merger Sub has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. Section 1514A(a).
               (d) During the periods covered by the Parent Financial Statements, Parent’s external auditor with respect to such Parent Financial Statements was independent of Parent and its management. Section 4.6(d) of the Parent Disclosure Statement lists each report by Parent’s external auditors to the Board of Directors of Parent, or any committee thereof, or Parent’s management concerning any of the following and pertaining to any period covered by the Parent Financial Statements: critical accounting policies; internal controls; significant accounting estimates or judgments; alternative accounting treatments; and any required communications with the Board of Directors of Parent, or any committee thereof, or with management of Parent.
          Section 4.7 Absence of Certain Changes.
               (a) Since September 30, 2008, Parent has conducted its business only in the ordinary course in all material respects and there has not been a Parent Material Adverse Effect.

               (b) Since September 30, 2008, Parent has not taken any action which, if taken after the date hereof and prior to the Closing without the prior written consent of the Company, would violate Section 5.1(b) hereof.
          Section 4.8 Taxes.
               (a) (i) Each of Parent and its Subsidiaries has duly and timely filed (or has had filed on its behalf) with the appropriate taxing authority all Tax Returns required to be filed by it (“Parent Tax Returns”); (ii) all such Parent Tax Returns are true, correct and complete in all material respects; and (iii) each of Parent and its Subsidiaries has complied in all material respects with all applicable Laws relating to information reporting and the payment and withholding of Taxes and has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, foreign person, or other third party.
               (b) Parent and its Subsidiaries have (i) duly and timely paid in full all material Taxes required to be paid by them (whether or not shown on any Parent Tax Return) and (ii) made adequate provision in accordance with GAAP (or have had paid or provision has been made on their behalf) for the payment of all Taxes not yet due.
               (c) There is no audit, examination, claim, assessment, levy, deficiency, administrative or judicial proceeding, lawsuit or refund Action pending or threatened in writing with respect to any Taxes of Parent or its Subsidiaries.
               (d) There are no outstanding Contracts or waivers extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, Taxes of Parent or its Subsidiaries due for any taxable period and no power of attorney granted by Parent or any of its Subsidiaries with respect to any Taxes is currently in force.
               (e) None of Parent or its Subsidiaries has received written notice of any claim, and, to the knowledge of Parent, no claim has ever been made, by any taxing authority in a jurisdiction where Parent or its Subsidiaries do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
               (f) There are no Liens for Taxes upon any property or assets of Parent or its Subsidiaries, except for Permitted Liens.
               (g) Parent and its Subsidiaries are not liable for Taxes of another Person (other than Parent or its Subsidiaries) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise.
               (h) None of Parent and its Subsidiaries is a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement or arrangement with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

               (i) None of Parent and its Subsidiaries is required to make any adjustment for any taxable period (or portion thereof) ending after the Closing Date as a result of any change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(a) or (c) of the Code (or any corresponding or similar provision of state, local or foreign applicable Law).
               (j) None of Parent and its Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.
               (k) None of Parent and its Subsidiaries has participated in a “reportable transaction,” as defined in Treasury Regulations Section 1.6011-4(b)(2).
               (l) Neither Parent nor any of its Subsidiaries has made, changed or revoked any Tax election, changed any annual Tax accounting period, or adopted or changed any method of Tax accounting.
               (m) Since its formation, each of Parent and Merger Sub has (i) been classified and treated for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively, (ii) not made, or been the subject of, any election pursuant to Treasury Regulations Section 301.7701-3 to change its original classification for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively, and (iii) complied with all other requirements of Law with respect to its classification for U.S. federal income Tax purposes as a corporation and as a disregarded entity, respectively.
          Section 4.9 Parent SEC Reports.
               (a) Parent has made available to the Company a correct and complete copy of each report, registration statement and definitive proxy statement filed by Parent with the SEC (the “Parent SEC Reports”), which are all the forms, reports and documents required to be filed by Parent with the SEC prior to the date of this Agreement and which were filed on a timely basis. As of their respective dates the Parent SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
               (b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”), including each Parent SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes) and each fairly presents or will fairly present in all material respects the financial position of Parent at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.
               (c) Parent is in compliance in all material respects with the applicable listing and corporate governance rules of the NYSE Alternext U.S. LLC (“NYSEAlternextUS”); provided that Parent makes no representation or warranty as to whether the shares of Parent Common Stock to be issued in the Merger will be approved for listing on NYSEAlternextUS after giving effect to the transactions contemplated by this Agreement.
          Section 4.10 Real Property and Assets.
               (a) Sufficiency of Assets. Parent owns good and valid title or has a valid leasehold interest to use, possess and control all machinery, equipment, personal property, and other tangible assets that are used in, or material to the operation of, the business of Parent as it is currently conducted or is proposed to be conducted (the “Parent Assets”) free and clear of all Liens, except for Permitted Liens.
               (b) Owned Real Property. Parent and its Subsidiaries do not own and, to the knowledge of Parent, have never owned any real property.
               (c) Leased Real Property. Except as set forth on Section 4.10(c) of the Parent Disclosure Statement, Parent and Merger Sub are not parties to or subject to any lease or sublease of real property.
          Section 4.11 Contracts.
               (a) Except as set forth in the Parent SEC Reports filed prior to the date of this Agreement, there are no Contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent may be bound, subject or affected, which creates or imposes a liability greater than $250,000, except for any fees or expenses of Parent’s advisors in connection with the Transaction (“Parent Contracts”). All Parent Contracts are set forth in Section 4.13(a) of the Parent Disclosure Statement other than those that are exhibits to one or more of the Parent SEC Reports.
               (b) Each Parent Contract is valid, binding and enforceable against Parent or Merger Sub and, to the knowledge of Parent, against each other party thereto in accordance with its terms, and is in full force and effect. Parent or Merger Sub has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance, status or any other respect (claimed or actual) in connection with, any Parent Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default thereunder. To the knowledge of Parent, no other party to any Parent Contract is in material default in respect thereof, and no event has occurred which, with notice or lapse of time or both, would constitute such a default, except in each case as would not have a Parent Material Adverse Effect.
          Section 4.12 Litigation. There are no Actions pending or, to the knowledge of Parent, threatened, before any Governmental Entity, or before any arbitrator, of any nature, brought by or against any of Parent or Merger Sub or, to the knowledge of Parent, any of the respective officers or directors involving or relating to Parent or Merger Sub or the assets, properties or rights of Parent or Merger Sub or the transactions contemplated by this Agreement. There is no judgment, decree, injunction, rule or order of any Governmental Entity or before any arbitrator, of any nature outstanding or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub.
          Section 4.13 Compliance with Applicable Law. (i) Each of Parent and Merger Sub is in compliance and has complied in all material respects with all Laws applicable to Parent and Merger Sub and their respective businesses, and (ii) no claims or complaints from any Governmental Entities or other Persons have been asserted or received by Parent or Merger Sub since formation related to or affecting Parent and its business and, to the knowledge of Parent or Merger Sub, no claims or complaints are threatened, alleging that Parent or Merger Sub is in violation of any Laws or Permits applicable to Parent or Merger and their business. To the knowledge of Parent, no investigation, inquiry or review by any Governmental Entity with respect to Parent is pending or threatened, except for any review of any filings made by Parent with the SEC.
          Section 4.14 Required Vote of the Parent Stockholders. The affirmative vote of holders of a majority of the shares of Parent Common Stock (i) issued in its initial public offering present and entitled to vote at the Parent Stockholders Meeting to approve the Transaction contemplated by this Agreement, (ii) present and voting to approve the issuance and sale of the Parent Common Stock (to the extent that such issuance requires stockholder approval under the rules of the American Stock Exchange), assuming a quorum is present at the Parent Stockholders Meeting, and (iii) outstanding to approve amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit E, are the only votes of holders of securities of Parent which are required to obtain the Parent Stockholder Approval and to authorize the consummation of the Transaction (provided that, even if such vote were obtained, the Parent Stockholder Approval shall be deemed not to have occurred if holders of 30% or more of the shares of Parent Common Stock that were issued in Parent’s initial public offering vote against the Transaction and properly elect conversion of their shares).
          Section 4.15 Information in Proxy Statement. The information in the Proxy Statement (other than information relating to the Company supplied by the Company for inclusion in the Proxy Statement) will not, as of the date of its distribution to the Parent Stockholders (or any amendment or supplement thereto) or at the time of the Parent Stockholders’ Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

          Section 4.16 Transactions with Affiliates. Except as contemplated by the Transaction Documents, there are no Contracts or transactions between Parent and any other Person of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and the Exchange Act and no loans by Parent to any of its employees, officers or directors, or any of its Affiliates.
          Section 4.17 No Brokers. Except as set forth on Section 4.17 of the Parent Disclosure Statement, there is no investment banker, broker, finder or other similar financial intermediary which has been retained by or is authorized to act on behalf of Parent or Merger Sub who is or will be entitled to any fee, commission or payment from Parent or Merger Sub in connection with the negotiation, preparation, execution or delivery of any Transaction Document or the consummation of the Transaction.
          Section 4.18 Intellectual Property. Neither Parent nor Merger Sub own, license or otherwise have any right, title or interest in any material Intellectual Property or registered Intellectual Property.
          Section 4.19 Employees. Neither Parent nor Merger Sub has, and never has had, any employees, other than those officers that are listed in one or more of the Parent SEC Reports, or been a party to any Employee Benefit Plan.
          Section 4.20 Business Activities. Other than as described in Parent’s filings with the SEC, since its organization, Parent has not conducted any material business activities other than activities directed toward the accomplishment of a business combination. Except as set forth in the Parent Certificate of Incorporation, there is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or to which Parent is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent, any acquisition of property by Parent or the conduct of business by Parent as currently conducted other than such effects as would not individually or in the aggregate reasonably be expected to have a Parent Material Adverse Effect.
          Section 4.21 Trust Fund. As of the date hereof, Parent has, and expects to have at Closing, no less than $115 million (the “Trust Fund”) invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act in the Trust Account, inclusive of any interest thereon, less (i) any Taxes paid, (ii) any amounts incurred by Parent for working capital and other expense requirements made in accordance with the Trust Agreement or in connection with the transactions contemplated by this Agreement, or (iii) any amounts as Parent is required to pay (x) to stockholders who elect to have their shares converted into cash in accordance with the provisions of Parent’s Amended and Restated Certificate of Incorporation and the Trust Agreement or (y) as deferred underwriters’ compensation in connection with Parent’s initial public offering.
          Section 4.22 No Additional Representations. Parent and Merger Sub acknowledge that neither the Company, its officers, directors or stockholders, nor any Person has made any representation or warranty, express or implied, of any kind, including without limitation any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or Merger Sub and any of their representatives, in each case except as expressly set forth in Article III (as modified by the Company Disclosure Statement).
ARTICLE V
COVENANTS AND AGREEMENTS
          Section 5.1 Conduct of Business. Except (i) as expressly required by the Transaction Documents or Law; (ii) as set forth in Section 5.1 of each of the Company Disclosure Statement or Parent Disclosure Statement, as applicable; (iii) in the case of the Company, with the consent in advance in writing by Parent, such consent not to be unreasonably withheld, conditioned or delayed; or (iv) in the case of Parent, with the consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement and the Closing Date:
               (a) The Company shall (and shall cause each of its Subsidiaries to):
               (i) carry on its business in the ordinary course of business consistent with past practice; and
               (ii) use reasonable best efforts to (A) preserve intact relationships, and maintain any Contracts, with its customers, suppliers and other Persons with which it has business relationships and (B) keep available the services of its present officers and employees.
               (b) The Company shall not, nor will it cause or permit any of its Subsidiaries to, do any of the following:
               (i) propose to adopt any amendments to or amend its Organizational Documents;
               (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) commitments, subscriptions, rights to purchase or otherwise) Equity Securities;
               (iii) acquire or redeem, directly or indirectly, or amend any of its securities;
               (iv) make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any shares of capital stock or other Equity Securities;

               (v) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of it;
               (vi) forgive any loans to any of its employees, officers or directors, or any of its Affiliates (other than the Company’s Subsidiaries);
               (vii) except for borrowings in the ordinary course under the Credit Facility not in excess of $38 million at any time outstanding, (A) incur or assume any long-term or short-term Indebtedness or issue any debt securities, (B) mortgage, pledge, dispose of, grant, abandon, or permit to lapse any of its material assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens) or agree to do any of the foregoing; or (C) disclose or agree to disclose to any Person, other than representatives of Parent and Merger Sub, any Trade Secret;
               (viii) make any change in any of the accounting principles or practices used by it except as required by Law or GAAP;
               (ix) acquire, sell, lease, license or dispose of any other Person or any equity interest therein or any material property or assets in any single transaction or series of related transactions, other than in the ordinary course of business consistent with past practice;
               (x) enter into, renew or amend any transaction or Contract between (A) the Company or any of its Subsidiaries, on the one hand, and (B) any affiliate of the Company (other than any of the Company’s Subsidiaries), on the other hand;
               (xi) other than in the ordinary course of business consistent with past practice (except with respect to Contracts of the type listed in clauses (iii), (iv), (vi), (vii), (viii), (ix), (x), (xii), (xiii), (xiv) or (xv) of Section 3.11(a)) enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Company Material Contracts;
               (xii) except as required to comply with applicable Law, make, change or revoke any material Tax election, amend any Tax Returns, change any Tax accounting method or annual Tax accounting period, settle or compromise any material Tax liability, or consent to the extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
               (xiii) represent or covenant to any Person, in writing or otherwise, that the Merger or any other transaction contemplated by this Agreement, the IDE Merger Agreement or the Contribution Agreements shall qualify as a reorganization within the meaning of Section 368(a) of the Code, as a transfer described in Section 351 of the Code or otherwise as a nonrecognition event for U.S. federal income Tax purposes (or any similar provision of state, local or foreign Tax Law);
               (xiv) enter into any collective bargaining agreement;
               (xv) hire or terminate the employment services of any employee with the title of Vice President or above;
               (xvi) except as required pursuant to existing written agreements or Employee Benefit Plans in effect prior to the execution of this Agreement, or as otherwise required by Law, (A) other than in the ordinary course of business, consistent with past practice, increase the compensation, severance or other benefits payable or to become payable to its directors, officers or employees, or former employees, or (B) enter into any employment, change of control, severance or retention agreement with any employee of the Company or any Subsidiary; or
               (xvii) enter into a Contract to do any of the foregoing.
               (c) Parent shall not, nor will it permit Merger Sub to, do any of the following:
               (i) propose to adopt any amendments to or amend its Organizational Documents (other than as provided in Section 2.6 and Section 5.2);
               (ii) except as required to consummate the Transaction and to comply with this Agreement, authorize for issuance, issue, sell, deliver or agree to issue, sell or deliver (whether through the issuance or granting of options, warrants, other equity-based (whether payable in cash, securities or other property or any combination of the foregoing) securities) any of its securities;
               (iii) amend any of its securities or make any distribution or declare, pay or set aside any dividend with respect to, or split, combine or reclassify any of its equity interests or any shares of capital stock, except, in each case, in connection with the exercise of conversion rights by Parent stockholders pursuant to paragraph B of Article Seventh of Parent’s Amended and Restated Certificate of Incorporation;
               (iv) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
               (v) make any change in any of the accounting principles or practices used by Parent except as required by changes in GAAP;
               (vi) except as required to comply with applicable Law, change any material Tax election, amend any Tax Returns, change any Tax accounting method, settle or compromise any material Tax liability, or consent to the extension or waiver of the limitations period applicable to a material Tax claim or assessment;
               (vii) sell, lease, license, pledge or otherwise dispose of, distribute or encumber any properties or assets of Parent or Merger Sub;
               (viii) other than in the ordinary course of business consistent with past practice, enter into, amend, modify, release any terms of, or waive, grant, assign or transfer any of its material rights or claims under, or terminate any Parent Contract; or
               (ix) enter into any Contract to do any of the foregoing.
          Section 5.2 Proxy Statement; Parent Stockholders’ Meeting.
               (a) As promptly as practicable after the execution of this Agreement, Parent will prepare and file the Proxy Statement with the SEC. Parent will respond to any comments of the SEC, and Parent will use its reasonable best efforts to (i) cause the Proxy Statement, including any amendment or supplement thereto, be approved by the SEC, and (ii) cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable. As promptly as practicable after the execution of this Agreement, Parent will prepare and file any other filings required under the Securities Act or the Exchange Act or any other Federal, foreign or Blue Sky Laws relating to the Transaction (collectively, the “Other Filings”). Parent will notify the Company promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff or any other governmental officials for amendments or supplements to the Proxy Statement or any Other Filing or for additional information and will supply the Company with copies of all correspondence between Parent or any of its representatives, on the one hand, and the SEC, or its staff or other government officials, on the other hand, with respect to the Proxy Statement or any Other Filing. Parent shall permit the Company to participate in the preparation of the Proxy Statement and any exhibits, amendments or supplements thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto and shall not file the Proxy Statement or any exhibits, amendments or supplements thereto or any response letters to any comments from the SEC without the prior consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed (it being understood and agreed that it shall not be deemed reasonable to withhold, condition or delay consent to prevent or object to the disclosure of a fact, circumstance or item that is required to be disclosed by applicable Law, rule or regulation or by the staff of the SEC after reasonable consideration of all relevant facts and circumstances). Parent agrees that the Proxy Statement and the Other Filings will comply in all material respects with all applicable Laws and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other party of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to Parent Stockholders, such amendment or supplement. The Proxy Statement will be sent to the Parent Stockholders for the purpose of soliciting proxies from Parent Stockholders to vote in favor of (i) approval of the Initial Business Combination contemplated by this Agreement, including the issuance and sale of the Parent

Common Stock to the extent that such issuance requires stockholder approval under the rules of the applicable stock exchange; and (ii) approving amendments to the Certificate of Incorporation of Parent as required so that the Certificate of Incorporation of Parent can be amended and restated in the form set forth on Exhibit E (the matters described in clauses (i) and (ii), the “Voting Matters”).
               (b) As soon as practicable after the Proxy Statement is approved by the SEC or Parent has been notified by the SEC that it will not review the Proxy Statement, Parent shall distribute the Proxy Statement to the Parent Stockholders and, pursuant thereto, shall call a meeting of the Parent Stockholders (the “Parent Stockholders’ Meeting”) in accordance with the DGCL and solicit proxies from such holders to vote in favor of the approval of the Transaction and the other Voting Matters.
               (c) Parent shall comply, and the Company shall provide Parent with such information concerning the Company reasonably requested by Parent that is necessary for the information concerning the Company in the Proxy Statement to comply, with all applicable provisions of and rules under the Exchange Act and other applicable federal securities laws and all applicable provisions of the DGCL in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Parent Stockholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is distributed to the Parent Stockholders, and as of the date of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information relating to the Company or any other information furnished by the Company or its Subsidiaries for inclusion in the Proxy Statement).
               (d) Subject to its fiduciary duties under Delaware Law, the Board of Directors of Parent shall recommend that the Parent Stockholders vote in favor of approval of the Transaction and the other Voting Matters, and Parent, acting through Board of Directors of Parent, shall include in the Proxy Statement such recommendation, and shall otherwise use best efforts to obtain the Parent Stockholder Approval; provided that under no circumstances shall Parent’s directors, officers or shareholders be required to expend any personal funds (other than reasonable business expenses reimbursable by Parent), incur any liabilities or bring (or threaten to bring) any Action against a third party in order to obtain the Parent Stockholder Approval. This Section 5.2(d) shall not be construed to require Parent to be required to make any payment to any shareholder in exchange for such shareholder’s vote in favor of the Merger. The Company shall use reasonable best efforts to assist Parent in obtaining the Parent Stockholder Approval, including by participating in customary investor presentations and road shows.
               (e) The Company shall review the Proxy Statement and shall confirm in writing to Parent, as of the date of mailing the Proxy Statement to Parent Stockholders, that the information relating to the Company contained in the Proxy Statement does not, to the knowledge of the Company, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (the “Proxy Confirmation”). From and after the date on which the Proxy Statement is mailed to the Parent Stockholders, the Company will give Parent written notice of any action taken or not taken by the Company or its Subsidiaries which is known by the Company to cause the Proxy Confirmation to be incorrect or inaccurate in any material respect; provided that, if any such action shall be taken or fail to be taken, the Company and Parent shall cooperate fully to cause an amendment to be made to the Proxy Statement such that the Proxy Confirmation is no longer incorrect or inaccurate in any material respect with respect to any information concerning the Company required to be included in the Proxy Statement.
               (f) The Company shall provide to Parent in form and substance appropriate for inclusion in the Proxy Statement, audited consolidated financial statements of the Company and its Subsidiaries as of December 31, 2008 and for the twelve months ended December 31, 2008 (the “December Financial Statements”), as soon as reasonably practicable, but no later than February 28, 2009, (iii) shall cooperate with Parent in connection with the preparation of related pro forma financial statements, in each case that comply with either (A) the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) for financial statements that would be required to be included in a definitive Proxy Statement filed pursuant to Regulation 14A of the Exchange Act or (B) the requirements set forth in clause (A) except as the staff of the SEC may permit Parent by waiver of such requirements (in either case (A) or (B), together with customary reports and “comfort” letters of the Company’s independent public accountants) and (iv) shall provide and make reasonably available upon reasonable notice the senior management employees of the Company to discuss the materials prepared and delivered pursuant to this Section 5.2(f).
          Section 5.3 Reasonable Efforts; Regulatory Matters; Third-Party Consents.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the Transaction, including, without limitation, to prepare and file, as promptly as practicable, all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all Consents of all third parties and Governmental Entities set forth in Sections 3.5 and 4.5 and related schedules or that are necessary or advisable to consummate the Merger or the Transaction; provided, however, that (i) no party shall be required to make any payment to obtain any Consent from a third party (or Governmental Entity), and (ii) neither Parent nor Company nor any of their Subsidiaries shall agree orally or in writing to any material amendments to any Company Material Contract or Parent Contract, as applicable (whether to have effect prior to or after the Closing), in each case, in connection with obtaining any Consents from any private third-party or Governmental Entity without obtaining the prior written consent of the other party.
               (b) If any required Consent of any third party (excluding any Governmental Entity) is not obtained prior to the Closing, the parties hereto, each without cost, expense or liability to the other (except as provided in Article VI hereof), shall cooperate in good faith to seek, if possible, alternative arrangements to achieve the economic results intended.

               (c) Subject to applicable Law and any applicable confidentiality restrictions, Parent and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall have the right to review (in advance to the extent practicable) any information relating to the other that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Merger or the Transaction, provided that nothing contained herein shall be deemed to provide any party to this Agreement with a right to review any such information provided to any Governmental Entity on a confidential basis in connection with the Merger or the Transaction. The parties may also, as each deems reasonably necessary, designate any competitively sensitive material provided to the other under this Section 5.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.
               (d) The Company and Parent shall give prompt notice to the other, of (i) any representation or warranty made by it contained in any Transaction Document becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Document, provided, however, that such notification pursuant to this Section 5.3(d) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.
          Section 5.4 Access to Information; Confidentiality. Each of the Company and Parent shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged pursuant to this Section 5.4 shall be subject to the confidentiality agreement, dated as of August 21, 2008, between the Company and Parent (the “Confidentiality Agreement”), which shall remain in full force and effect pursuant to its terms.
          Section 5.5 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, stock exchange rule or court process.
          Section 5.6 Quotation of Listing. Parent shall use its commercially reasonable efforts to cause the Initial Parent Shares to be approved for listing on NYSEAlternextUS or such other securities exchange as may be mutually agreed to in writing by Parent and the Company, subject to official notice of issuance, prior to the Effective Time. The Company and its

Subsidiaries shall cooperate fully in completing any listing application to cause the Initial Parent Shares to be approved for listing pursuant to the preceding sentence.
          Section 5.7 Directors’ and Officers’ Insurance.
               (a) From and after the Effective Time, Parent agrees that it will indemnify, defend and hold harmless each present and former director and officer of Parent (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of Parent, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that Parent would have been permitted under applicable Law and its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Parent shall also promptly advance expenses as incurred to the fullest extent that Parent would have been permitted under applicable Law or its Certificate of Incorporation or Bylaws (and, to the extent not contrary to applicable Law or its Certificate of Incorporation, any indemnification agreement) in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by applicable Law or Parent’s Certification of Incorporation or Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under applicable Law and Parent’s Certificate of Incorporation and Bylaws shall be made by independent counsel selected by the Company. In the event of any claim, action, suit, proceeding or investigation, Parent shall not settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents.
               (b) The Certificate of Incorporation and the Bylaws of Parent shall contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of this Agreement, in Parent’s Certificate of Incorporation and Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of seven (7) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individual.
               (c) From and after the Closing Date and until the seven (7) year anniversary of the Closing Date, Parent shall maintain in effect directors’ and officers’ liability insurance (or, at Parent’s option, a “tail” insurance policy) covering the Indemnified Parties for any actions taken by them or omissions by them on or before the Closing Date with the same directors’ and officers’ liability insurance coverage as may be provided from time to time by Parent to its then existing directors and officers; provided that, in no event will Parent be required to expend in the aggregate amounts in any year in excess of 300% of the amount of the last annual premium for such insurance, as set forth on Section 5.7(c) of the Parent Disclosure Statement, to cover its then existing directors and officers (in which event, Parent shall purchase the greatest coverage available for such amount). Nothing in this Section 5.7 shall affect the right of any directors or officers that continue their employment with Parent to participate in any directors’ and officers’ liability insurance policy in effect after the Closing for actions taken after the Closing.
               (d) The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.
               (e) The rights of the Indemnified Parties under this Section 5.7 shall be in addition to any rights such Indemnified Parties may have under the Certificate of Incorporation or Bylaws of Parent, or under any applicable Contracts or Laws, and Parent shall, and shall honor and perform under all indemnification agreements entered into by Parent.
          Section 5.8 Stock Symbol. As of and after the Effective Time, Parent shall (a) change the name of Parent to “Integrated Drilling Equipment Company” and (b) cause the symbol under which the Parent Common Stock and any warrants to purchase Parent Common Stock are traded to change to a symbol as determined by the Company that, if available, is reasonably representative of the corporate name or business of the Company.
          Section 5.9 Trust Waiver. The Company hereby acknowledges, on its behalf and on behalf of its Subsidiaries and Representatives, that Parent is a blank check company formed for the purpose of acquiring (an “Initial Business Combination”) one or more businesses or assets. The Company further acknowledges that Parent’s sole assets consist of the cash proceeds of the public offering (the “IPO”) and private placements of its securities, and that substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its stockholders and the underwriters of its IPO. The monies in the Trust Account may be disbursed only (i) to Parent’s Public Stockholders (as such term is defined in the agreement governing the Trust Account) in the event of the redemption of their shares or the liquidation of Parent, (ii) to Parent in an aggregate amount of up to $1,750,000 of interest accrued from the Trust Account for working capital, (iii) to Parent after it consummates an Initial Business Combination, and (iv) if Parent fails to complete an Initial Business Combination within the allotted time period and liquidates, subject to the terms of the agreement governing the Trust Account, to Parent’s Public Stockholders. For and in consideration of Parent agreeing to evaluate the Company for purposes of consummating an Initial Business Combination with it, the Company and its Subsidiaries and each holder of Company Common Stock hereby agrees that it does not have any right, title, interest or claim of any kind in or to any monies in the Trust Account (any “Claim”) and hereby waives any Claim it may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Parent and will not seek recourse (whether directly or indirectly) against the Trust Account for any reason whatsoever.
          Section 5.10 No Solicitation.
               (a) From the date hereof through the earlier of the Closing Date or termination of this Agreement, the Company and its Affiliates shall not, and shall not authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, (i) furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, or have discussions with any third party that is seeking to make, or has made, a Company Acquisition Proposal, or (ii) enter into any agreement with respect to a Company Acquisition Proposal. Except with the prior written consent of Parent in its sole discretion, the Company shall immediately cease and cause to be terminated any such negotiations, discussions or agreements (other than with Parent) that are the subject matter of clause (i) or (ii) above. In the event that the Company or any of the Company’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Company Acquisition Proposal, or any request for disclosure or access as referenced in clause (i) above, except with the prior written consent of Parent in its sole discretion, the Company shall immediately (A) suspend any discussions with such offeror or Person with regard to such offer, proposal, or request and (B) notify Parent thereof, including information as to the material terms of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal or request.
               (b) From the date hereof through the earlier of the Closing Date or termination of this Agreement, Parent shall not authorize any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors to, directly or indirectly, make any Parent Acquisition Proposal, enter into any agreement with respect to a Parent Acquisition Proposal or have discussions with any third party with respect to a Parent Acquisition Proposal, provided that Parent and its representatives may engage in such discussions with a third party and/or furnish confidential information to a third party if (A) it is in response to an unsolicited bona fide proposal or offer made by such third party and (B) Board of Directors of Parent has determined in good faith, after consultation with its legal and financial advisors, that such proposal or offer constitutes or could reasonably be expected to lead to a Superior Proposal. In the event that the Parent or any of Parent’s Affiliates shall receive, prior to the Effective Time or the termination of this Agreement, any offer, proposal, or request, directly or indirectly, with respect to a Parent Acquisition Proposal, or any request for disclosure or access to information regarding Parent, except with the prior written consent of Company in its sole discretion, Parent shall promptly (and in any event within 48 hours) notify the Company thereof, including information as to the material terms of the Parent Acquisition Proposal and the identity of the Person making such Parent Acquisition Proposal or request.
               (c) The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.10 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that the

Company or Parent, as the case may be, shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.10 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, specific performance being the sole remedy with respect to this Section 5.10 if it is available. Without limiting the foregoing, it is understood that any violation of the restriction set forth above by (A) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of the Company shall be deemed to be a breach of this Agreement by the Company and (B) any officer, director, employee, Affiliate, investment banker, attorney, accountant, consultant or other agent or advisor of Parent shall be deemed to be a breach of this Agreement by Parent.
          Section 5.11 Additional Agreements. The Company shall use reasonable best efforts to cause the appropriate parties (other than Parent) to enter into the Additional Agreements and the Key Employment Agreements (to the extent not previously entered into) at or prior to Closing, and Parent shall enter into such Additional Agreements at or prior to Closing and Stephen D. Cope shall enter into the Escrow Agreement at or prior to Closing.
          Section 5.12 FIRPTA. Each holder of Company Common Stock and Company Preferred Stock, to the extent eligible to do so under applicable Law, shall deliver to Parent on the Closing Date a duly executed “Non-Foreign Person Affidavit,” as provided pursuant to Section 1445(b)(2) of the Code and Treasury Regulations Section 1.1445-2(b)(2) and the Company shall (i) deliver to Parent on the Closing Date a duly executed affidavit that interests in the Company are not United States real property interests as provided pursuant to Section 1445(b)(3) of the Code and Treasury Regulations Section 1.1445-2(c)(3) and (ii) provide to the Internal Revenue Service a notice as required by Treasury Regulations Section 1.897-2(h), in each case, in a form reasonably acceptable to Parent; provided that, if a Company Stockholder does not deliver a “Non-Foreign Person Affidavit,” and the Company does not comply with the provisions of clauses (i) and (ii) above, Parent shall be permitted to withhold from the Merger Consideration as provided by Section 1445 of the Code.
          Section 5.13 Tax Treatment. Parent and its Subsidiaries shall report the Merger on their U.S. Tax Returns as a reorganization within the meaning of Section 368(a) of the Code. Except as required to comply with applicable Tax Law or any settlement or compromise of a Tax audit, examination or other Tax proceeding with any taxing authority, Parent and its Subsidiaries shall not take on their Tax Returns or otherwise any position inconsistent with (i) the Tax treatment of the Merger as a reorganization within the meaning of Section 368(a) of the Code, or (ii) the Tax treatment by the Company or any of its Subsidiaries of the transactions contemplated by the IDE Merger Agreement or the Contribution Agreements to which the Company or any of its Subsidiaries was a party as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or (b) of the Code.
          Section 5.14 Environmental Reports. Parent and/or its appointed agents shall be entitled at Parent’s expense to perform any environmental investigation, including but not limited to soil and groundwater sampling, at the properties set forth on Section 3.10 of the Company Disclosure Statement (the “Environmental Reports”). The Company and its Subsidiaries shall provide Parent and its appointed agents access to such properties and shall fully cooperate with all reasonable requests made by Parent and its appointed agents in connection with such investigations. The Environmental Reports shall be conducted in accordance with applicable ASTM standards and shall also include an assessment of compliance with applicable Environmental Laws, regulations and permits. The Environmental Reports shall include cost estimates calculated in good faith for the remediation of each identified Recognized Environmental Condition (as that term is defined in the ASTM standards), if any.
ARTICLE VI
CONDITIONS TO CLOSING
          Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
               (a) No Injunctions or Illegality. No statute, rule, regulation, executive order, decree or ruling shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other governmental authority of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 5.3, each of the parties shall have used reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.
               (b) Regulatory Approvals. (i) All waiting periods (and all extensions thereof), if any, applicable to the consummation of the Merger under the HSR Act shall have terminated or expired, and (ii) all approvals or consents of a Governmental Entity which are required to be obtained in connection with the Merger shall have been obtained, except where the failure to obtain such approval or consent would not, individually or in the aggregate, have or reasonably be expected to have a Parent Material Adverse Effect or Company Material Adverse Effect.
               (c) Stockholder Approval. The Parent Stockholder Approval shall have been obtained.
               (d) Net Assets. The Board of Directors of Parent shall have determined that the fair market value of the Company immediately prior to the Effective Time is at least eighty percent (80%) of the net assets of Parent immediately prior to the Effective Time (excluding the amount held in the Trust Account representing a portion of the compensation of the underwriters in connection with Parent’s initial public offering).
          Section 6.2 Conditions to Obligations of Parent. The obligations of Parent to effect the Merger are subject to the satisfaction or waiver by Parent at or prior to the Closing of each of the following conditions:

               (a) Representations and Warranties. (i) The representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.19, 3.23 and 3.27 shall be true and correct in all material respects, in each case both when made and at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties set forth in Article III shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Company Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties, to be so true and correct would not have a Company Material Adverse Effect. The Company shall have delivered to Parent a certificate confirming the foregoing (i) and (ii) as of the Closing Date.
               (b) Performance of Obligations of Company. Each and all of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement shall have been performed and complied with in all material respects. The Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.
               (c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred at or after the date hereof. The Company shall have delivered to Parent a certificate confirming the foregoing as of the Closing Date.
               (d) Consents. The Company shall have obtained all Consents necessary to the consummation of the Merger including any Consents necessary for the valid continuation of any Contract, except those Consents the failure of which to obtain would not, individually or in the aggregate, have or be expected to have a Company Material Adverse Effect, and the Company shall have delivered to Parent executed counterparts of all such Consents.
               (e) Additional Agreements. Each of the Additional Agreements shall have been executed and delivered by each of the parties to such Additional Agreements other than Parent.
               (f) Appraisal Rights. Company Stockholders that beneficially own more than ten percent (10%) or more of the outstanding shares of Company Common Stock (as adjusted for stock dividends, stock splits and similar events) shall not have demanded and validly perfected appraisal of shares in accordance with the DGCL.
               (g) Opinion of Counsel. Parent shall have received an opinion from outside counsel to the Company in the form set forth on Exhibit G hereto.
               (h) Employment Agreements. Each of Stephen D. Cope, Stephen Goodland, Eric Storm, Michael Pilkinton, and Christopher Naquin shall have executed and delivered to Parent on the date hereof an employment agreement substantially the forms attached hereto as Exhibits K-1 to K-5, respectively (the “Key Employment Agreements”).
               (i) Environmental. Parent shall have received acceptable results from the Environmental Reports performed pursuant to Section 5.14. The results shall be deemed acceptable if such Environmental Reports reveal (i) no material environmental contamination that would require any further investigation, remediation and/or corrective action under any applicable Environmental Law or regulation and (ii) no material environmental risk or liability, including, without limitation, no violation of any applicable Environmental Law or regulation.
          Section 6.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction or waiver by the Company at or prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. (i) The representations and warranties set forth in Sections 4.1, 4.3, 4.14, 4.16 and 4.17 hereof shall be true and correct in all material respects at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), and (ii) all other representations and warranties of Parent in Article IV shall be true and correct (disregarding all qualifications or limitations as to “materiality” or “Parent Material Adverse Effect”) at and as of the Closing Date as if made on the Closing Date (except to the extent expressly made as of the date hereof or as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not have a Parent Material Adverse Effect, and Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing (i) and (ii) as of the Closing Date.
               (b) Performance of Obligations of Parent. Each and all of the covenants and agreements of Parent to be performed or complied with pursuant to this Agreement on or prior to the Closing Date shall have been performed and complied with in all material respects. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.
               (c) Material Adverse Effect. No Parent Material Adverse Effect shall have occurred at or after the date hereof. Parent shall have delivered to the Company a certificate signed by an executive officer of Parent confirming the foregoing as of the Closing Date.
               (d) Opinion of Counsel. The Company shall have received an opinion from outside counsel to Parent in the form set forth on Exhibit I hereto.
               (e) Trust Fund. Parent shall have made appropriate arrangements to have the funds contained in the Trust Fund dispersed to Parent promptly following the Closing.
               (f) Additional Agreements. Each of the Additional Agreements shall have been executed and delivered by Parent.
               (g) Board Composition. The persons identified as directors on Exhibit C shall be elected to the Board of Directors of the Parent pursuant to Section 2.5(b)

ARTICLE VII
SURVIVAL; INDEMNIFICATION
          Section 7.1 Survival of Representations, Warranties and Covenants. If the Transaction is consummated, the representations and warranties of the Company set forth in this Agreement, any Transaction Document or in any certificate delivered in connection with this Agreement shall survive the Closing and continue in full force and effect until the Indemnity Escrow Release Date (the “Survival Period”). The representations and warranties of Parent shall not survive the Closing. The covenants of the Company and Parent contained in this Agreement shall survive the Closing indefinitely or until, by their respective terms, they are no longer operative. Any claim made by Parent under this Article VII prior to the end of the Survival Period shall be preserved despite the subsequent expiration of the Survival Period and any claim notice sent prior to the expiration of the Survival Period shall survive until final resolution thereof.
          Section 7.2 Indemnification of Parent.
               (a) Subject to the terms and conditions of this Article VII and the consummation of the Merger, the Escrowed Indemnity Shares shall be used to indemnify and defend, save and hold harmless Parent, the Surviving Entity and their respective directors, officers, agents, employees, successors and assigns (the “Parent Indemnitees”) from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:
               (i) the failure of any of any representation or warranty of the Company or any of its Subsidiaries contained in or made pursuant to this Agreement, any Transaction Document, any schedule or any certificate delivered by the Company to Parent pursuant to this Agreement with respect hereto or thereto in connection with the Closing to be true and correct in all respects as of the date of this Agreement and as of Closing as if made as of the Closing (except in the case of any representation or warranty that speaks only as of a specific date, which representation or warranty shall be true and correct as of such date);
               (ii) failure of the Company or any of its Subsidiaries to fully perform, fulfill or comply with any covenant or agreement of the Company or any of its Subsidiaries contained in this Agreement;
               (iii) the Excluded Taxes;
               (iv) the Reorganization Taxes;
               (v) any amounts paid pursuant to any judgment or settlement entered in connection with the litigation listed on Section 3.12 of the Company Disclosure Statement;
               (vi) any Taxes imposed by any Government Entity as a result of Parent’s failure to withhold pursuant to Section 1445 of the Code and the

Treasury Regulations promulgated thereunder from the Merger Consideration payable to any holder of Company Common Stock or Company Preferred Stock that did not deliver to Parent a duly executed “Non-Foreign Person Affidavit” as described in Section 5.12; or
               (vii) Parent’s enforcement of its rights under this Section 7.2.
               (b) Subject to the other limitations contained herein, the Parent Indemnitees shall be entitled to be indemnified in respect of Section 7.2(a) (other than in the case of the exceptions in the final proviso of this Section 7.2(b)) solely and exclusively from the Escrowed Indemnity Shares in accordance with the Escrow Agreement, and such Escrowed Indemnity Shares shall constitute the sole source of recovery for any claims by Parent Indemnitees arising under this Agreement; provided that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a)(i) (other than in respect of any breach of the representations set forth in Sections 3.1, 3.2, 3.3, 3.6(f), 3.8, and 3.27) unless and until the aggregate amount of all such Losses otherwise payable exceeds $1,000,000 (the “Deductible”) , at which time the Parent Indemnitees shall be entitled to indemnification for such Losses in excess of the Deductible; provided, further that no Losses of any Parent Indemnitees shall be indemnifiable pursuant to Section 7.2(a)(v) unless and until the aggregate amount of all such Losses otherwise payable exceeds the amount listed on Section 3.12 of the Company Disclosure Statement, in which event the amount of Losses that are payable shall include the entire amount of such Losses (including the initial the amount listed on Section 3.12 of the Company Disclosure Statement of such Losses); provided, however, that if the aggregate amounts of such Losses are less than the amount listed on Section 3.12 of the Company Disclosure Statement, then such Losses shall be counted towards the Deductible; provided, further, that the aggregate indemnification for Losses pursuant to this Article VII shall not in any event exceed the aggregate value of Escrowed Indemnity Shares, as determined pursuant to Section 7.4(b); provided, further, that nothing in this Article VII shall preclude or in any way restrict any Parent Indemnitee from seeking additional remedies in respect of Losses resulting from fraud, willful misrepresentation or intentional breach.
               (c) As used in this Article VII, the term “Losses” shall include all losses, liabilities, damages, Taxes, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purposes of determining the amount of any Losses for which Parent may be entitled to indemnification pursuant to this Article VII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Company Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.
               (d) The amount of any Losses subject to indemnification under Section 7.2 shall be reduced by the amounts actually recovered by the Parent Indemnitees under applicable insurance policies with respect to claims related to such Losses.

               (e) Except as otherwise permitted by the proviso in the last sentence of Section 7.2(b) or in respect of Third Party Claims, the Escrowed Indemnity Shares shall not be available under Section 7.2 to any Parent Indemnitee for any consequential or incidental damages (other than consequential or incidental damages in the form of lost profits or diminution of value) or punitive Losses, except in each case to the extent awarded to a third party in connection with a Third Party Claim.
          Section 7.3 Procedures.
               (a) General. Promptly after the discovery by any Parent Indemnitee of any Loss or Losses, claim or breach, including any claim by a third party (a “Third Party Claim”), that reasonably would be expected to give rise to a claim for indemnification hereunder, the Parent Indemnitee shall deliver to the Escrow Representative a certificate (a “Claim Certificate”) that:
               (i) states that the Parent Indemnitee has incurred or suffered Losses, or reasonably anticipates that it may or will incur liability for Losses, for which such Parent Indemnitee is entitled to indemnification pursuant to this Agreement; and
               (ii) specifies in reasonable detail, to the extent practicable, each individual item of Loss included in the amount so stated, the date (if any) such item was incurred or suffered, the basis for any anticipated liability and the nature of the misrepresentation, default, breach of warranty or breach of covenant or claim to which each such item is related and, to the extent computable, the computation of the amount to which such Parent Indemnitee claims to be entitled hereunder;
provided, that no delay on the part of the Parent Indemnitee in notifying the Escrow Representative shall diminish the rights of the Parent Indemnitees to obtain recovery therefor except to the extent that the delay shall increase the amount of such claim or Loss, and then only to such extent.
               (b) Disputes. If the Escrow Representative objects to the indemnification of a Parent Indemnitee in respect of any claim or claims specified in any Claim Certificate, the Escrow Representative shall deliver a written notice (“Notice of Objection”) to such effect to the Parent Indemnitee within 30 days after receipt by the Escrow Representative of such Claim Certificate. Thereafter, the Escrow Representative and the Parent Indemnitee shall attempt in good faith to agree upon the rights of the respective parties within 30 days of receipt by the Parent Indemnitee of such Notice of Objection with respect to each of such claims to which the Escrow Representative has objected. If the Parent Indemnitee and the Escrow Representative agree with respect to any of such claims, the Parent Indemnitee and the Escrow Representative shall promptly prepare and sign a memorandum setting forth such agreement and, if applicable, an instruction to the Escrow Agent. Should the Parent Indemnitee and the Escrow Representative fail to agree within such 30 day period as to any particular item or items or amount or amounts, then the Parent Indemnitee and the Escrow Representative shall jointly engage an independent arbitrator to resolve such dispute. The arbitration shall be held in accordance with the Streamlined Arbitration Rules of JAMS (the “Rules”) in New York, New York. The parties shall have ten days from commencement of the arbitration to agree on an arbitrator. If they fail to timely agree, the arbitrator shall be appointed by JAMS in accordance with the Rules. The Parent Indemnitee and the Escrow Representative shall each be entitled to submit a presentation to the arbitrator. Such presentation shall take place at a hearing to be held within thirty (30) days after the appointment of the arbitrator or as soon thereafter as practicable. At a date and time proposed by the arbitrator within five (5) days after the hearing each party shall submit to the arbitrator and the other party a proposed award. The arbitrator shall render his or her decision within ten business days of receipt of the proposed award. The Surviving Entity will pay the fees and expenses of the arbitrator and the expenses, if any, of making the presentations. The award of the arbitrator will be final, conclusive and binding on the parties and may be entered and enforced in any court having jurisdiction.
               (c) Third Party Claims. The Parent Indemnitees shall have the right in their sole discretion to conduct the defense of any Third Party Claim and any expense incurred in connection with such defense shall be reimbursed out of the Escrowed Indemnity Shares only if it is determined that the Parent Indemnitees are entitled to indemnification for Losses; provided, however, that no indemnification of any Parent Indemnitee shall be available for any amount paid in settlement of any such Third Party Claim effected by the Parent Indemnitee without obtaining (i) an irrevocable and unconditional release of the Parent Indemnitees and the Company Stockholders and (ii) the prior written consent of the Escrow Representative, which consent shall not be unreasonably withheld or delayed. If any such action or claim is settled having obtained an irrevocable and unconditional release of the Parent Indemnitees and the Company Stockholders and the prior written consent of the Escrow Representative, or if there be a final judgment for the plaintiff in any such action, the Parent Indemnitee shall be entitled to indemnification for the amount of any Loss relating thereto, and any such indemnification for the amount of any Loss shall be reimbursed out of the Escrowed Indemnity Shares.
               (d) Company Defense; Settlement. In the event the Parent Indemnitees elect not to defend the Third Party Claim, the Escrow Representative may cause the Surviving Entity to defend such claim at its expense subject to reimbursement out of the Indemnity Escrow Amount only if it is determined that the Parent Indemnitees are entitled to indemnification for Losses. In such event, neither the Surviving Entity nor the Escrow Representative shall have any right to settle, adjust or compromise such Third Party Claim without the prior written consent of the Parent Indemnitee against whom the Third Party Claim has been asserted, which consent shall not be unreasonably withheld, conditioned or delayed.
               (e) Agreed Claims; Arbitrator Failure to Render Decision. Claims for Losses specified in any Claim Certificate to which the Escrow Representative did not object in writing within 30 days of receipt of such Claim Certificate, claims for Losses covered by a memorandum of agreement of the nature described in Section 7.3(b) and claims for Losses the validity and amount of which have been the subject of resolution by arbitration or of a final non-appealable judicial determination are hereinafter referred to, collectively, as “Agreed Claims.” The Parent Indemnitee shall be entitled to payment for any Agreed Claims, subject to the limitations set forth herein, within ten (10) Business Days of the determination of the amount of any such Agreed Claims and the number of Escrowed Indemnity Shares having a market value, determined in accordance with Section 7.4(b), equal at such time to the amount of such Agreed Claim shall be released to Parent and retired.
          Section 7.4 Payments.
               (a) All amounts payable to Parent or any of the Parent Indemnitees with respect to Losses pursuant to this Article VII shall be settled solely and exclusively by release of Escrowed Indemnity Shares by the Escrow Agent pursuant to the Escrow Agreement, until all such shares have been so released (or are subject to such release), or are otherwise released, from escrow pursuant to the Escrow Agreement.
               (b) The value of each Escrowed Indemnity Share for purposes of making payments to Parent or any of the Parent Indemnitees on account of Losses in accordance with the provisions of this Article VII shall be deemed to be the average of the Closing Price of Parent Common Stock for the ten (10) consecutive Business Days immediately prior to the date on which such share is released to a Parent Indemnitee.
               (c) Except in the case of fraud, willful misrepresentation or intentional breach, the indemnification provisions set forth in this Article VII shall be the sole and exclusive remedy of the parties after the Closing for damages with respect to the transactions contemplated hereby. Each party agrees that the other party, its agents and representatives (each of whom shall be third party beneficiaries of this provision) shall have no liability to the first party except as set forth in this Agreement or the other Transaction Documents and except to the extent of such other party’s, such agent’s or such representative’s fraud, willful misrepresentation or intentional breach.
               (d) The Company, Parent and the Company Stockholders agree to treat for all Tax purposes each indemnification payment pursuant to this Article VII as an adjustment to the consideration payable pursuant to this Agreement and shall take no position for all Tax purposes contrary thereto unless required to do so by applicable Tax Law pursuant to a determination as defined in Section 1313(a) of the Code.
          Section 7.5 Escrow Representative.
               (a) Stephen D. Cope is hereby designated by the Company and its stockholders to serve as the agent of such stockholders, as the initial Escrow Representative hereunder with respect to the matters set forth in this Article VII, and by his signature below Mr. Cope hereby acknowledges such appointment and agrees to serve in such capacity on the terms and subject to the conditions set forth herein and in the Escrow Agreement. Effective only upon the Effective Time, the Escrow Representative (including any successor or successors thereto) shall act as the representative of the Company Stockholders, and shall be authorized to act on behalf of the Company Stockholders and to take any and all actions required or permitted to be taken by the Escrow Representative under this Article VII with respect to any claims made by any Parent Indemnitee for indemnification pursuant to this Article VII (including, without limitation, the exercise of the power to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any claims for indemnification). The Escrow Representative shall be the only party entitled to assert the rights of the Company Stockholders hereunder and the Escrow Representative shall perform all of the obligations (other than payment) of the Company Stockholders under this Article VII. Any Person shall be entitled to rely on all statements, representations and decisions of the Escrow Representative.
               (b) The Company Stockholders shall be bound by all actions taken by the Escrow Representative in its capacity as such. The Escrow Representative shall promptly, and in any event within ten (10) Business Days, provide written notice to the Company Stockholders of any action taken on behalf of them by the Escrow Representative pursuant to the authority delegated to the Escrow Representative under this Article VII. Neither the Escrow Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement, except in the case of its gross negligence or willful misconduct. The Escrow Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement.
               (c) The Escrow Representative shall not be authorized to incur any expense, hire any consultant, advisor or legal counsel, or take any action other than (i) as expressly authorized by this Agreement or the Escrow Agreement or (ii) upon the written request of the Company Stockholders entitled to a majority of the Escrowed Indemnity Shares. Each Company Stockholder shall severally indemnify the Escrow Representative from and against such Company Stockholder’s ratable share (based upon the aggregate value of the Merger Consideration received by such Company Stockholder) of any and all liabilities, losses, damages, claims, costs or expenses (including the reasonable fees and expenses of any legal counsel retained by the Escrow Representative) suffered or incurred by the Escrow Representative arising out of or resulting from any such action taken or omitted to be taken by the Escrow Representative in its capacity as Escrow Representative under this Article VII. The Escrow Representative shall not be entitled to any compensation for his, her or its services in such capacity.
               (d) In the event that the Escrow Representative shall resign or be unable to act for any reason, the Escrow Representative (or his, her or its legal representative) shall select a successor Escrow Representative to fill such vacancy, and such successor shall be deemed to be the Escrow Representative for all purposes of this Agreement. Upon the appointment of a successor Escrow Representative under this Agreement, such successor Escrow Representative will succeed to and become vested with all of the rights, powers, privileges and duties of the predecessor Escrow Representative under this Agreement, and the predecessor Escrow Representative will be discharged from such predecessor Escrow Representative’s duties and obligations under this Agreement.
          Section 7.6 Parent Independent Directors. For purposes of this Article VII and the other provisions of this Agreement relating to the amendment, waiver or termination of this Agreement, indemnification, issuance of the Earnout Shares, the delivery or cancellation of the Escrowed Indemnity Shares, the achievement of the Targets or the Escrow Agreement (or any disputes relating to the foregoing), from and after the Closing, all actions to be performed or decisions to be made by Parent or the Surviving Entity shall be controlled by Andrew Intrater or a Replacement Director (as defined in the Parent Shareholders’ Agreement) (or, if there is no such person on the Board of Directors of Parent at such time, then an “independent” director as defined in the applicable stock exchange rules (the “Unaffiliated Directors”)), which person shall be authorized to take actions contemplated by this Section 7.6 prior to the Closing Date by all the members of the Board of Directors of Parent.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Closing Date regardless of whether this Agreement and/or the Merger have been approved by the Parent Stockholders:
               (a) by the mutual written agreement of Parent, Merger Sub and the Company;
               (b) by written notice by Parent to the Company or by the Company to Parent, if the Closing Date shall not have occurred on or before May 18, 2009 (the “Termination Date”);
               (c) by written notice by Parent to the Company or by the Company to Parent, if there shall be any Law that makes illegal, permanently restrains, enjoins, or otherwise prohibits consummation of the Transaction and such Law shall not be subject to appeal or shall have become final and unappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used such efforts as may be required by Section 5.3 to prevent, oppose and remove such Law;
               (d) by written notice by Parent to the Company, if (i) there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of the Company or any of its Subsidiaries set forth in this Agreement, or (ii) any representation or warranty of the Company or any of its Subsidiaries set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would not be satisfied, provided that if such breach is curable by the Company prior to the Termination Date through the exercise of the Company’s reasonable best efforts, then for so long as the Company continues to exercise reasonable best efforts to cure the same, Parent may not terminate this Agreement pursuant to this Section 8.1(d) prior to the earlier of the Termination Date or that date which is 30 days following the Company’s receipt of written notice from Parent of such breach, it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(d) if such breach by the Company is cured within such 30-day period so that the conditions would then be satisfied;
               (e) by written notice by the Company to Parent, if there shall have been a breach of, inaccuracy in, or failure to perform any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent set forth in this Agreement shall have become untrue, in any such case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would not be satisfied, provided that if such breach is curable by Parent prior to the Termination Date through the exercise of its reasonable best efforts, then for so long as Parent continues to exercise such reasonable best efforts to cure the same, the Company may not terminate this Agreement pursuant to this Section 8.1(e) prior to the earlier of the Termination Date or that date which is 30 days following Parent’s receipt of written notice from Company of such breach, it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(e) if such breach by Parent is cured within such 30-day period so that the conditions would then be satisfied;
               (f) by written notice by the Company (if the Company is not then in material breach of its obligations under this Agreement) if the Board of Directors of Parent effects a Change in Recommendation;
               (g) by written notice by Parent to the Company, at any time prior to receipt of the Parent Stockholder Approval, to accept a Superior Proposal, provided that Parent has provided the Company with not less than three (3) Business Days’ notice prior to such termination and Parent has complied in all material respects with Section 5.10.
               (h) by written notice by the Company to Parent or by written notice by Parent to the Company if the Parent Stockholder Approval is not obtained at the Parent Stockholders’ Meeting (as the same may be adjourned or postponed from time to time but not later than the Termination Date); or
               (i) by written notice by Parent to the Company, if the Company shall have failed to deliver the December Financial Statements when required to be delivered in accordance with Sections 5.2(f) hereof.
          Section 8.2 Effect of Termination. Except as otherwise set forth in this Section 8.2, any termination of this Agreement under Section 8.1 will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no further force or effect without any liability on the part of any party or its Affiliates or Representatives in respect thereof, except (i) as set forth in Sections 5.4 and 5.9, this Section 8.2, and Article IX, each of which shall survive the termination of this Agreement, and (ii) that nothing herein will relieve any party from liability for any fraud, willful misrepresentation or intentional breach of this Agreement.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Assignment. No party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement or any other Transaction Document without the prior written consent of the Company or the Escrow Representative (in the case of an assignment by Parent) or of Parent (in the case of an assignment by the Company or the Escrow Representative). Any conveyance, assignment or transfer requiring the prior written consent of the Escrow Representative, the Company or Parent which is made without such consent will be void ab initio. No assignment will relieve the assigning party of its obligations hereunder or thereunder.
          Section 9.2 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. Except for the rights of the Persons referred to in Sections 5.7, 7.2, 7.4 and 7.6 to enforce the provisions set forth therein, this Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement.
          Section 9.3 Amendment. Prior to the Closing, this Agreement may not be amended except by a written agreement executed by Parent and the Company. From and after the Closing, any amendment shall require the written consent of Parent and the Escrow Representative; provided that any amendment to this Agreement consented to by Parent after the Closing must be approved by a majority of the Unaffiliated Directors.
          Section 9.4 Waiver; Remedies. No failure or delay on the part of Parent, the Company, or the Escrow Representative in exercising any right, power or privilege under this Agreement or any other Transaction Document will operate as a waiver thereof, nor will any waiver on the part of Parent, the Company or the Escrow Representative of any right, power or privilege under this Agreement or any other Transaction Document operate as a waiver of any other right, power or privilege under this Agreement or any other Transaction Document, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement or any other Transaction Document. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.
          Section 9.5 Expenses. All fees and expenses incurred in connection with the Transaction, including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated thereby, shall be the obligation of the respective party incurring such fees and expenses.
          Section 9.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if properly addressed: (i) if delivered personally, by commercial delivery service or by facsimile (with acknowledgment of a complete transmission), on the day of delivery or (ii) if delivered by internationally recognized courier (appropriately marked for next day delivery), one Business Day after dispatch or (iii) if delivered by registered or certified mail (return receipt requested) or by first class mail, three (3) Business Days after mailing. Notices shall be deemed to be properly addressed to any party hereto if addressed to the following addresses (or at such other address for a party as shall be specified by like notice):
               (a) If to Parent or Merger Sub

153 E. 53rd Street
New York, NY 10022
Attention: Michael Sloan
Facsimile: 212-308-6623
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Thomas W. Greenberg, Esq.
Facsimile: 212-735-2000
(b)  If to the Company:
18 August Pines Drive
Suite 240E
Spring, TX 7738
Attention: Stephen D. Cope
Facsimile: 218-469-2796
with a copy to:
921 Transport Way, Suite 16
Petaluma, CA 94954
Attention: Michael Campbell
Facsimile: 714-948-8209
with a copy to:
Pryor Cashman LLP
410 Park Avenue
New York, NY 10022
Attention: Eric M. Hellige, Esq.
                    John J. Crowe, Esq.
Facsimile: 212-796-6380
                  212-798-6372
          Section 9.7 Entire Agreement. The Confidentiality Agreement, this Agreement and the other Transaction Documents collectively constitute the entire agreement between the parties with respect to the subject matter hereof. The Confidentiality Agreement, this Agreement and the other Transaction Documents supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, relating thereto, including the letter of intent dated as of September 18, 2008.
          Section 9.8 Severability. If any provision of this Agreement or any other Transaction Document or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions thereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby; provided that in such case, a failure to comply with such provision shall be deemed to be a breach of this Agreement for purposes of this Agreement.
          Section 9.9 Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware (excluding any provision regarding conflicts of laws).
          Section 9.10 Consent to Jurisdiction.
               (a) Subject to Section 7.3(b), each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.10, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.
               (b) EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE TRANSACTION DOCUMENTS, THE TRANSACTION OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.
          Section 9.11 Exhibits and Schedules; Disclosure. All Exhibits, Disclosure Statements and Schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter disclosed on any section or subsection of the Company Disclosure Statement or Parent Disclosure Statement shall be deemed to be disclosed with respect to any other section or subsection of such document, and with respect to any representation, warranty or covenant in this Agreement, to which the applicability of such matter is reasonably apparent based on the information contained in such disclosure statement.
          Section 9.12 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.
          Section 9.13 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any other Transaction Document were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or any other Transaction Document and to specifically enforce the terms and provisions of this Agreement or any other Transaction Document and any other agreement or instrument executed in connection herewith. The parties further agree that (x) by seeking the remedies provided for in this Section 9.13, a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.13 are not available or otherwise are not granted and (y) nothing contained in this Section 9.13 shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.13 before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.13 or anything contained in this Section 9.13 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.
          Section 9.14 Rules of Construction. The following rules shall apply to the interpretation of this Agreement:
               (a) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.
               (b) Any reference to any federal, state, local, or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise, and shall be deemed to refer to any such Law as amended and in effect at any time.
               (c) For the purposes of this Agreement, the Disclosure Statements, the Schedules and Exhibits to this Agreement, (i) words in the singular will include the plural and vice versa and words of one gender will include the other gender as the context requires, (ii) the terms “hereof,” “herein,” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) the word “including” and words of similar import will mean “including, without limitation,” unless otherwise specified, (iv) the word “or” will not be exclusive, (v) the phrase “made available” will mean that the information referred to has been made available if requested by the party to whom such information is to be made available, and (vi) any accounting term will have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations will be made, unless otherwise specifically provided herein, in accordance with GAAP consistently applied, and all references to GAAP, unless otherwise specifically provided herein, will be to United States GAAP.
               (d) A “breach” of a representation, warranty, covenant, obligation or other provision of this Agreement or any Transaction Document will be deemed to have occurred if there is or has been any inaccuracy in or breach of or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.
               (e) The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered Articles and Sections are to Articles and Sections of this Agreement and all references herein to Exhibits are to Exhibits to this Agreement.
               (f) Unless otherwise specified, all references contained in this Agreement or in any Transaction Document to “dollars” or “$” will mean United States Dollars.
[remainder of this page intentionally left blank]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first above written.

COLUMBUS ACQUISITION CORP.
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
	Title:	Chief Executive Officer

IDE ACQUISITION, LLC
By:	/s/ Andrew Intrater
	Name:	Andrew Intrater
Title:

INTEGRATED DRILLING EQUIPMENT COMPANY
By:	/s/ Stephen D. Cope
	Name:	Stephen D. Cope
	Title:	Chief Executive Officer

The undersigned joins as a party to the foregoing Agreement for the limited purposes provided in Section 2.11, Section 5.11 and Articles VII and IX of the Agreement.

STEPHEN D. COPE
/s/ Stephen D. Cope

ANNEX B
FORM OF
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
COLUMBUS ACQUISITION CORP.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

          Columbus Acquisition Corp., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:
          The Board of Directors of the Corporation duly adopted resolutions, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable and in the best interests of the Corporation. The stockholders of the Corporation duly approved said proposed amendment at a meeting in accordance with Section 242 of the General Corporation Law of the State of Delaware. The resolution setting forth the amendment is as follows:
          RESOLVED: That Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and the following is inserted in lieu thereof:
          “FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.
          A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the General Corporation Law of the State of Delaware (“GCL”). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the

B-1

election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name this [•] day of [•], 2009.

COLUMBUS ACQUISITION CORP.
By:
Name:
Title:

B-2

ANNEX C
FORM OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
COLUMBUS ACQUISITION CORP.

Pursuant to Section 245 of the
General Corporation Law of Delaware

          COLUMBUS ACQUISITION CORP., a corporation existing under the laws of the State of Delaware (the “Corporation”), by its Chief Executive Officer, hereby certifies as follows:
          1. The name of the Corporation is “Columbus Acquisition Corp.”
          2. The Corporation’s Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on August 1, 2006. The Corporation’s Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of the State of Delaware on May 17, 2007.
          3. This Second Amended and Restated Certificate of Incorporation amends, integrates and restates the Amended and Restated Certificate of Incorporation of the Corporation.
          4. This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (“GCL”).
          5. The text of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended, integrated and restated to read in full as follows:
          FIRST: The name of the corporation is Integrated Drilling Equipment Company (the “Corporation”).
          SECOND: The registered office of the Corporation in the State of Delaware is to be located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.
          THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the GCL.

          FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 201,000,000, of which 200,000,000 shares shall be Common Stock of the par value of $.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $.0001 per share.
          A. Preferred Stock. The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.
          B. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
          FIFTH: The Corporation’s existence shall be perpetual.
          SIXTH: The Board of Directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At the first election of directors by the incorporator, the incorporator shall elect a Class C director for a term expiring at the Corporation’s third Annual Meeting of Stockholders. The Class C director shall then appoint additional Class A, Class B and Class C directors, as necessary. The directors in Class A shall be elected for a term expiring at the first Annual Meeting of Stockholders, the directors in Class B shall be elected for a term expiring at the second Annual Meeting of Stockholders and the directors in Class C shall be elected for a term expiring at the third Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

          SEVENTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
          A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide.
          B. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.
          C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.
          D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.
          E. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders.
          F. Subject to the rights of the shares of any series of Preferred Stock then outstanding, any director may be removed from office at any time, but only for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 75% of the shares of the Corporation’s capital stock then outstanding and entitled to vote in the election of directors, voting together as a single class.
          EIGHTH:
          A. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.
          B. The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.
          NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
          IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by [•], its Chairman of the Board and Chief Executive Officer, as of this [•] day of [•], 2009.

[•]
Chief Executive Officer

ANNEX D
INTEGRATED DRILLING EQUIPMENT COMPANY
2009 EQUITY AND INCENTIVE PLAN
SECTION 1. Overview
     1.1 Purpose. The purpose of the Integrated Drilling Equipment Company 2009 Equity and Incentive Plan (the “Plan”) is to advance and promote the interests of Integrated Drilling Equipment Company (the “Corporation”) and its Subsidiaries by providing employees, consultants and advisors of the Corporation or its Subsidiaries with an incentive to achieve corporate objectives, to attract and retain employees, consultants and advisors of outstanding competence and to provide such individuals with an equity interest in the Corporation through the acquisition of Common Stock and by providing for payments to such individuals based on the appreciation in value or value of such Common Stock. The Plan is adopted by the Board in connection with the execution of the Agreement and Plan of Merger by and among the Corporation, Columbus Acquisition Corp. and IDE Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Columbus Acquisition Corp., dated December ___, 2008 (the “Merger Agreement’), subject to approval and adoption by the stockholders of the Corporation and consummation of the transactions contemplated by the Merger Agreement. The Plan is intended to be construed as an employee benefit plan that satisfies the requirements for exemption from the restrictions of Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to the applicable rules promulgated thereunder. The Plan is designed so that Awards granted hereunder intended to comply with the requirements for “performance-based compensation” under Section 162(m) of the Code may comply with such requirements.
     1.2 Definitions. The following definitions are applicable to the Plan:

     (a) “Annual Incentive Award” shall mean a cash-based Performance Award described in Section 5.1 or an Other Cash-Based Award described in Section 5.2 hereof, in either case, where the amount of such award is based upon a performance period of one year or less.
     (b) “Applicable Laws” means the legal requirements relating to the Plan and the Awards under applicable provisions of the Code, the laws, rules, regulations and government orders of the United States, the rules of any applicable share exchange or national market system, and the laws and the rules of any jurisdiction applicable to Awards granted to residents therein.
     (c) “Award” means Options, Restricted Stock, Stock Appreciation Rights (SARs), Stock Bonus Awards, Performance Awards, Other Stock-Based Awards or Other Cash-Based Awards, or any combination thereof, granted under the Plan.
     (d) “Award Agreement” means the written agreement by which an Award shall be evidenced.
     (e) “Beneficiary” means the beneficiary or beneficiaries designated in accordance with Section 6.8 hereof to receive the amount, if any, payable under the Plan upon the death of a Participant.
     (f) “Board” means the Board of Directors of the Corporation.
     (g) “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
          (i) any Person is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation) representing 50% or more of the Corporation’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or
          (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the Effective Date, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Corporation) whose appointment or election by the Board or nomination for election by the Corporation’s stockholders was approved or recommended by a vote of at least a two-thirds of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended; or
          (iii) there is consummated a merger or consolidation of the Corporation with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a re-capitalization of the Corporation (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporation (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Corporation) representing 30% or more of the combined voting power of the Corporation’s then outstanding securities; or
          (iv) the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition by the Corporation of all or substantially all of the Corporation’s assets, other than a sale or disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity at least 70% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.
     (h) “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     (i) “Committee” means the committee appointed pursuant to Section 1.3 hereof or if no such Committee is appointed, the Board.
     (j) “Common Stock” means the common stock, $0.001 par value per share, of the Corporation.

     (k) “Corporation” means Integrated Drilling Equipment Company.
     (l) “Effective Date” means the date as of which this Plan is adopted by the Board.
     (m) “Eligible Individual” means any Key Employee, consultant or advisor of the Corporation or any Subsidiary.
     (n) “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to a particular section of, or rule under, the Exchange Act includes references to successor provisions.
     (o) The “Fair Market Value” of a share of Common Stock, as of a date of determination, shall mean (1) the closing sales price per share of Common Stock on the national securities exchange on which such stock is principally traded on the date of determination of such Award (or the closing price on the last trading day prior to the date of determination if the date of determination was not a trading day), or (2) if the shares of Common Stock are not listed or admitted to trading on any such exchange, the closing sales price per share of Common Stock as reported by the Nasdaq Stock Market on the date of determination, or if the date of determination is not a trading day, for the trading day immediately preceding the day of the determination of the Award, or (3) if the shares of Common Stock are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith. In no event shall the fair market value of any share of Common Stock, the Option exercise price of any Option, the exercise price per share of Common Stock under any Stock Appreciation Right, or the amount payable per share of Common Stock under any other Award, be less than the par value per share of Common Stock.

     (p) “Incentive Stock Option” means an Option to purchase Common Stock that qualifies as an incentive stock option within the meaning of Section 422 of the Code.
     (q) “Immediate Family” means, with respect to a particular Participant, the Participant’s spouse, children and grandchildren.
     (r) “Key Employee” means any employee of the Corporation or any of its Subsidiaries, including any officer or director who is also an employee, who, in the judgment of the Committee, is considered important to the future of the Corporation. Nothing shall limit the Board from designating all or substantially all employees as eligible for grants.
     (s) “Long Term Incentive Award” shall mean an Award described in Section 5.1 hereof that is based upon a performance period in excess of one year.
     (t) “Mature Shares” means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (i) has held for at least six (6) months or (ii) has purchased from the open market.
     (u) “Non-Employee Director” means a member of the Board who qualifies as a “Non-employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act and as an “outside director” within the meaning of Section 162(m) of the Code.
     (v) “Non-qualified Stock Option” means an Option to purchase Common Stock that does not qualify as an Incentive Stock Option.
     (w) “Option” means an Incentive Stock Option or a Non-qualified Stock Option.
     (x) “Option Price” means the purchase price per Share of an Option.

     (y) “Option Term” means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, in the discretion of the Committee, and consistent with the provisions of the Plan, be extended from time to time.
     (z) “Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 5.2 hereof, other than an Other Stock-Based Award.
     (aa) “Other Stock-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Common Stock pursuant to Section 5.2 hereof, including but not limited to (i) unrestricted Common Stock awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Common Stock from the Corporation containing terms and conditions prescribed by the Committee.
     (bb) “Participant” means an Eligible Individual who has been granted an Award or a Permitted Transferee.
     (cc) “Performance Award” shall mean an Award, granted in the form of Common Stock, with respect to Common Stock or in cash, in each case intended to qualify as performance-based compensation pursuant to Section 162(m) of the Code, and granted to a Participant pursuant to Section 5.1 hereof.
     (dd) “Performance Goal(s)” shall mean the following business criteria applied to the Participant and/or a business unit or the Corporation and/or a Subsidiary: revenue, economic value added (EVA), net income, operating income, unit volume, return on stockholders’ equity, return on sales, stock price, earnings per share, growth in earnings per share, earnings before interest, taxes, depreciation and amortization (EBITDA), cash flow, sales growth, margin improvement, income before taxes (IBT), IBT margin, return on investment, return on capital, return on assets, values of assets, market share, market penetration goals, personnel Performance Goals, business development goals (including without limitation regulatory submissions, product launches and other business development-related opportunities), regulatory compliance goals, customer retention goals, customer satisfaction goals, goals relating to acquisitions or divestitures, gross or operating margins, operating efficiency, working capital performance, expense targets and/or productivity targets or ratios. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria, and may be applied to one or more of the Corporation, a Subsidiary, or affiliate, or a division of or strategic business unit of the Corporation or may be applied to the performance of the Corporation relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee, and such other criteria as the stockholders of the Corporation may approve.
     (ee) “Permitted Transferee” means a person to whom an Award may be transferred or assigned in accordance with Section 5.8 hereof.
     (ff) “Person” shall have the meaning set forth in Section 3(a)(9) of the Exchange Act, except that such term shall not include (1) the Corporation, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation.

     (gg) “Plan” means this Integrated Drilling Equipment Company 2009 Equity and Incentive Plan, as the same may be amended from time to time.
     (hh) “Restricted Stock” means Shares which are subject to forfeiture if the Participant does not satisfy the Restrictions specified in the Award Agreement applicable to such Restricted Stock.
     (ii) “Restricted Period” means the period of time shares of Restricted Stock are subject to the Restrictions specified in the Award Agreement applicable to such Restricted Stock.
     (jj) “Restrictions” means those restrictions and conditions placed upon Restricted Stock as determined by the Board in accordance with Section 4.2 hereof.
     (kk) “Rule 16b-3” means Rule 16b-3 of the SEC under the Exchange Act, as amended from time to time, together with any successor rule.
     (ll) “SEC” means the Securities and Exchange Commission.
     (mm) “Section 16 Participant” means a Participant who is subject to potential liability under Section 16(b) of the Exchange Act with respect to transactions involving equity securities of the Corporation.
     (nn) “Share” means a share of Common Stock.
     (oo) “Stock Appreciation Right” or “SAR” means a right granted under the Plan in connection with an Option, or separately, to receive the appreciation in value of Shares.
     (pp) “Stock Bonus Award” means a grant of Shares to a Participant pursuant to Section 4.7 hereof.

     (qq) “Subsidiary” means, for purposes of grants of Incentive Stock Options, a corporation as defined in Section 424(f) of the Code (with the Corporation treated as the employer corporation for purposes of this definition) and, for all other purposes, a corporation or other entity with respect to which the Corporation (i) in the case of a corporation, owns, directly or indirectly, fifty percent (50%) or more of the then outstanding common stock or (ii) in the case of any other entity, has a fifty percent (50%) or more ownership interest.
     (rr) “10% Owner” means a person who owns capital stock (including stock treated as owned under Section 424(d) of the Code) possessing more than ten percent (10%) of the combined voting power of all classes of capital stock of the Corporation or any Subsidiary where “voting power” means the combined voting power of the then outstanding securities of a corporation entitled to vote generally in the election of directors.
     1.3 Administration. The Plan shall be administered by the Committee, which, unless otherwise determined by the Board, shall consist of two or more directors of the Corporation, all of whom qualify as Non-Employee Directors. The number of members of the Committee shall from time to time be increased or decreased, and shall be subject to such conditions, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 as then in effect. In the event that the Compensation Committee of the Board (the “Compensation Committee) meets the requirements set forth in this Section 1.3 hereof, such Compensation Committee shall be the Committee hereunder unless otherwise determined by the Board.
     A majority of the members of the Committee shall constitute a quorum. The Committee may act at a meeting, including a telephonic meeting, by action of a majority of the members present, or without a meeting by unanimous written consent.

     Subject to the express provisions of the Plan, the Committee shall have full and final authority and discretion as follows:
     (i) to select the Participants from Eligible Individuals;
     (ii) to grant Awards to Participants in such combination and in such amounts as it shall determine and to determine the terms and conditions applicable to each such Award, including the benefit payable under any SAR, and whether or not specific Awards shall be identifiable with other specific Awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Award;
     (iii) to determine the amount, if any, that a Participant shall pay for Restricted Stock, the nature of the Restrictions applicable to the Restricted Stock, and the duration of the Restricted Period applicable to the Restricted Stock;
     (iv) to determine the actual amount earned by each Participant with respect to such Awards, the terms and conditions of all Award Agreements (which need not be identical) and with the consent of the Participant, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan, except that consent of the Participant shall not be required for any amendment which (A) does not adversely affect the rights of the Participant or (B) is necessary or advisable (as determined by the Committee) to carry out the purpose of the Award as a result of any change in applicable law;
     (v) to determine consistent with the Code whether an Option that is granted to a Participant is a Non-qualified Stock Option or an Incentive Stock Option, the number of Shares to be covered by each such Option and the time or times when and the manner in which each Option shall be exercisable;
     (vi) to amend any Incentive Stock Option with the consent of the Participant so as to make it a Non-qualified Stock Option;
     (vii) to cancel, with the consent of the Participant, any outstanding Award(s) and to grant new Award(s) in substitution therefor;
     (viii) to grant a SAR in connection with the grant of an Option or separately;
     (ix) to accelerate the exercisability (including exercisability within a period of less than one year after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a termination of employment or consultancy;
     (x) subject to the provisions of the Plan, to extend the time during which any Award or group of Awards may be exercised;

     (xi) to treat all or any portion of any period during which a Participant is on military leave or on an approved leave of absence from the Corporation or a Subsidiary as a period of employment or service of such Participant by the Corporation or any Subsidiary for purposes of accrual of his or her rights under his or her Awards;
     (xii) to interpret the Plan and make all determinations necessary or advisable for the administration of the Plan including the establishment, amendment or revocation from time to time of guidelines or regulations for the administration of the Plan, to cause appropriate records to be established, and to take all other actions considered necessary or advisable for the administration of the Plan; and
     (xiii) to take any other action with respect to any matters relating to the Plan for which it is responsible.
     All decisions, actions or interpretations of the Committee on all matters relating to the Plan or any Award Agreement shall be final, binding and conclusive upon all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award.
     1.4 Participation. The Committee may, in its discretion, grant Awards to any Eligible Individual, whether or not he or she has previously received an Award. Participation in the Plan shall be limited to those Key Employees, consultants and advisors who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. No such Eligible Individuals shall at any time have the right to be a Participant unless selected by the Committee pursuant to the Plan. No Participant, having been granted an Award, shall have the right to an additional Award in the future unless such Award is granted by the Committee.
     1.5 Maximum number of Shares Available for Awards. Subject to adjustment in accordance with Section 6.2 hereof, the maximum number of Shares for which grants under the Plan shall be available is 10,000,000. In addition, the Committee shall have the authority, in its sole discretion, to grant additional Non-qualified Stock Options to a Participant who exercises an

Option and pays the exercise price in Common Stock, in a quantity equal to the number of shares of Common Stock delivered to the Corporation upon such exercise. In the event any Awards granted under the Plan shall be forfeited, terminate or expire, the number of Shares subject to such Award, to the extent of any such forfeiture, termination or expiration, shall thereafter again be available for grant under the Plan. The Common Stock distributed under the Plan may be authorized and unissued shares, shares held in the treasury of the Corporation, or shares purchased on the open market by the Corporation (at such time or times and in such manner as it may determine). The Corporation shall be under no obligation to acquire Common Stock for distribution to Participants before such Common Stock is due and distributable.
     1.6 Individual Limitation. The total number of shares of Common Stock subject to Awards awarded to any one Participant during any tax year of the Corporation, shall not exceed [3,000,000] shares (subject to adjustment as provided herein).
     1.7 Annual Incentive Award Limitation. The annual maximum value of the aggregate payment that any Participant may receive with respect to any Other Cash-Based Award that is an Annual Incentive Award is $[750,000] (subject to adjustment as provided herein). The annual maximum value of the aggregate payment that any Participant may receive with respect to any such Other Cash-Based Award that is a Long Term Incentive Award is the amount set forth in the previous sentence above multiplied by a fraction, the numerator of which is the number of months in the performance period and the denominator of which is twelve.
     1.8 General Conditions to Grants. The Grant Date of an Award shall be the date on which the Committee grants the Award or such later date as specified in advance by the Committee. All Awards shall be evidenced by an Award Agreement and any terms and conditions of an Award not set forth in the Plan shall be set forth in the Award Agreement related to that Award or in the Participant’s employment or other agreement with the Corporation or any Subsidiary.
SECTION 2. Options
     2.1 Awards of Options. Subject to the provisions of the Plan, the Committee shall determine and designate from time to time those Eligible Individuals to whom Incentive Stock Options or Non-qualified Stock Options, or both, shall be granted and the number of Shares to be granted to each such Eligible Individual; provided, however, that only Key Employees may receive Incentive Stock Options and the aggregate fair market value (determined at the time the Option is granted) of the shares with respect to which any incentive stock options are exercisable for the first time by any Key Employee during any calendar year under all incentive stock option plans of the Corporation and any Subsidiary shall not exceed one hundred thousand dollars ($100,000) or such other limit set forth in Section 422 of the Code (the “Limitations of the Code”). If the aggregate fair market value of such shares exceeds the Limitations of the Code, the excess Shares will be treated as Non-qualified Options under this Plan. In reducing the number of Incentive Stock Options to meet the Limitations of the Code, the most recently granted Incentive Stock Options shall be reduced first. If a reduction of simultaneously granted Options is necessary to meet the Limitations of the Code, the Committee may designate which Shares are to be treated as Shares acquired pursuant to an Incentive Stock Option. In the event that any Incentive Stock Options granted under the Plan fail to meet the requirements for Incentive Stock Options as set forth in the Code, such Incentive Stock Options will be treated as Non-qualified Stock Options under the Plan. In determining the Eligible Individuals who will be granted Options under the Plan, the Committee may consider such individuals’ responsibilities, service, present and future value to the Corporation or any Subsidiary and other factors it considers relevant.
     2.2 Terms and Conditions of Options. Except as otherwise provided in a Participant’s employment or other agreement with the Corporation or any Subsidiary or in an Award Agreement, each Option shall be subject to the following express terms and conditions and to such other terms and conditions as the Committee may deem appropriate as set forth in the Award Agreement or the Participant’s employment or other agreement with the Corporation or any Subsidiary:
          (a) Option Term. Each Option shall expire on the tenth (10th) anniversary of the Grant Date (or in the case of an Incentive Stock Option granted to a 10% Owner, on the fifth (5th) anniversary of the Grant Date) or on such earlier date as may be specified in the Participant’s Award Agreement or employment or other agreement with the Corporation or any Subsidiary. The Committee may extend such Option Term; provided, however, that (i) such extension shall not in any way disqualify the Option as an Incentive Stock Option and (ii) the Option Term, including any such extensions, shall not exceed ten (10) years.
          (b) Option Price. The Option Price per Share shall be determined by the Committee no later than the Grant Date of any Option; provided, however, (i) the Option Price shall not be less than the Fair Market Value of a Share on the Grant Date, and (ii) in the case of an Incentive Stock Option granted to a 10% Owner, the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the Grant Date (but in no event less than the par value of a Share).
          (c) Exercise of Option. The exercisability of an Option shall be determined by the Committee. Subject to acceleration or early expiration as provided elsewhere in the Plan or in a Participant’s employment or other agreement with the Corporation or any Subsidiary, the vesting of any Option granted under the Plan shall be subject to the Participant remaining in the employ of or maintaining a consultancy with the Corporation or any of its Subsidiaries and shall vest (i) in five (5) equal installments of twenty percent (20%) of the amount granted, with the first installment vesting on the December 31st next following the Grant Date and each other installment vesting on each of the next four December 31st dates thereafter or (ii) in such other amounts over such period of time after the Grant Date as the Committee may designate.
          (d) Disqualifying Disposition. The Award Agreement shall require any Participant who is granted an Incentive Stock Option to notify the Corporation of any disposition of such Shares issued upon the exercise of such Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions) (a “Disqualifying Disposition”) within ten (10) business days after such Disqualifying Disposition.
          (e) Payment of Purchase Price upon Exercise. The purchase price as to which an Option shall be exercised shall be paid to the Corporation at the time of exercise either (i) in cash, certified check or wire transfer denominated in U.S. Dollars, (ii) in such other consideration as the Committee deems appropriate, including, but not limited to, loans from the Corporation or a third party, (iii) subject to the approval of the Committee, in Mature Shares already owned by the Participant having a total fair market value, as determined by the Committee, equal to the purchase price, or a combination of cash (denominated in U.S. Dollars) and Mature Shares having a total fair market value, as so determined, equal to the purchase price, (iv) subject to the approval of the Committee, in its sole discretion, by delivering a properly executed exercise notice in a form approved by the Committee, together with an irrevocable notice of exercise and irrevocable instructions to a broker to promptly deliver to the Corporation the amount of applicable sale or loan proceeds sufficient to pay the purchase price for such

Shares, together with the amount of federal, state and local withholding taxes payable by Participant by reason of such exercise, or (v) a combination of the foregoing.
          (f) Exercise in the Event of Termination. Unless otherwise provided in a Participant’s employment or other agreement with the Corporation or any Subsidiary or Award Agreement, the following provisions shall apply upon termination of a Participant’s employment or consultancy with the Corporation or any Subsidiary:
          (i) Termination for Cause. If a Participant’s employment or consultancy with the Corporation or any Subsidiary shall be terminated for Cause, all Options theretofore granted to such Participant shall, to the extent not theretofore exercised, terminate on the day following termination. “Cause” used in connection with the termination of employment or service of a Participant, shall, unless otherwise determined by the Committee, mean a termination of employment or service of the Participant by the Company or a Subsidiary due to (i) the Participant’s failure to render services in accordance with the terms of such Participant’s employment or service, which failure amounts to a material neglect of such Participant’s duties, (ii) the commission by the Participant of an act of fraud, misappropriation (including, without limitation, the unauthorized disclosure of confidential or proprietary information) or embezzlement, or (iii) the Participant’s conviction of or guilty plea or confession to any felony.
          (ii) Upon Termination For Any Reason Other Than Due to Cause or Death. If a Participant’s employment or consultancy with the Corporation or any Subsidiary shall terminate for any reason other than by reason of the Company for Cause or his or her death, such Participant may exercise his or her Options, to the extent that such Participant shall have been entitled to do so on the date of such termination, at any time, or from time to time, but not later than (x) the expiration date specified in Subsection 2.2(a) hereof or (y) three (3) months after the date of such termination, whichever date is earlier and any portion of any Option granted hereunder that is not vested and exercisable as of the date of the Participant’s termination of employment shall automatically expire and be forfeited as of such date of termination.
          (ii) Upon Termination Due to Death. In the event a Participant’s employment or consultancy shall terminate by reason of his or her death, such Participant’s Beneficiary, heirs or estate may exercise his or her Options, to the extent that such Participant, if such Participant had not died, would have been entitled to do so within the calendar year following such Participant’s death, at any time, or from time to time, but not later than (x) the expiration date specified in Subsection 2.2(a) hereof or (y) one year after the date of death, whichever is earlier and any portion of any Option granted hereunder that would not have vested and been exercisable within the calendar year following such Participant’s death if such Participant had not died shall automatically expire and be forfeited as of the date of such Participant’s death.

          (g) Transferability of Stock Options. No Option granted under the Plan shall be transferable other than by will or by the laws of descent and distribution of the jurisdiction wherein the Participant is domiciled at the time of his or her death, and during the lifetime of the Participant, shall be exercisable only by the Participant or his or her guardian or legal representative.
          (h) Investment Representation. Each Award Agreement for an Option shall provide (or be deemed to provide) that, upon demand by the Committee for such a representation, the Participant (or any person acting under Subsection 2.2(e) hereof) shall deliver to the Committee, at the time of any exercise of an Option or portion thereof, a written representation that the Shares to be acquired upon such exercise are to be acquired for investment and not for resale or with a view to the distribution thereof. Upon such demand, delivery of such representation prior to the delivery of any Common Stock issued upon exercise of an Option and prior to the expiration of the Option Term shall be a condition precedent to the right of the Participant or such other person to purchase any Common Stock. In the event certificates for Common Stock are delivered under the Plan with respect to which such an investment representation has been obtained, the Committee may cause a legend or legends to be placed on such certificates to make appropriate reference to such representations and to restrict transfer in the absence of compliance with applicable federal, state or other governmental securities laws.
          (i) Participants to Have No Rights as Shareholders. No Participant shall have any rights as a shareholder with respect to any Common Stock subject to his or her Option prior to the date of issuance to him or her of such Common Stock.
          (j) Other Option Provisions. The Committee may require a Participant to agree, as a condition to receiving an Option under the Plan, that part or all of any Options previously granted to such Participant under the Plan or any prior plan of the Corporation be terminated.
     2.3 Exercise of Options. An Option shall be exercised by the delivery to the Corporation during the Option Term of (x) written notice of intent to purchase a specific number of Shares subject to the Option and (y) payment in full of the Option Price of such specific number of Shares.
SECTION 3. Stock Appreciation Rights
     3.1 Award of Stock Appreciation Rights. Subject to the provisions of the Plan, the Committee shall determine and designate from time to time those Eligible Individuals to whom SARs shall be granted and the number of Shares to be granted to each such Eligible Individual. When granted, SARs may, but need not, be identified with a specific Option (including any Option granted on or before the Grant Date of the SARs) in a number equal to or different from the number of SARs so granted. If SARs are identified with Shares subject to an Option, then, unless otherwise provided in the applicable Award Agreement, the Participant’s associated SARs shall terminate upon (x) the expiration, termination, forfeiture or cancellation of such Option, or (y) the exercise of such Option.
     3.2 Strike Price. The strike price (“Strike Price”) of any SAR shall equal, for any SAR that is identified with an Option, the Option Price of such Option, or for any other SAR, 100% of the Fair Market Value of a Share on the Grant Date of such SAR; except that the Committee may (x) specify a higher Strike Price in the Award Agreement or (y) provide that the benefit payable upon exercise of any SAR shall not exceed a percentage of Fair Market Value of a Share on such Grant Date as the Committee shall specify.

     3.3 Vesting of SARs. Unless otherwise specified in the applicable Award Agreement or in the Participant’s employment or other agreement with the Corporation or any Subsidiary, (x) each SAR not identified with any other Award shall become exercisable with respect to 20% of the Shares subject thereto on each of the first five December 31st dates following the Grant Date of such SAR or in such other amounts and over such other time period as may be determined by the Committee and (y) each SAR which is identified with any other Award shall become exercisable as and to the extent that the Option with which such SAR is identified may be exercised.
     3.4 Exercise of SARs. SARs shall be exercised by delivery to the Corporation of written notice of intent to exercise a specific number of SARs. Unless otherwise provided in the applicable Award Agreement or a Participant’s employment or other agreement with the Corporation or any Subsidiary, the exercise of SARs that are identified with Shares subject to an Option shall result in the cancellation or forfeiture of such Option, to the extent of such exercise and any such Shares so canceled or forfeited shall not thereafter again become available for grant under the Plan. The benefit for each SAR shall be equal to (x) the Fair Market Value of the Share on the date of such exercise, minus (y) the Strike Price of such SAR. Such benefit shall be payable in cash (subject to applicable withholding), except that the Committee may provide in the applicable Award Agreement that benefits may be paid wholly or partly in Shares.
     3.5 No Rights as Shareholders. No Participant shall have any rights as a shareholder with respect to any Common Stock subject to his or her SAR.
     3.6 Exercise in the Event of Termination. Unless otherwise provided in a Participant’s employment or other agreement with the Corporation or any Subsidiary or Award Agreement, the following provisions shall apply upon termination of a Participant’s employment or consultancy with the Corporation or any Subsidiary:
     (i) Upon Termination For Any Reason Other Than Due to Death. If a Participant’s employment or consultancy with the Corporation or any Subsidiary shall terminate for any reason other than by reason of his or her death, such Participant may exercise his or her SARs, to the extent that such Participant shall have been entitled to do so on the date of such termination, at any time, or from time to time, but not later than (x) the expiration date specified in Subsection 2.2(a) hereof or (y) three (3) months after the date of such termination, whichever date is earlier, and any SARs granted hereunder that are not vested and exercisable as of the date of the Participant’s termination of employment shall automatically expire and be forfeited as of such date of termination.
     (ii) Upon Termination Due to Death. In the event a Participant’s employment or consultancy shall terminate by reason of his or her death, such Participant’s Beneficiary, heirs or estate may exercise his or her SARs, to the extent that such Participant, if such Participant had not died, would have been entitled to do so within the calendar year following such Participant’s death, at any time, or from time to time, but not later than (x) the expiration date specified in Subsection 2.2(a) hereof or (y) one year after the date of death, whichever is earlier and any SARs granted hereunder that would not have vested and been exercisable within the calendar year following such Participant’s death if such Participant had not died shall automatically expire and be forfeited as of the date of such Participant’s death.
SECTION 4. Restricted Stock and Stock Bonus Awards
     4.1 Awards of Restricted Stock. Restricted Stock awarded under the Plan shall be subject to certain Restrictions as provided below. All Restrictions imposed on any such Award of Restricted Stock shall be made by and at the discretion of the Committee, subject to the provisions of the Plan, and are binding on the Corporation and the Participants, their Beneficiaries and legal representatives.
     4.2 Restricted Period/Restrictions. At the time each Award of Restricted Stock is granted, the Committee (i) shall establish a Restricted Period within which Restricted Stock awarded to the Participants may not be sold, assigned, transferred, made subject to gift, or otherwise disposed of, mortgaged, pledged or otherwise encumbered, if any and (ii) may impose such other Restrictions on any Restricted Stock as it may deem advisable.
     4.3 Rights as Stockholders. Except for the conditions outlined in Section 4.2 hereof,

and the forfeiture conditions described in Section 4.5 hereof, each Participant shall have all rights of a holder of Common Stock, including the right to receive all dividends or other distributions made or paid in respect of such Shares and the right to vote such Shares at regular or special meetings of the stockholders of the Corporation.
     4.4 Delivery of Shares. The certificates for any Restricted Stock awarded to an Eligible Individual under the Plan shall be held (together with a stock power executed in blank by the Eligible Individual) in escrow by the Secretary of the Corporation under the Participant’s name in an account maintained by the Corporation until such Shares of Restricted Stock become nonforfeitable or are forfeited. At the conclusion of the Restricted Period or the expiration or attainment of such other Restrictions imposed on any Restricted Stock granted to a Participant, or upon the prior approval of the Committee as described in Section 4.5 hereof, and subject to the satisfaction of the Corporation’s withholding obligations described in Section 5.7 hereof, certificates representing such Shares of Restricted Stock shall be delivered to the Participant, or the Beneficiary or legal representative of the Participant, free of the Restrictions set forth in the Award Agreement pursuant to Section 4.2 hereof.
     4.5 Termination of a Participant’s Employment or Consultancy. Unless otherwise provided in the Award Agreement or in the Participant’s employment or other agreement with the Corporation or any Subsidiary, the following provisions shall apply upon termination of a Participant’s employment or consultancy with the Corporation or any Subsidiary:
     (i) Upon Termination for any Reason other than Due to Death. If a Participant’s employment or consultancy with the Corporation or any Subsidiary is terminated, except termination due to death, all Restricted Stock awarded under the Plan which are then subject to a Restricted Period or other Restrictions will be forfeited and become the property of the Corporation on the date of such termination. However, the Committee may, if it, in its sole discretion, determines that the circumstances warrant such action, approve the release of all or any part of the Restricted Stock that would otherwise be forfeited pursuant to this Section, upon such conditions as it shall determine.
     (ii) Upon Termination Due to Death. If a Participant’s employment or consultancy with the Corporation or a Subsidiary is terminated due to death, all Shares of Restricted Stock awarded under the Plan which are then subject to a Restricted Period or other Restrictions and which would have been released, if the Participant had not died, within the calendar year following the Participant’s death shall be released on the date of such termination as if with respect to such Shares the Restricted Period had ended and the other Restrictions had lapsed and certificates representing such Shares of Restricted Stock shall be delivered to the Participant’s Beneficiary or legal representative free from such Restrictions as soon as practicable following such termination and all other Shares of Restricted Stock that would not have been released, if the Participant had not died, within the calendar year following the Participant’s death will be forfeited and become the property of the Corporation on the date of such termination.
     4.6 Section 83(b) Elections. A Participant who files an election permitted under Section 83(b) of the Code with the Internal Revenue Service to include the fair market value of any Restricted Stock in gross income while they are still subject to a Restricted Period or other Restrictions shall notify the Corporation of such election within ten (10) days of making such election and promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.
     4.7 Stock Bonus Awards. The Committee may grant Stock Bonus Awards, alone or in tandem with other Awards under the Plan, subject to such terms and conditions as the Committee shall determine in its sole discretion and as may be evidenced by the applicable Award Agreement.
SECTION 5. Other Awards
     5.1 Performance Based Awards.
     (a) The Committee may grant Common Stock-and/or cash-based Performance Awards, alone or in tandem with other Awards under the Plan, to acquire shares of Common Stock or cash, intended to qualify as performance based compensation under Section 162(m) of the Code, in such amounts and subject to such terms and conditions as the Committee shall from time to time in its sole discretion determine, subject to the terms of the Plan. To the extent necessary to satisfy the “short-term deferral” exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Performance Awards shall provide that payment shall be made within 2 1/2 months after the end of the performance period to which the Award relates.
     (b) In the event that the Committee grants a Performance Award (other than an Option) that is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the following rules shall apply (as such rules may be modified by the Committee to conform with Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions thereto): (a) payments (whether in cash or Common Stock) under the Performance Award shall be made solely on account of the attainment of one or more objective Performance Goals; (b) Performance Goals shall be established in writing by the Committee not later than 90 days after the commencement of the period of service to which the Performance Award relates (or such shorter period as may be required under Section 162(m) of the Code); and (c) the Committee may not have discretion to increase the amount payable under such Award with respect to any “covered employee” as defined in Section 162(m) of the Code after the Award is granted, provided, however, that whether or not a Performance Award is intended to constitute qualified performance-based compensation within the meaning of Section 162(m) of the Code, the Committee shall have the authority to make appropriate adjustments in Performance Goals under an Award to reflect the impact of extraordinary items not reflected in such Performance Goals. For purposes of the Plan, extraordinary items shall mean (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any changes in accounting standards that may be required or permitted by the Financial Accounting Standards Board or adopted by the Corporation after the goal is established, (3) all items of gain, loss or expense for the year related to restructuring charges for the Corporation, (4) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business, (5) all items of gain, loss or expense for the year related to discontinued operations that do not qualify as a segment of a business as defined in APB Opinion No. 30, and (6) such other items as may be prescribed by Section 162(m) of the Code and the Treasury Regulations thereunder as may be in effect from time to time, and any amendments, revisions or successor provisions and any changes thereto. The Committee shall, prior to making payment under any award under this Section 5.1, certify in writing that all applicable Performance Goals have been attained. The Committee may establish such other rules applicable to Performance Awards to the extent not inconsistent with Section 162(m) of the Code.
     5.2 Other Stock- or Other Cash-Based Awards.
     (a) The Committee is authorized to grant Awards to Participants in the form of Other Stock-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. Other Stock-Based Awards, consisting of stock purchase rights, Awards of Common Stock, or Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the persons to whom and the time or times at which such Awards shall be made, the number of shares of Common Stock to be granted pursuant to such Awards, and all other conditions of the Awards. Unless otherwise determined by the

Committee, any such Award shall be confirmed by an Award Agreement executed by the Corporation and the Participant, which Award Agreement shall contain such provisions as the Committee determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.
     (b) To the extent necessary to satisfy the “short-term deferral” exception to Section 409A of the Code, unless the Committee shall determine otherwise, the Awards shall provide that payment shall be made within 2 1/2 months after the end of the performance period to which the Award relates. With respect to Other Stock- or Other Cash-Based Awards intended to qualify as performance-based compensation under Section 162(m) of the Code, such Award shall comply with the requirements of Section 5.1 hereof.
SECTION 6. General Provisions
     6.1 General Creditor Status. Participants shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Corporation under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Corporation. All payments to be made hereunder shall be paid from the general funds of the Corporation and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan; provided, however, that in its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or pay cash; provided, further, however, that, unless the Committee otherwise determines with the consent of the affected Participant, the existence of such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.
     6.2 Certain Adjustments to Shares. In the event of any change in the Common Stock by reason of any stock dividend, recapitalization, reorganization, spin-off, split-off, merger, consolidation, stock split, reverse stock split, combination or exchange of shares, or any rights offering to purchase Common Stock at a price substantially below fair market value, or of any similar change affecting the Common Stock of or by the Corporation, the number and kind of Shares available for Awards under the Plan and the number and kind of Shares subject to a Restricted Period or other Restrictions or subject to Options in outstanding Awards and the Option Price or purchase price per Share thereof shall be appropriately adjusted consistent with such change in such manner as the Committee may deem equitable to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participants hereunder. Any adjustment of an Incentive Stock Option pursuant to this Section shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, unless the holder of such Option shall agree otherwise. The Committee shall give notice to each Participant of any adjustment made pursuant to this Section and, upon notice, such adjustment shall be effective and binding for all purposes of the Plan.
     6.3 Successor Corporation. The obligations of the Corporation under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Corporation, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Corporation. The Corporation agrees that it will make appropriate provision for the preservation of Participants’

rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.
     6.4 No Claim or Right Under the Plan. Neither the Plan nor any action taken thereunder shall be construed as giving any employee, consultant or advisor any right to be retained in the employ of or by the Corporation.
     6.5 Awards Not Treated as Compensation Under Benefit Plans. No Award shall be considered as compensation under any employee benefit plan of the Corporation, except as specifically provided in any such plan or as otherwise determined by the Board.
     6.6 Listing and Qualification of Common Stock. The Corporation, in its discretion, may postpone the issuance or delivery of Common Stock upon any exercise of an Option or pursuant to an Award of Restricted Stock until completion of such stock exchange listing or other qualification of such shares under any state, federal or other governmental law, rule or regulation as the Corporation may consider appropriate, and may require any Participant, Beneficiary or legal representative to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of the shares in compliance with applicable laws, rules and regulations.
     6.7 Withholding Taxes. The Corporation may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state and local taxes required by law to be withheld, with respect to Awards granted pursuant to the Plan, including, but not limited to, (i) accepting a remittance from the Participant in cash, or in the Committee’s discretion in Mature Shares (ii) deducting the amount required to be withheld from any other amount then or thereafter payable by the Corporation or Subsidiary to a Participant, Beneficiary or legal representative or from any Shares due to the Participant under the Plan, (iii)

requiring a Participant, Beneficiary or legal representative to pay to the Corporation the amount required to be withheld as a condition of releasing Common Stock or (iv) any combination of the foregoing. In addition, subject to such rules and regulations as the Committee shall from time to time establish, Participants shall be permitted to satisfy federal, state and local taxes, if any, imposed upon the payment of Awards in Common Stock at a rate up to such Participant’s maximum marginal tax rate with respect to each such tax by (i) irrevocably electing to have the Corporation deduct from the number of Shares otherwise deliverable in payment of an Award such number of Shares as shall have a value equal to the amount of tax to be withheld, (ii) delivering to the Corporation such portion of the Common Stock delivered in payment of the Award as shall have a value equal to the amount of tax to be withheld, or (iii) delivering to the Corporation such number of Mature Shares or combination of Mature Shares and cash as shall have a value equal to the amount of tax to be withheld.
     6.8 Non-transferability/Designation and Change of Beneficiary.
          (a) An Award granted hereunder shall not be assignable or transferable other than by will or by the laws of descent and distribution of the jurisdiction wherein the Participant is domiciled at the time of his or her death and may be exercised during the Participant’s lifetime only by the Participant or his or her guardian or legal representative.
          (b) Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon his or her death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.
     6.9 Payments to Persons Other Than A Participant. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Corporation, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Corporation therefor.
     6.10 No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each employee, officer or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith. The indemnification provided for in this Section 6.10 shall be in addition to any rights of indemnification such Committee member has as a director or officer pursuant to law, under the Certificate of Incorporation or By-Laws of the Corporation.

     6.11 Amendment or Termination. Except as to matters that in the opinion of the Corporation’s legal counsel require stockholder approval, any provision of the Plan may be modified as to a Participant by an individual agreement approved by the Committee. The Board of Directors or the Committee may, at any time, suspend or terminate the Plan or revise or amend it in any respect whatsoever; provided, however, that the requisite stockholder approval shall be required if and to the extent the Board of Directors or Committee determines that such approval is appropriate or necessary for purposes of satisfying Sections 162(m) or 422 of the Code or Rule 16b-3 or other applicable law; provided, however, that (i) no amendment that would materially increase the cost of the Plan to the Corporation may be made by the Board without the approval of the stockholders of the Corporation and (ii) no amendment, suspension or termination of the Plan shall deprive any Participant of any rights to Awards previously made under the Plan without his or her written consent. Subject to earlier termination pursuant to the provisions of this Section, and unless the stockholders of the Corporation shall have approved an extension of the Plan beyond such date, the Plan shall terminate and no further Awards shall be made under the Plan after the tenth (10th) anniversary of the Effective Date of the Plan.
     6.12 Unfunded Plan. The Plan is intended to constitute an unfunded deferred compensation arrangement.
     6.13 Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law thereof.
     6.14 Non-uniform Determinations. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among persons who receive, or are eligible to receive, Awards whether or not such persons are similarly situated. Without limiting the generality of the foregoing, the Committee shall be entitled, to enter into non-uniform and selective Award Agreements as to (a) the identity of the Participant, (b) the terms and provisions of Awards, and (c) the treatment of termination of employment or consultancies.
     6.15 No Illegal Transactions. The Plan and all Awards granted pursuant to it are subject to all applicable laws and regulations. Notwithstanding any provision of the Plan or any Award, Participants shall not be entitled to exercise or receive benefits under, any Award, and the Corporation shall not be obligated to deliver any Shares or deliver any benefits to a Participant, if such exercise or delivery would constitute a violation by the Participant or the Corporation of any applicable law or regulation.
     6.16 Severability. If any part of the Plan is declared by any court of governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

Annex E
December 12, 2008
Columbus Acquisition Corp.
153 East 53rd Street
58th Floor
New York, NY 10022
Gentlemen:
     We understand that Columbus Acquisition Corp. (“Columbus” or the “Company”) is considering the potential acquisition (the “Acquisition”) of Integrated Drilling Equipment Company (“IDE”) pursuant to an Agreement and Plan of Merger (the “Agreement”) whereby IDE would merge with and into a wholly owned subsidiary of Columbus (the “Merger”). We understand that, on December 1, 2008, all of the equity interests of Queststar Investments, LLC (which owns 100% of the equity interests in Advanced Rig Systems, LLC (“ARS”)), IEC-Systems, L.P. (“IEC”) and Integrated Drilling Equipment, LLC were contributed to Integrated Drilling Equipment Company Holdings, Inc. (“IDE Holdings”), and on December 3, 2008, IDE acquired IDE Holdings pursuant to a merger of a wholly owned subsidiary of IDE with and into IDE Holdings. Pursuant to the Agreement, all of the shares of common and preferred stock of IDE would be acquired by Columbus (subject to terms as provided for in the Agreement) in exchange for (i) $93 million of consideration at closing (the “Closing Consideration”), consisting of $43 million of cash and $50 million in shares of Columbus common stock (the “Common Stock”), plus (ii) up to $156 million of contingent consideration, subject to certain adjustments based on the net working capital and net debt of IDE at closing (the “Earnout Consideration”), based upon the future performance of IDE, payable in Common Stock, subject to the right of Columbus to offer to pay up to 20% of the Earnout Consideration in cash. Pursuant to the Agreement, the Common Stock would be valued for purposes of the Closing Consideration and the Earnout Consideration based on the balance of the Columbus trust account per common share issued in Columbus’s initial public offering (“IPO”) two business days prior to the closing of the Merger. In the aggregate, the Closing Consideration and the Earnout Consideration are referred to herein as the “Merger Consideration”.
     You have asked us whether or not, in our opinion, (i) the proposed Merger Consideration to be paid by the Company in the Merger is fair, from a financial point of view, to the Company and the holders of Common Stock and (ii) IDE has a fair market value equal to at least 80% of the Company’s net assets, including the funds held in

Board of Directors
Columbus Acquisition Corp.
December 12, 2008

Columbus’s trust account (excluding the deferred underwriting discounts and commissions from Columbus’s IPO).
     In arriving at the opinion set forth below, we have, among other things:
(1)	Reviewed IDE’s audited financial statements for the period of inception through September 30, 2008;

(2)	Reviewed audited combined financial statements for ARS and IEC for the two years ended December 31, 2006 and December 31, 2007, and for the nine months ended September 30, 2008;

(3)	Reviewed certain information, including historical financial data and financial forecasts, relating to the business, earnings, cash flow, assets and prospects of IDE (including ARS and IEC) as prepared by Columbus and IDE management;

(4)	Reviewed the Confidential Memorandum on IDE prepared by Roth Capital Partners and European American Equities;

(5)	Reviewed Columbus’s Form S-1, dated November 22, 2006, as amended, Form 10-K for the year ended December 31, 2007, Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 and the trading history of its securities;

(6)	Conducted an on-site visit and held discussions with management of Columbus and IDE concerning the business and prospects of IDE;

(7)	Reviewed draft pro forma combined financial information for Columbus and IDE as of and for the nine months ended September 30, 2008, adjusted to give effect to the Merger;

(8)	Reviewed the historical market prices and trading activity of the common stock of certain publicly traded companies which we deemed to be relevant;

(9)	Compared the financial position and results of operations of IDE (including ARS and IEC) with that of certain publicly traded companies which we deemed to be relevant;

(10)	Compared the proposed financial terms of the proposed Merger with the financial terms of certain other mergers and acquisitions which we deemed to be relevant;

Board of Directors
Columbus Acquisition Corp.
December 12, 2008

(11)	Reviewed a draft of Columbus’s preliminary proxy statement related to the Merger;

(12)	Reviewed the draft form of Merger Agreement to be entered into on December 15, 2008; and

(13)	Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.
     We have relied upon and assumed, without independent verification, the representations of the officers of Columbus and IDE that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates of the future financial results and condition of IDE. Management of Columbus and IDE have advised us, and we have assumed for purposes of rendering this opinion, that there has been no adverse change (other than immaterial change), either individually or in the aggregate, in the assets, business, properties, liabilities, financial condition, results or prospects of IDE since September 30, 2008.
     In preparing our opinion, with your consent, we have relied on the accuracy and completeness of all information supplied or otherwise made available to us by Columbus, IDE and their respective advisors, and we have not assumed any responsibility to independently verify such information. We have also relied upon assurances of the management of Columbus and IDE that they are unaware of any facts that would make the information provided to us incomplete or misleading. We have not made any independent appraisal of the assets or liabilities (contingent or otherwise) of IDE nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that any material liabilities (contingent or otherwise, known or unknown) of IDE are as set forth in the consolidated financial statements of IDE. Our opinion is necessarily based on business, economic, market and other conditions as they exist and can be evaluated by us at the date of this letter.
     This opinion is directed to the Board of Directors of Columbus. This opinion does not address the relative merits of the Merger and other transactions or business strategies discussed by the Board of Directors of Columbus as alternatives to the Merger or the decision of the Board of Directors of Columbus to proceed with the Merger. TM Capital Corp. will be receiving a fee from Columbus in connection with the rendering of this opinion.
     This opinion has been reviewed and approved by our Fairness Opinion Committee.

Board of Directors
Columbus Acquisition Corp.
December 12, 2008

     On the basis of, and subject to the foregoing, we are of the opinion that (i) the proposed Merger Consideration to be paid by Columbus in the Merger is fair, from a financial point of view, to Columbus and the holders of Common Stock and (ii) IDE has a fair market value equal to at least 80% of the Company’s net assets, including the funds held in Columbus’s trust account (excluding the deferred underwriting discounts and commissions from Columbus’s IPO).
     This opinion is furnished to the Board of Directors of Columbus and may not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the express, prior written consent of TM Capital Corp.

Very truly yours, TM Capital Corp.

By:	Jerome S. Romano
Managing Director

Preliminary Copy — Subject to Completion, dated February 26, 2009

Columbus Acquisition Corp.	Columbus Acquisition Corp.

ADMISSION TICKET	ADMISSION TICKET

Special Meeting of Stockholders	Special Meeting of Stockholders

ADMIT ONE	ADMIT ONE
You should present this admission ticket in order to gain admittance to the      , 2009 Special Meeting.
This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the Record Date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Preliminary Copy — Subject to Completion, dated February 26, 2009
Columbus Acquisition Corp.

  Special Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.
A Issues
The Board of Directors recommends a vote FOR the following proposals.

1.	Proposal to approve the acquisition of Integrated Drilling Equipment Company pursuant to the Agreement and Plan of Merger, dated as of December 15, 2008, as may be amended	For ☐	Against ☐	Abstain ☐	Mark this box with an X if you plan to attend the Special Meeting.	☐

	Exercise Conversion Rights				I HEREBY EXERCISE

	If you vote “AGAINST” Proposal Number 1 and you hold shares of Columbus common stock issued in its initial public offering, you may exercise your conversion rights and demand that Columbus convert your shares of common stock into a pro rata portion of the funds held in the trust account by marking the “Exercise Conversion Rights” box to the right. If you exercise your conversion rights, then you will be exchanging your shares of Columbus common stock for cash and will no longer own these shares. You will only be entitled to receive cash for these shares if (a) the merger is completed, (b) you affirmatively voted against the merger, and (c) your bank or broker electronically transfers your shares to Columbus’s transfer agent by 5:00 P.M., New York City Time on , 2009, and provides Columbus’s transfer agent with the necessary stock powers, written instructions that you want to convert your shares, and a written certificate addressed to Columbus’s transfer agent stating that you were the owner of such shares as of the record date, you have owned such shares since the record date and you will continue to own such shares through the closing of the merger. Failure to (a) vote against approval of the merger agreement, (b) check the box to the right, (c) have your bank or broker transfer your shares and provide other documents to Columbus’ transfer agent as set forth above, or (d) submit this proxy in a timely manner will result in the loss of your conversion rights.				MY CONVERSION RIGHTS ☐

2.	Proposal to increase the number of authorized shares of Columbus common stock from 39,000,000 to 200,000,000.	For ☐	Against ☐	Abstain ☐

3.	Proposal to remove certain provisions containing procedural and approval requirements applicable to Columbus prior to the consummation of the merger.	For ☐	Against ☐	Abstain ☐

4.	Proposal to maintain our current classified board structure following the merger.	For ☐	Against ☐	Abstain ☐

5.	Proposal to change the name of Columbus to “Integrated Drilling Equipment Company”.	For ☐	Against ☐	Abstain ☐

6.	Proposal to adopt the Equity Incentive Plan.	For ☐	Against ☐	Abstain ☐

7.	Proposal to elect Class A directors.	For All	Withhold All	For All Except
		☐	☐	☐
	(i) Rolf Zimmerman			(See instruction below)

	(ii) Jason Lustig			______________

8.	Proposal to adjourn the special meeting to a later date.	For	Against	Abstain
		☐	☐	☐

Instruction:	To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided.

B	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed.
NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

Title:

  Proxy—

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF COLUMBUS
     The undersigned, whose signature appears on the reverse, hereby appoints         ,     and     , and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of common stock of Columbus Acquisition Corp. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on      , 2009 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of every item. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or Internet, please see below. To vote by mail, please sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope.
Your vote is important. By returning your voting instructions promptly, you can avoid the inconvenience of receiving follow-up mailings plus help Columbus avoid additional expenses.
Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)		To vote using the Internet

$	Call toll free 1-___-___-___in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	$	Go to the following web site: http://www. .com/

$	Follow the simple instructions provided by the recorded message.	$	Enter the information requested on your computer screen and follow the simple instructions.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by      , 2009.
THANK YOU FOR VOTING